As filed with the Securities and Exchange Commission on June 9, 2021.

Registration No. 333-252073

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLOVER HEALTH INVESTMENTS, CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6324	98-1515192
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

725 Cool Springs Blvd, Suite 320

Franklin, Tennessee 37067

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Vivek Garipalli

Chief Executive Officer

725 Cool Springs Blvd, Suite 320

Franklin, Tennessee 37067

Telephone: (201) 432-2133

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stephen Thau, Esq. William L. Hughes, Esq. Niki Fang, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105 Tel: (415) 773-5700	Gia Lee, Esq. General Counsel and Secretary Clover Health Investments, Corp. 725 Cool Springs Blvd, Suite 320 Franklin, Tennessee 37067 (201) 432-2133

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment No. 2”) to the Registration Statement on Form S-1 (File No. 333-252073) (the “Registration Statement”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on January 27, 2021, is being filed to include information contained in the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 filed with the SEC on May 17, 2021 and to update certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement on January 13, 2021.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 9, 2021

Clover Health Investments, Corp.

303,904,202 Shares of Class A Common Stock

10,933,333 Warrants to Purchase Shares of Class A Common Stock

38,533,271 Shares of Class A Common Stock Underlying Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 314,837,535 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), consisting of (i) up to 40,000,000 shares of Class A common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on October 5, 2020 (the “PIPE Investment”); (ii) up to 20,700,000 shares of Class A common stock (the “founder shares”) issued upon consummation of the Business Combination (defined below), in exchange for shares of our Class A ordinary shares originally issued in a private placement to SCH Sponsor III LLC (the “Sponsor”) and subsequently distributed to the previous independent directors of Social Capital Hedosophia Holdings Corp. III, a Cayman Islands exempted Company (“SCH”); (iii) up to 182,481,835 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock held by certain of our affiliates, including our officers, directors and greater than 10% stockholders, and their affiliated entities; (iv) up to 16,548,512 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon exercise of options to purchase Class B common stock; (v) up to 44,173,855 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon settlement of restricted stock units; and (vi) up to 10,933,333 shares of Class A common stock upon exercise of warrants to purchase shares of Class A common stock (the “private placement warrants”) originally issued in a private placement to the Sponsor, and (B) up to 10,933,333 private placement warrants.

In addition, this prospectus relates to the offer and sale of up to 27,599,938 shares of Class A common stock that are issuable by us upon the exercise of 27,599,938 warrants (the “public warrants” and, together with the private placement warrants, the “warrants”) that were previously registered.

On January 7, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 5, 2020 (as amended, the “Merger Agreement”), by and among SCH, Asclepius Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SCH (“Merger Sub”), and Clover Health Investments, Corp., a Delaware corporation (“Clover”). As contemplated by the Merger Agreement, SCH filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SCH was domesticated and continues as a Delaware corporation (the “Domestication”). Further, on January 7, 2021, as contemplated by the Merger Agreement, SCH consummated the merger transactions contemplated by the Merger Agreement, whereby (x) Merger Sub merged with and into Clover, the separate corporate existence of Merger Sub ceasing and Clover became the surviving corporation and a wholly owned subsidiary of Clover Health (the “First Merger”) and (y) Clover merged with and into SCH, the separate corporate existence of Clover ceasing and SCH became the surviving corporation, changing its name to “Clover Health Investments, Corp.” (“Clover Health”) (together with the First Merger, the “Mergers”, and collectively with the “Domestication,” the “Business Combination”).

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Class A common stock or warrants, except with respect to amounts received by us upon the exercise of the warrants for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A common stock or warrants. See “Plan of Distribution” beginning on page 164 of this prospectus.

Our Class A common stock and public warrants are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “CLOV” and “CLOVW,” respectively. On June 7, 2021, the last reported sales price of our Class A common stock was $11.92 per share and the last reported sales price of our public warrants was $4.17 per warrant.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2021.

Prospectus

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A common stock issuable upon the exercise of warrants. We will receive proceeds from any exercise of the warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Clover Health,” “we,” “us,” “our” and similar terms refer to Clover Health Investments, Corp. (f/k/a Social Capital Hedosophia Holdings Corp. III) and its consolidated subsidiaries. References to “SCH” refer to our predecessor company prior to the consummation of the Business Combination (the “Closing,” and such date of the consummation of the Business Combination, the “Closing Date”). References to “Clover” refer to Clover Health Investments, Corp. prior to the Closing.

MARKET AND INDUSTRY DATA

This prospectus contains estimates and information concerning our industry, our business, and the market for our products and solutions, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations, financial position, market size and opportunity, our business strategy and plans, the factors affecting our performance and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “can,” “expect,” “objective,” “project,” “outlook,” “forecast,” “plan,” “potential,” “seek,” “grow,” “target,” “if” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements contained in this prospectus involve a number of judgments, risks and uncertainties, including without limitation, risk related to:

•	our expectations regarding our results of operations, financial condition and cash flows;

•

our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to manage our growth following the Business Combination;

•	our ability to obtain or maintain the listing of our Class A common stock and our public warrants on Nasdaq following the Business Combination;

•	our public securities’ potential liquidity and trading;

•	the anticipated benefits associated with the use of the Clover Assistant platform, including our ability to utilize the platform to manage medical costs of our members;

•	our expectations regarding the development and expansion of our business;

•	our ability to successfully enter new service markets and manage our operations;

•	our ability to expand our member base and provider network;

•	our ability to increase adoption and use of the Clover Assistant;

•	anticipated trends and challenges in our business and in the markets in which we operate;

•	our ability to develop new features and functionality that meet market needs and achieve market acceptance;

•	our ability to retain and hire necessary employees and staff our operations appropriately;

•	the timing and amount of certain investments in growth;

•	the effect of uncertainties related to the global COVID-19 pandemic on our business, results of operations, and financial condition;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	any current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to healthcare and Medicare;

•	our ability to maintain, protect and enhance our intellectual property; and

•	general economic conditions, including the societal and economic impact of the COVID-19 pandemic, and geopolitical uncertainty and instability.

We caution you that the foregoing list of judgments, risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements may not be complete. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

The following summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our consolidated financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” included elsewhere in this prospectus.

The Company

At Clover Health, we are singularly focused on creating great, sustainable healthcare to improve every life. We have centered our strategy on building and deploying technology that we believe will enable us to solve a significant data problem while avoiding the limitations of legacy approaches. Currently, as a next-generation Medicare Advantage insurer, we leverage our flagship software platform, the Clover Assistant, to provide America’s seniors with Preferred Provider Organization (“PPO”) and Health Maintenance Organization (“HMO”) plans that are the obvious choice for Medicare-eligible consumers. We call our plans “Obvious” because we believe they are highly affordable—offering most of our members the lowest average out-of-pocket costs for primary care physician co-pays, specialist co-pays, drug deductibles and drug costs in their markets—and provide wide network access and the same cost-sharing (co-pays and deductibles) for physicians who are in- and out-of-network. By empowering physicians with data-driven, personalized insights at the point of care through our software platform, we believe we can improve clinical decision-making and viably offer these “Obvious” plans at scale, through an asset-light approach. We reach a broad array of consumers, including traditionally underserved populations.

We drive adoption and use of the Clover Assistant across our network of primary care physicians (“PCPs”) by focusing on continuously improving its user-centric design, highly actionable and real-time clinical content, enhanced and rapid payment for Clover Assistant visits and simple onboarding. As of December 31, 2020, over 2,400 PCPs had contracted to use the Clover Assistant to manage our members’ care.

High PCP engagement with the Clover Assistant enables real-time, data-driven decision-making for our members at the point of care and drives rapid software iteration: the more that physicians use the Clover Assistant, the more it learns and furthers the precision of personalized data-driven recommendations. We combine our payor data with physician-generated data and use this powerful closed feedback loop to continuously tune our clinical rules and machine learning models, as well as to select and prioritize future software capabilities. The use and continuous improvement of the Clover Assistant has resulted in not only improved clinical decision-making but also strong plan performance. The platform also facilitates identifying and engaging with our most at-risk members for our many clinical programs designed to provide additional targeted care support, which is designed to further drive better plan performance. Taken together, we believe these enhancements will allow us to return a material portion of our savings to members through our “Obvious” plans and to continuously lower our members’ out-of-pocket costs and provide them with market-leading benefits.

Corporate Information

We were incorporated in October 18, 2019 as a special purpose acquisition company and a Cayman Islands exempted company under the name Social Capital Hedosophia Holdings Corp. III. On April 24, 2020, SCH completed its initial public offering. On January 7, 2021, SCH consummated the Business Combination with Clover and changed its name to Clover Health Investments, Corp.

Our principal executive offices are located at 725 Cool Springs Boulevard, Suite 320, Franklin, Tennessee 37067. Our telephone number is (201) 432-2133. Our website address is www.cloverhealth.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Clover Health, the Clover Health logo, the Clover Assistant and our other registered or common law trademarks, tradenames and service marks appearing in this prospectus are our property. Solely for convenience, our trademarks, tradenames and service marks referred to in this prospectus appear without the ®, ™ and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. This prospectus contains additional trademarks, tradenames and service marks of other companies that are the property of their respective owners.

Channels for Disclosure of Information

Investors and others should note that we routinely announce material information to investors and the marketplace using filings with the SEC, press releases, public conference calls, presentations, webcasts and our investor relations website. We also intend to use certain social media channels as a means of disclosing information about the Company and our products to our customers, investors and the public (e.g., @Clover_Health and #CloverHealth on Twitter). The information posted on social media channels is not incorporated by reference in this prospectus or in any other report or document we file with the SEC. While not all of the information that we post to our investor relations website or to social media accounts is of a material nature, some information could be deemed to be material. Accordingly, we encourage investors, the media, and others interested in our company to review the information that we share at the “Investors” link located at the bottom of our webpage at https://investors.cloverhealth.com/investor-relations and to sign up for and regularly follow our social media accounts. Users may automatically receive email alerts and other information about our company when enrolling an email address by visiting “Email Alerts” in the “Investor Resources” section of our website at https://investors.cloverhealth.com/investor-relations.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenues during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•

an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about our executive compensation arrangements; and

•	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.

We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Class A common stock less attractive to investors.

We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (ii) the end of the first fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2025.

The Offering

Issuer	Clover Health Investments, Corp. (f/k/a Social Capital Hedosophia Holdings Corp. III).

Issuance of Class A common stock

Shares of Class A common stock offered by us	281,737,535 shares, consisting of:

•

182,481,835 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock held by certain of our affiliates, including our officers, directors and greater than 10% stockholders, and their affiliated entities;

•	16,548,512 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon exercise of options to purchase Class B common stock;

•	44,173,855 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon settlement of restricted stock units; and

•

38,533,271 shares of Class A common stock issuable upon exercise of the warrants, consisting of (i) 27,599,938 shares of Class A common stock that are issuable upon the exercise of the public warrants and (ii) 10,933,333 shares of Class A common stock that are issuable upon the exercise of the private placement warrants.

Shares of Class A common stock outstanding prior to exercise of all warrants and stock options and settlement of restricted stock units	143,475,108 shares (as of January 7, 2021)

Shares of Class B common stock outstanding prior to exercise of all warrants and stock options and settlement of restricted stock units	260,965,701 shares (as of January 7, 2021)

Exercise price of warrants	$11.50 per share, subject to adjustments as described herein

Use of proceeds	We will receive up to an aggregate of approximately $443.1 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes. See “Use of Proceeds.”

Resale of Class A common stock and warrants

Shares of Class A common stock offered by the Selling Securityholders	314,837,535 shares, consisting of

•	40,000,000 PIPE shares;

•	20,700,000 founder shares;

•

182,481,835 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock held by certain of our affiliates, including our officers, directors and greater than 10% stockholders, and their affiliated entities;

•	16,548,512 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon exercise of options to purchase Class B common stock;

•	44,173,855 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon settlement of restricted stock units; and

•	10,933,333 shares of Class A common stock that are issuable upon the exercise of the private placement warrants.

Warrants offered by the Selling Securityholders	10,933,333 private placement warrants

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Class A common stock and warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock or private placement warrants by the Selling Securityholders.

Lock-Up restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Description of Securities—Lock-Up Restrictions” for further discussion.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Nasdaq Stock Market symbols	Our Class A common stock and public warrants are listed on the Nasdaq Global Select Market under the symbols “CLOV” and “CLOVW,” respectively.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability realize the anticipated benefits of the Business Combination, and may have an adverse effect on our business, financial condition, results of operations, and prospects. Such risks include, but are not limited to:

•	We have incurred net losses in the past, we anticipate increased expenses in the future and we may not be able to achieve or maintain profitability.

•	We have relatively limited experience with the Clover Assistant, and initial results may not be indicative of future performance.

•

Our future performance depends in part on increasing the lifetime value of enrollments, which are realized over several years, and any failure to do so could negatively affect our future prospects and results of operations, including our ability to attain or increase profitability.

•

If we fail to estimate, price for and manage medical expenses in an effective manner, the profitability of our Medicare Advantage plans could decline, which could materially and adversely affect our results of operations, financial position and cash flows.

•	CMS’s risk adjustment payment system makes our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations.

•	We are subject to risks associated with the COVID-19 pandemic, which could have a material adverse effect on our business, results of operations, financial condition and financial performance.

•	If adoption and use of the Clover Assistant is lower than we expect, our growth may slow or stall, and our operating results could be adversely affected.

•	If we are unable to succeed in expanding our member base, our future growth would be limited and our business, financial condition and results of operations would be harmed.

•

Our membership remains concentrated in certain geographic areas and populations, which exposes us to unfavorable changes in local benefit costs, reimbursement rates, competition and economic conditions.

•	Our new markets, particularly rural markets, may not be as profitable to serve as our existing markets.

•	Our operating results may be adversely affected if we are unable to grow our provider networks and contract with providers, medical facilities and other entities on competitive terms.

•	We may be unable to effectively manage our growth, which could have a material adverse effect on our business, financial condition and results of operations.

•	Our international operations pose certain risks to our business that may be different from risks associated with our domestic operations.

•	We are and may be subject to investigations and litigation, which could be costly and time-consuming to defend, and the outcomes of which cannot be predicted.

•

We derive substantially all of our total revenues from Medicare Advantage premiums now and expect to continue to derive a substantial portion of our total revenues in the future from Medicare Advantage premiums, and changes or developments in Medicare or the health insurance system and laws and regulations governing the health insurance markets in the United States could materially adversely affect our business, operating results, financial condition and prospects.

•	Failure to protect or enforce our intellectual property rights could impair our ability to protect our internally-developed technology and our brand, and our business may be adversely affected.

•	Our failure to obtain or maintain the right to use certain of our intellectual property could negatively affect our business.

•

Delaware law and our charter documents contain certain provisions, including anti-takeover provisions that limit the ability of our stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

•

The dual class structure of our common stock will have the effect of concentrating voting power with certain stockholders, including our directors, officers, principal stockholders and their respective affiliates, who held in the aggregate 72.9% of the voting power of our capital stock as of January 7, 2021. This ownership will limit or preclude the ability of our other stockholders to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

Sales of substantial amounts of our securities in the public markets, or the perception that they might occur, could cause the market price of our common stock to decline.

RISK FACTORS

Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Industry

We have incurred net losses in the past, we anticipate increased expenses in the future and we may not be able to achieve or maintain profitability.

We have incurred net losses of $(136.4) million and $(363.7) million for the years ended December 31, 2020 and 2019, respectively, and $(48.4) million for the three month period ended March 31, 2021. Our accumulated deficit was approximately $(1,029.0) million and $(891.6) million as of December 31, 2020 and 2019, respectively and $(1,077.4) million as of March 31, 2021. We expect our operating costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest significant additional funds towards growing our business and operating as a public company. In particular, we expect to continue to invest in improving the Clover Assistant and our technology infrastructure, developing our clinical care programs, increasing adoption of the Clover Assistant platform, expanding our marketing and outreach efforts, growing our provider networks, expanding our operations geographically, increasing headcount to support our growth, and developing future offerings that improve care for members and supplement our revenue streams. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. In addition, even if we are successful in increasing our membership and consequently increasing our total revenues from premiums earned, we may not successfully and effectively predict, price and manage the medical costs of our members. As a result, our expenses from net medical claims incurred could exceed any increase in total revenues.

Furthermore, even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. To date, we have financed our operations principally from the sale of our equity securities, revenue from our premiums, and the incurrence of indebtedness. Our cash flow from operations was negative for the years ended December 31, 2020 and 2019, and the three months ended March 31, 2021 and we may not generate positive cash flow from operations in any given period. If we are not able to achieve or maintain profitability or positive cash flow, we will require additional financing, which may not be available on favorable terms or at all or which could be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business may be harmed, which could negatively affect the value of our common stock.

We have relatively limited experience with the Clover Assistant, and initial results may not be indicative of future performance.

Since launching the Clover Assistant in 2018, we have continued to develop its features and capabilities, adapt our go-to-market strategy and adjust its integration with our Medicare Advantage (“MA”) plans and third-party systems. As a result we may not fully understand the impact of the Clover Assistant on our business and long-term prospects. While the medical care ratio, a measure defined as our total net medical claims expenses incurred divided by premiums earned (“MCR”) for returning members with a PCP who used the Clover Assistant tends to be lower than the MCR for returning members with a PCP who did not use the Clover Assistant, our long-term success depends on maintaining and continuing to improve these effects over time in the markets we serve. There can be no assurance that these effects will improve or persist over time in our current markets or that we can replicate these results as we expand into new markets. We also cannot be certain about the extent to which these differences resulted from use of the Clover Assistant by physicians or by other factors. If we are unable to drive and maintain significant reductions in MCR for our members to support our business model and enable us to continue to offer our members attractive plans, it would have a material and adverse effect on our business, financial condition, and results of operation.

Our future performance depends in part on increasing the lifetime value of enrollments, which are realized over several years, and any failure to do so could negatively affect our future prospects and results of operations, including our ability to attain or increase profitability.

Our future performance is primarily dependent on our ability to utilize the Clover Assistant to drive down the lifetime cost of care for members and utilize our clinical care capabilities to improve the quality of care for our members. By doing so, we aim to drive per member per month (“PMPM”) medical expense savings and generate more accurate risk adjustment data over time. If we fail to achieve such decreases in cost of care, our business, results of operations and financial condition will be adversely affected. See the section entitled “—If we fail to estimate, price for and manage medical expenses in an effective manner, the profitability of our Medicare Advantage plans could decline, which could materially and adversely affect our results of operations, financial position and cash flows.”

Furthermore, if we are unable to retain our members, our ability to realize the returns on our investments in the Clover Assistant platform could be negatively affected. The lifetime value of our enrollments could be impacted by a variety of factors, including penetration of the Clover Assistant, cost of care reductions from our clinical programs and the length of time the member remains enrolled in our plan. For example, since returning members tend to have lower MCR than do new members, rapid membership growth or other shifts in the mix of new members and returning members could adversely affect our MCR in the near-term and lead to greater losses. Similarly, any investment we make in early identification and treatment of disease and preventative treatment to reduce healthcare costs that would be incurred in the future might not be realized if those members choose not to enroll with us in future years. Likewise, because any conditions identified and treated in a given year do not impact risk scores until the following plan year, if our members do not re-enroll in subsequent enrollment periods, we would not be compensated for the additional treatment of conditions that we otherwise would have been entitled to the following year. Accordingly, if we are unable to retain our members and realize a significant lifetime value for our enrollments in line with our projections, we may not be able to generate sufficient revenues to offset our losses and expenses, which would adversely affect our business, financial condition and results of operations and our ability to attain or increase profitability.

If we fail to estimate, price for and manage medical expenses in an effective manner, the profitability of our Medicare Advantage plans could decline, which could materially and adversely affect our results of operations, financial position and cash flows.

Through our MA plans, we assume the risk of both the cost of medical services for our members, or medical expenses, and administrative costs for our members in return for monthly premiums, which we are paid by the Centers for Medicare & Medicaid Services (“CMS”) on a per member basis. The Patient Protection and Affordable Care Act (“ACA”) requires that we spend at least 85% of those premiums on healthcare services, covered benefits and quality improvement efforts, and we generally use at least 85% of our premium revenues to pay for these costs. As a result, our ability to enhance the profitability of our MA plans depends in significant part on our ability to predict, price and effectively manage medical costs, which are affected by utilization rates, the cost of service and the type of service rendered.

Two key factors in our ability to manage medical expenses are the adoption of and engagement with the Clover Assistant by the physicians who treat our patients and enrollment in our clinical care programs by our most at-risk members. By driving adoption of and engagement with the Clover Assistant by our members’ physicians, we seek to promote the provision of high-quality medical care driven by real-time, personalized and actionable insights to healthcare physicians at the point of care. Through the Clover Assistant we support effective care coordination and care management informed by data analytics, help members receive appropriate preventive care and promote proper utilization management. We also operate an in-home primary complex care program for our most chronically ill members, whose medical costs are disproportionately high compared to our other members, to further improve quality of life and healthcare for such members. If we fail to drive adoption of and engagement with the Clover Assistant by our members’ physicians or fail to accurately identify members at high risk for near-term hospitalization for our complex care management program, we could fail to drive significant reductions in MCR for our members, which would have a material and adverse effect on our business, financial condition, and results of operation.

Our premiums under MA plans are based on bids submitted to CMS in June the year before the contract year. Although we base our MA plan bids on our estimates of future medical costs over the fixed contract period, many factors may cause actual costs to exceed the costs estimated and reflected in premiums or bids. These factors may include medical cost inflation; increased use of services; increased cost of individual services; large-scale medical emergencies (such as the COVID-19 pandemic); the introduction of new or costly drugs, treatments and technology; new treatment guidelines; new mandated benefits (such as the expansion of essential benefits coverage) or other regulatory changes; and insured population characteristics. While we believe the Clover Assistant may enable us to make better predictions regarding future medical costs, there can be no assurances that better predictions will be made or that we would be able to realize the benefits of those predictions.

In addition, providers within our network who treat our members may decline to follow appropriate care recommendations and may not carry out effective care coordination and care management. While we deploy the Clover Assistant and promote its adoption by all physicians within our network in order to mitigate such risks, even in settings where adoption and use of the Clover Assistant is widespread, there can be no assurances that adherence to evidence-based protocols will be pervasive. Furthermore, members may decline to seek out appropriate preventive care, participate in our readmission and complex care programs, or follow their physician’s care and healthful living recommendations. We and the physicians, moreover, might not identify the appropriate members who can most benefit from our clinical care programs.

Medicare Advantage and Medicare Part D plans are also subject to risks associated with increased medical or pharmaceutical costs. It is uncertain whether payors, pharmacy providers, pharmacy benefit managers and others in the prescription drug industry will continue to utilize Average Wholesale Price, a benchmark used for pricing and reimbursement of prescription drugs for both government and private payers, as it has previously been calculated, or whether other pricing benchmarks will be adopted for establishing prices within the industry. Legislation may also lead to changes in the pricing for the Medicare Advantage program. While we believe we have adequately reviewed our assumptions and estimates regarding these complex and wide ranging programs under Medicare Advantage and Medicare Part D, including those related to collectability of receivables and establishment of liabilities, actual results may be materially different from our assumptions and estimates and could have a material adverse effect on our business, financial condition and results of operations.

CMS’s risk adjustment payment system makes our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations.

CMS has implemented a risk adjustment payment system for Medicare health plans to improve the accuracy of payments and establish appropriate compensation for Medicare plans that enroll and treat less healthy Medicare beneficiaries. CMS’s risk adjustment model bases a portion of the total CMS reimbursement payments on various clinical and demographic factors, including hospital inpatient diagnoses, diagnosis data from hospital outpatient facilities and physician visits, gender, age, and Medicaid eligibility. CMS requires that all managed care companies capture, collect, and report the necessary diagnosis code information to CMS, which information is subject to review and audit for accuracy by CMS. Although we have an auditing and monitoring process in place to collect and provide accurate risk adjustment data to CMS for these purposes, that program may not be sufficient to ensure accuracy and additional investment and testing will be required to enhance and expand it. The program is in its early stages of development and lacks sufficient resources and capabilities to adequately identify and mitigate risk in this area. Therefore, there is a possibility that our risk adjustment data collection efforts and data submitted to CMS might have been or will be inadequate. If the risk adjustment data incorrectly overstates the health risk of our members, we might be required to return to CMS overpayments and/or be subject to penalties or sanctions, or if the data incorrectly understates the health risk of our members, we might be underpaid for the care that we must provide to our members, any of which could harm our reputation and have a negative impact on our results of operations and financial condition. CMS may also change the way that they measure risk and the impact on any such changes on our business is uncertain.

CMS establishes premium payments to MA plans based on the plans’ approved bids at the beginning of the calendar year. Based on the members’ known demographic and risk information, CMS then adjusts premium levels on two separate occasions during the year on a retroactive basis to take into account additional member risk data. The first such adjustment updates the risk scores for the current year based on prior years’ dates of service. The second such adjustment is a final retroactive risk premium settlement for the prior year. We account for estimates of such adjustments on a monthly basis. In addition, from time to time, CMS makes changes to the way it calculates risk adjustment payments, which may impact our revenues. For example, CMS is phasing-in the process of calculating risk scores using diagnosis data from the Risk Adjustment Processing System (“RAPS”) to diagnosis data from the Encounter Data System (“EDS”). The RAPS process requires MA plans to apply a filter based on CMS guidelines and only submit diagnoses that satisfy those guidelines. For submissions through EDS, CMS requires MA plans to submit all the encounter data and CMS will apply the risk adjustment filtering to determine the risk scores. For the 2020 payment year, 50% of the risk score was calculated from claims data submitted through EDS, and CMS has gradually increased that percentage such that 75% of the risk score will be calculated from claims data submitted through the EDS in 2021. The transition from RAPS to EDS could result in different risk scores from each dataset as a result of plan processing issues, CMS processing issues, or filtering differences between RAPS and EDS, and any reduction in risk adjustments for our members could have a material adverse effect on our results of operations, financial position, or cash flows.

As a result of the COVID-19 pandemic, risk adjustment scores may also fall as a result of reduced data collection, decreased patient visits or delayed medical care and limitations on payments for certain telehealth services. As a result of the variability of factors affecting plan risk scores that determine such estimations, the actual amount of CMS’s retroactive payment could be materially more or less than our estimates. Consequently, our estimate of our plans’ aggregate member risk scores for any period, and our accrual of premiums related thereto, may result in favorable or unfavorable adjustments to our Medicare premium revenue, which may affect our profitability.

We are subject to risks associated with the COVID-19 pandemic, which could have a material adverse effect on our business, results of operations, financial condition and financial performance.

We are susceptible to the adverse effects associated with the COVID-19 pandemic, which is having a major impact on health systems, businesses, governments and member activities. The severity, magnitude and duration of the COVID-19 pandemic is uncertain and rapidly changing. The extent to which the COVID-19 pandemic may impact our business, results of operations and financial condition remains uncertain. Furthermore, because MA plan operators are compensated pursuant to the CMS risk adjustment payment system, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.

We continue to mobilize the full strength of our resources to deliver support for our members and provider partners, and deliver innovative solutions and support for the communities we serve. For example, in response to the COVID-19 pandemic, we made a number of changes to our prior authorization and utilization management processes, launched new programs to support members in receiving continued access to care while sheltering in place, and supported increase use of telemedicine by expanding reimbursement related to telemedicine and building a telemedicine version of the Clover Assistant. However, there can be no assurances that our efforts will be successful or that any of our solutions will be adopted by our physician users.

The impact of the COVID-19 pandemic on our business is primarily dependent upon the ultimate pacing, intensity in our markets and duration of the crisis, which are factors we cannot predict at this time. These factors will drive the related treatment, testing, coverage and other services we provide our members. To date, the healthcare system has experienced deferrals of elective care during the pandemic, which have decreased utilization of healthcare services. The ultimate consequences of delaying medical care are uncertain but they may result in additional medical complications, increased medical costs in future periods and/or reduction in benchmarks that future bids will be assessed against. In particular, a significant portion of our strategy is based on the notion that we can reduce our members’ medical costs by utilizing the Clover Assistant to encourage physicians to engage with our members to help prevent a deterioration of their health. As a result, when the crisis associated with the COVID-19 pandemic, we may experience a significant increase in medical care costs if a significant portion of our members have experienced a deterioration in health, if our members seek care that was deferred during the pandemic or if our members with chronic conditions require additional care resulting from missed treatments. There can be no assurance that these increased costs were appropriately taken into account when we set the prices for our premiums or that the premiums we receive from the U.S. government and fees we charge will be sufficient to cover the medical and administrative costs that we could ultimately incur. The decreased utilization of Medicare fee for service (“Medicare FFS”) healthcare services during the COVID-19 pandemic may also lead to a reduction in the benchmarks that future CMS bids will be assessed against. If we experience increased medical costs in future periods as a result of the delay in medical care during the COVID-19 pandemic, and those costs are set against reduced benchmarks, our revenue and operating results would be materially adversely impacted. Additionally, if the COVID-19 pandemic results in a decrease in the number of primary care or general wellness visits, adoption of the Clover Assistant by physicians and other providers may be impeded, and our ability to iterate and improve the accuracy of Clover Assistant may be affected.

Governments have modified, and may continue to modify, regulatory standards around various aspects of healthcare in response to the COVID-19 pandemic, and these rapidly changing standards may create challenges for us to ensure timely compliance and meet various contractual obligations. Also, insofar as governments do not modify regulatory standards in light of the COVID-19 pandemic, the changing circumstances may undercut our ability to meet regulatory performance standards and carry out effective and efficient business operations. For example, the precipitous decline in physician office visits, and the concomitant rise of telehealth visits, including audio-only visits, may impair risk adjustment data collection efforts that CMS takes into account for purposes of determining risk adjustment revenue. Also, because members may elect not to leave home for physician visits or preventive care services and may experience heightened depression or other negative health consequences during the pandemic, our ability to address care gaps measured by the CMS Star Ratings programs may be limited. Because our membership is concentrated in areas that were especially hard hit by the pandemic in early 2020, and member fear and hesitation of leaving the home may linger long after the pandemic subsides, our performance on CMS Star Ratings measures may be more negatively impacted than that of other MA plans.

The COVID-19 pandemic may also significantly curtail the ability of our clinical program physicians and providers to care for our most seriously ill members through our in-home primary care program, complex care program, and hospital readmissions prevention program. Although we have made great strides in treating patients during this time through telemedicine, there are some conditions that cannot adequately be addressed remotely. Also some members may be unwilling to participate or continue to participate in telehealth visits. It is unclear how long it will be considered “unsafe” to treat people in their homes, and there may be recurring instances of such periods. Even when public health experts deem it safe to return to treat members in their homes, our providers may be unwilling to treat our members in their homes, or members might be unwilling to accept care in their homes. Our providers themselves might also become infected with COVID-19, or they may leave their positions with us because they do not want to treat people in their homes. Because our most chronically ill members are responsible for a significantly disproportionately high share of our medical expenses, our potential inability or difficulty of providing targeted services to this population can undercut our ability to manage our overall medical expenses.

We have transitioned a significant number of our team members to at-home work environments in an effort to mitigate the spread of COVID-19. This transition may decrease effectiveness, including our ability to maintain service levels and ratings, and exacerbate certain risks to our business, including demand for information technology resources, increased vulnerabilities to cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal information or proprietary or confidential information about us or our members. The COVID-19 pandemic and any resulting economic downturn may cause us to need less office space than we are contractually committed to leasing and prevent us from finding subtenants for such unused office space. Additional disruptive impacts of the COVID-19 pandemic on our workforce include business closures in impacted areas, further restrictions on our employees’ and service providers’ ability to travel, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. We may take further actions that alter our business operations as may be required by local, state, or federal authorities or that we determine are in the best interests of our employees or members. Such measures could negatively affect our sales and marketing efforts, sales cycles, employee productivity, or member retention, any of which could harm our financial condition and business operations.

Disruptions in public and private infrastructure, including supply chains providing medical supplies, could also adversely disrupt our business operations. For example, our ability to fully resume our in-home care visits will depend on our ability to source the appropriate personal protective equipment for our providers and employees. Additionally, the enactment of emergency powers by governments could disrupt our business operations, including further restricting our members’ ability to receive care, our providers’ ability to operate, or our ability to access necessary supplies.

The COVID-19 pandemic has also adversely impacted global access to capital and caused significant volatility in financial markets. Significant deterioration of the U.S. and global economies could have a significant adverse impact on our investment income, the value of our investments, or future liquidity needs.

If adoption and use of the Clover Assistant is lower than we expect, our growth may slow or stall, or we may experience a decline in membership, and our operating results could be adversely affected.

An important part of our growth strategy depends on our ability to increase adoption and use of the Clover Assistant, including by physicians who also use electronic health records (“EHR”) systems. We have directed, and intend to continue to direct, a significant portion of our financial and operating resources to develop the Clover Assistant platform and expand its usage. Although we have experienced rapid adoption and high engagement by our network physicians in recent periods, there can be no assurance that the rate of adoption will continue to grow at the same pace or at all, or that rates of engagement will be maintained or increase. A number of factors could potentially negatively affect adoption of the Clover Assistant and physician engagement, including but not limited to:

•	difficulties convincing physicians of the value, benefits and usefulness of the Clover Assistant; particularly in markets where we have fewer members;

•	our failure to integrate with EHR systems;

•	our failure to attract, effectively train and retain effective sales and marketing personnel;

•	our failure to develop or expand relationships with strategic partners;

•	our failure to capitalize on co-branding opportunities;

•	delays in implementation of CMS interoperability requirements;

•	difficulties in scheduling meetings with physicians, and providing demonstrations and trainings related to the Clover Assistant;

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our failure to compete effectively against alternative products or services, including overcoming perceptions that existing systems, including EHR systems, are similar and adequate, or that Clover Assistant will increase administrative burdens;

•	technical or other problems impacting availability or reliability of the platform, including limited broadband access in certain rural areas;

•	difficulties for members in accessing their physicians and a corresponding decrease in the number of primary care visits;

•	privacy and communication, safety, security or other concerns;

•	adverse changes in our platform that are mandated by, or that we elect to make, to address, legislation, regulatory authorities or litigation;

•	poor user experiences; and

•	the attractiveness of our brand or reputation.

In addition, if we are unable to enroll a sufficient number of patients of a particular physician or provider group in our MA plans, we may have difficulty motivating such physician or provider group to utilize the Clover Assistant, which is not available for use with non-Clover members. Furthermore, if we are unable to address the needs of physicians using the Clover Assistant, if physicians are dissatisfied with the Clover Assistant, or if new alternative solutions effectively compete with us, physicians may decline to use the Clover Assistant.

If the Clover Assistant is not adopted as quickly as we anticipate in the markets in which we operate, we may be unable to collect and provide valuable actionable data to physicians treating our members in such markets, which could prevent us from driving significant reductions in MCR for our members in such markets and curtail our ability to offer competitively priced MA Plans in such markets. Any such events could result in higher medical expenses and reduced cash flows. As a result, if we are unsuccessful in our efforts to drive adoption of the Clover Assistant our business, results of operations and financial condition could be harmed.

Our ability to attract new users and retain existing users of the Clover Assistant also depends in large part on our ability to continually enhance and improve its features, integrations, and capabilities to continue to provide a useful tool for physicians. Accordingly, we must continue investing resources in improving and enhancing the Clover Assistant. For example, in response to the COVID-19 pandemic, we incorporated changes related to telemedicine into the Clover Assistant. Among other things, these changes allow for integrated video usage within the Clover Assistant platform, allowing the provider to perform the telehealth visit while viewing the same actionable information all in one seamless platform. The success of any enhancement to the Clover Assistant will depend on several factors, including timely completion and delivery, adequate quality testing, integration with existing technologies, adequate training of and messaging to providers, and overall market acceptance. Any new features, integrations, and capabilities that we develop may not be introduced in a timely or cost-effective manner, may contain errors, failures, vulnerabilities, or bugs, or may not achieve market acceptance. Furthermore, we may be delayed in our plans to offer certain new features, integrations, and capabilities during the COVID-19 pandemic, particularly if our teams are unable to effectively interact with providers and their offices to provide training and appropriate support for new offerings, or our teams are required to further pivot to focus on our pandemic response, or our remote working strategies fail to maintain or increase productivity, or if there are delays in the hiring and onboarding of new employees, or if regulatory compliance issues arise.

If we are unable to succeed in expanding our member base, our future growth would be limited and our business, financial condition and results of operations would be harmed.

We derive substantially all of our total revenues from premiums earned, which is primarily driven by the number of members under our MA plans. As a result, the size of our member base is critical to our success and we are continually executing several growth initiatives, strategies and operating plans designed to increase the size of our member base, including the expansion of our Medicare Advantage offering in both additional markets across the United States and in markets we currently serve. We may not be able to successfully complete these growth initiatives, strategies, and operating plans and realize all of the expected potential benefits, including achieving cost savings, better plan economics and more affordable healthcare. In addition, even if we are successful in achieving this growth, doing so may be more costly than we anticipate, and if we are not able to manage our costs our results could be materially adversely affected. See the section entitled “—If we fail to estimate, price for, and manage our medical expenses in an effective manner, the profitability of our Medicare Advantage plans could decline, which could materially and adversely affect our results of operations, financial position and cash flows.”

To date, we have primarily been focused on offering our MA plans in nine counties within New Jersey, where our membership expanded from 30,681 as of January 1, 2018, to 58,056 as of December 31, 2020, and we have concentrated on two metropolitan areas. While we intend to continue to grow our membership by increasing our share in existing service areas and entering into new service areas, we may not be able to successfully achieve this growth for a number of reasons. Our ability to attract and retain members may be impacted by several factors, including, without limitation:

•	lack of brand recognition;

•	difficulties developing strategic co-marketing relationships;

•	general lack of shopping for plans by MA eligible beneficiaries;

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shifting consumer preferences, including a preference by members to enroll with an MA plan sponsored by the insurer of the commercial plan in which they enrolled before they became eligible for Medicare, a preference by members to enroll in various special needs plans, which we do not offer;

•	a failure to effectively compete and offer low cost and high value plans;

•	difficulties establishing an attractive network in new markets;

•	regulatory changes affecting the overall pool of MA eligible beneficiaries; and

•	difficulties growing our provider networks and contracting with providers and medical facilities on competitive terms.

In addition, in some instances, Original Medicare or other insurers’ MA plans may be more attractive to a consumer than our MA plans. For example, though a substantial majority of our members are on open-network plans that enable them to visit any doctor participating in Medicare who will see them, our HMO plans have restrictions on the network of doctors that HMO members can see, and other providers participating in Medicare may choose to see no MA members or only MA members participating in specific plans. It is also possible that Original Medicare or other insurers’ MA plans may offer better physician networks in particular markets or better benefits, in which case those plans may be more attractive to a consumer than our MA plans. When the time to choose an MA plan comes, Medicare-eligible consumers may also choose to stay with the same insurer that was offered by their employer instead of transitioning to our insurance plan. In those instances, consumers may opt not to purchase a MA plan from us.

The growth in our membership is highly dependent upon our success in attracting new members during the Medicare annual enrollment period and open enrollment period. If our ability or the ability of our partners to market and sell our MA plans is constrained during an enrollment period for any reason, such as technology failures, reduced allocation of resources, any inability on the part of our partners to timely employ, license, train, certify and retain employees and contractors and their agents to sell plans, interruptions in the operation of our website or systems, disruptions caused by other external factors, such as the COVID-19 pandemic, or issues with government-run health insurance exchanges, we could acquire fewer new members than expected or suffer a reduction in the number of our existing members and our business, operating results and financial condition could be harmed.

Other factors that could limit our membership growth include, among others, potential non-compliance with CMS requirements and other laws and regulations, which could result in sanctions against us that prevent us from, among other actions, from marketing or enrolling in existing markets or entering new markets; delays in the anticipated timing of activities related to such growth initiatives, strategies, and operating plans; increased difficulty and cost in implementing these efforts, including difficulties in complying with existing as well as new regulatory requirements; and the incurrence of other unexpected costs associated with operating the business.

In addition, our decisions concerning the allocation of management and financial resources toward efforts to grow our membership in certain markets may not lead to the membership growth we expect, or any membership growth. Similarly, our potential decisions to delay entering or terminate our services in any market may subsequently also prove to be suboptimal and could cause us to miss valuable opportunities. If we make incorrect determinations regarding the viability or potential for membership growth in any specific market, our business, financial condition and results of operations could be materially adversely affected. As a result, we may fail to capitalize on viable commercial opportunities or be required to forego or delay pursuit of opportunities that may later prove to have greater commercial potential than those we choose to pursue.

As a result, we cannot assure you that we will be able to increase our number of members or to the extent to which we will be able to achieve membership growth.

Our membership remains concentrated in certain geographic areas and populations, which exposes us to unfavorable changes in local benefit costs, reimbursement rates, competition and economic conditions.

Our membership remains concentrated in certain geographic areas in the United States and in certain populations, many of whom are low-income and minority and most of whom are elderly. As of December 31, 2020, approximately 96% of our members, most of whom were in two metropolitan areas, were residents of New Jersey. Unfavorable changes in healthcare or other benefit costs or reimbursement rates or increased competition in New Jersey or any other geographic area where our membership becomes concentrated in the future could therefore have a disproportionately adverse effect on our operating results. Additionally, the geographic concentration and low-income status of a significant portion of our membership may make them more vulnerable to events such as the COVID-19 pandemic. In particular, a disproportionate number of our members may be affected by the COVID-19 pandemic, access to care may be more difficult, and proposed responses, including telehealth, may not be accessible.

Our new markets, particularly rural markets, may not be as profitable to serve as our existing markets.

While we have plans to grow our membership geographically and across demographics, there is no guarantee that we will be successful in doing so. In addition, as a result of our mission to make great healthcare available to everyone, we seek to provide high-value and affordable MA plans in every market in which we operate and do not exclude MA-eligible beneficiaries that may be higher risk for requiring increased medical costs. As of March 2021, 30% of our members were low income and approximately 56% of our members who self-reported their ethnicity were members of a minority group. Given that there are significant health disparities in the United States based on minority and socioeconomic status, and that our low-income and minority members tend to have more chronic illnesses, our strategy could result in our healthcare costs exceeding those of comparable MA plans who seek to curate their membership. While we believe that with the Clover Assistant we can reduce costs of all of our members and drive increasingly better unit economics at scale, there can be no assurances that we will succeed in doing so. We intend to expand into an increasing percentage of counties that CMS classifies as rural. Due to the rural nature of these markets, including the disposition of healthcare in those areas, we may have difficulty providing the same level and types of clinical care as we provide in our other markets. If the medical expenses of members in such counties are higher than we anticipate, or if the rates of Clover Assistant adoption in such counties are lower than we anticipate, we may not be able to serve such counties with economic results as favorable as we expect in non-rural counties that we currently predominately serve. If the clinical care we can provide in these rural markets is limited, we may not be able to achieve the same cost savings in these markets as we have previously achieved in our existing markets. As a result, if we are unable to profitably grow and diversify our membership geographically, our revenue and operating results may be disproportionately affected by adverse changes affecting our members.

Our operating results may be adversely affected if we are unable to grow our provider networks or contract with providers, medical facilities and other entities on competitive terms.

Our success requires that we successfully maintain and grow our provider networks and contract with providers and medical facilities in new markets in order to meet CMS requirements relating to network adequacy. In addition, in order to retain our members and attract additional membership, our provider networks, including the those physicians participating in Medicare and willing to see our patients but who we have not contracted with, must be not only adequate, but attractive, providing Medicare-eligible beneficiaries access to the providers and facilities that they want. We also provide prescription drug benefits and contract with pharmacy benefit management service suppliers to manage pharmacy benefits for our members. There can be no assurance that we will be able to contract with new providers, facilities and other entities in our current markets or new markets in which we enter or renew any contracts we maintain with existing providers or facilities on favorable terms, if at all. If we are unable to enter into new contracts or maintain contracts with providers or facilities in certain markets, we may be unable to meet network adequacy requirements which would prevent us from serving such markets, and could have a material adverse effect on our business, financial condition and results of operations.

In addition, certain markets in the United States are dominated by a few providers or facilities, have a limited number of providers in a particular specialty or have a limited number of facilities, which may make it particularly difficult for us to enter into such markets and compete effectively. This may be especially true if those providers, specialists, or facilities are unwilling to contract with us, demand higher payments or take other actions that could result in higher medical care costs for us, less desirable plans and products for members and providers, a decline in our growth rate or difficulty in meeting regulatory or accreditation requirements. Our ability to develop and maintain satisfactory relationships with providers and facilities may also be negatively impacted by factors not associated with us, such as changes in Medicare programs and other pressures on healthcare providers, including consolidation activity among hospitals, physician groups, and other healthcare providers. Such organizations or provider groups may compete directly with us, which could adversely affect our growth. The failure to maintain or to secure new cost-effective provider contracts may make it more difficult to increase adoption of the Clover Assistant by physicians as well as lead to higher costs, healthcare provider network disruptions and less attractive options for our members, any of which could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to effectively manage our growth, which could have a material adverse effect on our business, financial condition and results of operation.

If we are unable to manage our growth effectively, we may incur unexpected expenses, which could materially adversely affect our business, financial condition and results of operations. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our IT and security infrastructure and financial and accounting systems and controls, which will place additional demands on our resources and operations. We must also attract, train and retain, or contract with third parties to provide a significant number of qualified software engineers, IT engineers, data scientists, medical personnel, insurance operations personnel, sales and marketing personnel, management personnel and professional services personnel, and the availability of such personnel, in particular software engineers, may be constrained. This will require us to invest in and commit significant financial, operational, and management resources to grow and change in these areas which may disrupt our operations and performance and adversely affect our business, financial condition, and results of operation.

We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition, and results of operations will be harmed.

The markets for MA plans and related products are highly competitive. We compete in certain segments within the healthcare market, including MA plans as well as other healthcare technology platforms, and intend to enter into other markets, such as new payment models offered by CMS, including the Direct Contracting program. Competition in our market involves rapidly changing technologies, evolving regulatory requirements and industry expectations, new product offerings and constantly evolving member and physician preferences and user requirements. We currently face competition from a range of companies, including other incumbent MA providers and health insurance companies, many of whom are developing their own technology or partnering with third-party technology providers to drive improvements in care. Our competitors generally include large, national insurers, such as United Health, Aetna, Humana, Cigna and Centene, that provide MA plans, as well as regional-based companies or health plans that provide MA plans, including Blue Cross Blue Shield affiliates, hospital systems and provider-based organizations. We also face competition from Original Medicare. In addition, as we enter into new markets, we may compete with regional start-up companies that offer MA plans. Also, as we develop other products and enter new lines of business, and other companies do the same, we may compete with providers of healthcare technology platforms, EHR providers, telehealth providers, healthcare data analytics providers and accountable care organizations (“ACOs”). Furthermore, ACOs and practice management companies, which aggregate physician practices for administrative efficiency and marketing leverage, and other organizational structures that physicians, hospitals and other healthcare providers choose may change the way in which providers interact with us and may change the competitive landscape. If we are unable to continue to grow and enhance our product and service offerings to our physician users and members, develop and deliver innovative and potentially disruptive products and services to satisfy evolving market demands, or develop and recruit qualified physicians and other provider specialists, we may not remain competitive, and we risk inability to maintain or increase our membership, lack of adoption of our products and services by members and physician users, and loss of current market share to existing competitors and disruptive new market entrants.

Any one of these competitive pressures in our market, or our failure to compete effectively, may result in fewer plans being offered; a reduction in plan benefits; reduced services; a loss of existing members or inability to grow membership; fewer physician users; reduced revenues; lower gross margins; and loss of market share. Any failure to meet and address these factors would harm our business, results of operations and financial condition.

We compete with larger companies that may have stronger brands, and consolidation among competitors would increase competition.

Some of our competitors may have greater name recognition, longer operating histories, stronger and more extensive physician networks and other partner relationships, significantly greater financial, technical, marketing, and other resources, lower labor and development costs, greater access to healthcare data and larger member bases than we do. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns, and adopt more aggressive pricing or payment policies that could allow them to build larger member bases or physician networks than we have. Our competitors may also provide more desirable products or services or take better care of their members.

Further, the healthcare industry in the United States has experienced a substantial amount of consolidation, resulting in a decrease in the number of insurance carriers, providers and payors. For example, in January 2020, Centene Corporation acquired Wellcare Health Plans, Inc., which resulted in the significant expansion of

Centene’s Medicare footprint. Continued consolidation among providers reduces the number of potential contracting providers in certain geographies, which could lead to reduced leverage in our contract negotiations with those parties, which would limit our ability to expand adoption of the Clover Assistant. If we are unable to contract with a provider in a market that has experienced significant consolidation, we may face challenges to establishing or maintaining network adequacy and attractiveness in those markets. Additionally, new competitors may arise as consolidation may create providers that, in and of themselves, meet network adequacy requirements for a market and, as a result, start their own MA plans in that market. In addition, our current or potential competitors may be acquired by third parties with greater available resources, as seen in the 2018 acquisition of Aetna by CVS Health. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. Our future growth and success depend on our ability to successfully compete with other companies providing similar services and technological offerings. New competitors or alliances may emerge that have greater market share, a larger member base, a stronger and larger physician network, more widely adopted proprietary technologies, greater ability to care for their members, greater marketing expertise, or greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage. Considering these factors, even if our MA plans and technology platform are more effective than those of our competitors, current or potential members may purchase competitive plans in lieu of purchasing our health plans or physicians may adopt competing technology platforms in lieu of the Clover Assistant. Any such events could adversely affect our business, financial condition and results of operations.

Our failure to estimate incurred but not reported claims accurately would affect our results of operations.

Due to the time lag between when medical services are actually rendered by our providers and when we receive, process and pay a claim for those medical services, our medical care costs include estimates of our incurred but not reported (“IBNR”) claims. We estimate our medical expense liabilities using actuarial methods based on historical data adjusted for claims receipt and payment patterns, cost trends, product mix, seasonality, utilization of healthcare services, changes in membership, provider billing practices, benefit changes, known outbreaks of disease, including COVID-19, or increased incidence of illness such as influenza, the incidence of high dollar or catastrophic claims and other relevant factors. Actual conditions, however, could differ from those we assume in our estimation process. We continually review and update our estimation methods and the resulting accruals and make adjustments, as necessary, to medical expense when the criteria used to determine IBNR change and when actual claim costs are ultimately determined. As a result of the uncertainties associated with the factors used in these assumptions, the actual amount of medical expense that we incur may be materially more or less than the amount of IBNR originally estimated. If our estimates of IBNR are inadequate in the future, our reported results of operations would be negatively impacted. Further, our inability to estimate IBNR accurately may also affect our ability to take timely corrective actions, further exacerbating the extent of any adverse effect on our results.

Financial accounting for the Medicare Part D benefits requires difficult estimates and assumptions, and if they prove to be incorrect, our results of operations could be adversely affected.

With respect to our CMS contracts which cover members’ prescription drugs under Medicare Part D, these contracts contain provisions for risk sharing and certain payments for prescription drug costs for which we are not at risk. These provisions affect our ultimate payments from CMS. The premiums from CMS are subject to certain payment adjustments determined by comparing costs targeted in our annual bids to actual prescription drug costs, reflected by the actual costs that would have been incurred under the standard coverage as defined by CMS. Variances exceeding certain thresholds may result in CMS making additional payments to us or require us to refund to CMS a portion of the premiums we received (known as a “risk corridor”). We estimate and recognize an adjustment to premium revenue related to this risk corridor payment settlement based upon pharmacy claims experience. The estimate of the settlement associated with these risk corridor provisions is subject to uncertainty, as it requires us to consider factors for which we lack complete data at the time of estimation.

Reinsurance and low-income cost subsidies represent payments from CMS in connection with the Medicare Part D program for which we assume no risk. Reinsurance subsidies represent payments for CMS’s portion of claims costs which exceed the member’s out-of-pocket threshold, or the catastrophic coverage level. Low-income cost subsidies represent payments from CMS for all or a portion of the deductible, the coinsurance and co-payment amounts above the out-of-pocket threshold for low-income beneficiaries. Monthly prospective payments from CMS for reinsurance and low-income cost subsidies are based on assumptions submitted with our annual bid. A reconciliation and settlement of CMS’s prospective subsidies against actual prescription drug costs we paid is made after the end of the applicable year.

Settlement of the reinsurance and low-income cost subsidies as well as the risk corridor payment is based on a reconciliation made approximately nine months after the close of each calendar year. This reconciliation process requires us to submit claims data necessary for CMS to administer the program. Our claims data may not pass CMS’s claims edit processes due to various reasons, including discrepancies in eligibility or classification of low-income members. To the extent our data does not pass CMS’s claim edit processes, we may bear the risk for all or a portion of the claim which otherwise may have been subject to the risk corridor provision or forgo payments we would have otherwise received as a low-income subsidy or reinsurance claim. In addition, in the event the settlement represents an amount CMS owes us, there is a negative impact on our cash flows and financial condition as a result of financing CMS’s share of the risk. The opposite is true in the event the settlement represents an amount we owe CMS.

If we are unable to expand our sales and marketing infrastructure or if we fail to overcome challenges relating to marketing of our MA plans, we may fail to enroll sufficient members to meet our forecasts.

We derive substantially all of our total revenues from MA premiums, and we expect that they will continue to account for a substantial portion of our total revenues for the foreseeable future. As a result, our financial condition and results of operations are and will continue to be highly dependent on the ability of our sales force to adequately promote and market our MA plans to enroll new members and retain our existing members. If our sales and marketing representatives fail to achieve their objectives, member enrollment could decrease or may not increase at levels that are in line with our forecasts.

We plan to continue to expand our sales and marketing infrastructure to drive member enrollment through third-party partnerships, including marketing relationships with insurance brokers and field marketing organizations, strategic partners in certain geographical markets, and co-branding arrangements with doctors and other provider institutions to increase our local market penetration. If we are not successful at converting the opportunities presented by new distribution channels and access to local markets, we may not be able to grow our membership or our plans as quickly as we need to, or at all. For example, if insurance brokers and field marketing organizations choose not to market and sell our plans, our business and results of operations would be adversely affected. In addition to the financial impact of having fewer members than we anticipated, if we do not grow our membership, we could find it difficult to retain or increase our contracted providers at favorable rates, which could jeopardize both our ability to provide plans in our current markets or expand into new markets and also our ability to do so in a cost-efficient manner. Additionally, we could be limited in the amount of data that we are able to acquire to further iterate on and refine the Clover Assistant. This, in turn, could compromise our ability to deliver on our goals of using the Clover Assistant to decrease costs and improve care.

As we increase our sales and marketing efforts, we will need to further expand the reach of our sales and marketing networks. Our future success will depend in significant part on our ability to continue to hire, train, retain, and motivate skilled sales and marketing representatives with significant industry-specific knowledge in various areas, as well as the competitive landscape for our solutions. Recently hired sales and marketing representatives require training and take time to achieve full productivity. If we fail to train recent hires adequately, or if we experience high turnover in our sales force in the future, we cannot be certain that new hires will become as productive as may be necessary to maintain or increase our sales. In addition, the expansion of our sales and marketing personnel will continue to place significant burdens on our management team.

Moreover, we rely significantly on outside vendors with respect to our sales and marketing efforts. Any disruption on the business operations of these vendors, or our ability to effectively oversee and work with them, may negatively affect our ability to effectively market our MA plans.

In addition to the challenges to expand our sales and marketing efforts, we face significant challenges generally in our marketing efforts. We market or may market our MA plans through a number of channels including, but not limited to, direct mail, marketing materials in providers’ offices, and tele-sales. Any disruption to any of these methods of communication may compromise our ability to effectively market our MA plans. Further, due to regulations governing when and how we are allowed to market our plans, we have a limited time frame annually to plan and execute on our marketing plans and if we encounter issues with execution during this time frame, we have an even more limited window to address those issues before we are forced to wait for the next annual marketing window. Failure to execute on our marketing plans in the limited window allowed by Medicare regulations could negatively affect our annual member enrollment and our business, financial condition and results of operations could be adversely affected. In addition, as one of the newest entrants in the Medicare Advantage business, we face certain disadvantages in free marketing channels provided by the federal government. For example, the Medicare Plan Finder, which provides Medicare-eligible beneficiaries a place to compare plans according to specific characteristics, currently sorts plans with similar characteristics in part based on their plan identification number. As a newer plan, our number is higher and accordingly, Medicare-eligible beneficiaries using this tool may have to click through many pages before they are ever made aware of our plan offering. While we are engaging with CMS in an effort to change its sorting logic, incumbents in the MA business have increased visibility in this marketing channel and in similar marketing channels, which could reduce our take rate and negatively affect our business, results of operations, and financial condition. If we are unable to expand our sales and marketing capabilities, we may not be able to effectively commercialize our existing or planned solutions, which could result in reduced member enrollment and the failure of our enrollment rate to increase in line with our forecasts.

If we fail to develop widespread brand recognition or are unable to maintain or enhance our reputation, our business, financial condition and results of operations will be harmed.

We believe that developing widespread brand recognition and maintaining and enhancing our reputation is critical to our relationships with existing providers and members, and to our ability to attract new providers and members to our platform and plans. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Brand promotion and marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur, and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our providers or members, could harm our reputation and brand and make it substantially more difficult for us to attract new providers or members. If we do not successfully develop widespread brand recognition and maintain and enhance our reputation, our business may not grow and we could lose our relationships with providers or members, which would harm our business, financial condition and results of operations.

If we do not continue to innovate and provide services that are useful to our members and physicians, we may not remain competitive, and our business, financial condition and results of operations could suffer.

The market for healthcare in the United States is in the early stages of structural change and is rapidly evolving toward a more value-based care model. Our success depends on our ability to keep pace with technological developments, satisfy increasingly sophisticated member and physician user requirements, and sustain and grow market acceptance. Our future financial performance will depend in part on our growth in this market and on our ability to adapt to emerging market demands, including adapting to the ways our members access and use our MA plans and clinical care programs and the ways our providers use and engage with the Clover Assistant. Our competitors may develop products and services that may appeal more to our members and/

or providers. As a result, we must continue to invest significant resources in research and development in order to enhance our existing platform and introduce new high-quality products and features that our members and physicians will want, while offering our MA plans at competitive prices. In particular, achieving and maintaining broad market acceptance of our MA plans and our products, including the Clover Assistant, could be negatively affected by many factors, including:

•	changes in member and physician needs and preferences;

•	lack of evidence supporting the ease-of-use, cost savings or other perceived benefits of our MA plans;

•	lack of evidence supporting the ease-of-use, costs savings or other perceived benefits of our platform over competitive products and technology platforms; and

•	perceived risks associated with the use of our platform, similar products or technologies generally.

In addition, our platform may be perceived by our network physicians, potential and current, to be more complicated or less effective than traditional approaches, and they may be unwilling to change their current workflows or healthcare practices. Healthcare providers are often slow to change their medical treatment practices for a variety of reasons, including perceived liability risks arising from the use of new products and services. Accordingly, healthcare providers may not utilize the Clover Assistant until there is enough evidence to convince them to alter their current approach or until the number of the Clover Assistant members that they see expands to a point where they feel it is necessary to do so. Any of these factors could adversely affect the demand for and market utilization of our solutions and our growth, which would have a material adverse effect on our business, financial condition and results of operations.

If we fail to offer high-quality customer support, our business, results of operations and reputation could suffer.

Our business is dependent upon providing high-quality customer support and service to both our members and providers. In particular, our ability to attract and retain membership is dependent upon providing cost effective, quality customer service operations, such as call center operations and claim processing, that meet or exceed our members’ expectations. We depend on third parties for certain of our customer service operations. If we or our vendors fail to provide service that meets our members’ expectations, we may have difficulty retaining or growing our membership, which could adversely affect our business, financial condition and results of operations.

While we have designed the Clover Assistant to be easy to adopt and use, once providers begin using it, they rely on our support services to resolve any related issues. High-quality user education and customer experience have been key to the adoption of the Clover Assistant. We expect the importance of high-quality customer experience to increase as we expand our business and pursue new provider users. Any failure to maintain high-quality customer experience, or a market perception that we do not maintain high-quality customer experience, could harm our reputation, our ability to grow the number of users and increase user engagement of our platform, and our business, results of operations, and financial condition. Additionally, as the number of providers using the Clover Assistant grows, we will need to hire additional support personnel to provide efficient product support at scale. If we are unable to provide such support, our business, results of operations, financial condition, and reputation could be harmed.

Real or perceived errors, failures, vulnerabilities, or bugs in the Clover Assistant would harm our business, results of operations, and financial condition.

The software technology underlying and integrating with the Clover Assistant is inherently complex and may contain material defects or errors. Errors, failures, vulnerabilities, or bugs have in the past, and may in the future, occur in the Clover Assistant, especially when updates are deployed or new features, integrations, or capabilities are rolled out. For example, if the telemedicine feature or the real time suggestions provided through the Clover Assistant were to fail, our systems could experience data loss and/or providers may become frustrated with the Clover Assistant, which in turn may affect retention and adoption of the Clover Assistant by providers. Additionally, if a bug was discovered in the Clover Assistant that made the Clover Assistant vulnerable to malicious attacks or exposed our member data to third parties, providers may cease to trust and use the platform. Among other things, this would affect our ability to collect data. Any such errors, failures, vulnerabilities, or bugs may not be found until after new features, integrations, or capabilities have been released.

Furthermore, we will need to ensure that our platform can scale to meet the evolving needs of users, particularly as we expand our business and provider user base. Real or perceived errors, failures, vulnerabilities, or bugs in our platform could result in an interruption in the availability of our platform, negative publicity, unfavorable user experience, loss or leaking of personal data and data of organizations, loss of or delay in market acceptance of our platform, loss of competitive position, regulatory fines, or claims by organizations for losses sustained by them, all of which would harm our business, results of operations, and financial condition.

If we fail to manage our technical operations infrastructure, or experience service outages, interruptions, or delays in the deployment of our platform, our results of operations may be harmed.

We may experience system slowdowns and interruptions from time to time. In addition, continued growth in our member and provider base could place additional demands on our Clover Assistant platform and our technical operations infrastructure and could cause or exacerbate slowdowns or interrupt the availability of our platform and operations. If there is a substantial increase in the volume of usage on our platform or internal tools we use to operate our business, we will be required to further expand and upgrade our technology and infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our platform and internal tools or expand and upgrade our systems and infrastructure to accommodate such increases on a timely basis. In such cases, if our users are not able to access our platform or encounter slowdowns when doing so, we may lose users. In order to remain competitive, we must continue to enhance and improve the responsiveness, functionality, and features of our platform. Our disaster recovery plan may not be sufficient to address all aspects or any unanticipated consequence or incidents, and our insurance may not be sufficient to compensate us for the losses that could occur.

Our business, results of operations and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

Our operating results have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections or the expectations of securities analysts because of a variety of factors, many of which are outside of our control. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our operating results include:

•	the timing of the enrollment periods and related sales and marketing expenses;

•	the timing of risk adjustments;

•	the addition or loss of large hospital and healthcare systems in our provider network, including due to acquisitions or consolidations of such systems;

•	the timing of recognition of revenue, including possible delays in the recognition of revenue;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

•	our ability to effectively manage the size and composition of our in-house clinician program relative to the level of demand for services from our members;

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the timing and success of introductions of new products and services by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, hospital and healthcare systems or strategic partners;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies;

•	the timing and/or delays in rolling out technology or platform updates;

•	technical difficulties or interruptions in the Clover Assistant;

•	our ability to increase provider adoption of the Clover Assistant;

•	our ability to attract new members;

•	breaches of information security or privacy, and any applicable fines or penalties;

•	our ability to hire and retain qualified personnel, including for our in-house clinician program;

•	changes in the structure of healthcare provider and payment systems;

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changes in the legislative or regulatory environment, including with respect to healthcare, privacy, or data protection, or enforcement by government regulators, including fines, orders, sanctions, or consent decrees;

•	the cost and potential outcomes of ongoing or future regulatory audits, investigations, or litigation;

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travel restrictions, shelter-in-place orders and other social distancing measures implemented to combat any health emergency or pandemic (including the COVID-19 pandemic), and their impact on economic, industry and market conditions, patient visits and our ability to conduct business;

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political, economic and social instability, including terrorist activities and health epidemics (including the COVID-19 pandemic), and any disruption these events may cause to any of our offices, to the healthcare system, or to the global economy;

•	changes in our and our competitors’ pricing policies; and

•	changes in business or macroeconomic conditions.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter and year-to-year comparisons of our operating results may not be meaningful and should not be relied upon as an indication of our future performance.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Our market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow for a variety of reasons outside our control, including competition in our industry. The principal assumptions relating to our market opportunity include the growth of the Medicare eligible population as well as the growth and stability of risk-adjusted payments paid by CMS, among other things. Our market opportunity is also based on the assumption that our existing and future offerings will be more attractive to our members and potential members than competing MA plans. If these assumptions prove inaccurate, our business, financial condition, and results of operations could be adversely affected.

We may become subject to medical liability claims, which could cause us to incur significant expenses, may require us to pay significant damages if not covered by insurance, and could adversely affect our business, financial condition and results of operations.

We and our affiliated professional entities may be subject to professional liability claims and, if these claims are successful, substantial damage awards. With respect to our in-home care, the direct provision of healthcare services by certain of our subsidiaries involves risks arising from medical malpractice claims arising out of the delivery of healthcare and related services. Although we maintain insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to our business, we cannot predict the outcomes of medical malpractice cases, or the effect that any claims of this nature, regardless of their ultimate outcome, could have on our business or reputation or on our ability to attract and retain members.

Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of our management and our providers from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our reputation. Additionally, multiple claims against us could render it difficult or costly to obtain insurance for our affiliated professional entities, which could negatively impact our ability to staff our clinical programs and other operations.

Our international operations pose certain risks to our business that may be different from risks associated with our domestic operations.

We have significant operations, including certain outsourced operations in other countries, such as including in Hong Kong, the Philippines, Colombia, and India, and we may in the future expand our operations to other countries. Substantially all of our software research and development is performed internationally, by internal resources and a variety of offshore vendors in locations such as Hong Kong, Eastern Europe, and India. While these arrangements may lower operating costs, it also subjects us to the uncertain political climates and potential disruptions in international trade, including export control laws, including deemed export restrictions applicable to software and any amendments to those laws, as well as potentially increased data security and privacy risks and local economic and labor conditions. If we are unable to utilize our full software development team, this may result in decreased ability to innovate and maintain the Clover Assistant and carry out health plan data operations, which may in turn lead to adverse effects on our business, financial conditions and results of operations. Additionally, we outsource certain of our call center operations to the Philippines and Colombia and outsource our claims processing and coding to a company in India. Oversight aimed at ensuring adherence to applicable quality and compliance standards may be more difficult with vendor companies located outside of the United States and may both make it more difficult for us to achieve our operational objectives and expose us to additional liability. Countries outside of the United States may be subject to relatively higher degrees of political and social instability and may lack the infrastructure to withstand political unrest or natural disasters. The occurrence of natural disasters, pandemics, such as the COVID-19 pandemic, or political or economic instability in these countries could interfere with work performed by these labor sources or could result in our having to replace or reduce these labor sources. Our vendors in other countries could potentially shut down suddenly for any reason, including financial problems or personnel issues. Such disruptions could decrease efficiency, increase our costs and have an adverse effect on our business or results of operations.

The practice of utilizing labor based in foreign countries has come under increased scrutiny in the United States. Governmental authorities, including CMS, could seek to impose financial costs or restrictions on foreign companies providing services to customers or companies in the United States. Governmental authorities may attempt to prohibit or otherwise discourage us from sourcing services from offshore labor. In addition, carriers may require us to use labor based in the United States for regulatory or other reasons. To the extent that we are required to use labor based in the United States, we may face increased costs as a result of higher-priced United States-based labor.

Compliance with applicable U.S. and foreign laws and regulations, such as import and export requirements, anti-corruption laws, tax laws, foreign exchange controls and data privacy and data localization requirements, labor laws and anti-competition regulations, increases the costs of doing business in foreign jurisdictions. Although we have implemented policies and procedures to comply with these laws and regulations, a violation by our employees, contractors or agents could nevertheless occur. In some cases, compliance with the laws and regulations of one country could violate the laws and regulations of another country. Violations of these laws and regulations could materially adversely affect our brand, growth efforts and business.

Furthermore, weakness of the U.S. dollar in relation to the currencies used in these foreign countries may also reduce the savings achievable through this strategy and could have an adverse effect on our business, financial condition and results of operations.

Our failure to successfully manage our international operations and the associated risks effectively could limit the future growth of our business.

If we are successful in expanding our plan membership across the United States, we may incur increased expenses and risks related to compliance with state licensure requirements, which could impact our business and operating results.

State regulators require us to maintain a valid license in each state in which we transact health insurance business, maintain minimum amounts of capital and surplus, and further require that we adhere to sales, documentation and administration practices specific to that state. We must maintain our health insurance licenses to continue marketing our plans and might have to secure additional licenses if we expand in markets where we do not yet have licenses. In addition, each employee who participates in the sale of health insurance on our behalf must maintain a valid license in one or more states. If we are to do business in a number of jurisdictions or expand our plan offerings, compliance with health insurance-related laws, rules, and regulations may be difficult and may impose significant costs on our business. Each jurisdiction’s insurance department typically has the power, among other things, to:

•	grant and revoke licenses to transact insurance business;

•	monitor compliance with minimum capital and surplus requirements;

•	conduct inquiries into the insurance-related activities and conduct of agents and agencies;

•	require and regulate disclosure in connection with the sale and solicitation of health insurance;

•	authorize how, by which personnel and under what circumstances insurance premiums can be quoted and published and an insurance policy can be sold;

•	approve which entities can be paid commissions from carriers and the circumstances under which they may be paid;

•	regulate the content of insurance-related advertisements, including web pages, and other marketing practices;

•	approve policy forms, require specific benefits and benefit levels and regulate premium rates;

•	impose fines and other penalties; and

•	impose continuing education requirements.

In addition, we must ensure that our agents have received all licenses, appointments and certifications required by state authorities in order to transact business. If the relevant state authorities experience shutdowns or continued business disruptions due to the COVID-19 pandemic, we may be unable to secure these required licenses, appointments and certifications for our agents in a timely manner, or at all.

Due to the complexity, periodic modification and differing interpretations of state insurance laws and regulations, we may not have always been, and we may not always be, in compliance with such laws and regulations. New state insurance laws, regulations and guidelines also may not be compatible with the sale of health insurance over the Internet or with various aspects of our platform or manner of marketing or selling health insurance plans. The applicability of state insurance laws to new healthcare payment models can be especially unclear and subject to differing interpretations. Failure to comply with insurance laws, regulations and guidelines or other laws and regulations applicable to our business could result in significant liability, additional department of insurance licensing requirements, required modification of our advertising and business practices, the revocation of our licenses in a particular jurisdiction, termination of our relationship with carriers, loss of commissions and/or our inability to sell health insurance plans, which could significantly increase our operating expenses, result in the loss of carrier relationships and our commission revenue and otherwise harm our business, operating results and financial condition. Moreover, an adverse regulatory action in one jurisdiction could result in penalties and adversely affect our license status, business or reputation in other jurisdictions due to the requirement that adverse regulatory actions in one jurisdiction be reported to other jurisdictions. Even if the allegations in any regulatory or other action against us are proven false, any surrounding negative publicity could harm consumer, marketing partner or carrier confidence in us, which could significantly damage our brand.

In addition to licensing requirements related to insurance laws, professional employees of our subsidiaries that provide in-home care must maintain a valid license in the state in which they practice. If our professional employees fail to maintain their required licenses or comply with state licensing laws related to the practice of medicine or provision of other healthcare services, it could disrupt the provision of in-home care services and/or result in negative publicity and loss of confidence in our services which could damage our brand, and our business, results of operations, and financial condition could be negatively impacted.

We rely on third-party providers for computing infrastructure, network connectivity, and other technology-related services needed to deliver our platform and products. Any disruption in the services provided by such third-party providers could adversely affect our business and subject us to liability.

We rely on cloud service providers, such as Amazon Web Services and Google Cloud, to provide the cloud computing infrastructure that we use to host our platform, products, and many of the internal tools we use to operate our business. While we control and have access to our servers, we do not control the operation of the facilities where the servers are located. While we have a long-term commitment with these cloud service providers, and our platform, products, and internal tools use computing, storage capabilities, bandwidth, and other services provided by these cloud services providers, the services providers have no obligation to renew their agreements with us on commercially reasonable terms, or at all, upon the expiration of such commitment. Any significant disruption of, limitation of our access to, or other interference with our use of these cloud service providers could negatively impact our operations and could materially harm our business. In addition, any transition of the cloud services currently provided by these cloud service providers to another cloud services provider would require significant time and expense and could disrupt or degrade delivery of our platform. Our business relies on the availability of our platform and products for our members and physician users, and we may lose members and physician users if they are not able to access our platform or encounter difficulties in doing so. The level of service provided by cloud service providers could affect the availability or speed of our platform, which may also impact the usage of, and our provider users’ satisfaction with, our platform and could materially harm our business and reputation. If cloud service providers increase pricing terms, terminate or seek to terminate our contractual relationship, or if we are unable to renew an agreement on commercially reasonable terms, establish more favorable relationships with our competitors, or change or interpret their terms of service or policies in a manner that is unfavorable with respect to us we may be required to transfer our servers and other infrastructure to a different service provider, and our business, results of operations, and financial condition could be harmed, which may incur significant costs and possible services interruptions. Additionally, if our cloud service providers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could cause the service levels provided by our cloud service providers to fail or experience delays. Any changes or disruptions in our cloud service providers’

service levels could adversely affect our reputation or result in lengthy interruptions in our services and negatively affect our business.

Our failure to protect our sites, networks, and systems against security breaches, or otherwise to protect our confidential or health information or the confidential or health information of our members, providers, or other third parties, would damage our reputation and brand, and substantially harm our business and results of operations.

Breaches of our security measures or those of our third-party service providers or other cyber security incidents could result in unauthorized access to our sites, networks, systems, and accounts; unauthorized access to, and misappropriation of, individuals’ personal identifying information, personal health information, or other confidential or proprietary information of ourselves, our members, or other third parties; viruses, worms, spyware, or other malware being served from our platform, networks, or systems; deletion or modification of content or the display of unauthorized content on our platform; the loss of access to critical data or systems through ransomware, destructive attacks or other means; and business delays, service or system disruptions or denials of service. If any of these breaches of security should occur, we cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. The losses related to such breaches might include interruption, disruption, or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, and response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; and litigation, regulatory action, and other potential liabilities. Our reputation and brand could be damaged, our business may suffer, and we could be required to expend significant capital and other resources to alleviate problems caused by such breaches. Actual or anticipated security breaches or attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. Additionally, there is an increased risk that we may experience cybersecurity-related events such as COVID-19-themed phishing attacks and other security challenges as a result of most of our employees and our service providers working remotely from non-corporate-managed networks during the ongoing COVID-19 pandemic and potentially beyond.

Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security, and other laws, and cause significant legal and financial exposure, adverse publicity, and a loss of confidence in our security measures, which could have a material adverse effect on our business, results of operations, and financial condition. We devote significant resources to protect against security breaches, and we may need to devote significantly more resources in the future to address problems caused by breaches, including notifying affected subscribers and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.

Our growth depends in part on the success of our strategic relationships with third parties.

In order to grow our business, we anticipate that we will continue to depend on our relationships with third parties to perform certain operational functions and services, to support and use our Clover Assistant and technology platforms, and to support our general services and administration functions. These third parties include, for example, insurance brokers, our information technology system providers, data submission providers, coders, quality metrics auditors, pharmacy benefit management (“PBM”), services suppliers, enrollment administration providers, and customer service, provider support line, call center and claim and billing service providers. We also rely on integrations with EHR providers and clinical software developers. If their services become unavailable, our operations and business strategies could be significantly disrupted. For example, we have entered into agreements with our PBM services suppliers to provide us and certain of our members with certain PBM services, such as claims processing, mail pharmacy services, specialty pharmacy services, retail network pharmacy network services, participating pharmacy audit services, reporting, formulary services and coordination of benefits, and such agreements are typically entered into on a two-year exclusive basis. If our agreements with PBM services suppliers were to terminate for any reason or one of our PBM services supplier’s ability to perform their respective obligations under their agreements with us were impaired, we may not be able to find an alternative supplier in a timely manner or on acceptable financial terms. As a result, our costs may increase, we would not realize the anticipated benefits of our agreements for PBM services, and we may not be able to meet the full demands of our members, any of which could have a material adverse effect on our business, brand, reputation and results of operations. Furthermore, certain legislative authorities have in recent years discussed or proposed legislation that would restrict outsourcing. In addition, we may be held accountable for any failure of performance by our vendors. Significant failure by a third party to perform in accordance with the terms of our contracts or applicable law could subject us to fines or other sanctions or otherwise have a material adverse effect on our business and results of operations. A termination of our agreements with, or disruption in the performance of, one or more of these service providers could result in service disruption or unavailability, and harm our ability to continue to develop, maintain and improve the Clover Assistant. This could decrease the usefulness of the Clover Assistant and result in decreased adoption by network physicians and potentially higher medical costs for our members, increased or duplicative costs, an inability to meet our obligations to our members or require us to seek alternative service providers on less favorable contract terms, any of which can adversely affect our business, brand, reputation or operating results. Additionally, if our service partners and vendors do not utilize industry standards with respect to privacy and data requirements, or other applicable safeguards, we may be exposed to additional liability, the breach of our patient data, or loss of our ability to provide plans and services.

Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. In addition, acquisitions of our partners by our competitors could result in a decrease in the number of our members and provider users, as our partners may no longer facilitate the enrollment of members into, or the effective and efficient operations of, our MA Plans or the adoption of the Clover Assistant by physicians. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our results of operations may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased revenue or an increase in the number of members or physician users of the Clover Assistant.

Because competition for qualified personnel is intense, we may not be able to attract and retain the highly skilled employees we need to execute our business strategies and growth plans.

To execute on our growth plan, we must attract and retain highly qualified personnel. The pool of qualified personnel with experience working in the healthcare market, and particularly MA, is limited. As we become a more mature company, we may find our recruiting efforts more challenging. The incentives to attract, retain, and motivate employees provided by our stock options and other equity awards, or by other compensation arrangements, may not be as effective as in the past. As such, we may not be successful in continuing to attract and retain qualified personnel. Our recruiting efforts may also be limited by laws and regulations, such as restrictive immigration laws, and restrictions on travel or availability of visas (including during the ongoing COVID-19 pandemic). If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

We depend on our senior management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain qualified key personnel could adversely affect our business.

Our success depends largely upon the continued services and reputation of our senior management and other key personnel. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives and key employees, which could disrupt our business, and we can provide no assurance that any of our executives or key employees will continue their employment with us. Our senior management and key employees are “at-will” employees and therefore may terminate employment with us at any time with no advance notice. In addition, we currently do not have “key person” insurance on any of our employees. We also rely on our leadership team in the areas of research and development, marketing, services and general and administrative functions. The loss and replacement of one or more of our members of senior management or other key employees, including our co-founder and Chief Executive Officer, Vivek Garipalli, and our President and Chief Technology Officer, Andrew Toy, would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives. In addition, our positive reputation is in part derived from the business success and standing in the community of our senior management, in particular our Chief Executive Officer. As a result, any negative perception of our senior management by our current or prospective investors, members, or physicians, or any negative press stories about our senior management, may harm our reputation and damage our business prospects. Furthermore, volatility or lack of performance in our stock price may affect our ability to attract and retain replacements should key personnel depart. If we are not able to retain any of our key personnel, our business, results of operations and financial condition could be harmed.

Our management team has limited experience managing a public company.

Our management team has limited experience managing a publicly-traded company, interacting with public company investors and securities analysts, and complying with the increasingly complex laws pertaining to public companies. These new obligations and constituents require significant attention from our management team and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations, and financial condition.

We may engage in merger and acquisition activities, which would require significant management attention, disrupt our business, dilute stockholder value, and adversely affect our business, results of operations, and financial condition.

As part of our business strategy to expand usage of our platform, offer our plans in additional markets, extend the provision of in-home care services in those additional markets and grow our business in response to changing technologies, provider and member demand, and competitive pressures, we may in the future make investments or acquisitions in other companies, products, or technologies. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve the goals of such acquisition, and any acquisitions we complete could be viewed negatively by members or investors. We may encounter difficult or unforeseen expenditures in integrating an acquisition, particularly if we cannot retain the key personnel of the acquired company. In addition, if we fail to successfully integrate such acquisitions, or the assets, technologies, or personnel associated with such acquisitions, into our company, the business and results of operations of the combined company would be adversely affected.

Acquisitions may disrupt our ongoing operations, divert management from their primary responsibilities, subject us to additional liabilities, increase our expenses, subject us to increased regulatory requirements, cause adverse tax consequences or unfavorable accounting treatment, expose us to claims and disputes by stockholders and third parties, and adversely impact our business, financial condition, and results of operations. We may not successfully evaluate or utilize the acquired assets or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may pay cash for any such acquisition, which would limit other potential uses for our cash. If we incur debt to fund any such acquisition, such debt may subject us to material restrictions in our ability to conduct our business, result in increased fixed obligations, and subject us to covenants or other restrictions that would decrease our operational flexibility and impede our ability to manage our operations. If we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders’ ownership would be diluted.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, or at all.

Historically, we have financed our operations and capital expenditures primarily through sales of our capital stock and debt securities that are convertible into our capital stock. In the future, we may raise additional capital through additional debt or equity financings to support our business growth, to respond to business opportunities, challenges, or unforeseen circumstances, or for other reasons. On an ongoing basis, we are evaluating sources of financing and may raise additional capital in the future. Our ability to obtain additional capital will depend on our development efforts, business plans, investor demand, operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to the rights of existing stockholders, and existing stockholders may experience dilution. Further, if we are unable to obtain additional capital when required or are unable to obtain additional capital on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges, or unforeseen circumstances would be adversely affected.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) and our key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in our key metrics. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as discussed further in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 2 (Summary of Significant Accounting Policies) to Financial Statements in this prospectus. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to the amounts of IBNR claims, recoveries from third parties for coordination of benefits, and the final determination of medical cost adjustment pools. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.

We are and may be subject to investigations and litigation, which could be costly and time-consuming to defend, and the outcomes of which cannot be predicted.

We are currently subject to various litigation as described in the section entitled “Business—Legal Proceedings.”

We are and may be subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by providers, facilities, consultants, and vendors in connection with commercial disputes, or employment claims made by our current or former employees. We also may be subject to regular and special governmental market conduct and other audits, investigations and reviews by, and we receive and may receive subpoenas and other requests for information from, various federal and state agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress and other state, federal and international governmental authorities. In the United States, federal and state governments have made investigating and prosecuting healthcare and other insurance fraud, waste, and abuse a priority. Fraud, waste, and abuse prohibitions encompass a wide range of activities, including kickbacks for referral of members, fraudulent coding practices, billing for unnecessary medical and/or other covered services, improper marketing and violations of patient privacy rights. The U.S. Department of Justice (“DOJ”) and the Department of Health and Human Services Office of Inspector General (the “OIG”), have recently increased their scrutiny of healthcare payers and providers, and Medicare Advantage insurers, under the federal False Claims Act (the “FCA”), in particular, and there have been a number of investigations, prosecutions, convictions and settlements in the healthcare industry. CMS and the OIG also periodically perform risk adjustment data validation (“RADV”), audits of selected MA health plans to validate the coding practices of and supporting documentation maintained by healthcare providers. Certain of our plans have been selected for such audits, which have in the past resulted and could in the future result in retrospective adjustments to payments made to our health plans, fines, corrective action plans or other adverse action by CMS.

We also may be subject to lawsuits (including qui tam or “whistleblower” actions) under the FCA and comparable state laws for submitting allegedly fraudulent or otherwise inappropriate claims for payments for services under the Medicare program. In recent years, government oversight and law enforcement agencies, as well as private party relators, have become increasingly active and aggressive in investigating and taking legal action against potential fraud and abuse. These lawsuits, which may be initiated by government authorities or the relator alone, can involve significant monetary exposure under the FCA, which provides for treble damages and significant mandatory minimum penalties for each false claim or statement. Healthcare plans and providers thus often seek to resolve these types of allegations through settlement for significant and material amounts, including in circumstances where they do not acknowledge or admit liability, to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree or settlement agreement, including, for example, corporate integrity agreements.

There has been increased government scrutiny and litigation involving MA plans under the FCA related to diagnosis coding and risk adjustment practices. In some proceedings involving MA plans, there have been allegations that certain financial arrangements with providers violate other laws governing fraud and abuse, such as the Anti-Kickback Statute. We perform ongoing monitoring of our compliance with CMS risk adjustment requirements and applicable laws, which includes review of the Clover Assistant features that may be relevant to patient risk assessments and the submission of risk adjustment data to CMS. We also monitor our physician payment practices to ensure compliance with applicable laws, such as the Anti-Kickback Statute. While we believe that our risk adjustment data collection efforts and relationships with providers, including those related to the Clover Assistant, comply with applicable laws, we are and may be subject to audits, reviews and investigation of our practices and arrangements, and the federal government might conclude that they violate the FCA, the Anti-Kickback Statute and/or other federal and state laws governing fraud and abuse. See the section entitled “—Our business activities are highly regulated and new and proposed government regulation or legislative reforms could increase our cost of doing business and reduce our membership, profitability and liquidity.”

Litigation and audits, investigations or reviews by governmental authorities or relators may result in substantial costs and may divert management’s attention and resources, which may substantially harm our business, financial condition, and results of operations. Insurance may not cover such claims, may not provide sufficient payments to cover all of the costs to resolve one or more such claims and may not continue to be available on terms acceptable to us. Resolution of some of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if not covered by insurance, or if the fines, judgments, and settlements exceed insured levels, could adversely affect our results of operations and cash flows, thereby harming our business.

The regulations and contractual requirements applicable to us and other market participants are complex and subject to change, making it necessary for us to invest significant resources in complying with our regulatory and contractual requirements. Ongoing vigorous legal enforcement and the highly technical regulatory scheme mean that our compliance efforts in this area will continue to require significant resources, and we may not always be successful in ensuring appropriate compliance by our Company, employees, consultants, or vendors, for whose compliance or lack thereof we may be held responsible and liable for. Regular and special governmental audits, investigations and reviews could result in changes to our business practices, and also could result in significant or material premium refunds, fines, penalties, civil liabilities, criminal liabilities or other sanctions, including marketing and enrollment sanctions, suspension or exclusion from participation in government programs, and suspension or loss of licensure if we are determined to be in violation of applicable laws or regulations. Any of these audits, reviews, or investigations could have a material adverse effect on our financial position, results of operations or business, or could result in significant liabilities and negative publicity for our company.

Risks Related to Governmental Regulation

We derive substantially all of our total revenues from Medicare Advantage premiums and expect to continue to derive a substantial portion of our total revenues in the future from Medicare Advantage premiums, and changes or developments in Medicare or the health insurance system and laws and regulations governing the health insurance markets in the United States could materially adversely affect our business, operating results, financial condition and prospects.

Medicare Advantage premiums currently account for substantially all of our total revenues, and we expect that they will continue to account for a substantial portion of our total revenues in the future. As currently structured, the premium rates paid to Medicare health plans like ours are established by contract, although the rates differ depending on a combination of factors, including upper payment limits established by CMS, a member’s health profile and status, age, gender, county or region, benefit mix, member eligibility categories, and a member’s risk score. As a consequence, our profitability is dependent on government funding levels for Medicare programs. Funding for Medicare depends on many factors outside of our control, including general economic conditions and budgetary constraints at the federal or applicable state level. For example, CMS has in the past reduced or frozen Medicare Advantage benchmarks, and additional cuts to Medicare Advantage benchmarks are possible. Reductions or less than expected increases in funding for Medicare programs could significantly reduce our revenues and profitability. In addition, the Medicare Part A Hospital Insurance Trust Fund is currently estimated to be exhausted in 2026. If an unexpected reduction in payments, inadequate government funding, significantly delayed payments for Medicare programs or similar events were to occur, our business, results of operations and financial condition could be adversely affected.

Our business also depends upon the public and private sector of the U.S. insurance system, which is subject to a changing regulatory environment. Accordingly, the future financial performance of our business will depend in part on our ability to adapt to regulatory developments, including changes in laws and regulations or changes to interpretations of such laws or regulations, especially laws and regulations governing Medicare. For example, in March 2010, the ACA became law. The ACA substantially changed the way healthcare is financed by both commercial and government payers and contains a number of provisions that impact our business and operations, including requiring MA plans to spend at least 85% of premium dollars on medical care, requiring CMS to apply coding intensity adjustments to Medicare payments, which generated an across-the-board reduction to MA risk scores, and expanding Medicaid eligibility to additional categories of individuals. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, as well as the act in its entirety, included in Texas v. California, which was argued before the U.S. Supreme Court on November 10, 2020, in which a group of state attorneys general argued that the ACA is unconstitutional in its entirety because the “individual mandate,” which was upheld as a tax by the U.S. Supreme Court in 2012, was repealed by Congress in 2017 as part of the Tax Cuts and Jobs Act. We expect there may be additional challenges and amendments to the ACA in the future.

Additionally, ongoing health reform efforts and measures may expand the role of government-sponsored coverage, including single payer or so called “Medicare-for-All” proposals, which could have far-reaching implications for the insurance industry if enacted, and reductions in the minimum age for Medicare eligibility. Some proposals would seek to eliminate the private marketplace, whereas others would expand a government-

sponsored option to a larger population. We are unable to predict the full impact of healthcare reform initiatives on our operations in light of the uncertainty of whether initiatives will be enacted and the uncertainty regarding the terms and timing of any provisions enacted and the impact of any of those provisions on various healthcare and insurance industry participants. In particular, the expansion of government-sponsored coverage through “Medicare-for-All” or the implementation of a single payer system may cause us to reevaluate the manner in which we commercialize our platform and products.

Changes in laws, regulations and guidelines governing health insurance may also be incompatible with various aspects of our business and require that we make significant modifications to our existing technology or practices, which may be costly and time-consuming to implement and could also harm our business, operating results and financial condition. Various aspects of healthcare reform could also cause us to discontinue certain health insurance plans or prohibit us from distributing certain health insurance plans in particular jurisdictions. Our business, operating results, financial condition and prospects may be materially and adversely affected if we are unable to adapt to developments in healthcare reform in the United States.

State corporate practice of medicine and fee-splitting laws govern at least some of our business operations, and violation of such laws could result in penalties and adversely affect our arrangements with contractors and our results of operations and financial condition.

In several states where we operate through our subsidiaries, we must comply with state corporate practice of medicine laws that prohibit a business corporation from practicing medicine, employing physicians to practice medicine, or exercising control over medical treatment decisions by physicians. In these states, typically only medical professionals or a professional corporation in which the shares are held by licensed physicians or other licensed medical professionals may provide medical care to patients. Health maintenance organizations are exempt from laws prohibiting the corporate practice of medicine in many states due to the integrated nature of the delivery system. Many states also have some form of fee-splitting law, prohibiting certain business arrangements that involve the splitting or sharing of medical professional fees earned by a physician or another medical professional for the delivery of healthcare services. Prohibitions on the practice of medicine, fee-splitting between physicians and referral sources may be statutory or regulatory, or may be imposed through judicial or regulatory interpretation, and vary widely from state to state.

Through our HMO subsidiary, we employ providers and other clinical staff to provide medical services to medically complex members enrolled in our in-home primary care program, which does not charge any additional fees for the services provided. We believe our health services operations comply with applicable state law regarding the corporate practice of medicine and fee-splitting and similar issues.

Despite structuring these arrangements in ways that we believe comply with applicable law, governmental authorities may assert that we are engaged in the corporate practice of medicine or that our contractual arrangements with providers constitute unlawful fee-splitting. Moreover, we cannot predict whether changes will be made to existing laws, regulations, or interpretations, or whether new ones will be enacted or adopted, which could cause us to be out of compliance with these requirements. If our arrangements are found to violate corporate practice of medicine or fee-splitting laws, our provision of services through our employed providers and clinical staff could be deemed impermissible, requiring us to do a restructuring or reorganization of our business, and we could be subject to injunctions or civil or, in some cases, criminal penalties.

Failure to maintain satisfactory quality and performance measures may negatively affect our premium rates, subject us to penalties, limit or reduce our membership, impede our ability to compete for new business in existing or new markets or result in the termination of our contracts, or affect our ability to establish new health plans or expand current health plans, which could have a material adverse effect on our business, rate of growth and results of operations, financial condition and cash flows.

Quality scores are used by certain regulatory agencies to establish premium rates and/or calculate performance incentives. In the case of CMS, for example, Star Ratings are used to pay quality bonuses to MA plans to enable high scoring plans to offer enhanced health benefits for their members. Medicare Advantage and Part D plans with Star Ratings of five (5.0) stars or higher are eligible for year-round open enrollment; conversely, plans with lower Star Ratings have more restricted times for enrollment of beneficiaries. Medicare Advantage and Part D plans with Star Ratings of less than three (3.0) stars in three consecutive years are denoted as “low performing” plans on the CMS website and in the CMS “Medicare and You” handbook. In addition, in 2019 CMS had its authority reinstated to terminate Medicare Advantage and Part D contracts for plans rated below three (3.0) stars in three consecutive years. The first Medicare Advantage or Part D contracts that could be terminated by CMS under this authority would be qualified for such action based on the plan’s failure to achieve at least three (3.0) stars for the 2020, 2021 and 2022 sets of Star Ratings. As a result, Medicare Advantage and Part D plans that achieve higher Star Ratings may have a competitive advantage over plans with lower Star Ratings.

The Star Rating system considers various measures adopted by CMS, including, among others, quality of care, preventative services, chronic illness management and member satisfaction. Our Star Ratings may be negatively impacted if we fail to meet the quality, performance and regulatory compliance criteria established by CMS. Furthermore, the Star Rating system is also subject to change annually by CMS, which may make it more difficult to achieve and maintain three (3.0) stars or greater. For each year that our plans were rated, we received a Star Rating of 3.0, except for 2017, when our Star Rating was 3.5. Despite our operational efforts to improve our Star Ratings, there can be no assurances that we will be successful in maintaining or improving our Star Ratings in future years. For example, our Star Ratings may fall as a result of the COVID-19 pandemic, since, among other factors, the deferrals of elective care during the pandemic could significantly impact the factors upon which our Star Ratings may be based. In addition, to the extent our members are concentrated in geographical areas or comprised of populations that experienced some of the earliest and more severe outbreaks of the virus, our Star Ratings could be disproportionately negatively impacted as compared to our competitors. Furthermore, our higher concentration of minority members and members residing in socioeconomically disadvantaged neighborhoods generally may make it more difficult for us to achieve and maintain high Star Ratings as compared to our competitors, given the well-documented health disparities among different minority and socioeconomic groups. Also, audits of our performance for past or future periods may result in downgrades to our Star Ratings.

Failure to maintain satisfactory quality and service measures could also adversely affect our ability to establish new health plans or expand the business of our existing health plans. In addition, lower quality scores or Star Ratings, when compared to our competitors, may adversely affect our ability to attract members and obtain regulatory approval for acquisitions or expansions. If we do not maintain or continue to improve our Star Ratings, fail to meet or exceed our competitors’ ratings, or if quality-based bonus payments are reduced or eliminated, we may experience a negative impact on our revenues and the benefits that our plans can offer, which could materially and adversely affect the marketability of our plans, our membership levels, results of operations, financial condition and cash flows.

Our business activities are highly regulated and new and proposed government regulation or legislative reforms could increase our cost of doing business and reduce our membership, profitability and liquidity.

The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we are compensated for providing coverage for our Medicare Advantage members, our contractual relationships with our physicians, vendors and members, our marketing activities and other aspects of our operations. Of particular importance are:

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the federal Anti-Kickback Statute, which prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA;

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the federal physician self-referral law, commonly referred to as the Stark Law, which, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare or Medicaid for such designated health services;

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the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) which impose a number of obligations on issuers of health insurance coverage and health benefit plan sponsors with respect to the privacy and security of health information and data standards regulation;

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the criminal healthcare fraud provisions of HIPAA and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal FCA that imposes civil and criminal liability on individuals or entities for knowingly filing, or causing to be filed, a false claim to the federal government, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the FCA, known as qui tam actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement;

•	state insurance holding company laws and regulations pertaining to licensing and plan solvency requirements;

•	reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

•	similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any third-party payor;

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state laws that prohibit general business corporations, such as us, from engaging in the corporate practice of medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians;

•	the provision of the Affordable Care Act (the “ACA”), that requires MA plans to spend at least 85% of premium dollars on medical care;

•	federal and state laws that govern our relationships with pharmaceutical manufacturers, wholesalers, pharmacies, members and consumers;

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federal and state legislative proposals and/or regulatory activity that could adversely affect pharmacy benefit industry practices, including the management and breadth of provider networks; the regulation of the development and use of drug formularies and/or maximum allowable cost list pricing; and regulations or regulatory activity increasing the regulation of prescription drug pricing, imposing additional rights to access to drugs for individuals enrolled in healthcare benefit plans or reducing the cost of such drugs to those individuals, imposing requirements relating to the receipt or required disclosure of rebates from pharmaceutical manufacturers, and restricting the use of average wholesale prices;

•	laws that regulate debt collection practices;

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a provision of the Social Security Act that imposes civil and criminal penalties on healthcare providers who fail to disclose or refund known overpayments; and federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered;

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federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, and to report certain changes in their operations to the agencies that administer these programs;

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federal and state laws governing the ways in which we communicate with members and market our services, including the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act;

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with respect to our non-U.S. operations, we are subject to regulation in the jurisdictions in which those operations are organized or in which we conduct business as well as U.S. laws that regulate the conduct and activities of U.S. based businesses operating abroad, such as the export controls laws or the FCPA, the latter of which prohibits offering, promising, providing or authorizing others to give anything of value to a foreign government official to obtain or retain business or otherwise secure a business advantage; and

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with respect to the operations of our therapeutics affiliate, the extensive, complex, and evolving laws and regulations applicable to the operations of our therapeutics affiliate, primarily those of the U.S. Food and Drug Administration (the “FDA”).

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to scrutiny or challenge under one or more of such laws. Achieving and sustaining compliance with these laws may also prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties, such as fines, damages, overpayment, recoupment, loss of ability to provide in-home clinician services, loss of ability to access and use member data, loss of enrollment or licensure status or the ability to market our products, loss of the ability to expand into new markets, and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. We also could be held responsible for the failure of any of our downstream vendors to follow applicable laws and regulations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business, and result in adverse publicity.

If the Clover Assistant were to become subject to regulation by the FDA and we were unable to obtain the required approval or comply with these regulations, our business, operating results, financial condition and prospects may be materially and adversely affected.

Medical or health-related software, including machine learning functionality and predictive algorithms, may be subject to regulation by the FDA if such software falls within the definition of a “medical device” under the federal Food, Drug, and Cosmetic Act (the “FDCA”). Currently, the FDA exercises enforcement discretion for certain low-risk software that meets criteria announced in its guidance documents. In addition, in December of 2016, President Obama signed into law the 21st Century Cures Act, which included exemptions from the definition of “medical device” for certain medical-related software, including software used for administrative support functions at a healthcare facility, software intended for maintaining or encouraging a healthy lifestyle, EHR software, software for transferring, storing, or displaying medical device data or in vitro diagnostic data, and certain clinical decision support software. The FDA has also issued a number of draft guidance documents, concerning, for example, clinical decision software, to clarify how it intends to interpret and apply the new exemptions under the 21st Century Cures Act. Although we believe that our Clover Assistant platform does not meet the definition of medical device and/or meet the criteria which the FDA has announced for its exercise of enforcement discretion to apply, there is a risk that the FDA could disagree with our determination or that the FDA could develop new guidance documents or finalize current draft guidance documents that would subject our platform to active FDA oversight. If the FDA determines that any of our current or future analytics applications are regulated as medical devices, we would become subject to various requirements under the FDCA and the FDA’s implementing regulations, including extensive requirements relating to premarket approval or clearance, labeling, manufacturing, adverse event reporting and quality controls, among others. Our business, operating results, financial condition and prospects may be materially and adversely affected if we were to become subject to regulation by the FDA and were unable to obtain approval or comply with these regulations.

If we are required to maintain higher statutory capital levels for our existing operations or if we are subject to additional capital reserve requirements as we pursue new business opportunities, our cash flows and liquidity may be adversely affected.

Our MA plans are operated through regulated insurance subsidiaries in various states. These subsidiaries are subject to state regulations that, among other things, require the maintenance of minimum levels of statutory capital, or net worth, as defined by each state. One or more of these states may raise the statutory capital level from time to time. Other states have adopted risk-based capital requirements based on guidelines adopted by the National Association of Insurance Commissioners, which tend to be, although are not necessarily, higher than existing statutory capital requirements. Regardless of whether the other states in which we operate adopt risk-based capital requirements, the state departments of insurance can require our regulated insurance subsidiaries to maintain minimum levels of statutory capital in excess of amounts required under the applicable state laws if they determine that maintaining additional statutory capital is in the best interests of our members. Any other changes in these requirements could materially increase our statutory capital requirements. In addition, as we continue to expand our plan offerings in new states, add new members, or pursue new business opportunities, we may be required to maintain additional statutory capital. In any case, our available funds could be materially reduced, which could harm our ability to implement our business strategy.

Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of personally identifiable information (“PII”), including protected health information (“PHI”). These laws and regulations include the Health Insurance Portability and Accountability Act of 1996, HIPPA, as amended by HITECH, which we refer to collectively as HIPAA, and the California Consumer Privacy Act of 2018 (the “CCPA”). HIPAA establishes a set of basic national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, which includes us, and the business associates with whom such covered entities contract for services, which also includes us.

HIPAA requires healthcare payers and providers—and we are both—to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

Penalties for failure to comply with a requirement of HIPAA vary significantly depending on the nature of violation and could include civil monetary or criminal penalties. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the Secretary of Health and Human Services (“HHS”), conduct periodic compliance audits of HIPAA-covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our providers and business associates and potentially exposing us to additional expense, adverse publicity and liability. For example, the CCPA came into effect on January 1, 2020. The CCPA requires companies that process information regarding California residents to make new disclosures to consumers, which could include certain of our employees, about their data collection, use, and sharing practices, allows consumers to opt out of certain data sharing with third parties and exercise certain individual rights regarding their personal information, provides a new cause of action for data breaches, and provides for penalties for noncompliance of up to $7,500 per violation. Regulations from the California attorney general’s office on the specific requirements of the CCPA have just recently been finalized and it remains unclear how stringent the California attorney general’s office will be in enforcing the law. It also remains unclear how much private litigation will ensue under the data breach private right of action, and whether existing amendments that are favorable to us that exclude business to business information and employee information from certain of the CCPA’s requirements will remain in effect after January 1, 2021, which would potentially result in additional compliance obligations. Additionally, on November 3, 2020, California voters approved the California Privacy Rights Act, which would impose additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It would also create a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. Although the CPRA’s substantive provisions do not become effective until January 1, 2023, we may incur additional costs implementing compliance processes leading up to such date. Similar laws have been proposed in other states and at the federal level, and if passed, such laws may have potentially conflicting requirements that would make compliance challenging. In addition, in response to such laws, we may need to update and/or change our data collection practices which may be costly, time-consuming and present potential liability while we adapt to comply with such legislation.

New health information standards, whether implemented pursuant to HIPAA, state or federal legislative action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions.

Because of the extreme sensitivity of the personal information, including PHI, that we store and transmit, the security features of our technology platform are very important. If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive provider and member data, including HIPAA-regulated PHI. As a result, our reputation could be severely damaged, adversely affecting PCP and member confidence. Members may curtail their use of or stop using our services or our member base could decrease, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and, in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We outsource important aspects of the storage and transmission of member information, and thus rely on third parties to manage functions that have material cyber-security risks. We attempt to address these risks by requiring outsourcing subcontractors who handle member information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard personal health data to the same extent that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security examinations. However, we cannot ensure that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of such information on our behalf by our subcontractors.

We also publish statements to our members that describe how we handle and protect personal information. Any failure or perceived failure by us to maintain posted privacy policies which are accurate, comprehensive and fully implemented, and any violation or perceived violation of our privacy-, data protection- or information security-related obligations to providers, members or other third parties could result in claims of deceptive practices brought against our Company, which could lead to significant liabilities and consequences, including, without limitation, governmental investigations or enforcement actions, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders, all of which could have material impacts on our revenue and operations.

Furthermore, the Federal Trade Commission and many state attorneys general continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination, and security practices that appear to be unfair or deceptive. There are a number of legislative proposals in the United States, at both the federal and state level, that could impose new obligations or liability for copyright infringement by third parties. We cannot yet determine the impact that future laws, regulations, and standards may have on our business.

Risks Related to Our Intellectual Property

Failure to protect or enforce our intellectual property rights could impair our ability to protect our internally-developed technology and our brand, and our business may be adversely affected.

Our success is dependent, in part, upon protecting our intellectual property rights, internally-developed technology and other proprietary information. We rely and expect to continue to rely on a combination of trademark, copyright, patent, and trade secret protection laws to protect our intellectual property rights, internally-developed technology and other information that we consider proprietary. Additionally, we maintain a policy requiring our employees, consultants, independent contractors, and third parties who are engaged to develop any intellectual property for us to enter into confidentiality and invention assignment agreements to control access to and use of our technology and other information that we consider proprietary and to ensure that any intellectual property developed by such employees, contractors, consultants, and other third parties are assigned to us. However, we cannot guarantee that such confidentiality and proprietary agreements or other employee, consultant, or independent contractor agreements we enter into will adequately protect our intellectual property rights, internally-developed technology and other information that we consider proprietary. In addition, we cannot guarantee that these agreements will not be breached, that we will have adequate remedies for any breach, or that the applicable counter-parties to such agreements will not assert rights to our intellectual property rights, internally-developed technology or other proprietary information that we consider proprietary arising out of these relationships. Furthermore, the steps we have taken and may take in the future may not prevent misappropriation of our internally-developed solutions or technologies, particularly with respect to officers and employees who are no longer employed by us.

In addition, third parties may knowingly or unknowingly infringe or circumvent our intellectual property rights, and we may not be able to prevent infringement even after incurring substantial expense. Litigation brought to protect and enforce our intellectual property rights would be costly, time-consuming, and distracting to management and key personnel, and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our platform and methods of operations. Any of these events would have a material adverse effect on our business, results of operations, and financial condition.

Our failure to obtain or maintain the right to use certain of our intellectual property could negatively affect our business.

Our future success and competitive position depends in part upon our ability to obtain or maintain certain intellectual property used in our platform and products. While we have patent applications pending in the United States, we have not applied for patent protection in foreign jurisdictions, and we may be unable to obtain patent protection for the technology covered in our patent applications. In addition, we cannot ensure that any of the patent applications will be approved or that the claims allowed on any patents issued in the future will be sufficiently broad to protect our technology or platform and provide us with competitive advantages. Furthermore, any patents that may be issued may be challenged, invalidated, or circumvented by third parties.

Many patent applications in the United States may not be public for a period of time after they are filed, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of inventions covered by any patent application we make or that we will be the first to file patent applications on such inventions. Because some patent applications may not be public for a period of time, there is also a risk that we could adopt a technology without knowledge of a pending patent application, which technology would infringe a third-party patent once that patent is issued.

We also rely on unpatented internally-developed technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets, internally-developed technology, and other information that we consider proprietary, we require employees, consultants, and independent contractors to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how, internally-developed technology, or other information that we consider proprietary in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, internally-developed technology, or other information that we consider proprietary. If we are unable to maintain our rights in our internally-developed technologies and other intellectual property, our business would be materially adversely affected.

We rely on our trademarks, trade names, and brand names to distinguish our solutions and branding from the products of our competitors, and have registered or applied to register many of these trademarks in the United States and certain countries outside the United States. However, occasionally third parties may have already registered identical or similar marks for products or solutions that also address our key markets. As we rely in part on brand names and trademark protection to enforce our intellectual property rights, efforts by third parties to limit use of our brand names or trademarks and barriers to the registration of brand names and trademarks in various countries may restrict our ability to promote and maintain a cohesive brand throughout our key markets. There can also be no assurance that pending or future U.S. or foreign trademark applications will be approved in a timely manner or at all, or that such registrations will effectively protect our brand names and trademarks. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our platform, which would result in loss of brand recognition and would require us to devote resources to advertising and marketing new brands.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

There is considerable activity in connection with the development of intellectual property, whether or not patentable, in our industry. Our competitors, as well as a number of other entities, including non-practicing entities and individuals, may own or claim to own intellectual property relating to our industry and our business. As we face increasing competition and our public profile increases, the possibility of intellectual property rights claims against us may also increase. Our competitors or other third parties may in the future claim that we are infringing upon, misappropriating, or violating their intellectual property rights, even if we are unaware of such intellectual property rights. Such claims, regardless of merit, may result in litigation. The costs of supporting such litigation are considerable, and such litigation may divert management and key personnel’s attention and resources, which could materially harm our business, results of operations, and financial condition. We may be required to settle such litigation on terms that are unfavorable to us. For example, a settlement may require us to obtain a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms and may significantly increase our operating expenses. A license to continue such practices may not be available to us at all. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices would require significant effort and expense. Similarly, if any litigation to which we may be a party fails to settle and we go to trial, we may be subject to an unfavorable judgment which may not be reversible upon appeal. For example, the terms of a judgment may require us to cease some or all of our operations or require the payment of substantial amounts to the other party. Any of these events would cause our business and results of operations to be materially and adversely affected.

In addition, in most instances, we have agreed to indemnify our providers against certain third-party claims, which may include claims that our platform and products infringe the intellectual property rights of such third parties and our business could be adversely affected by any significant disputes between us and our providers as to the applicability or scope of our indemnification obligations to them.

Our use of “open source” and third-party software could impose unanticipated conditions or restrictions on our ability to commercialize our solutions and could subject us to possible litigation.

A portion of the technologies we use in the Clover Assistant incorporates “open source” software, and we may incorporate open source software in the Clover Assistant in the future. From time to time, companies that use third-party open source software have faced claims challenging the use of such open source software and their compliance with the terms of the applicable open source license. We may be subject to suits by parties claiming ownership of what we believe to be open source software, or claiming non-compliance with the applicable open source licensing terms. Some open source licenses require end-users who distribute or make available across a network software and services that include open source software to make available all or part of such software, which in some circumstances could include valuable proprietary code, at no cost, or license such code under the terms of the particular open source license. While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our valuable internally-

developed source code, we may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the applicable terms of such license, including claims for infringement of intellectual property rights or for breach of contract. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose source code that incorporates or is a modification of such licensed software. Furthermore, there is an increasing number of open-source software license types, almost none of which have been tested in a court of law, resulting in a dearth of guidance regarding the proper legal interpretation of such license types. If an author or other third party that distributes open source software that we use or license were to allege that we had not complied with the conditions of the applicable open source license, we could expend substantial time and resources to re-engineer some or all of our software or be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the use of our platform, products, or other technologies we use in our business that contained the open source software, and required to comply with the foregoing conditions, including public release of certain portions of our internally-developed source code.

In addition, the use of third-party open source software typically exposes us to greater risks than the use of third-party commercial software because open-source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our platform. Any of the foregoing could be harmful to our business, financial condition, or operating results.

While we rely on software licensed from third parties for internal tools we use to operate our business we do not currently in-license any intellectual property. However, in the future, we may need to obtain licenses from third parties to use intellectual property rights associated with the development of our platform, products, and other internal tools, which might not be available on acceptable terms, or at all. Any loss of the right to use any third-party software required for the development and maintenance of our platform, products, or other internal tools could result in loss of functionality or availability of our platform, products, or other internal tools until equivalent technology is either developed by us, or, if available, is identified, obtained, and integrated. Any errors or defects in third-party software could result in errors or a failure of our platform, products, or other internal tools. Any of the foregoing would disrupt the deployment of our platform, products, or other internal tools and harm our business, results of operations, and financial condition.

Risks Related to Ownership of our Securities

The price of our securities may be volatile or may decline regardless of our operating performance.

The market prices of the securities of newly public companies have historically been highly volatile. The market prices of our Class A common stock and public warrants may fluctuate significantly in response to numerous factors in addition to the ones described in the preceding Risk Factors, many of which are beyond our control. These factors include but are not limited to:

•	overall performance of the equity markets and the economy as a whole;

•	changes in the financial projections we may provide to the public or our failure to meet these projections;

•	actual or anticipated changes in our growth rate relative to that of our competitors;

•	changes in the anticipated future size or growth rate of our addressable markets;

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announcements of new products and services, technological and platform updates or enhancements, or of acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments, by us or by our competitors;

•	disruptions to the Clover Assistant or our other technology;

•	additions or departures of board members, management or key personnel;

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failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

•	rumors and market speculation involving us or other companies in our industry;

•	research or reports that securities analysts or others publish about us or our business;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business, including those related to Medicare;

•	lawsuits threatened or filed against us or investigations by governmental authorities;

•	the expiration of contractual lock-up agreements;

•	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;

•	health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases; and

•	sales of shares of our Class A common stock by us or our stockholders.

In addition, the stock market with respect to newly public companies, particularly companies in the healthcare and technology industry, have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of stock prices of these companies. In the past, stockholders have instituted securities class action litigation against public companies following periods of market volatility. For example, following a recent period of volatility in the trading price of our Class A common stock, in February 2021, we and certain of our directors and officers were named as defendants in putative class actions alleging various securities law violations. We may be the target of this type of litigation in the future as well. Securities litigation against us could result in substantial costs and divert resources and the attention of management, which could adversely affect our business. Further, we provide indemnification for our officers and directors for certain claims in connection with such litigation. Large indemnity payments would adversely affect our business, results of operations, and financial condition.

Our business and financial performance may differ from any projections that we disclose or any information that may be attributed to us by third parties.

From time to time, we may provide guidance via public disclosures regarding our projected business or financial performance. However, any such projections involve risks, assumptions and uncertainties and our actual results could differ materially from such projections. Factors that could cause or contribute to such differences include, but are not limited to, those identified in these Risk Factors, some or all of which are not predictable or within our control. Other unknown or unpredictable factors also could adversely impact our performance, and we undertake no obligation to update or revise any projections, whether as a result of new information, future events or otherwise. In addition, various news sources, bloggers and other publishers often make statements regarding our historical or projected business or financial performance, and you should not rely on any such information even if it is attributed directly or indirectly to us.

Sales of substantial amounts of our securities in the public markets, or the perception that they might occur, could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our Class A common stock into the public market, particularly sales by our directors, executive officers, principal stockholders and their respective affiliates, or the perception that these sales might occur, could cause the market price of our common stock to decline and may make it more difficult for our other stockholders to sell their shares of common stock at a time and price that they deem appropriate.

Pursuant to the Amended and Restated Registration Rights Agreement dated as of January 7, 2021 by and among SCH, Clover Health, Sponsor, certain former stockholders of Clover and other parties thereto (the “Registration Rights Agreement”) and our amended and restated bylaws, subject to certain exceptions, the Sponsor and the former stockholders of Clover, including our directors, executive officers, principal stockholders and their affiliates, are contractually restricted from selling or transferring any shares of common stock, subject to certain exceptions set forth in the Registration Rights Agreement (the “Lock-up Shares”). Such restrictions began at the closing of the Business Combination and will end on the earlier of (i) July 5, 2021 and (ii)(a) for 33.33% of the Lock-up Shares, the date on which the last reported sale price of our Class A common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 31 days after the closing and (b) for an additional 50% of the Lock-up Shares, the date on which the last reported sale price of Class A common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 31 days after the closing.

However, following the expiration of such lockup, the Sponsor and the former stockholders of Clover, including our directors, executive officers, principal stockholders and their affiliates, will not be restricted from selling shares of common stock held by them, other than by applicable securities laws. Additionally, investors in the PIPE Investment (other than the Sponsor and affiliates of the Sponsor) are not restricted from selling any of the 40,000,000 shares of Class A common stock issued in the PIPE Investment following the closing of the Business Combination, other than by applicable securities laws. Accordingly, sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock. As of January 7, 2021, the Sponsor, our directors, officers and principal stockholders and their affiliated entities (not including the shares of Class A common stock issued in the PIPE Investment) collectively owned approximately 50.3% of the outstanding shares of Class A and Class B common stock.

The shares held by the Sponsor and certain of our stockholders may be sold after the expiration of the applicable lock-up period under the Registration Rights Agreement and our amended and restated bylaws. As restrictions on resale end and registration statements (filed after the closing of the Business Combination to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

In addition, as of January 7, 2021, we had options outstanding that, if fully exercised, would result in the issuance of 36,467,470 shares of Class B common stock and we had restricted stock units (RSUs) outstanding that would result in the issuance of 44,173,855 shares of Class B common stock. All of the shares of Class A common stock issuable upon the conversion of Class B common stock issuable upon exercise or settlement of stock options and RSUs, and the shares reserved for future issuance under our equity incentive plans, will be registered for public resale under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance subject to existing lock-up agreements and applicable vesting requirements.

The exercise of warrants for our Class A common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of January 7, 2021, we had warrants to purchase an aggregate of approximately 38,533,271 shares of our Class A common stock outstanding. These warrants will become exercisable at any time commencing on April 24, 2021, and the warrants will expire at 5:00 p.m., New York City time, on January 7, 2026, which is the fifth anniversary of the Closing, or earlier upon redemption or liquidation. The exercise price of these warrants is $11.50 per share. To the extent such warrants are exercised, additional shares of Class A common stock will be issued, which will result in dilution to the then-existing holders of Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

The public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.

The public warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and SCH. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Hypothetical examples of such amendments include, among other things, amendments to increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Class A common stock purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to their holders, thereby making the warrants worthless.

We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of our Class A common stock for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and certain other adjustments). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force warrant holders to: (i) exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so (ii) sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would to be substantially less than the market value of their warrants.

None of the private placement warrants will be redeemable by us (subject to limited exceptions) so long as they are held by our Sponsor or its permitted transferees. We do not intend to pay cash dividends for the foreseeable future.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and certain other adjustments). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of our Class A common stock determined based on the redemption date and the fair market value of our Class A common stock. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time at which the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of our Class A common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

We have identified a material weakness in our internal control over financial reporting related to our derivative liability for our convertible securities. While the embedded derivative was extinguished upon consummation of the Business Combination on January 7, 2021, and management therefore does not expect this material weakness to recur in future periods, if we fail to establish and maintain effective internal control over financial reporting more generally, our ability to produce timely and accurate financial statements and comply with disclosure and other requirements could be adversely affected, which in turn could harm investor confidence in our Company and the trading price of our Class A Common Stock.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.

During the preparation of the audited financial statements of Clover Health Investments, Corp. and its consolidated subsidiaries as of prior to the consummation of the Business Combination for the year ended December 31, 2020, including the finalization of the accounting for the Business Combination, we identified a material weakness in our internal control over financial reporting related to the valuation of our derivative liability, as described further below. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness related specifically to our application of the complex, key assumptions of a derivative instrument’s redemption features, leading to the incorrect application of FASB Accounting Standards Codification for derivatives (ASC 815) in the valuation of the embedded derivative features of the convertible securities of Clover Health Investments Corp. and its consolidated subsidiaries as of prior to the consummation of the Business Combination at December 31, 2020, and the varying treatment of each tranche of such securities under ASC 815. The derivative liability in connection with the convertible securities should have been valued at $44.8 million but was instead valued at $0. For the quarter and fiscal year ended December 31, 2020, the adjustment decreased the gain on derivatives by $44.8 million, with a corresponding increase to net loss for the same periods, in each case as compared to the amounts reflected in the Company’s press release announcing our financial results for the three months and year ended December 31, 2020 that we furnished in a Current Report on Form 8-K on March 1, 2020. The embedded derivative was extinguished upon the consummation of the Business Combination on January 7, 2021, and management therefore does not expect this material weakness to recur in future periods.

Additional weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. Further, current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading prices of our Class A common stock and public warrants. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our annual report on Form 10-K for the year ending December 31, 2021.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Once we are no longer an “emerging growth company,” our independent registered public accounting firm will be required to express an opinion as to the effectiveness of our internal control over financial reporting. Any failure to maintain effective disclosure controls or internal control over financial reporting could harm our business, results of operations, and financial condition and could cause a decline in the trading prices of our Class A common stock and public warrants.

In addition to our results determined in accordance with GAAP, we believe certain non-GAAP measures may be useful in evaluating our operating performance. We have presented, and intend to continue to present, certain non-GAAP financial measures in filings with the SEC and other public statements. Any failure to accurately report and present our non-GAAP financial measures could cause us to fail to meet our reporting obligations and could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock and public warrants.

We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources. In order to maintain and improve our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and investments to strengthen our accounting systems and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience additional material weaknesses in our controls.

We are an emerging growth company under the JOBS Act, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, which could be as long as until December 31, 2025, we may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404, reduced Public Company Accounting Oversight Board (“PCAOB”) reporting requirements, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Class A common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards. We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and the trading price of our Class A common stock may be more volatile.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

The dual class structure of our common stock has the effect of concentrating voting control with our existing stockholders, including our directors, executive officers, principal stockholders and their respective affiliates, who held in the aggregate 72.9% of the voting power of our capital stock as of January 7, 2021. This ownership will limit or preclude the ability of our other stockholders to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

Our Class B common stock has 10 votes per share, and our Class A common stock has one vote per share. As of January 7, 2021, our directors, executive officers, principal stockholders and their affiliates held in the aggregate 72.9% of the voting power of our capital stock. Because of the 10-to-1 voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively could continue to control a significant percentage of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval until the date of automatic conversion described below, when all outstanding shares of Class B common stock and Class A common stock will convert automatically into shares of a single class of common stock. So long as 36,767,350 shares of Class B common stock remain outstanding, the holders of our Class B common stock will be able to control the outcome of matters submitted to a stockholder vote. This concentrated control may limit or preclude the ability of other stockholders to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may believe are in your best interest as one of our stockholders.

Future transfers by holders of Class B common stock will generally result in those shares converting to shares of Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. In addition, each of the outstanding shares of Class B common stock will convert automatically into one share of Class A common stock upon the earliest of (i) January 7, 2031, (ii) the separation date of the last to separate of Vivek Garipalli and Andrew Toy (the “Founders”), (iii) the date that is one (1) year after the death or permanent disability of the last to die or become disabled of the Founders and (iv) the date specified by the affirmative vote of the holders of our Class B common stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of our Class B common stock, voting separately as a single class. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares over the long term. As a result, it is possible that one or more of the persons or entities holding our Class B common stock could gain significant voting control as other holders of Class B common stock sell or otherwise convert their shares into Class A common stock.

We cannot predict the effect our dual class structure may have on the trading prices of our Class A common stock and public warrants.

We cannot predict whether our dual class structure will result in lower or more volatile trading prices of our Class A common stock and warrants, in adverse publicity, or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced plans to require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced policies, the dual class structure of our common stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices would not invest in our Class A common stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. Because of the dual class structure of our common stock, we will likely be excluded from certain indices, and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and would make our Class A common stock less attractive to other investors. As a result, the trading prices of our Class A common stock and public warrants could be adversely affected. Our directors, executive officers and principal stockholders will have substantial control over us, which could limit the ability of our other stockholders to influence the outcome of key transactions, including a change of control.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations

In general, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. As of December 31, 2020, we had approximately $725.8 million of federal net operating loss carryforwards. The federal net operating loss carryforwards created subsequent to the year ended December 31, 2017, of $430.7 million carry forward indefinitely, while the remaining federal net operating loss carryforwards of $295.1 million begin to expire in 2033. Our ability to utilize NOLs may be subject to limitations due to prior ownership shifts, which could result in an ownership change under Section 382 of the Code, further limiting our ability to utilize NOLs arising prior to such ownership change in the future. A portion of our total NOLs may also be limited by special rules known as Separate Return Limitation Year rules. There is also a risk that due to statutory or regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. We have recorded a full valuation allowance against the deferred tax assets attributable to our NOLs.

Restrictions on our ability to obtain funds from our regulated subsidiaries could materially and adversely affect our results of operations, financial position and cash flows.

Because we operate as a holding company, we are dependent on dividends and administrative expense reimbursements from our subsidiaries to fund our obligations. Many of these subsidiaries are regulated by departments of insurance or similar regulatory authorities. We are also required by law or regulation to maintain specific prescribed minimum amounts of capital in these subsidiaries. The levels of capitalization required depend primarily on the volume of premium revenues generated by the applicable subsidiary. In most states, we are required to seek approval by state regulatory authorities before we transfer money or pay dividends from our regulated subsidiaries that exceed specified amounts. An inability of our regulated subsidiaries to pay dividends to their parent companies in the desired amounts or at the time of our choosing could adversely affect our ability to reinvest in our business through capital expenditures or business acquisitions, as well as our ability to pay dividends, repurchase shares of our common stock and repay our debt. If we are unable to obtain sufficient funds from our subsidiaries to fund our obligations, our results of operations, financial position and cash flows could be materially and adversely affected.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the listing standards of Nasdaq and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from what is intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could expose us to greater than anticipated tax liabilities.

Our income tax obligations are based in part on our corporate structure and intercompany arrangements, including the way we develop, value, and use our intellectual property and the valuations of our intercompany transactions. The tax laws applicable to our business, including the laws of the United States and other jurisdictions, are subject to interpretation, and certain jurisdictions may aggressively interpret their laws in an effort to raise additional tax revenue. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents.

The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our effective tax rate and harm our financial position and results of operations. It is possible that tax authorities may disagree with certain positions we have taken and any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. Further, the determination of our provision for income taxes and other tax liabilities requires significant judgment by management, and there are transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Our trading price and trading volume could decline if securities or industry analysts do not publish research about our business, or if they publish unfavorable research.

We cannot assure that any equity research analysts will adequately provide research coverage of our Class A common stock and public warrants. A lack of adequate research coverage may harm the liquidity and trading prices of our Class A common stock and public warrants. To the extent equity research analysts do provide research coverage of our Class A common stock and public warrants, we will not have any control over the content and opinions included in their reports. The trading price of our Class A common stock and public warrants could decline if one or more equity research analysts downgrade our stock or publish other unfavorable commentary or research. If one or more equity research analysts cease coverage of our company, or fail to regularly publish reports on us, the demand for our Class A common stock and public warrants could decrease, which in turn could cause our trading price or trading volume to decline.

Applicable insurance laws may make it difficult to effect a change of control.

Under applicable state insurance laws and regulations, no person may acquire control of a domestic insurer until written approval, or exemption therefrom, is obtained from the state insurance commissioner on the proposed acquisition. Such approval would be contingent upon the state insurance commissioner’s consideration of a number of factors including, among others, the financial strength of the proposed acquiror, the acquiror’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

Our two insurance subsidiaries are domiciled in New Jersey and per the applicable laws and regulations of New Jersey, generally no person may acquire control of any insurer, whether by purchase of its securities or otherwise, unless it gives prior notice to the insurer and has received prior approval, or exemption therefrom, from the Commissioner of the New Jersey Department of Banking and Insurance, or the NJ DOBI. Under New Jersey insurance law, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. To the extent that the NJ DOBI determines that the transactions require its consent pursuant to a Form A or exemption therefrom, there can be no assurance that the NJ DOBI’s consent will be obtained or that the NJ DOBI will not impose fines, penalties or sanctions in connection with the transactions.

In addition, as Form A requirements can be burdensome, such requirements could discourage potential acquisition proposals in the future and may delay, deter or prevent change of control transactions, including transactions that some or all of the stockholders might consider to be desirable. These requirements may also inhibit our ability to acquire an insurance company should we wish to do so in the future.

Certain provisions in our corporate charter documents and under Delaware law may prevent or hinder attempts by our stockholders to change our management or to acquire a controlling interest in us, and the trading prices of our Class A common stock and public warrants may be lower as a result.

There are provisions in our amended and restated certificate of incorporation and amended and restated bylaws that may make it difficult for a third party to acquire, or attempt to acquire, control of the Company, even if a change in control were considered favorable by our stockholders. These anti-takeover provisions include:

•	a classified board of directors so that not all members of our board of directors are elected at one time;

•	the ability of our board of directors to determine the number of directors and to fill any vacancies and newly created directorships;

•	a requirement that our directors may only be removed for cause;

•	a prohibition on cumulative voting for directors;

•	the requirement of a super-majority to amend some provisions in our amended and restated certificate of incorporation and amended and restated bylaws;

•	authorization of the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

•

provide for a dual class common stock structure in which holders of our Class B common stock, which has 10 votes per share, have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our Class B and Class A common

•	stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•	an inability of our stockholders to call special meetings of stockholders; and

•	a prohibition on stockholder actions by written consent, thereby requiring that all stockholder actions be taken at a meeting of our stockholders.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibit a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a three-year period beginning on the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Any provision in our amended and restated certificate of incorporation, our amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock and warrants.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America as the exclusive forums for certain disputes between us and our stockholders, which will restrict our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated certificate of incorporation provide that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf, any action asserting a breach of a fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

We believe these provisions may benefit the Company by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions, and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $443.1 million, but will not receive any proceeds from the sale of the shares of Class A common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A common stock underlying the warrants offered hereby is determined by reference to the exercise price of the warrants of $11.50 per share. The public warrants are listed on the Nasdaq Global Select Market under the symbol “CLOVW.”

We cannot currently determine the price or prices at which shares of our Class A common stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A common stock and public warrants are currently listed on the Nasdaq Global Select Market under the symbols “CLOV” and “CLOVW,” respectively. Prior to the Closing, our Class A common stock and public warrants were listed on the New York Stock Exchange under the symbols “IPOC” and “IPOC.WS,” respectively. We do not currently intend to list the private placement warrants or the Class B common stock on any securities exchange. On June 7, 2021, the closing sale price of our Class A common stock was $11.92 per share and the closing price of the public warrants was $4.17 per warrant. As of June 7, 2021, there were 9 holders of record of our Class A common stock and 1 holder of record of the public warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our Class A common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of our operations should be read together with the “Selected Historical Financial Information of Clover” section of this prospectus and our consolidated financial statements, including the related notes thereto, included elsewhere in this prospectus. The following discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our”, “us”, the “Company” or “Clover Health” is intended to mean the business and operations of Clover and its consolidated subsidiaries prior to the Closing.

Overview

At Clover Health, we are singularly focused on creating great, sustainable healthcare to improve every life. We have centered our strategy on building and deploying technology that we believe will enable us to solve a significant data problem while avoiding the limitations of legacy approaches. We leverage our flagship software platform, the Clover Assistant, to help America’s seniors receive better care at lower costs. As a next generation Medicare Advantage (“MA”) insurer, we operate Preferred Provider Organization (“PPO”) and Health Maintenance Organization (“HMO”) plans that are the obvious choice for Medicare-eligible consumers. We call our plans “Obvious” because we believe they are highly affordable—offering most of our members the lowest average out-of-pocket costs for primary care physician (“PCP”) co-pays, specialist co-pays, drug deductibles and drug costs in their markets—and provide wide network access and the same cost-sharing (co-pays and deductibles) for physicians who are in- and out-of-network. By empowering physicians with data-driven, personalized insights at the point of care through our software platform, we believe we can improve clinical decision-making and viably offer these “Obvious” plans at scale, through an asset-light approach.

We initially launched our MA offering in 2013, scaling to our first nine MA markets, or counties, by 2016 with approximately 15,000 members. As of March 31, 2021, we operated in 108 MA markets across eight states with 66,348 Medicare Advantage members. As of March 31, 2021, our PPO plans were licensed in 45 states and the District of Columbia and were not licensed in Michigan, New Hampshire, New York, North Carolina and Vermont, and our HMO was licensed in New Jersey and Texas.

On April 8, 2021, the Centers for Medicare and Medicaid Services (“CMS”), an agency of the United States Department of Health and Human Services, announced that the Corporation’s subsidiary Clover Health Partners, LLC, began participating as a Direct Contracting Entity in the CMS’s Global and Professional Direct Contracting Model on April 1, 2021. Clover’s Direct Contracting Entity, which assumes full risk (i.e., 100% shared savings and shared losses) for the total cost of care of aligned Original Medicare beneficiaries, also focuses on our technology platform, the Clover Assistant, to enhance health care delivery, reduce expenditures, and improve care for Original Medicare beneficiaries.

Recent Events

On January 7, 2021, we consummated the previously announced domestication and mergers (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger, dated October 5, 2020 (the “Merger Agreement”), among Asclepius Merger Sub Inc., a former subsidiary of us, Clover Health Investments, Inc., a corporation originally incorporated on July 17, 2014, in the state of Delaware (“Legacy Clover”), and us. Additionally, in connection with the Business Combination, we issued and sold to certain investors an aggregate of 40,000,000 shares of our Class A Common Stock for an aggregate purchase price equal to $400.0 million (the “PIPE Investment”) concurrently with the completion of the Business Combination. See Note 3 “Business Combination” in the Notes to the Condensed Consolidated Financial Statements of this prospectus for more information.

The Business Combination was accounted for as a reverse capitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under the guidance in Accounting Standards Codification (“ASC”) 805, Legacy Clover is treated as the “acquirer” for financial reporting purposes. As such, Legacy Clover is deemed the accounting predecessor of the combined business, and Clover, as the parent company of the combined business, is the successor SEC registrant, meaning that Legacy Clover’s financial statements for previous periods will be disclosed in the registrant’s periodic reports filed with the SEC from here forward.

The Business Combination has had a significant impact on our reported financial position and results as a consequence of the reverse capitalization. The most significant change in our reported financial position and results is an estimated net increase in cash (as compared to our consolidated balance sheet at December 31, 2020) of approximately $670.0 million, which includes approximately $400.0 million in proceeds from the PIPE Investment, offset by additional transaction costs incurred in connection with the Business Combination. The estimated transaction costs for the Business Combination were approximately $61.0 million, of which $29.0 million represented deferred underwriter fees related to the initial public offering of Social Capital Hedosophia Holdings Corp. III (“SCH”).

As a result of the Business Combination, we have become the successor to a public company, which required us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

For additional information regarding the impacts of the Business Combination, see Note 3, “Business combination,” Note 9, “Notes and securities payable,” Note 10, “Warrants payable,” and Note 14, “Convertible preferred stock” of the Notes to the Condensed Consolidated Financial Statements of this prospectus.

Impact of COVID-19

The societal and economic impact of the COVID-19 pandemic is continuing to evolve, and the ultimate impact on our business, results of operations, financial condition and cash flows is uncertain and difficult to predict. The global pandemic has severely impacted businesses worldwide, including many in the health insurance sector. In response to the pandemic, we have implemented additional steps related to our care delivery, our member support, and our internal policies and operations.

We refocused our clinical operations in mid-March 2020 and fully adopted the CMS COVID-19 emergency policy changes, including multiple summary guidances issued over a 12-week period, from March 2020 to June 2020. We implemented many changes to provide continued care to members, including reorienting our in-home primary care program to provide care remotely, pivoting our post-hospital discharge program to video and telephonic encounters, and helping members receive their prescription medications at home.

Additionally, we rapidly enhanced our Clover Assistant platform to focus on video and telephonic visits to ensure that our members received appropriate levels of care despite their inability to physically visit a physician’s office. In total, we pivoted from 100% in-person Clover Assistant visits before the COVID-19 pandemic to 82% and 64% virtual Clover Assistant visits during the months of April and May 2020, respectively.

To ensure care continuity, we have implemented multi-channel member communications to support our members staying in place, provider network support for telehealth adoption by PCP practices, and a nurse practitioner COVID-19 hotline reaching out to our most vulnerable members—acting as a clinical bridge for members whose provider offices had transiently closed.

We are continuing to monitor the ongoing financial impact of COVID-19 on our business and operations and are making adjustments accordingly. We have waived member copays on certain COVID-19-related services and have worked closely with our open network of providers to ensure that members are receiving necessary care. Given that a large portion of our membership is elderly and generally in the high-risk category for COVID-19, we have incurred additional costs during the three months ended March 31, 2021, to care for those members who have contracted the virus, and we will likely continue to incur similar costs in the near future. Additionally, CMS risk adjustment requires that a member’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person visit with a patient. As part of relief measures adopted pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), Medicare is allowing documentation prepared during video visits with patients to serve as support for CMS risk adjustments. While we intend to leverage Clover Assistant to increase the video visits for our members and document their health conditions on a timely basis, given the disruption caused by COVID-19, we may be unable to document the health conditions of our members as comprehensively as we did in previous years, which may adversely impact the accuracy of our risk adjustment factors and revenue in future periods.

The quarterly information presented in the following table illustrates the impact of COVID-19 on our financial results during each of the four quarters of 2020 and the first quarter of 2021:

					Three Months Ended
	March 31, 2020		June 30, 2020		September 30, 2020		December 31, 2020		March 31, 2021
	Total	PMPM	Total	PMPM	Total	PMPM	Total	PMPM	Total	PMPM
				(dollars in thousands, except PMPM amounts)
Premiums earned, net	$163,710	$984	$170,315	$1,000	$167,075	$972	$164,598	$950	$199,376	$1,005
Net medical claims incurred	$146,328	$880	$119,366	$701	$144,846	$842	$179,928	$1,034	$214,432	$1,081
Net (loss) income	$(28,162)	$—	$5,403	$—	$12,758	$—	$(126,391)	$—	$(48,417)	$—
MCR	89.4%	—	70.1%	—	86.7%	—	109.3%	—	107.6%	—

Beginning in late March and early April 2020, the COVID-19 pandemic caused an increase in our inpatient hospital costs as members started to experience admissions caused by the virus. The increase in hospital costs was ultimately more than fully offset by a reduction in outpatient and office-based utilization during the second quarter of 2020. In the second quarter of 2020, we experienced a reduction in utilization across all settings, including inpatient hospital admissions. By the end of the third quarter of 2020, our non-COVID-19 utilization of healthcare services returned to near pre-COVID-19 levels but remained slightly below historical benchmarks. In the fourth quarter of 2020 and the first quarter of 2021, we incurred additional net medical claims related to COVID-19 without experiencing the same offsetting reduction in outpatient and office-based utilization we experienced in the second quarter of 2020.

Due to the speed with which the COVID-19 situation is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there remains uncertainty around its duration and ultimate impact, and the related financial impact on our business could change and cannot be accurately predicted at this time. For additional information regarding the risks to our business and results of operations related to the COVID-19 pandemic, see the section entitled “Risk Factors—Risks Related to Our Business and Industry—We are subject to risks associated with the COVID-19 pandemic, which could have a material adverse effect on our business, results of operations, financial condition and financial performance” in this prospectus.

Key Performance Measures

We review several key performance measures, discussed below, to evaluate our business and results, measure performance, identify trends, formulate plans, and make strategic decisions. We believe that the presentation of such metrics is useful to management, investors and counterparties to model the performance of healthcare companies such as Clover.

	Years Ended December 31,				Three Months Ended March 31,
	2020		2019		2021		2020
	Total	PMPM (1)	Total	PMPM(1)	Total	PMPM (1)	Total	PMPM(1)
	(in thousands, except PMPM amounts)				(in thousands, except PMPM amounts)
Other Data:
Medicare Advantage members as of period end	58,056	N/A	42,592	N/A	66.348	N/A	56,268	N/A
Premiums earned, gross	$666,297	$975	$457,758	$927	$199.500	$1,006	$163,839	$985
Premiums earned, net	$665,698	$976	$456,926	$925	$199,376	$1,005	$163,710	$984
Medical claim expense incurred, gross	$590,951	$867	$452,261	$916	$214,562	$1,082	$146,421	$880
Net medical claims incurred	$590,468	$865	$450,645	$912	$214,432	$1,081	$146,328	$880
Medical care ratio, gross	88.7%	N/A	98.8%	N/A	107.5%	N/A	89.4%	N/A
Medical care ratio, net	88.7%	N/A	98.6%	N/A	107.6%	N/A	89.4%	N/A
Net Loss	$(136,392)	N/A	$(363,737)	N/A	$(48,417)	N/A	$(28,162)	N/A

(1)

Calculated PMPM figures are based on the applicable amount divided by member months in the given period. Member months represents the number of months members are enrolled in a Clover Health plan in the period.

Membership and Associated Premiums Earned and Medical Claim Expenses

We define new and returning members on a calendar year basis. Any member who is active on July 1 of a given year is considered a returning member in the following year. Any member who joins a Clover plan after July 1 in a given year is considered a new member for the entirety of the following calendar year. We view our number of members and associated PMPM premiums earned and medical claim expenses, in the aggregate and on a PMPM basis, as important metrics to assess our financial performance because member growth aligns with our mission, drives our total revenues, expands brand awareness, deepens our market penetration, creates additional opportunities to inform our data-driven insights to improve care and decrease medical claim expenses, and generates additional data to continue to improve the functioning of the Clover Assistant. Among other things, the longer a member is enrolled in one of our MA plans, the more data we collect and synthesize and the more actionable insights we generate. We believe these data-driven insights lead to better care delivery as well as improved identification and documentation of members’ chronic conditions, helping to lower PMPM medical claim expenses.

Premiums Earned, Gross

Premiums earned, gross is the amount received, or to be received, for insurance policies written by us during a specific period of time without reduction for premiums ceded to reinsurance. We believe premiums earned, gross provides useful insight into the gross economic benefit generated by our business operations and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure. Premiums earned, gross excludes the effects of premiums ceded to reinsurers, and therefore should not be used as a substitute for premiums earned, net, total revenue or any other measure presented in accordance with GAAP. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Our Results of Operations—Premiums Earned, Net.”

Premiums Earned, Net

Premiums earned, net represents the earned portion of our premiums earned, gross, less the earned portion that is ceded to third-party reinsurers under our reinsurance agreements as presented on our consolidated statement of operations in accordance with GAAP.

Gross Medical Claims Incurred

Gross medical claims incurred reflects claims incurred excluding amounts ceded to reinsurers and the costs associated with processing those claims. We believe gross medical claims incurred provides useful insight into the gross medical expense incurred by members and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure.

Gross medical claims incurred excludes the effects of medical claims and associated costs ceded to reinsurers, and therefore should not be used as a substitute for net claims incurred, total expenses or any other measure presented in accordance with GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Our Results of Operations—Net Medical Claims Incurred.”

Net Medical Claims Incurred

Net medical claims incurred consists of the costs of claims, including the costs incurred for claims net of amounts ceded to reinsurers as presented on our consolidated statement of operations in accordance with GAAP.

Medical Care Ratio, Gross and Net

We calculate our medical care ratio by dividing total net medical claim expenses incurred by premiums earned, in each case on a gross or net basis, as the case may be, in a given period. We believe our MCR is an indicator of our gross profit for our MA plans and the ability of our Clover Assistant platform to capture and analyze data over time to generate actionable insights for returning members to improve care and reduce medical expenses.

Components of Our Results of Operations

Premiums Earned, Net

Premiums earned, net represents the earned portion of our premiums earned, gross, less the earned portion that is ceded to third-party reinsurers under our reinsurance agreements. Premiums are earned in the period in which members are entitled to receive services, and are net of estimated uncollectible amounts, retroactive membership adjustments, and any adjustments to recognize rebates under the minimum benefit ratios required under the Patient Protection and Affordable Care Act (the “ACA”).

Premiums earned, gross is the amount received, or to be received, for insurance policies written by us during a specific period of time without reduction for premiums ceded to reinsurance. We earn premiums through our plans offered under contracts with CMS. We receive premiums from CMS on a monthly basis based on our actuarial bid and the risk-adjustment model used by CMS. Premiums anticipated to be received within twelve months based on the documented diagnostic criteria of our members are estimated and included in revenue for the period including the member months for which the payment is designated by the CMS.

Premiums ceded is the amount of premiums earned, gross ceded to reinsurers. From time to time, we enter into reinsurance contracts to limit our exposure to potential losses as well as to provide additional capacity for growth. Under these agreements, the “reinsurer” agrees to cover a portion of the claims of another insurer, i.e., us, the “primary insurer,” in return for a portion of their premium. Ceded earned premium is earned over the reinsurance contract period in proportion to the period of risk covered. The volume of our ceded earned premium is impacted by the level of our premiums earned, gross and any decision we make to adjust our reinsurance agreements.

Other Income

Other income primarily consists of income earned from commissions related to premiums ceded under our reinsurance agreements. Commissions from premiums ceded under reinsurance agreements are earned when ceded to reinsurers over the period of policies. The amount of commissions we earn is dependent upon the terms of our reinsurance contracts and the amount of premiums ceded. In addition, other income includes income generated from ceded allowances under reinsurance agreements, which are amounts paid by the reinsurers to help cover certain expenses incurred by the ceding party in relation to the ceded contracts, and an immaterial amount of other income from rental agreements with third parties for subleases of our leased office facilities.

Other income also includes interest earned from fixed-maturity securities, short-term securities and other investments, the gains or losses on sales and maturities of investments. Our cash and invested assets primarily consist of fixed-maturity securities, and may also include cash and cash equivalents, equity securities, and short-term investments. The principal factors that influence net investment income are the size of our investment portfolio and the yield on that portfolio. As measured by amortized cost (which excludes changes in fair value, such as changes in interest rates), the size of our investment portfolio is mainly a function of our invested equity capital along with premiums we receive less amounts paid in costs of care.

Net Medical Claims Incurred

Net medical claims incurred are our medical expenses and consist of the costs of claims, including the costs incurred for claims net of amounts ceded to reinsurers. We enter into reinsurance contracts to limit our exposure to potential losses as well as to provide additional capacity for growth. These expenses generally vary based on the total number of members and their utilization rate of our services.

Salaries and Benefits

Salaries and benefits consist of salaries, sales commissions, stock-based compensation expense, employee benefit costs, severance costs and payroll taxes for employees.

Following the consummation of the Business Combination, we have incurred and expect to continue to incur significant additional expenses for salaries and benefits as a result of expanding our headcount to support our increased compliance requirements associated with operating as a public company or otherwise and the growth of our business. As a result, we expect that our salaries and benefits will increase in absolute dollars in future periods and vary from period-to-period as a percentage of revenue.

General and Administrative Expense

General and administrative expense consists of legal, accounting, tax and other professional fees, consulting fees, hardware and software costs, payments to our third-party cloud infrastructure providers for hosting our software, travel expenses, recruiting fees, certain tax, license and insurance-related expenses, including industry assessments, advertising and marketing costs, membership-driven administrative costs, lease and occupancy costs, statutory and other fees and other overhead costs. Membership-driven administrative costs consist of enrollment-related costs, broker commissions and call center expenses.

We are subject to the ACA, which established insurance industry assessments, including an annual health insurance industry fee. The annual health insurance industry fee was suspended in 2019. In 2020, the fee incurred and paid by the Company was approximately $8.0 million. The fee has been permanently repealed beginning in 2021.

Following the consummation of the Business Combination, we have incurred and expect to continue to incur significant additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the listing standards of Nasdaq, additional corporate, director and officer insurance expenses, greater investor relations expenses and increased professional service fees. As a result, we expect that our general and administrative expenses will increase in absolute dollars in future periods and vary from period-to-period as a percentage of revenue.

Premium Deficiency Reserve (Benefit) Expense

Premium deficiency reserves are established to the extent that the sum of expected future costs, claim adjustment expenses, and maintenance costs exceeds related future premiums under contracts without consideration of investment income. We assess the profitability of our contracts with CMS to identify those contracts where current operating results or forecasts indicate probable future losses. Premium deficiency reserve (benefit) expense is recognized in the period in which the losses are identified. Premium deficiency reserves are then amortized over the period in which losses were expected to occur. The amortization is expected to have an offsetting impact to the operating losses in that period. We may identify and recognize additional premium deficiency reserves depending on the rates that are paid to us by CMS based on our actuarial bids and the utilization of healthcare services by our members.

Depreciation and Amortization

Depreciation and amortization consists of all depreciation and amortization expenses associated with our property and equipment. Depreciation includes expenses associated with property and equipment. Amortization includes expenses associated with leasehold improvements.

Other Expense

Other expense consists primarily of debt issuance costs incurred in connection with the issuance of an aggregate of $373.8 million initial principal amount of convertible securities (“Convertible Securities”) in February, May, and August 2019. The Convertible Securities were converted into shares of the Corporation’s Class B common stock upon the completion of the Business Combination on January 7, 2021.

Change in Fair Value of Warrants Payables

Change in fair value of warrants payable is related to a mark-to-market adjustment associated with warrants to purchase our capital stock. In connection with the Closing, the warrants of Legacy Clover automatically converted into shares of Class B Common Stock, and we will no longer be required to re-measure the value of the warrants. Change in fair value of warrants payable for our Public Warrants and Private Placement Warrants acquired in the Business Combination reflects the mark-to-market adjustment associated with warrants to purchase our Class A Common Stock from the Closing date through the end of the reporting period.

Interest Expense

Interest expense consists primarily of interest expense associated with our outstanding non-convertible notes under our term loan facility (“Term Loan Notes”).

Amortization of Notes and Securities Discounts

Amortization of notes and securities discounts consists of amortization of the debt discount associated with the Convertible Securities, warrants and debt issuance costs associated with the Term Loan Notes.

(Gain) Loss on Derivative

(Gain) loss on derivative consists of (gain) loss on embedded derivatives contained in the Convertible Securities. The embedded derivatives relate to the conversion features of the Convertible Securities, which reflect a premium above the principal and accrued interest thereon.

We record a gain or loss on derivative based on changes in fair value of the embedded derivatives contained in the Convertible Securities. The carrying amounts of these embedded derivatives are recorded at fair value at issuance and marked-to-market as of each balance sheet date, and changes in fair value are reported as either income or expense during the period.

In order to estimate the fair value attributable to these features, we estimate the value of the Convertible Securities (i) with the embedded derivatives and (ii) without the embedded derivatives. The incremental difference between the two values is then used to estimate the fair value of the embedded derivatives. A probability-weighted present value of expected future returns model is then used in order to estimate the value of the conversion features under various probable scenarios. The assumptions used to arrive at the estimated fair value generally include the stock price, strike price, volatility, risk-free rate, and time to maturity, among others.

On January 7, 2021, in association with the Closing, the Convertible Securities converted to shares of the Corporation’s common stock and the associated derivative liability was eliminated.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The following tables summarize our consolidated results of operations for the periods presented and as a percentage of our total revenues for those periods.

The period-to-period comparison of results is not necessarily indicative of results for future periods.

	Three Months Ended March 31,
	2021	2020	Change ($)	Change (%)
	(dollars in thousands)
Revenues
Premiums earned, net (Net of ceded premiums of $124 and $129 for the three months ended March 31, 2021 and 2020, respectively)	$199,376	$163,710	$35,666	22%
Other income (1)	949	1,795	(846)	(47%)

Total revenues	200,325	165,505	34,820	21%

Operating expenses
Net medical claims incurred	214,432	146,328	68,104	47%
Salaries and benefits (2)	66,024	21,484	44,540	207%
General and administrative expenses	38,606	28,483	10,123	36%
Premium deficiency reserve benefit	—	(4,282)	4,282	(100%)
Depreciation and amortization	160	122	38	31%
Other expense	191	—	191	*

Total operating expenses	319,413	192,135	127,278	66%

Loss from operations	(119,088)	(26,630)	(92,458)	347%

Change in fair value of warrants payable	(85,506)	2,237	(87,743)	*
Interest expense	1,175	7,815	(6,640)	(85%)
Amortization of notes and securities discount	13,660	5,712	7,948	139%
Gain on derivative	—	(14,232)	14,232	(100%)

Net loss	$(48,417)	$(28,162)	$(20,255)	(72%)

(1)

In the first quarter of 2021, other income and investment income, net, were combined into a single line item for other income.Prior period balances have been revised to conform to the current period presentations.

(2)	Stock-based compensation expenses of $42.7 million and $2.1 million are included in salaries and benefits for the three months ended March 31, 2021 and 2020, respectively.

* = Not presented as prior period amount is zero or line item is a change from a gain to a loss and thus yields a non-meaningful result.

Premiums Earned, Net

Premiums earned, net increased $35.7 million, or 22%, to $199.4 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase was primarily due to membership growth of 18% from 56,268 Medicare Advantage members at March 31, 2020, to 66,348 Medicare Advantage members at March 31, 2021. There were no additional premiums earned during the three months ended March 31, 2021 and 2020 related to additional revenue from finalized risk adjustment payments related to 2020 and 2019 members, respectively.

Other Income

Other income decreased $0.8 million, or 47%, to $0.9 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The decrease was primarily due to decreases in amortization of short term income of $0.4 million and interest income on bonds of $0.3 million.

Net Medical Claims Incurred

Net medical claims incurred increased $68.1 million, or 47%, to $214.4 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase was due in part to membership growth which increased from 56,268 Medicare Advantage members at March 31, 2020, to 66,348 Medicare Advantage members at March 31, 2021 and as well as the impact from the COVID-19 pandemic as discussed in further detail immediately below.

Beginning in late March and early April 2020, the COVID-19 pandemic caused an increase in our inpatient hospital costs as members started to experience admissions related to the virus. The increase in hospital costs was ultimately more than fully offset by a reduction in outpatient and office-based utilization during the second quarter of 2020. In the second quarter of 2020, we experienced a reduction in utilization across all settings, including inpatient hospital admissions. By the end of the third quarter of 2020, our non-COVID-19 utilization of healthcare services returned to near pre-COVID-19 levels but remained slightly below historical benchmarks. In the fourth quarter of 2020 and the first quarter of 2021, we incurred additional net medical claims related to COVID-19 without experiencing the same offsetting reduction in outpatient and office-based utilization we experienced in the second quarter of 2020. In the first quarter of 2021, we incurred additional net medical claims related to COVID-19 without experiencing the same offsetting reduction in outpatient and office-based utilization we experienced in the second quarter of 2020. See also “—Impact of COVID-19” above. During the three months ended March 31, 2021, we experienced an increase in utilization across all settings, including inpatient hospital admissions, compared to the three months ended March 31, 2020.

Salaries and Benefits

Salaries and benefits increased $44.5 million, or 207%, to $66.0 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase was primarily driven by higher stock-based compensation expense of $40.6 million and bonus expense of $5.5 million.

General and Administrative Expenses

General and administrative expenses increased $10.1 million, or 36%, to $38.6 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase was primarily driven by increases in legal and other professional fees related to becoming a public company. Software application expense also increased due to the continued build of platform and information technology capabilities within the organization. These increases were partially offset by a reduction in broker commissions, which are capitalized at the inception of the plan year and amortized over the plan period.

Premium Deficiency Reserve Benefit

There is no premium deficiency reserve amortization for the three months ended March 31, 2021 as there was no reserve recorded as of the end of fiscal year 2020 for fiscal year 2021. For the three months ended March 31, 2020, there was a benefit of $4.3 million for benefit amortization associated with a reserve deemed necessary as of the end of fiscal year 2019 for fiscal year 2020. The change was primarily due to management’s assessment of actual and anticipated experience related to the profitability of contracts.

Change in Fair Value of Warrants Payable

Change in fair value of warrants payable changed by $87.7 million with a gain of $85.5 million for the three months ended March 31, 2021, compared to a loss of $2.2 million for the three months ended March 31, 2020. The change was primarily due to the subsequent measurement of the Public Warrants and Private Placement Warrants as of March 31, 2021. See Note 5, “Fair value measurements,” of the Notes to the Condensed Consolidated Financial Statements of this prospectus.

Interest Expense

Interest expense decreased $6.6 million, or 85%, to $1.2 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, primarily related to the conversion of the Convertible Securities to shares of the Corporation’s common stock due to the completion of the Business Combination on January 7, 2021. Interest expense associated with the Convertible Securities and the non-convertible securities decreased $6.5 million and $0.1 million for the three months ended March 31, 2021, and March 30, 2020, respectively.

Amortization of Notes and Securities Discounts

Amortization of notes and securities discounts increased $7.9 million, or 139%, to $13.7 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase primarily relates to the completion of the Business Combination on January 7, 2021, whereby the unamortized discount associated with the August 2019 tranche of the Convertible Securities was accelerated. The increase is also driven by $0.6 million of amortization of debt discount associated with the Convertible Securities during the period from January 1, 2021 to January 7, 2021.

Gain on Derivative

Gain on derivative decreased by $14.2 million, or 100%, to none for the three months ended March 31, 2021. This decrease relates to the capital contribution treatment of the elimination of the derivative associated with the completion of the Business Combination during the three months ended March 31, 2021.

Comparison of the Years Ended December 31, 2020 and 2019

The following tables summarize our consolidated results of operations for the periods presented and as a percentage of our total revenues for those periods. The period-to-period comparison of results is not necessarily indicative of results for future periods.

	Years Ended December 31,		Change ($)	Change (%)
	2020	2019
	(dollars in thousands)
Revenues
Premiums earned, net (Net of ceded premiums: 2020: $599; 2019: $832)	$665,698	$456,926	$208,772	46
Other income	4,214	801	3,413	N/M
Investment income, net	2,976	4,539	(1,563)	(34)

Total revenues	672,888	462,266	210,622	46

Expenses
Net medical claims incurred	590,468	450,645	139,823	31
Salaries and benefits(1)	71,256	91,626	(20,370)	(22)
General and administrative expenses	120,444	94,757	25,687	27
Premium deficiency reserve (benefit) expense	(17,128)	7,523	(24,651)	N/M
Depreciation and amortization	555	551	4	1
Other expense	—	363	(363)	N/M

Total expenses	765,595	645,465	120,130	19

Loss from operations	(92,707)	(183,199)	90,492	49

Change in fair value of warrants expense	80,328	2,909	77,419	N/M
Interest expense	35,990	23,155	12,835	55
Amortization of notes and securities discount	21,118	15,913	5,205	33
(Gain) loss on derivative	(93,751)	138,561	(232,312)	N/M

Net loss	$(136,392)	$(363,737)	$227,345	63

(1)	Stock-based compensation expenses of $7.1 million and $3.3 million are included in salaries and benefits for the years ended December 31, 2020 and 2019, respectively.

N/M = Not Meaningful

	Years Ended December 31
	2020	2019
	Totals as a % of Revenue
Revenues
Premiums earned, net (Net of ceded premiums: 2020: $599; 2019: $832)	99%	99%
Other income	1	—
Investment income, net	—	1

Total revenues	100	100

Expenses
Net medical claims incurred	88	97
Salaries and benefits	11	20
General and administrative expenses	18	20
Premium deficiency reserve (benefit) expense	(3)	2
Depreciation and amortization	—	—
Other expense	—	—

Total expenses	114	139

Loss from operations	(14)	(39)

Change in fair value of warrants expense	12	1
Interest expense	5	5
Amortization of notes and securities discounts	3	3
(Gain) loss on derivative	(14)	30

Net loss	(20)	(78)

Premiums Earned, Net

Premiums earned, net increased $208.8 million, or 46%, to $665.7 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily due to membership growth from 42,592 members at December 31, 2019, to 58,056 members at December 31, 2020. Premiums earned, net for the years ended December 31, 2020 and 2019, include the impact of $5.1 million and $1.7 million, respectively, of additional revenue from finalized risk adjustment payments related to 2019 and 2018 members, respectively.

Other Income

Other income increased $3.4 million to $4.2 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily due to increases in rental income from subleases of $2.4 million and miscellaneous income of $0.7 million.

Investment Income, Net

Investment income, net decreased $1.6 million, or 34%, to $3.0 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was primarily due to a lower average balance of short-term investments and investment securities during the year ended December 31, 2020, as well as lower short-term interest rates in 2020 relative to 2019. Investment balances were $58.8 million and $195.7 million as of December 31, 2020 and 2019, respectively.

Net Medical Claims Incurred

Net medical claims incurred increased $139.8 million, or 31%, to $590.5 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily due to membership growth from 42,592 members at December 31, 2019, to 58,056 members at December 31, 2020, partially offset by reduced healthcare utilization in connection with the COVID-19 pandemic in the second, third, and fourth quarters of 2020.

Beginning in late March and early April 2020, the COVID-19 pandemic caused an increase in our inpatient hospital costs as members started to experience admissions related to the virus. The increase in hospital costs was ultimately more than fully offset by lower costs related to a reduction in outpatient and office-based utilization during the third quarter. See also “—Impact of COVID-19” above. During 2020, we experienced a reduction in utilization across all settings, including inpatient hospital admissions compared to the year ended December 31, 2019.

Salaries and Benefits

Salaries and benefits decreased $20.4 million, or 22%, to $71.3 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was primarily driven by a 11.2% reduction in full-time employees between December 31, 2019 and December 31, 2020, resulting in decreases in salaries and payroll taxes of $21.6 million, bonus payments of $1.6 million, and severance of $1.2 million, partially offset by increases in stock-based compensation expense of $3.8 million and Federal Insurance Contributions Act tax of $0.3 million.

General and Administrative Expenses

General and administrative expenses increased $25.7 million, or 27%, to $120.4 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily driven by increases in legal and other professional fees of $15.8 million, the ACA’s health insurance industry fee of $8.0 million with no corresponding charge in 2019, commissions paid to outside brokers of $7.5 million, and contractor and consulting fees of $7.9 million. These increases were partially offset by a decrease in expenses associated with various membership-driven and overhead administrative costs of $13.5 million.

Premium Deficiency Reserve (Benefit) Expense

Premium deficiency reserve (benefit) expense amortization changed to a benefit of $17.1 million for the year ended December 31, 2020 from an expense of $7.5 million for the year ended December 31, 2019. The change to a benefit from an expense was primarily due to changes in actual and anticipated experience in management’s assessment of the profitability of contracts.

Change in Fair Value of Warrants Expense

Change in fair value of warrants expense increased by $77.4 million to $80.3 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily due to a larger increase in the valuation of warrants in 2020 as compared to the valuation of warrants in 2019, driven by the change in beginning stock price, the estimated holding period, the volatility in the stock price and a change in the risk-free interest rate period over period, as well as the Closing transaction consummating subsequent to the year ended December 31, 2020.

Interest Expense

Interest expense increased $12.8 million, or 55%, to $36.0 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, primarily related to higher stated interest in 2020 associated with convertible securities, partially offset by lower stated interest on the non-convertible securities in 2020 resulting from the decrease in principal balance. Interest expense associated with convertible securities and non-convertible securities increased $14.1 million and decreased $1.3 million, respectively, for the year ended December 31, 2020.

Amortization of Notes and Securities Discounts

Amortization of notes and securities discounts increased $5.2 million, or 33%, to $21.1 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase related to the amortization of debt discounts associated with the convertible securities.

(Gain) Loss on Derivative

(Gain) loss on derivative changed to a gain of $93.8 million in 2020 from a loss of $138.6 million for the year ended December 31, 2019. The change to a gain from a loss year over year relates to the decrease in the derivative balance as a result of the completion of a qualified public offering (“QPO”) subsequent to December 31, 2020.

Liquidity and Capital Resources

As of March 31, 2021, we had cash, cash equivalents, and short-term investments of $683.6 million. Additionally, as of March 31, 2021, we had $36.5 million of available-for-sale and held-to-maturity investment securities, an outstanding balance of $20.8 million on our convertible notes and an outstanding balance of $26.1 million on our Term Loan Notes. Our cash equivalents, short-term investments, and investment securities consist primarily of money market funds and U.S. government debt securities.

Since inception, we have financed our operations primarily from the proceeds we received through private sales of equity securities, issuances of convertible notes, premiums earned under our MA plans, and borrowings under our term loan facility. We believe our existing cash, cash equivalents, short-term investments, and operating cash flows, taken together, will be sufficient to meet our projected operating and regulatory requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our needs to support our business growth, to respond to business opportunities, challenges or unforeseen circumstances, or for other reasons. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected.

We operate as a holding company in a highly regulated industry. As such, we may receive dividends and administrative expense reimbursements from our subsidiaries, two of which are subject to regulatory restrictions. We continue to maintain significant levels of aggregate excess statutory capital and surplus in our state-regulated operating subsidiaries. Cash, cash equivalents, and short-term investments at the parent company was $587.9 million and $5.4 million as of March 31, 2021, and December 31, 2020, respectively. This increase at the parent company primarily reflects proceeds from the Business Combination offset by the capital contributions to insurance subsidiaries and repayment of debt. Our unregulated subsidiaries held $22.3 million and $44.6 million of cash, cash equivalents, and short-term investments as of March 31, 2021, and December 31, 2020, respectively. Our regulated insurance subsidiaries held $73.4 million and $46.4 million of cash, cash equivalents, and short-term investments as of March 31, 2021, and December 31, 2020, respectively. Additionally, our regulated insurance subsidiaries held $36.5 million and $54.7 million of available-for-sale and held-to-maturity investment securities as of March 31, 2021, and December 31, 2020, respectively. Our use of operating cash derived from our non-insurance subsidiaries is generally not restricted by Departments of Insurance (or comparable state regulatory agencies). Our regulated insurance subsidiaries have not paid dividends to the parent, and applicable insurance laws restrict the ability of our regulated insurance subsidiary to declare and pay dividends to the parent. Insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels, and there is no assurance that dividends of the maximum amounts calculated under any applicable formula would be permitted. State insurance regulatory authorities that have jurisdiction over the payment of dividends by our regulated insurance subsidiary may in the future adopt statutory provisions more restrictive than those currently in effect. For additional information, please refer to the parent company financial statements and accompanying notes in Schedule II—Parent Company Financial Information contained in our Consolidated Financial Statements included in this prospectus.

For a detailed discussion of our regulatory requirements, including aggregate statutory capital and surplus as well as dividends paid from the subsidiaries to the parent, please refer to Notes 22, 23, and 24 to our consolidated financial statements in this prospectus.

Cash Flows

The following table summarizes our consolidated cash flows for the years ended December 31, 2020 and 2019, and the three months ended March 31, 2021.

	Years Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
	(in thousands)		(in thousands)
Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(118,498)	$(159,875)	(92,869)	$(37,176)
Net cash (used in) provided by investing activities	137,404	(181,908)	(257,476)	82,510
Net cash provided by (used in) financing activities	5,844	333,978	662,504	(438)

Operating Activities

Our largest source of operating cash flows is capitated payments from CMS. Our primary uses of cash from operating activities are payments for medical benefits.

For the three months ended March 31, 2021, net cash used in operating activities was $92.9 million, which included net loss of $48.4 million. Non-cash activities primarily consisted of a $85.5 million gain as a result of the change in fair value of warrants payable and $42.7 million of stock-based compensation expense.

For the three months ended March 31, 2020, net cash used in operating activities was $37.2 million, which included a net loss of $28.2 million. Non-cash activities primarily consisted of a $14.2 million gain on derivative, $5.7 million in amortization of notes and securities discount, a $2.2 million loss on the change in fair value of warrants payable, and $2.0 million of stock-based compensation expense.

For the year ended December 31, 2020, net cash used in operating activities was $118.5 million, which included a net loss of $136.4 million. Non-cash charges primarily consisted of a $93.8 million gain on derivative, $80.1 million loss on the change in fair value of warrants expense, $28.3 million in paid in kind interest expense, $21.1 million in amortization of notes and securities discount, and $7.1 million of stock-based compensation expense.

For the year ended December 31, 2019, net cash used in operating activities was $159.9 million, which included a net loss of $363.7 million. Non-cash charges primarily consisted of a $138.6 million loss on derivative, $15.9 million in amortization of notes and securities discount, $11.6 million in paid in kind interest expense, $3.3 million of stock-based compensation expense and a $2.9 million loss on the change in fair value of warrants expense.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2021 of $257.5 million was primarily due to $274.9 million used to purchase investment securities, offset by $17.5 million provided from the sale and maturity of investment securities.

Net cash provided by investing activities for the three months ended March 31, 2020 of $82.5 million was primarily due to $102.1 million provided from the sale and maturity of investment securities, partially offset by $19.3 million used to purchase investment securities.

Net cash provided by investing activities for the year ended December 31, 2020, of $137.4 million was primarily due to $312.4 million provided from the sale and maturity of investment securities, offset by $174.3 million used to purchase investment securities.

Net cash used in investing activities for the year ended December 31, 2019, of $181.9 million was primarily due to $505.5 million used to purchase investment securities, partially offset by $324.8 million provided from the sale and maturity of investment securities.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2021 of $662.5 million was the result of $666.2 million in proceeds from the reverse capitalization in connection with the Business Combination, net of transaction costs, and $1.3 million in proceeds from the issuance of common stock, partially offset by $5.0 million in principal payments on our outstanding Term Loan Notes.

Net cash used by financing activities for the three months ended March 31, 2020 of $0.4 million was primarily the result of $4.5 million in principal payments on our outstanding Term Loan Notes, partially offset by $3.9 million from the acquisition of our noncontrolling interest.

Net cash provided by financing activities for the year ended December 31, 2020 of $5.8 million was primarily the result of $20.0 million in proceeds from the issuance of the Convertible Securities, $3.9 million in issuance of noncontrolling interest, and $1.7 million in proceeds from the issuance of common stock, offset by $18.8 million in principal payments on our outstanding Term Loan Notes and $1.0 million in payments associated with the buyback and subsequent cancellation of common stock.

Net cash provided by financing activities for the year ended December 31, 2019 of $334.0 million was primarily the result of $343.4 million in proceeds from the issuance of the Convertible Securities, partially offset by $9.7 million in principal payments on our outstanding Term Loan Notes.

Financing Arrangements

Term Loan Notes

We entered into a loan and security agreement with a commercial lender in March 2017, which provided for term loans in an aggregate principal amount of up to $60.0 million. At that time, we borrowed $40.0 million as a term loan under the agreement which bears interest at 11.0% per annum, payable monthly, and has a maturity date of March 1, 2022. In October 2017, we borrowed the remaining $20.0 million as a term loan under the agreement which bears interest at 11.25% per annum, payable monthly, and has a maturity date of October 1, 2022. Each loan was payable in monthly installments of interest only for the first 24 months, and thereafter interest and principal are payable in 36 equal monthly installments. The loans are secured by substantially all of our assets, including our intellectual property, and equity interests in our unregulated subsidiaries.

Our loan and security agreement contains customary conditions to borrowing, events of default and covenants, including covenants that restrict our ability to incur indebtedness, grant liens, make certain distributions to our equity holders prior to a qualifying public offering of our securities, make investments or engage in transactions with our affiliates. Our loan and security agreement does not contain financial covenants. As of March 31, 2021, the aggregate principal amount outstanding under the Term Loan Notes was $26.1 million and we were in compliance with all covenants under our loan and security agreement.

Convertible Securities

In December 2018, we entered into a convertible securities purchase agreement with qualified institutional buyers, including entities affiliated with our Chief Executive Officer and other holders of more than 5% of our common stock, for an aggregate principal amount of up to $500.0 million. In February, May, and August 2019 and September 2020, we issued an aggregate of $373.8 million initial principal amount of convertible securities, or the Convertible Securities, under the agreement.

In connection with and upon the closing of the Business Combination, the Convertible Securities mandatorily converted into 74,694,107 shares of the Corporation’s Class B Common Stock. For additional information about the Convertible Securities and the conversion of the Convertible Securities upon the closing of the Business Combination, see Note 9, “Notes and securities payable” in the Notes to the Condensed Consolidated Financial Statements of this Form prospectus.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments at December 31, 2020:

	Payments Due by Period
	Total(2)	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Convertible Securities(1)	$393,827	$—	$393,827	$—	$—
Term Loan Notes	30,925	—	30,925	—	—
Operating lease obligations	14,031	5,017	4,155	2,210	2,649

Total	$438,783	$5,017	$428,907	$2,210	$2,649

(1)	Convertible Securities converted to Clover Class Z Common Stock as part of the Business Combination, as described in the section entitled “—Financing Arrangements—Convertible Securities”.
(2)	Amounts for Convertible Securities and Term Loan Notes include outstanding principal balances.

The commitment amounts in the table above are associated with contracts that were enforceable and legally binding as of December 31, 2020 and that specified all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts.

On September 25, 2020, one of our subsidiaries issued a promissory note in an aggregate principal amount of $20.0 million. The note is convertible into equity of the subsidiary and matures on in September 2023.

A material change to our contractual obligations and commitments as of March 31, 2021 as compared to the amounts disclosed in this prospectus as of December 31, 2020, was a result of the conversion of $373.8 million of the Convertible Securities into common stock of the Corporation, effective as of the completion of the Business Combination, as described in Note 9, “Notes and securities payable” in the Notes to the Condensed Consolidated Financial Statements of this prospectus. There were no other material changes to our contractual obligations and commitments as compared to those disclosed in this prospectus on April 6, 2021. For additional information regarding our remaining estimated contractual obligations and commitments, see Note 9, “Notes and securities payable,” Note 11, “Derivative liabilities,” and Note 18, “Commitments and contingencies,” of the Notes to the Condensed Consolidated Financial Statements of this prospectus.

Indemnification Agreements

In the ordinary course of business, we enter into agreements of varying scope and terms pursuant to which we agree to indemnify physicians and other parties with respect to certain matters, including, but not limited to, claims that our platform and products infringe on the intellectual property rights of third parties. In addition, we have entered into indemnification agreements with our directors and certain officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees.

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined by applicable regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of the consolidated financial statements in conformity with GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. We evaluate our significant estimates on an ongoing basis, including, but not limited to, net claims and claims adjustment expense and revenue recognition, including the risk adjustment provisions related to Medicare contracts. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

We believe that the accounting policies and estimates described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 2 to our consolidated financial statements included in this prospectus.

Net Medical Claims Incurred

Net medical claims incurred is recognized in the period in which services are provided and includes an estimate of the cost of services which have been incurred but not yet reported (“IBNR”) and certain other unpaid claims and adjustments. IBNR represents a substantial portion of our unpaid claims, as reflected below:

	Years Ended December 31,
	2020		2019
	Total	%	Total	%
	(dollars in thousands)
IBNR	$93,553	90%	$69,178	88%
Other unpaid claims	6,681	6	5,941	8
Claims adjustment expense	3,742	4	2,767	4

Total unpaid claims and claims adjustment expense	$103,976	100%	$77,886	100%

Our management determines the unpaid claims and claim adjustment expense with input from a third-party actuarial firm. We estimate our unpaid claims and claim adjustment expense liabilities by following a detailed actuarial process that uses both historical claim payment patterns as well as emerging medical expense trends to project the best estimate of claims liabilities. These data and trends include historical data adjusted for claims receipt and payment patterns, cost trends, product mix, seasonality, utilization of healthcare services, changes in membership, provider billing practices, benefit changes, known outbreaks of disease, including COVID-19 or increased incidence of illness such as influenza, the incidence of high dollar or catastrophic claims and other relevant factors. These factors are used to determine our lag analysis completion factor, which represents the average percentage of total incurred claims that have been paid through a given date after being incurred. Completion factors are applied to claims paid through the period-end date to estimate the ultimate claim expense incurred for the period.

Our reserving practice is to consistently recognize an actuarial best estimate inclusive of a provision for moderately adverse conditions. For further discussion of our reserving methodology, including our use of completion factors to estimate IBNR, refer to Note 2 to the consolidated financial statements included in this prospectus.

The completion factors are the most significant factor impacting the IBNR estimate. The following table illustrates the sensitivity of these factors assuming moderately adverse experience and the estimated potential impact on our operating results caused by reasonably likely changes in these factors based on December 31, 2020 data:

Increase (Decrease)
In unpaid claims as of
In completion factor	December 31, 2020
(0.25)%	$4.0
0.25%	$(4.0)
0.50%	$(7.9)
0.75%	$(11.8)
1.00%	$(15.7)
1.25%	$(19.6)

As previously discussed, our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for claims. Actuarial standards require the use of assumptions based on moderately adverse experience, and as such, a provision for adverse deviation is recognized on current reserves and released on prior reserves. We experienced favorable medical claims reserve development related to prior fiscal years of $13.7 million in 2020 and $2.8 million in 2019, respectively.

The favorable medical claims reserve development for all periods presented primarily reflects the consistent application of trend and completion factors estimated using an assumption of moderately adverse conditions. Our favorable development for each of the years presented above is discussed further in Note 10 to the consolidated financial statements included in this prospectus.

We continually adjust our completion factor with our knowledge of recent events that may impact current completion factors when establishing our reserves. Because our reserving practice is to consistently recognize the actuarial best estimate using an assumption of moderately adverse conditions as required by actuarial standards, there is a reasonable possibility that variances between actual completion factors and those assumed in our December 31, 2020 and 2019 and March 31, 2021, unpaid claim estimates would fall around the middle of the ranges previously presented in our completion factor sensitivity table.

Revenue Recognition

We receive monthly premiums from the federal government according to government specified payment rates and various contractual terms. Revenue from premiums earned is recognized as income in the period members are entitled to receive services, and is net of estimated uncollectible amounts, retroactive membership adjustments, and any adjustments to recognize rebates under the minimum benefit ratios required under the ACA. Premiums received in advance of the service period are reported as other liabilities and recognized as revenue in the period earned.

Premiums anticipated to be received within twelve months based on the documented diagnostic criteria of our enrollees are estimated and included in revenue for the period including the member months for which the payment is designated by CMS.

CMS uses a risk-adjustment model which adjusts premiums paid to MA contracts, based on member risk scores, which are meant to compensate plans that enroll beneficiaries with higher than average health risks and to reduce payments for healthier beneficiaries who have lower health risks. Risk scores are based on member diagnoses from the previous year and are periodically adjusted retroactively based on additional plan data collection. Risk adjustments can have a positive or negative retroactive impact to rates. Under this model, rates paid to MA plans are based on actuarially determined bids, which include a process whereby prospective payments are based on our estimated cost of providing standard Medicare-covered benefits to a member with an average risk profile. That baseline payment amount is adjusted to reflect the health status of the enrolled membership. Under the risk-adjustment methodology, all MA plans must collect and submit the necessary diagnosis code information to CMS within prescribed deadlines. Estimated audit settlements are recorded as a reduction of revenue from premiums earned, based upon available information.

Retrospective premiums involve the evaluation of past claims experience for the purpose of determining the actual cost of providing insurance for the customer. This evaluation is performed once every year, and retrospective premiums are recognized in the year earned.

Medicare Advantage Part D

Payments received from CMS and members from our participation in the MAPD program are determined from our annual bid and represent amounts for providing prescription drug insurance coverage; these amounts are recognized as premium revenue for providing this insurance coverage ratably over the term of the annual contract. Such CMS payments are subject to risk sharing through risk corridor provisions. The risk corridor provisions compare costs targeted in bids to actual prescription drug costs, limited to actual costs that would have been incurred under the standard coverage as defined by CMS. Variances exceeding certain thresholds may result in CMS making additional payments to us or requiring us to refund to CMS a portion of the premiums received. As risk corridor provisions are considered in the overall annual bid process, management estimates and recognizes an adjustment to premiums revenue related to these provisions based upon pharmacy claims experience. Management records a receivable or payable at the contract level.

Reinsurance

The estimation of reinsurance recoverable involves a significant amount of judgment. Reinsurance assets include reinsurance recoverable on claims and claims adjustment expense that are estimated as part of our claim liability reserving process and, consequently, are subject to similar judgments and uncertainties. This estimate requires significant judgment for which key considerations include:

•	paid and unpaid amounts recoverable;

•	whether the balance is in dispute or subject to legal collection;

•	the financial condition of a reinsurer (i.e., liquidated, insolvent, in receivership or otherwise subject to formal or informal regulatory restriction); and

•	the collectability of the reinsurance recovery for factors such as, amounts outstanding, length of collection periods, disputes, any collateral or letters of credit held, and other relevant factors.

Warrants and Derivative Liabilities

We classify warrants issued in connection with notes payable to purchase shares of our capital stock as liabilities, as the warrants were determined to be freestanding instruments because they are detachable and separately exercisable. We consider the warrants to be legally detachable and separately exercisable from the simultaneous notes payable transactions they were issued with, and we therefore account for them separately.

To determine the balance sheet classification for these warrants, we evaluate whether they qualify as liabilities per the debt accounting guidance. Financial instruments that do not qualify as liabilities under the debt accounting guidance may still be classified as liabilities if they do not meet the derivative guidance requirements for equity classification. Changes in the fair value of the warrant liability are recognized as changes in fair value of warrants in our Consolidated Statements of Operations and Comprehensive Loss. We will continue to adjust the liability for changes in fair value until the warrants are exercised, expire, or qualify for equity classification. Upon the Closing, the warrants to purchase shares of our convertible preferred stock will become exercisable for common stock instead of preferred stock, and the fair value of the warrant liability at that time will be reclassified to additional paid-in capital.

We evaluate the embedded features of the Convertible Securities by applying the derivatives accounting guidance. Derivatives embedded within non-derivative instruments, such as the Convertible Securities, are bifurcated from the host instrument when the embedded derivative is not clearly and closely related to the host instrument. We determined that certain conversion and redemption features associated with the Convertible Securities are embedded derivatives and have been bifurcated from the host instrument and accounted for as embedded derivative instruments. These derivatives are recognized as derivative liabilities and recorded at fair value.

Fair values of warrants and derivative liabilities related to the Convertible Securities are estimated using a probability-weighted expected return method, where the values of various instruments are estimated based on an analysis of future values of our business, assuming various future outcomes. The resulting instruments’ values are based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to us, as well as the economic benefits attributable to each class of instruments. The expected future investment returns are estimated using a variety of methodologies, including both the market approach and the income approach, where an observable quoted market does not exist, and are generally classified as Level 3. Such methodologies include reviewing values ascribed to our most recent financing, comparing the subject instrument with similar instruments of publicly traded companies in similar lines of business, and reviewing our underlying financial performance and subject instrument, including estimating discounted cash flows. To estimate the fair value attributable to the derivative liabilities, the with and without approach is used. An evaluation of multiple scenarios for future payoffs for the underlying convertible securities is performed using option pricing models, and probability-weighted average value indications are used to arrive at the estimated fair values.

Stock-based Compensation

We account for all stock-based payment awards granted to employees and non-employees as stock-based compensation expense at fair value. Our stock-based payments include stock options and grants of common stock, including common stock subject to vesting. The measurement date for employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the employees’ requisite service period, which is the vesting period, on a straight-line basis. The measurement date for non-employee awards is the date of grant without changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period on a straight-line basis. Stock-based compensation expense is classified in the Consolidated Statements of Operations and Comprehensive Loss in salaries and benefits. We recognize stock-based compensation expense for the portion of awards that have vested. Forfeitures are recorded as they occur.

The fair value of common stock underlying the options has historically been determined by our board of directors, with input from management, and considering third party valuations of our common stock. Because, prior to the Closing, there was no public market for our common stock, our board of directors determined its fair value at the time of grant of the option by considering a number of objective and subjective factors, including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, among other factors. Our board of directors determined the fair value of common stock based on valuations performed using the Option Pricing Method (“OPM”) and the Probability Weighted Expected Return Method (“PWERM”), subject to relevant facts and circumstances. The valuations using the OPM and PWERM utilized both the market approach and income approach. The market approach involved a public company market multiple, and the income approach involved estimating future cash flows and discounting those cash flows at an appropriate rate.

For warrants issued to non-employees as payments for services, we consider the warrants to be in scope of stock-based compensation guidance to non-employees. To determine whether the warrants should be classified as liabilities or equity awards, we evaluate the criteria for debt accounting guidance because share-based payments classified as liabilities under this guidance would also be classified as liabilities under the stock-based accounting guidance. As these warrants do not meet any of the criteria to be accounted for as debt, they are classified as equity awards. On the grant date, these warrants are measured by estimating the fair value of the equity instruments to be issued. Stock-based compensation expense is recorded for the vested portion of the warrants.

See Note 18 to our consolidated financial statements in this prospectus for a complete description of the accounting for stock-based compensation awards.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements included in this prospectus for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our financial statements.

JOBS Act Accounting Election

We have elected to be treated as an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. As a result, following the Business Combination, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the risk of economic losses due to adverse changes in the estimated fair value of a financial instrument as a result of changes in equity prices, interest rates, foreign currency exchange rates and commodity prices. Our consolidated balance sheets include assets and liabilities with estimated fair values that are subject to market risk. Our primary market risk has been interest rate risk associated with investments in fixed maturities. We do not have material exposure to commodity risk.

We are also exposed to credit risk on our investment portfolio. We manage the exposure to credit risk in our portfolio by investing in high quality securities and diversifying our holdings.

We are exposed to credit risks and liquidity in the event of default by the financial institutions or issuers of cash and cash equivalents in excess of FDIC insured limits. We perform periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

We monitor our investment portfolio to help ensure that credit risk does not exceed prudent levels. Our investment policy is focused on preservation of capital, liquidity and earning a modest yield. Our investment portfolio is invested in U.S. Treasury fixed maturity securities. As of December 31, 2020 and 2019, none of our fixed maturity securities portfolio was unrated or rated below investment grade.

Inflation Risk

Inflationary factors such as increases in overhead costs may adversely affect our results of operations. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of operating expenses as a percentage of total revenues, if the premiums earned or other payments we receive from CMS do not increase with these increased costs.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

During the preparation of the audited financial statements of the Company for the year ended December 31, 2020, including the finalization of the accounting for the Business Combination, we identified a material weakness in our internal control over financial reporting related to the valuation of our derivative liability, as described further below. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness related specifically to our application of the FASB Accounting Standards Codification for derivatives (ASC 815) in the valuation of the embedded derivative features of the convertible securities of the Company at December 31, 2020 and the varying treatment of each tranche of such securities under ASC 815. The derivative liability in connection with the convertible securities should have been valued at $44.8 million but was instead valued at $0. For the quarter and fiscal year ended December 31, 2020, the adjustment decreased the gain on derivatives by $44.8 million, with a corresponding increase to net loss for the same periods, in each case as compared to the amounts reflected in the Company’s press release announcing our financial results for the three months and year ended December 31, 2020 that we furnished in a Current Report on Form 8-K that was filed with the Securities and Exchange Commission on March 1, 2020. The embedded derivative was extinguished upon the consummation of the Business Combination on January 7, 2021, and management therefore does not expect this material weakness to recur in future periods.

BUSINESS

General

At Clover Health, we are singularly focused on creating great, sustainable healthcare to improve every life. We have centered our strategy on building and deploying technology that we believe will enable us to solve a significant data problem while avoiding the limitations of legacy approaches. Currently, as a next-generation Medicare Advantage insurer, we leverage our flagship software platform, the Clover Assistant, to provide America’s seniors with PPO and HMO plans that are the obvious choice for Medicare-eligible consumers. We call our plans “Obvious” because we believe they are highly affordable—offering most of our members the lowest average out-of-pocket costs for primary care physician co-pays, specialist co-pays, drug deductibles and drug costs in their markets—and provide wide network access and the same cost-sharing (co-pays and deductibles) for physicians who are in- and out-of-network. By empowering physicians with data-driven, personalized insights at the point of care through our software platform, we believe we can improve clinical decision-making and viably offer these “Obvious” plans at scale, through an asset-light approach. We reach a broad array of consumers, including traditionally underserved populations.

We drive adoption and use of the Clover Assistant across our network of primary care physicians (“PCPs”) by focusing on continuously improving its user-centric design, highly actionable and real-time clinical content, enhanced and rapid payment for Clover Assistant visits and simple onboarding. As of December 31, 2020, over 2,400 PCPs had contracted to use the Clover Assistant to manage our members’ care.

High PCP engagement with the Clover Assistant enables real-time, data-driven decision-making for our members at the point of care and drives rapid software iteration: the more that physicians use the Clover Assistant, the more it learns and furthers the precision of personalized data-driven recommendations. We combine our payor data with physician-generated data and use this powerful closed feedback loop to continuously tune our clinical rules and machine learning models, as well as to select and prioritize future software capabilities. The use and continuous improvement of the Clover Assistant has resulted in not only improved clinical decision-making but also strong plan performance. The platform also facilitates identifying and engaging with our most at-risk members for our clinical programs designed to provide additional targeted care support, which is designed to further drive better plan performance. Taken together, we believe these enhancements will allow us to return a material portion of our savings to members through our “Obvious” plans and to continuously lower our members’ out-of-pocket costs and provide them with market-leading benefits.

We were incorporated in October 18, 2019 as a special purpose acquisition company and a Cayman Islands exempted company under the name Social Capital Hedosophia Holdings Corp. III. On April 24, 2020, we completed our initial public offering (the “Initial Public Offering”). On January 7, 2021, we consummated a business combination with Clover Health Investments, Corp. and changed our name to Clover Health Investments, Corp. Our principal executive offices are located at 725 Cool Springs Boulevard, Suite 320, Franklin, Tennessee 37067. Our telephone number is (201) 432-2133. Our website address is www.cloverhealth.com. The content on any website referred to in this prospectus is not incorporated by reference in this prospectus unless expressly noted.

Our Opportunity

We believe we have an opportunity to fundamentally change healthcare by aligning our interests with those of our members and physicians through a technology-driven, asset-light model. By leveraging the Clover Assistant platform, we believe we can raise the level of care provided by every PCP and rapidly and broadly scale in ways unthinkable by traditional managed care plans. We principally scale our model of care by deploying software to PCPs. We contract with providers simply to use the Clover Assistant at the point of care for a flat fee rather than, for example, negotiating contracts involving risk-sharing arrangements under which the provider assumes financial responsibilities for patient care. Our platform, which enables differentiated open network plan designs, supports our expansion into virtually any market, including traditionally underserved markets that are generally not viable for others because those markets often lack providers willing or able to assume financial risk for the costs of patient care.

Medicare is the focal point of our opportunity. Over 60 million people were enrolled in Medicare in 2020, and that number is expected to rise, equating to over $1 trillion in total expenditures by 2025. Within Medicare, the Medicare Advantage (“MA”) market made up approximately $270 billion of annual spend in 2020 and is expected to grow to approximately $590 billion by 2025. As of January 1, 2021, we offered MA plans in 108 markets, or counties, across seven states, representing approximately 4.3 million available Medicare-eligible beneficiaries.

Additionally, we believe we are well positioned to leverage the power of the Clover Assistant to further capture Medicare market share through emerging payment models. For example, we plan to participate in the Direct Contracting model of the Centers for Medicare & Medicaid Services (“CMS”), which is scheduled to begin in April 2021 for a period of at least five years and will provide for payment incentives similar to those in MA for physician practices and other organizations serving beneficiaries who enroll in Medicare directly with the federal government, or what is commonly referred to as “Original Medicare.” As part of the program, Clover will contract directly with physicians to use the Clover Assistant to help manage their Original Medicare patients. An Original Medicare patient will become aligned to our Direct Contracting Entity (“DCE”) when CMS’s attribution model attributes them to (or they voluntarily elect to designate) a PCP with whom Clover has contracted as a “DC Participant” provider. We also contract with “Preferred” providers, which include other types of providers to which the PCP may refer or admit patients. Under our global risk arrangement, total medical costs for these aligned beneficiaries are calculated and compared to a risk-adjusted benchmark rate. Our DCE will receive any savings, or bear any losses, generated, limited by several risk mitigation mechanisms. We believe this program represents a significant economic and market opportunity for us to deploy our platform across a national footprint since we plan to scale this beyond our MA markets and greatly enhance the velocity of our new market growth.

Our Technology Platform: The Clover Assistant

The Clover Assistant is a purpose-built technology platform that engages physicians and empowers them to deliver data-driven, personalized care. This platform is designed to synthesize comprehensive, longitudinal sets of data directly available to us as a health plan, generate physician-focused machine learning, artificial intelligence, and rules-based insights, and drive action by surfacing the most relevant, personalized information to PCPs directly at the point of care. Through this democratization of data access for physicians, we seek to reduce the variability in clinical decision-making, drive improved adherence to evidence-based protocols, and help physicians deliver better care. As a result, the Clover Assistant enables healthcare to work at the speed of software.

We believe the key and differentiated features of the Clover Assistant technology platform include:

Real-time actionable insights at the point of care

The Clover Assistant aggregates and structures millions of data points per day, derived from a variety of data sets, such as claims data, medical charts, medication data, diagnostic data and EHR-generated data, across dozens of typically siloed and inconsistently formatted data feeds. It connects this data with up-to-date, evidence-based protocols and member-specific plan information to drive real-time, personalized, and actionable insights to PCPs at the point of care. These real-time, data-rich insights are available to inform physicians’ decision-making at the moment that they are interacting with and treating their patients.

Physician delight

Since launching our platform in July 2018, we have driven PCP adoption of the Clover Assistant platform through its user-centric design, highly actionable and real-time clinical content, enhanced and rapid payment for Clover Assistant visits and simple onboarding. These features have delighted physicians. Because our platform provides highly-actionable clinical content through an intuitive interface that easily integrates into the physicians’ workflow, our broad base of contracted physicians are highly engaged.

Beyond the clinical benefits and intuitive technology, the Clover Assistant also provides physicians with a simple, streamlined administrative model. Upon completion of a member visit with the Clover Assistant, physicians are paid at predictable, prompt and enhanced per-visit rates, directly through the Clover Assistant program, providing advantages over the traditional claims submission process, which often requires separate billing and longer payment cycles. This enhanced and simplified payment model allows physicians to focus on delivering care instead of documenting claims for payment.

Differentiated plan performance

The Clover Assistant platform is designed to enable our mission-aligned business model to drive the empowerment of physicians and improve care for members while contributing to expanding margins for our plans. As a result of our physician-focused, data-driven platform, physicians who have been using the Clover Assistant, on average, have been able to drive lower MCR for our returning members that they serve.

Rapid software iteration via our closed feedback loop

Our platform is highly dynamic and continues to improve as we capture more data. As an MA plan that builds our own internally-developed clinician-focused software, we believe we are differentiated in our ability to continuously build upon our broad sets of rich data, resulting in a rapid learn-iterate-deploy software improvement cycle. We capture real-time data via live physician engagement and feedback through the Clover Assistant. This highly engaged, bi-directional data sharing construct creates a closed feedback loop, allowing us to continuously measure the results of our platform’s recommendations in real-time as well as iterate and improve our platform.

Additionally we employ an agile software development methodology to introduce frequent updates to the platform. In addition to regular improvement of the Clover Assistant, this enables us to rapidly introduce new capabilities in response to changes in the market.

Rapid scalable implementations, powered by the cloud

The Clover Assistant’s flexible systems architecture allows us to scale and upgrade the platform across geographies, healthcare delivery systems, and information technology infrastructures rapidly and efficiently while providing a consistent and robust user experience. Our cloud-based software platform enables a low-touch onboarding process for our physicians, who are trained and go live on the Clover Assistant typically within one hour. Additionally, each new release is instantaneously available across our userbase, so that all of our physicians may use the same, latest version of the Clover Assistant at any time.

Our differentiated clinical care capabilities

We work hard to drive better care for our members. To accomplish this goal, we aim to develop a comprehensive understanding of each member, their conditions and needs as well as how those factors change over time, so that we can provide guidance to their physicians regarding when appropriate interventions should be delivered. We monitor a range of data sources over time and capitalize on emerging interoperability data standards to create a comprehensive view of each member’s disease trajectory. Taking this holistic approach helps us to improve personalized chronic disease management and care coordination. Designed under the guidance of our clinical team physicians and utilizing the data we collect, the Clover Assistant provides insights in a clear and actionable format to the physician directly at the point of care, thereby facilitating adherence to evidence-based protocols for our members. In addition, it enables rapid identification and enrollment of patient populations that would greatly benefit from complex care management or our other in-house clinical programs.

The following features of our clinical care capabilities provide significant value to physicians and our members:

Physicians empowered with insights at the point of care

During a patient visit, a physician utilizing the Clover Assistant may encounter any of the following:

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Synthesized sets of actionable, payor collated data. Physicians often do not have access to comprehensive information about their patients’ interactions, such as a recent hospital admission or specialist-prescribed medication, across the healthcare ecosystem. The Clover Assistant eliminates this inefficiency by surfacing relevant and important data from sources across the healthcare ecosystem for physicians at the point of care.

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Personalized clinical guidelines for chronic condition management. Our members are seniors and long-term disabled individuals who exhibit many common chronic conditions and often manage them with multiple medications. Through synthesizing our broad set of payor data and mapping up-to-date clinical research, we are able to identify when members are “off evidence”, and for an increasing number of chronic conditions, surface for the provider’s consideration a medication or treatment regimen that may be more clinically appropriate for that particular member. Our focus on personalized care differentiates us. For instance, many other MA plans create high-level disease management programs that apply across large portions of their member groups while the Clover Assistant recommends specific therapies, based on personalized details, such as comorbidities and contraindications. Our clinical team is constantly refining the platform’s recommendations in order to provide the most up-to-date and evidence-based care standards.

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Quality gap closure. The Clover Assistant identifies and surfaces opportunities for improvement in clinical quality gaps, including those prioritized by The CMS Star Ratings Program (plan performance measures that drives bonus payments for plan providers), such as prescription drug adherence, regular cancer screenings and the annual flu shot. By addressing these quality gaps with evidence-based guidelines we expect to reduce costs and improve care over the long term.

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Disease burden identification. The Clover Assistant reveals potential gaps in a physician’s understanding of a member’s disease burden. By surfacing potential conditions that may be asymptomatic or otherwise unaddressed, physicians can proactively treat conditions and drive better care for their patients.

The combination of these features enables physicians to deliver a better consumer experience for our members, as physicians are able to more effectively identify clinical opportunities to treat members at the point of care using data-driven, personalized insights.

Of critical importance, when providing actionable advice, the Clover Assistant shares with the physicians the specific reasons why a recommendation is being made so that the physician can ultimately exercise his or her own judgment in deciding whether to accept or reject a care recommendation. This may include evidence such as specific lab results, records from prior encounters, and links to up-to-date medical journals and clinical resources. Additionally, the Clover Assistant receives specific information and feedback from physicians on reasons why a member may not be receiving evidence-based care or complying with protocols, which ultimately prompts other program outreach efforts or future care plan recommendations. This closed feedback loop continuously improves our clinical recommendation engine and understanding of individual member needs.

Our clinical programs run on the Clover Assistant

In addition to supporting primary care physicians throughout our open network, we operate clinical programs, either through our own employed clinicians or through vendors, that are designed to provide improved additive care for our most chronically-ill, frail and costly members. Below is a snapshot of several clinical programs we offer:

•	Complex Care Management. Home-based primary care/intensive care management for our most complex members.

•	Supportive Care. Advanced care planning support and palliative care for members with limited life expectancy.

•	Readmission Prevention Program. Care transition support for members recently discharged from a hospital or post-acute care.

•	Behavioral Health Program. Comprehensive care coordination for members with behavioral health and social services needs.

The Clover Assistant supports every stage of our care and interaction with our high-risk members through our clinical programs, from identification through engagement to clinical care.

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Identification. The Clover Assistant enables us to identify members for whom our programs can provide needed support, fill gaps or reduce costs. For example, utilizing our machine learning algorithm, the Clover Health Acute Risk Model, we are able to accurately identify members at high future hospitalization risk for our complex care management program.

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Engagement. The Clover Assistant enables us to partner with physicians to determine if high-risk members would benefit from our clinical care programs. The Clover Assistant’s bi-directional point-of-care approach not only prompts the physician to let us know which members are appropriate for these programs, but encourages the physician to discuss the program with the patient at the point of care. We believe this introduction and engagement increases the likelihood that a member will ultimately enroll in our clinical programs and receive the care that he or she needs.

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Clinical Care. With the right members identified and engaged, and the right protocols surfaced to program clinicians at the point of care, we believe we are able to further improve our members’ quality of life and healthcare while driving significant medical expense savings.

Leveraging our data and engaging physicians and members has resulted in a number of meaningful clinical improvements.

Our Go-To-Market Strategy

We employ a simple and broad go-to-market strategy. Utilizing the Clover Assistant to raise the standard of care of providers, we are able to target a broad spectrum of markets, including traditionally underserved markets that are generally not viable for others because those markets often lack large, integrated providers, commonly relied on by MA insurers, that are willing to assume the financial responsibility for patient care. Our go-to-market strategy centers around scaling our model through software and is summarized in four simple steps:

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Step one: Select markets to deploy our disruptive model. We seek opportunities to create differentiated and enhanced plans for consumers virtually anywhere in the United States, including traditionally underserved markets.

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Step two: Broadly disseminate the Clover Assistant. We contract with a wide array of primary and chronic care decision-makers and deploy the Clover Assistant wherever possible to empower physicians to deliver data-driven, personalized care. Our contracts also have a simple payment model, with one enhanced rate for primary care visits using the Clover Assistant, relieving physicians of significant administrative tasks. Our model expands our reach to physicians beyond simply those large providers or other groups willing and able to structure complex risk-sharing arrangements. In addition, our plans with open network designs make it easier for our members to see physicians outside our network, which generates new leads for us to deploy the Clover Assistant with an increasing pool of physicians.

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Step three: Powered by the Clover Assistant’s strong unit economics, deploy “Obvious” best-in-class plans. The use of the Clover Assistant is designed to drive the economic success of our plans, which allows us to return these strong economics back to our members in the form of enhanced benefits, lower out-of-pocket costs and freedom of choice. Our affordability is underpinned by our plans’ low average total out-of-pocket costs for PCP co-pays, specialist co-pays, drug deductibles and drug costs. The substantial majority of our members enjoy freedom of choice, which manifests in our expansive, open network with the same cost-sharing for members who see physicians in- and out-of-network. Our open network design is particularly attractive compared to our competitors’ usual narrow networks or higher cost-sharing for out-of-network providers.

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Step four: Drive strong, industry-leading, organic growth as consumers select our “Obvious” plans and receive care from physicians on Clover Assistant. As we have entered and scaled in new markets, we have seen strong membership growth.

Our Value Proposition

We believe our mission-aligned business model, powered by the Clover Assistant, enables us to deliver significant value to the entire healthcare ecosystem.

Clover is the “Obvious” plan for consumers

Our members are our primary constituents. We believe that an approach focused on consumer healthcare choice, enhanced physician trust, and competitive pricing results in distinct value to our members and makes great healthcare available to everyone.

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Physician of choice. We value the health decisions our members make and believe that consumer-driven physician choice increases trust and member satisfaction. Our differentiated, open network philosophy offers considerable consumer choice: discretion to choose any new Medicare physician willing to see them or keep an existing physician. The substantial majority of our members are enrolled in our open network plans, meaning that our members need not worry about verifying whether their Medicare physician is in- or out-of- our network as they pay the same amount in either case.

•	The Clover Assistant makes the PCP the quarterback. The Clover Assistant enhances each PCP’s ability to coordinate care for each of our members. Our members can have confidence that, when using the Clover Assistant, their PCP has ready access to their medical histories and personalized, data-driven clinical care recommendations.

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High value plans. We strive to ensure that consumers who choose our health plans get more for less. Our plans are benefit-rich while being highly affordable. Most of our members are enrolled in plans that offer the lowest average out-of-pocket costs for PCP co-pays, specialist co-pays, drug deductibles and drug costs in their markets while also providing wide network access and with the same in- and out-of-network costs for physician visits. By seeking to lower the financial burden on our members, we reduce disincentives that inhibit our members from seeking the care they need.

Clover delivers clinical and financial value for physicians

Physicians enjoy using the Clover Assistant as it allows them to focus on delivering care and rewards them for doing so.

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The Clover Assistant delights and engages physicians. We are focused on empowering and delighting physicians that use our platform. We believe physicians are highly satisfied with the Clover Assistant platform, based on the level of their engagement.

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We pay an enhanced rate for primary care. We believe the PCP plays a critical role in helping to keep our members healthy, and we compensate them for the enhanced clinical experience they provide members through the Clover Assistant. Our payment model is simple; we provide one enhanced rate for primary care visits using the Clover Assistant, or what we refer to as “Clover Assistant visits.” Our flat-fee per-visit PCP compensation is approximately twice the average Medicare reimbursement fee rate for a primary care visit, and is consistent, predictable and prompt, with payments received on average within four days of completion of the visit. We believe our payment process for Clover Assistant visits is substantially faster than our competitors’ payment processes, which can take weeks or months.

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We partner with physicians and allow them to focus on providing quality care. We partner with all types of physicians, including solo practitioners, large physician groups and hospital-employed physicians. The combination of our growing member base, free use of the Clover Assistant and enhanced and rapid payment for Clover Assistant visits enables a highly efficient economic model that allows PCPs to build successful practices serving Medicare patients. This model focuses on relieving physicians of additional administrative burdens, empowering them to spend more time on care.

Great healthcare for everyone

We believe our software-powered, primary care-centric approach addresses key systemic issues in healthcare, improving the quality of care and making care more affordable and accessible, regardless of a patient’s socioeconomic status or geography. This scalable approach puts healthcare on a different trajectory, redistributing efficiencies and stretching the impact of each dollar spent on healthcare.

•	We mean everyone. Every individual deserves the best care, and through the Clover Assistant we are democratizing the clinical data and insights physicians need to deliver care. Because we drive this clinical improvement with technology, we believe we can scale in virtually any market, including traditionally underserved markets that are generally not viable for others.

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Sustainable healthcare through reduced medical cost. We believe our focus on personalized evidence-based clinical recommendations at the point of care and quality gap closure allows us to reduce medical costs over the long-term. Our innovative approach to preventive care empowers physicians to spend more time understanding their patient and personalized, evidence-based guidelines and helps reduce the incidence of high-cost events that drive the largest share of healthcare expenditures. We have a broad opportunity to bend the healthcare cost curve, driving true financial value to society, especially the American taxpayers who underwrite the medical costs of our current and future members.

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Provide value, not overhead. Many insurers simply act as middlemen, taking a cut of premiums while assigning duties of care to physicians via complex risk-sharing contracting. New payment approaches, such as the federal government’s Direct Contracting program, may help eliminate entities that serve only as overhead. With our model and technology platform, we believe we are positioned to thrive in any program where entities are expected to empower physicians to improve care while lowering costs.

The Clover Assistant Architecture

The Clover Assistant is a differentiated platform able to scalably combine data synthesis, insight generation, and point-of-care action. The Clover Assistant platform synthesizes comprehensive, longitudinal sets of data directly available to us as a health plan, generates clinically-focused machine learning, artificial intelligence, and rules-based insights, and drives action by surfacing the most relevant, personalized information to PCPs directly at the point of care. Our platform’s excellence is centered on this three-pronged approach:

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Synthesis. Because it is developed by a health plan, the Clover Assistant is uniquely positioned in its ability to directly access broad sets of personalized, longitudinal data unlike platforms developed by pure technology providers, which operate at an arm’s length to data, or platforms operated by verticalized healthcare companies, which generally can access data only in their own narrow ecosystems. Our data platform is designed to interoperate with a broad variety of other healthcare data sources, collecting and transferring data via Application Programming Interfaces (“APIs”), flat files, or even paper documents.

The Clover Assistant’s data synthesis layer ingests and structures millions of data points per day, derived from a variety of data sets, such as claims data, medical charts, medication data, diagnostic data and EHR-generated data, across dozens of typically siloed and inconsistently formatted data feeds.

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Insight. Given the massive depth, breadth and volume of data that we collect, it is critical to leverage technology to perform intelligent analytics. No physician could analyze this amount of data in real-time. Our insight engine applies a combination of advanced machine learning and clinically-driven business rules to curate actionable insights for PCPs at the point of care.

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Our data scientists work in conjunction with physicians to continually enhance our insight engine. We identify and target specific clinical problems, then seek to solve these problems with expert systems, combining the latest clinical and evidence-based research with machine learning-based insights.

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Action. The Clover Assistant provides real time, personalized, and actionable insights to help healthcare providers make better decisions and deliver the right care at the right time. Because our insights are provided in a clear, actionable format directly at the point of care, the Clover Assistant can instantaneously inform physician decision-making at the very moment that they are interacting with and treating our members.

These three aspects of the Clover Assistant—Synthesis, Insight and Action—form a self-contained software improvement virtuous cycle. As physicians take action based on our data insights, we receive rich feedback data in real time. We then input this data back into our data and insight layers, creating a loop of bi-directional information exchange.

Across all three prongs of our platform, the Clover Assistant is designed to ensure data integrity and security to protect our users’ and members’ information, identities and privacy. As such, we have invested significantly in data protection and have in place strict data protection protocols. Clover has in place policies designed to ensure compliance with guidelines promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and all data in transit and at rest are encrypted. Data transfers, including API calls to and from third parties are authenticated via password, token, or two-way multiple transport layer security (“mTLS”). Clover discourages and minimizes local data storage as a deterrence against physical device and data loss. The Clover Assistant data is stored in the cloud, with backups across Amazon Web Services and the Google Cloud Platform and secured by centralized identity access and management.

Additional Products Built on the Clover Assistant Platform

While the platform is currently primarily used by physicians at the point of care, the Clover Assistant’s impact is scalable across a myriad of use cases. The platform is designed to surface the most relevant information for a specific context so that any users of the platform can make more informed decisions at the most actionable opportunity available. Use cases include:

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Office / virtual visits. The Clover Assistant empowers physicians by recommending personalized, evidence-based medications, providing reminders of timely discussion topics and treatment, enabling requests for member data and orders for tests or screening kits and identifies potential undiagnosed conditions based on clinical evidence. Our software makes these features available for in-person visits or through telemedicine solutions.

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In-home visits. The Clover Assistant empowers physicians and other providers who operate outside of clinical settings, offices or hospitals. It supports, for example, our in-home primary care program enabling lengthy interactions for our members with the most advanced illnesses or complex conditions. It also supports in-home programs targeting members who have been recently discharged from hospitals or who do not receive regular care from a PCP.

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Office staff. Through its Care Connect feature, the Clover Assistant empowers office staff by identifying patients due for a visit, flagging members recently discharged from the hospital and providing tools for scheduling various screenings and follow-up visits.

Sales and Marketing

We market our “Obvious” plans through direct marketing activities and an extensive network of insurance brokers and field marketing organizations. We also enter into co-branding arrangements with physicians and other provider institutions. We market or may market our plans through a number of channels including, but not limited to, direct mail, marketing materials in providers’ offices, the Internet, telesales and free marketing channels provided by the U.S. government, such as the Medicare Plan Finder. Commissions paid to employed sales representatives and independent brokers and agents are based on a per unit commission structure, regulated in structure and amount by CMS.

Research and Development

Key to our success is the time, attention and investment we place on continued innovation in the Clover Assistant platform. We expect to continue investing in expanding our platform and enhancing the features and functionality of the Clover Assistant. We analyze the growing number of interactions our physicians have with the Clover Assistant to recognize their needs quickly and guide future innovation. Our research and development team is responsible for the design, development, testing and delivery of solutions for our platform.

Our Competition

The markets for MA plans and related products are highly competitive. We compete in certain segments within the healthcare market, including MA plans as well as other healthcare technology platforms, and intend to enter into others, such as new payment models offered by CMS, including the Direct Contracting program. Competition in our market involves rapidly changing technologies, evolving regulatory requirements and industry expectations, new product offerings and constantly evolving member and physician preferences and user requirements. We face competition from a range of companies, including other incumbent MA plan providers and health insurance companies, many of whom are developing their own technology or partnering with third-party technology providers to drive improvements in care. Our competitors generally include large, national insurers, such as UnitedHealth, Aetna, Humana, Cigna, Centene and Anthem, that provide MA plans, as well as regional-based companies that provide MA plans, such as Blue Cross Blue Shield affiliates, hospital systems and provider-based organizations. We also face competition from Original Medicare. In addition, as we enter into new markets, we may compete with regional start-up companies that offer MA plans. Also, as we develop other products and enter new lines of business, and other companies do the same, we may compete with providers of healthcare technology platforms, EHR providers, telehealth providers, healthcare data analytics providers and accountable care organizations.

We believe our asset-light model allows us to compete favorably based on the following competitive factors: the use of the Clover Assistant platform to improve clinical decision-making, price, quality of service, access to broad and open provider networks, breadth and flexibility of plan benefits, brand strength, member satisfaction, and financial stability.

Intellectual Property

Our intellectual property is an important aspect of our business. To establish and protect our intellectual property and other proprietary rights, we rely and expect to continue to rely upon a combination of patent, copyright, trade secret and trademark protection laws to protect our intellectual property rights in our internally-developed technology and information that we regard as proprietary, and maintain a policy requiring our employees, contractors, consultants and other third parties to enter into confidentiality and invention assignment agreements to control access to and use of our internally-developed technology and other information that we regard as proprietary and to ensure that any intellectual property developed by such employees, contractors, consultants and other third parties are assigned to us. These laws, procedures and restrictions provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy aspects of our internally-developed technology or to obtain and use information that we regard as proprietary, and may also attempt to develop similar technology independently. Furthermore, the laws of certain countries do not protect intellectual property rights to the same extent as the laws of the United States, and we therefore may be unable to protect our internally-developed technology in certain jurisdictions. In addition, we cannot guarantee that our confidentiality and invention assignment agreements will not be breached.

While we rely on software licensed from third parties for internal tools we use to operate our business, we do not currently in-license any intellectual property. Our intellectual property, including internally developed technology and products are developed by our employees, who are distributed geographically across the United States and globally, with two major hubs in San Francisco (California) and Hong Kong (China). We outsource operational engineering support work to a third party vendor headquartered in the United States with a globally distributed workforce.

A portion of the technologies we use in our platform and mobile application incorporates “open source” software, which grants us broad permissions to use, copy, modify and redistribute on our platform and other products. While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our valuable internally-developed source code, we may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the applicable terms of such license, including claims for infringement of intellectual property rights or for breach of contract. In addition, the use of third-party open source software typically exposes us to greater risks than the use of third-party commercial software because open-source licensors generally do not provide warranties or controls on the functionality or origin of the software.

As of December 31, 2020, we do not owned any U.S. patent and no foreign patents there were 24 U.S. patent applications pending and 13 Patent Cooperation Treaty patent applications pending. We have not applied for patents in foreign jurisdictions. We have registered our trademarks in the United States, European Union, China, South Korea, Singapore, Australia and Taiwan. We continually review our development efforts to assess the existence and patentability of new intellectual property. We pursue the registration of our domain names, trademarks, and service marks in the United States and in certain locations outside the United States, including Canada and Hong Kong.

Human Capital

Choosing to tackle healthcare is no small feat. Our mission of improving every life is made possible through the Herculean efforts put forth by our teams. We strive to attract and retain diverse talent from all different backgrounds and industries—we value Machine Learning Data Scientists the same way we value Clinical Pharmacists, the same way we value Claims Analysts. Bringing together motivated, inquisitive and mission oriented talent has provided us with a strategic advantage and is key to our success. Clover commits to providing a collaborative and inclusive work environment, competitive market compensation and benefits programs and growth opportunities that empower Cloverites to deliver positive outcomes for members.

As of March 15, 2021, we had 458 employees with approximately 94% in the U.S. and 6% in Hong Kong. Our workforce was 71% Female and 29% Male and was 48% Caucasian/White and 52% with racially/ethnically diverse backgrounds.

Remote First Culture.

By establishing communication and decision making norms, placing an emphasis on transparency and working to build psychological safety and trust we found that colocation of employees was no longer a requirement. We believe in attracting the best talent for the role, regardless of location and celebrate the geographic dispersion of our teams. In August 2018, we opened an office in Hong Kong, which has since grown to a team of 30 employees. Prior to the onset of the COVID-19 pandemic, approximately 40% of our workforce were already remote based employees, meaning they did not regularly come into a brick and mortar facility. We expect over 60% of our teams will remain remote after offices reopen.

All remote employees receive a stipend to set up their home work space so they can be most productive. We also ensure new hires (office-based or remote) are provided with an onboarding plan which helps them understand our culture while providing necessary training and modules to set them up for success. We use communication and meeting tools that enable teams to real-time chat and interact, regardless of their physical location. We also host a variety of All Company meetings in an effort to provide updates to Cloverites as real-time as possible and provide opportunities for employees to ask leadership questions.

Safety and Support during the COVID-19 Pandemic.

Being a healthcare company means the health, wellness and safety of our teams and members is always top priority. All teams, including our clinicians, worked remotely during the pandemic. Our technology teams worked to quickly build out telehealth capabilities so that we could provide support to our members in need. We have since allowed for certain clinical teams to return to the field, with strict guidance from our clinical leadership team and enhanced health and safety protocols. The Clover offices remain closed and will only reopen when certain population health metrics are met.

We have expanded our employee support resources over the past year to include paid access to an online platform offering mental health and wellbeing options ranging from digital resources and meditations to a network of certified coaches. To help Cloverites juggling work and homeschooling during the pandemic, we partnered with a company that provides remote tutoring support for families affected by school shutdowns. We also extended a remote employee stipend to all employees to help with productivity while remote.

Cultivating Diversity, Equity & Inclusion.

In our very early days, we created a Diversity & Inclusion (“D&I”) Working Group focused on making Clover a more diverse, inclusive, and equitable Company. Diversity includes not only race and gender identity, but also age, disability status, veteran status, sexual orientation, religion and many other parts of one’s identity. All of our employees’ points of view are key to our success, and inclusion is everyone’s responsibility. By creating a designated space for learning, conversations, and furthering initiatives, we aim to enrich Clover for our employees and communities. Members of our D&I Working Group also develop and deliver various resources to our teams, including an allyship training series.

Growth & Development.

We want Cloverites to be empowered to do their best work, and we aim to provide a variety of in-house and external resources to help them achieve maximum potential. Our approach to development starts during onboarding, when employees are presented with customized 30/60/90-day onboarding plans. These plans have been compiled by their hiring manager and reviewed by our Hiring Committee, with the goal of providing structure to onboarding and defining key wins and early successes as an employee ramps up. The onboarding plans also provide opportunities for check-ins, feedback and reprioritization of workload.

Given the vast experience of our teams, we have operated an internal mentorship program for the past two years. The mentorship relationship is designed to enable employees to develop new skills and competencies, while concurrently networking and building relationships within the organization. Last year, 90 employees went through the program with a 94% satisfaction rate with the quality of mentoring received. We have partnered with an external vendor to provide Cloverites at the manager+ level with an outcome-based coaching program at both the group and individual level.

Employee Engagement & Feedback.

We believe giving, receiving and acting on feedback makes us better colleagues. Ensuring our teams have a variety of avenues to provide feedback in a safe way has been core to our ethos. Each year we conduct an inclusion survey, focused on equity, inclusion and belonging. Key themes are shared with the entire company, and each leader receives feedback relating to their area. In addition, we do regular pulse surveys so leaders can receive actionable feedback from their teams.

Our evolving performance management process supports a culture of transparency, engagement, and continuous feedback. Quarterly check-ins are a frequent, light-weight check-in process to develop our internal talent and ingrain more transparency into Clover’s employee culture that focuses on goals, growth and progress. Our annual performance management cycle includes a 360 calibration review for all employees at all levels as we believe it provides the most holistic and meaningful snapshot on performance.

Compensation & Benefits.

We believe in using our total rewards program to incentivize employees to make decisions that are in the best interest of our stakeholders. It is important that our plans are aligned with the market so that we can attract, retain and motivate Cloverites. Our compensation program is currently comprised of base salary, spot bonuses and equity incentive awards, and may continue to evolve as we become a more mature public company.

Compensation is just one aspect of our offerings. We provide employees with health (medical, dental, vision and telehealth) insurance, paid time off, paid sick leave, paid parental leave, a U.S. 401 (k) plan with Company match and paid volunteer days, and we offer additional benefits to support work-life balance for all Cloverites.

Legal Proceedings

From time to time, in the normal course of business, we are subject to various legal proceedings, investigations (both formal and informal), and claims incidental to the conduct of a highly regulated business. Such proceedings can be costly, time consuming, and unpredictable. Therefore, no assurance can be given on the outcome of any proceeding or the potential impact on our financial condition or results of operation.

For example, in February 2021, Clover received a subpoena from the SEC as part of an investigation related to aspects of our business as well as certain matters described in an article issued on February 4, 2021 by Hindenburg Research LLC (the “Hindenburg article”). We are cooperating with the SEC’s investigation. The Hindenburg article, which discussed among things an ongoing inquiry by the U.S. Attorney’s Office for the Eastern District of Pennsylvania relating to, among other things, certain of our arrangements with providers participating in our network and programs and the Clover Assistant, was the subject of our current report on Form 8-K filed with the SEC on February 5, 2021.

Securities Class Actions and Derivative Litigation

In February 2021, we and certain of our directors and officers were named as defendants in putative class actions filed in the United States District Court for the Middle District of Tennessee: Bond v. Clover Health

Investments, Corp. et al., 3:21-cv-00096 (M.D. Tenn.); Kaul v. Clover Health Investments, Corp. et al., Case No. 3:21-cv-0010 (M.D. Tenn.); Yaniv v. Clover Health Investments, Corp. et al., Case No. 3:21-cv-00109 (M.D. Tenn.); and Tremblay v. Clover Health Investments, Corp. et al., Case No. 3:21-cv-00138 (M.D. Tenn.). The complaints assert violations of sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act. The Kaul action asserts additional claims under sections 11 and 15 of the Securities Act.

The complaints generally relate to allegations published in an article issued on February 4, 2021, by Hindenburg Research LLC. The complaints seek unspecified damages on behalf of all persons and entities who purchased or acquired Clover securities during the class period (which begins on October 6, 2020, and, depending on the complaint, ends on February 3, 2021 or February 4, 2021), as well as certain other costs.

In April 2021, the Middle District of Tennessee class actions described above were consolidated under Bond v. Clover Health Investments, Corp. et al., Case No. 3:21-cv-00096 (M.D. Tenn.) as lead case. The court appointed a lead plaintiff, approved a lead counsel and a liaison counsel, and approved the parties’ proposed schedule for filing an amended complaint and the defendants’ responses.

Parallel shareholder derivative actions have also been filed, naming Clover as a nominal defendant. The first action was filed in the United States District Court for the District of Delaware and is captioned Furman v. Garipalli et al., Case No. 1:21-cv-00191 (D. Del.). The complaint asserts violations of sections 10(b) and 21D of the Exchange Act, breach of fiduciary duty, and waste of corporate assets against our directors. It seeks unspecified damages and an order requiring Clover to take certain actions to enhance Clover’s corporate governance policies, and procedures. The second and third actions were filed in the United States District Court for the Middle District of Tennessee and are captioned Sun v. Garipalli, et al., Case No. 3:21-cv-00311 (M.D. Tenn.) and Luthra v. Garipalli, et al., Case No. 3:21-vs-00320 (M.D. Tenn.). The complaints assert violations of Section 14(a) of the Exchange Act, breach of fiduciary duty, and aiding and abetting a breach of fiduciary duty. The Sun action also asserts unjust enrichment, abuse of control, gross mismanagement, waste of corporate assets, and contribution under Section 11(f) of the Securities Act, and Sections 10(b) and 21D of the Exchange Act. The complaints name certain current and former officers and directors as defendants. They seek unspecified damages and an order requiring Clover to take certain actions to enhance Clover’s corporate governance policies, and procedures.

On May 10, 2021, the Middle District of Tennessee shareholder derivative actions described above were consolidated under Sun v. Garipalli, et al., Case No. 3:21-cv-00311 (M.D. Tenn.) as lead case. The court designated co-lead counsel and liaison counsel and ordered the parties to submit a proposed schedule for the initial stage of the case.

All of these cases remain in the preliminary stages. Given the inherent uncertainty of litigation and the legal standards that must be met, including class certification and success on the merits, we cannot express an opinion on the likelihood of an unfavorable outcome or on the amount or range of any potential loss. Clover intends to vigorously defend itself against the claims asserted against it.

Government Regulation

We work diligently to comply with all applicable laws and regulations. As an entity within the healthcare industry, and one operating MA plans, we are subject to comprehensive federal, state and international laws and are regulated by various regulatory agencies. Regulations and enforcement may vary significantly from jurisdiction to jurisdiction, new laws and regulations may be adopted, and the interpretation of existing laws and rules may change periodically. We are unable to predict what effect, if any, such changes may have on our operations, financial position, or cash flows. See the section entitled “Risk Factors” for a discussion of the risks related to our compliance with federal, state and international laws and regulations.

Our operations, current and past business practices, contracts and accounts and other books and records are subject to routine, regular and special investigations, audits, examinations and review by, and from time to time we receive subpoenas and other requests for information from, federal and state supervisory and enforcement agencies, attorneys general and other state, federal and international governmental authorities and legislators. For further information, see the section entitled “Risk Factors—We are and may be subject to investigations, and litigation which could be costly and time-consuming to defend, and the outcomes of which cannot be predicted.”

Federal laws and regulations, relevant agency oversight

We are subject to various federal laws and regulations, and our activities are subject to regulation by several federal agencies. Our most comprehensive oversight comes from CMS, which regulates our MA plans and will be the primary regulator for the Centers for Medicare & Medicaid Innovation Direct Contracting model, in which we intend to participate. CMS regulates the payments made to us and the submission of information relating to the health status of members for purposes of determining the amounts of those payments. Additional CMS regulations govern benefit design, eligibility, enrollment and disenrollment processes, call center performance, plan marketing, record-keeping and record retention, quality assurance, timeliness of claims payment, network adequacy and certain aspects of our relationships with and compensation of providers. We perform ongoing monitoring of our, and our vendors’, compliance with CMS requirements.

We are also subject to CMS audits related to our compliance with CMS contracts, the performance of the plan, adherence to governing rules and regulations, and the quality of care we provide to Medicare beneficiaries, among other areas. For example, CMS currently conducts Risk Adjustments Data Validation audits of a subset of MA contracts for each contract year. In addition, the Department of Health and Human Services Office of Inspector General also audits risk adjustments of companies offering MA plans, and we anticipate this remaining a focus of government investigations in the next few years.

A portion of each MA plan’s reimbursement is tied to the plan’s “Star Ratings.” In addition, Star Ratings affect a plan’s image in the market, and higher-rated plans may offer enhanced benefits and additional enrollment opportunities than other plans. The Star Rating system considers a variety of measures adopted by CMS, including the quality of preventative services, chronic illness management, compliance and overall customer satisfaction. We received a 3.0 Star Rating for 2020. Our ability to maintain or improve our Star Rating may be significantly compromised by the COVID-19 pandemic, which has prevented all plans from incentivizing conduct to address member care gaps and collecting information required to demonstrate plan compliance with and performance under the Star Rating metrics.

Privacy, security and data standards regulation.

There are numerous state and federal laws and regulations related to the privacy and security of health information. Laws in all 50 states require businesses to provide notices to affected individuals whose personal information has been disclosed as a result of a data breach, and certain states require notifications for data breaches involving individually identifiable health information. Many states require holders of personal information to maintain safeguards and take certain actions in response to a data breach, such as maintaining reasonable security measures and providing prompt notification of the breach to affected individuals and the state’s attorney general.

In particular, regulations promulgated pursuant to HIPAA impose a number of obligations on issuers of health insurance coverage and health benefit plan sponsors. Health insurers, HMOs and healthcare providers who transmit health information electronically are included in HIPAA’s definition of “Covered Entities.” Regulations promulgated to implement HIPAA and the Health Information Technology for Economic and Clinical Health Act (“HITECH”) also require that “business associates” (e.g., entities that provide services to health plans and providers, such as electronic claims clearinghouses, print and fulfillment vendors, consultants and those services we expect to provide on behalf of our Direct Contracting providers) acting for or on behalf of Covered Entities be contractually obligated to meet HIPAA standards. These regulations govern privacy and security of electronic health information; require federal data breach notification and reporting to the Office for Civil Rights (“OCR”) of the U.S. Department of Health and Human Services (“HHS”) and the Federal Trade Commission (“FTC”) and, in some cases, to the local media; and provide for financial penalties and, in certain cases, criminal penalties for individuals, including employees, for privacy violations. In addition, OCR performs compliance audits in order to proactively enforce the HIPAA privacy and security standards and, as a result, may conduct audits of health plans, providers and other parties to enforce HIPAA compliance. OCR has become an increasingly active regulator and has signaled its intention to continue this trend. OCR has the discretion to impose penalties without being required to attempt to resolve violations through informal means; further, OCR may require companies to enter into resolution agreements and corrective action plans which impose ongoing compliance requirements. OCR enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. In addition to enforcement by OCR, state attorneys general are authorized to bring civil actions under either HIPAA or relevant state laws seeking either injunctions or damages in response to violations that threaten the privacy of state residents. As explained above, depending on the line of business, the Company acts or intends to act as both a covered entity and a business associate.

HIPAA does not preempt state laws that provide more stringent privacy protection than that provided for under HIPAA; as such, we may be subject to additional state privacy laws in the states in which we operate. Additionally, states have adopted regulations to implement provisions of the Financial Modernization Act of 1999 (also known as the Gramm-Leach-Bliley Act (“GLBA”)) which generally require insurers to provide customers with notice regarding how their non-public personal health and financial information is used and the opportunity to “opt out” of certain disclosures before the insurer shares such information with a non-affiliated third party. The GLBA regulations apply to health, life and disability insurance. Like HIPAA, GLBA sets a “floor” standard, allowing states to adopt more stringent requirements governing privacy protection.

Federal and state consumer protection laws are being applied increasingly by the FTC and states’ attorneys general to regulate the collection, use, storage and disclosure of personal or health information, through websites or otherwise, and to regulate the presentation of website content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Consumer protection laws require us to publish statements to our members that describe how we handle personal information and choices members may have about the way we handle personal information. If such information that we publish is considered untrue, we may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and other consequences. The Cybersecurity Information Sharing Act of 2015 (“CISA”) encourages organizations to share cyber threat indicators with the federal government and directs HHS to develop a set of voluntary cybersecurity best practices for organizations in the healthcare industry.

In addition, states have begun to enact more comprehensive privacy laws and regulations addressing consumer rights relating to data protection, transparency and cybersecurity. Violations of federal and state privacy and security laws and other contractual requirements may result in significant liability and expense, damage to our reputation and the termination of relationships with our customers.

Fraud and abuse laws

As an institution that contracts with the federal government, we are subject to federal laws and regulations relating to the award, administration and performance of U.S. government contracts, including laws aimed at preventing fraud, waste and abuse. Fraud, waste and abuse prohibitions encompass a wide range of activities, including kickbacks or other inducements for referral of members or for the coverage of products by a plan, billing for unnecessary medical services by a healthcare provider, improper marketing and beneficiary inducements, and violations of patient privacy rights. Companies involved in federal and state healthcare programs such as Medicare are required to maintain compliance programs designed to detect and deter fraud, waste and abuse, and are often the subject of fraud, waste and abuse investigations and audits. The regulations and contractual requirements applicable to us and other participants in these programs are complex and subject to change. Although our compliance program is designed to meet all statutory and regulatory requirements, our policies and procedures are frequently under review and subject to updates, and our training and education programs continue to evolve.

The federal Anti-Kickback Statute and related regulations have been interpreted to prohibit the knowing and willful payment, solicitation, offering or receipt of any form of remuneration (including kickbacks, bribes and rebates) in return for the referral of federal healthcare program patients or any item or service that is reimbursed, in whole or in part, by any federal healthcare program. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In some of our markets, states have adopted similar anti-kickback provisions, which apply regardless of the source of reimbursement. We have attempted to structure our relationships with providers and other entities to ensure compliance with the Anti-Kickback Statute and relevant safe harbors. It is, however, possible that regulatory authorities may challenge our approach to provider contracting and incentives, or other operations, and there can be no assurance that authorities will determine that our arrangements do not violate the federal Anti-Kickback Statute. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions, including fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs.

We are subject to federal and state laws and regulations that apply to the submission of information and claims to various government agencies. For example, the False Claims Act (“FCA”), provides, in part, that the federal government may bring a lawsuit against any person or entity who the government believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. There also is FCA liability for knowingly or improperly avoiding repayment of an overpayment received from the government and/or failing to promptly report and return any such overpayment. The federal government, whistleblowers and some courts have taken the position that claims presented in violation of other statutes, for example, where a claim includes items or services resulting from a violation of the federal Anti-Kickback Statute, may be considered a violation of the FCA. Violations of the FCA are punishable by treble damages and civil monetary penalties of up to a specified dollar amount per false claim. In addition, a special provision under the FCA allows a private person (for example, a “whistleblower,” such as a disgruntled current or former competitor, member, or employee) to bring an action under the FCA on behalf of the government alleging that a company has defrauded the federal government and permits the private person to share in any settlement of, or judgment entered in, the lawsuit. A number of states, including states in which we operate, have adopted their own false claims acts and whistleblower provisions that are similar to the FCA. Companies in the healthcare and related benefits industry, including ours, frequently are subject to actions brought under the FCA or similar state laws.

Additional federal regulations

Additionally, we may be subject to general consumer protection laws and regulations applicable to direct-to-consumer activities such as on-line communications including, but not limited to, the FTC’s Telemarketing Sales Rules and the Telephone Consumer Protection Act, which gives the FTC, Federal Communications Commission (“FCC”), and state attorneys general the ability to regulate, and bring enforcement actions relating to, telemarketing practices and certain automated outbound contacts such as phone calls, texts or emails. Under certain circumstances, these laws may provide consumers with a private right of action. Violations of these laws could result in substantial statutory penalties and other sanctions.

We are also regularly assessing the medical device status of certain health information technology products and/ or solutions and clinical decision support tools, which may, at any time, require compliance with U.S. Food and Drug Administration (“FDA”) requirements.

State laws and regulation

Healthcare regulation.

Our plans are regulated in, and must be licensed by, the jurisdictions in which they conduct business. The nature and extent of state regulation varies by jurisdiction, and state insurance regulators generally have broad administrative power with respect to all aspects of the insurance business. The majority of states in which we operate plans require periodic financial reports to be filed with the National Association of Insurance Commissioners (“NAIC”), while New Jersey, the state of domicile of our regulated insurance entity, requires reports to be filed directly with the New Jersey Department of Banking and Insurance (“NJDOBI”). The establishment of minimum capital or restricted cash reserve requirements is determined on a state-by-state basis. The NAIC has adopted model regulations that, where adopted by states, require expanded governance practices and risk and solvency assessment reporting. Most states have adopted these or similar measures to expand the scope of regulations relating to corporate governance and internal control activities of HMOs and insurance companies. We are required to maintain a risk management framework and file a confidential self-assessment report with state insurance regulators. We are also required to file a variety of reports stipulated by each state in which we are licensed. These reports can be financial or informational in nature. As of December 31, 2020, our PPO plans were licensed in 45 states and the District of Columbia and were not licensed in Michigan, New Hampshire, New York, North Carolina and Vermont. Our HMO is licensed in New Jersey and Texas. The most comprehensive reporting is required by the state of domicile of our regulated insurance entity which, for both the HMO and PPO, is New Jersey.

Because we operate through a holding-company structure, we are regulated under state insurance holding company regulations and are dependent upon dividends and administrative expense reimbursements from our subsidiaries. Most state insurance holding company laws and regulations require prior regulatory approval of acquisitions and material transfers of assets to affiliates, including transactions between the regulated companies and their parent holding companies or affiliates. These laws may restrict the ability of our regulated subsidiaries to pay dividends to our holding companies, and the amount of such dividends, or to obtain sufficient capital to fund our obligations.

Some of our business activity is subject to other healthcare-related regulations and requirements, including PPO, Managed Care Organization (“MCO”), utilization review (“UR”), pharmacy service, or care provider-related regulations and licensure requirements. These requirements differ from state to state and may contain network, contracting, product and rate, licensing and financial and reporting requirements. There are laws and regulations that set specific standards for delivery of services, appeals, grievances and payment of claims, adequacy of healthcare professional networks, fraud prevention, protection of consumer health information, pricing and underwriting practices and covered benefits and services.

Changes of control.

Before a person can acquire control of a U.S. domestic insurer, prior written approval, or exemption therefrom, must be obtained from the insurance commissioner of the state where the insurer is domiciled, or the acquiror must make a disclaimer of control filing with the insurance department of such state, which filing must be accepted by such insurance department. Prior to granting approval of an application to acquire control of a domestic insurer, the domiciliary state insurance commissioner will consider a number of factors, including the financial strength of the proposed acquiror, the acquiror’s plans for the future operations of the domestic insurer, and any anti-competitive results that may arise from the consummation of the acquisition of control.

Generally, state insurance statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds the power to vote, or holds proxies representing, ten percent or more of the outstanding voting securities of the domestic insurer. This statutory presumption of control may be rebutted by a showing that control does not exist in fact. The state regulators, however, may also find that “control” exists in circumstances in which a person owns or controls less than ten percent of the voting securities of the domestic insurer.

As our regulated insurance entity is domiciled in New Jersey, the insurance laws and regulations of New Jersey would be applicable to any proposed acquisition of control of Clover. Under New Jersey law, generally no person may acquire control of any insurer, whether by purchase of its securities or otherwise, unless it gives prior notice to the insurer and receives prior approval, or exemption therefrom, from the NJDOBI. These regulations pertaining to an acquisition of control of an insurance company may discourage potential acquisition proposals and may delay, deter, or prevent a change of control of us, including through transactions that some or all of our stockholders might consider to be desirable. Such regulations may also inhibit our ability to acquire an insurance company should we wish to do so in the future.

Corporate practice of medicine and fee-splitting laws.

Certain of our subsidiaries function as direct medical service providers and, as such, are subject to additional laws and regulations. Some states have corporate practice of medicine laws that prohibit specific types of entities from practicing medicine or employing physicians to practice medicine. Moreover, some states prohibit certain entities from engaging in fee-splitting practices that involve sharing in the fees or revenues of a professional practice. These prohibitions may be statutory or regulatory, or may be imposed through judicial or regulatory interpretation, and are subject to change.

Additionally, our healthcare providers must be licensed to practice medicine in the state in which they are located. In addition, they must be in good standing with the applicable medical board, board of nursing or other applicable entity. Furthermore, they cannot be excluded from participation in certain government programs at either the state or federal levels, such as Medicare and Medicaid.

International Regulation

We have significant operations, including certain outsourced operations and software research and development in other countries, such as Hong Kong, the Philippines, Colombia, India and Eastern Europe, and are subject to regulation in the jurisdictions in which those operations are organized or conduct business. These regulatory regimes vary from jurisdiction to jurisdiction. In addition, our non-U.S. operations are subject to U.S. laws that regulate the conduct and activities of U.S.-based businesses operating abroad, such as export control laws and the Foreign Corrupt Practices Act (the “FCPA”), the latter of which prohibits offering, promising, providing or authorizing others to give anything of value to a foreign government official to obtain or retain business or otherwise secure a business advantage.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers, key employees and directors as of March 31, 2021:

Name	Age	Position(s)
Executive Officers
Vivek Garipalli	42	Chief Executive Officer and Director
Andrew Toy	42	President, Chief Technology Officer and Director
Joseph Wagner	47	Chief Financial Officer
Gia Lee	51	General Counsel and Corporate Secretary
Jamie L. Reynoso	52	Chief Operating Officer
Key Employees
Dr. Sophia Chang	60	Chief Clinical Informatics Officer
Dr. Kumar Dharmarajan	41	Chief Scientific Officer
Dr. Mark Spektor	51	Chief Medical Officer
Non-Employee Directors
Chelsea Clinton(2)(3)	41	Director
Demetrios Kouzoukas(1)	45	Director
William G. Robinson, Jr.(1)(2)	56	Director
Lee A. Shapiro(1)(3)	65	Director
Nathaniel S. Turner(1)(2)	35	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Vivek Garipalli. Vivek Garipalli has served as our Chief Executive Officer and as a member of our board of directors since the Closing and previously held the same positions with Clover, which Mr. Garipalli co-founded, since July 2014. Previously, Mr. Garipalli also served as Clover’s President from July 2014 to March 2019. Mr. Garipalli holds a B.B.A. in entrepreneurship from Emory University.

We believe that Mr. Garipalli is qualified to serve as a member of our board of directors due to the perspective and experience he brings as Clover’s co-founder and Chief Executive Officer and due to his extensive experience managing healthcare companies.

Andrew Toy. Andrew Toy has served as our President, our Chief Technology Officer and as a member of our board of directors since the Closing and previously held the same positions with Clover since March 2019, February 2018 and November 2018, respectively. Prior to joining Clover, Mr. Toy served as a Product Director at Google LLC, a multinational technology company, from May 2014 to February 2018. Mr. Toy holds a B.S. and an M.S. in computer science from Stanford University.

We believe that Mr. Toy is qualified to serve as a member of our board of directors due to the perspective and experience he brings as Clover’s President and Chief Technology Officer and due to his extensive experience overseeing technology and analytics at other companies.

Joseph Wagner. Joseph Wagner has served as our Chief Financial Officer since the Closing and previously held the same position with Clover since January 2020. Prior to joining Clover, Mr. Wagner served as a Regional Chief Financial Officer at UnitedHealth Group Incorporated, a healthcare organization, from February 2016 to December 2019. Mr. Wagner served as the Chief Financial Officer for Healthcare Interactive, a middleware healthcare company, from October 2014 to January 2016. Mr. Wagner holds a B.B.A. in accountancy from the University of Notre Dame and is a certified public accountant (inactive).

Gia Lee. Gia Lee has served as our General Counsel and our Secretary since the Closing and previously held the same positions with Clover since January 2020 and August 2020, respectively. Prior to joining Clover, Ms. Lee served as Deputy General Counsel at the U.S. Department of Health and Human Services from June 2011 to January 2017. Ms. Lee also served as a professor at UCLA School of Law and as an Attorney-Advisor at the U.S. Department of Justice’s Office of Legal Counsel. Ms. Lee holds an A.B. in social studies and women’s studies from Harvard University, an MPhil in social and political theory from the University of Cambridge and a J.D. from Harvard Law School.

Jamie L. Reynoso. Jamie L. Reynoso has served as our Chief Operating Officer since the Closing and previously held the same position with Clover since July 2020. Prior to joining Clover, Ms. Reynoso served as the Chief Executive Officer and the Chief Operating Officer of Memorial Hermann Health Solutions, Inc., a provider of health insurance plans, from April 2016 to December 2019. From November 2012 to April 2016, Ms. Reynoso served as the Regional Vice President of Payer Strategy and Operations at Catholic Health Initiatives, a nonprofit, faith-based health system. Ms. Reynoso holds a B.B.A. from Texas A&M University-Kingsville.

Key Employees

Dr. Sophia Chang. Dr. Sophia Chang has served as our Chief Clinical Informatics Officer since the Closing and previously held the same position with Clover since March 2017. Prior to joining Clover, Dr. Chang served as the Chief Clinical Innovation Officer at CareMore Health, a subsidiary of Anthem Inc., an integrated health plan and care delivery system for Medicare and Medicaid patients, from February 2016 to February 2017. From May 2014 to January 2016, Dr. Chang served as the Vice President of Programs at California Health Care Foundation, an independent, nonprofit organization that focuses on improving the healthcare system for the people of California. Dr. Chang holds a B.A. in political science from Amherst College, an M.P.H. from the University of California, Berkeley and an M.D. from Columbia University College of Physicians and Surgeons.

Dr. Kumar Dharmarajan. Dr. Kumar Dharmarajan has served as our Chief Scientific Officer since the Closing and previously held the same position with Clover since July 2017. Dr. Dharmarajan has served as an Assistant Professor at Yale University School of Medicine and a member of the research faculty at Yale’s New Haven Hospital Center for Outcomes Research and Evaluation since July 2014. Dr. Dharmarajan holds an A.B. in social studies from Harvard University, an M.B.A. in business administration and management from Columbia Business School and an M.D. from Columbia University College of Physicians and Surgeons.

Dr. Mark Spektor. Dr. Mark Spektor has served as our Chief Medical Officer since the Closing and previously held the same position with Clover since January 2015. Prior to joining Clover, Dr. Spektor served as the Chief Clinical Integration Officer at CarePoint Health System, a preventive medicine, disease management and healthcare education health system, from June 2014 to January 2015. Dr. Spektor holds a B.A. in political science and biology from Rutgers University, an M.B.A. in healthcare management from the University of Massachusetts, Amherst and a D.O. from the University of Medicine and Dentistry of New Jersey.

Non-Employee Directors

Chelsea Clinton. Chelsea Clinton has served as a member of our board of directors since the Closing and previously held the same position with Clover since February 2017. Since March 2013, Ms. Clinton has served as Vice Chair of the Clinton Foundation, where her work emphasizes improving global and domestic health, creating service opportunities and empowering the next generation of leaders. Ms. Clinton has also served as an Adjunct Assistant Professor at Columbia University’s Mailman School of Public Health since 2012. Ms. Clinton has served as a member of the board of directors of the Clinton Health Access Initiative since September 2011. Ms. Clinton has served as a member of the boards of directors of IAC Holdings, Inc., a media and internet company, since September 2011, Expedia Group, Inc. (formerly Expedia, Inc.), an online travel shopping company, since March 2017 and Nurx Inc., a telemedicine start-up company, since June 2018. In addition to her for-profit affiliations, Ms. Clinton currently serves on the boards of directors of The School of American Ballet, The Africa Center, the Alliance for a Healthier Generation, the Weill Cornell Medical College and Columbia University’s Mailman School of Public Health, and as Co-Chair of the Advisory Board of the Of Many Institute at New York University. Ms. Clinton holds a B.A. in history from Stanford University, an MPhil and a DPhil in international relations from Oxford University and an M.P.H. from Columbia University’s Mailman School of Public Health.

We believe that Ms. Clinton is qualified to serve as a member of our board of directors because of her extensive health background, her experience as a director of public companies and non-profit organizations and her knowledge of our industry.

Demetrios Kouzoukas. Demetrios L. Kouzoukas has served as a member of Clover’s board of directors since April 13, 2021. From February 2017 until January 2021, Mr. Kouzoukas served as the Director of the Center for Medicare and the Principal Deputy Administrator of the Centers for Medicare & Medicaid Services (CMS). Prior to joining CMS, from 2012 to 2016, Mr. Kouzoukas served as General Counsel of the Medicare and Retirement Division of UnitedHealthcare, a health insurance company. Prior to UnitedHealthcare, from 2003 to 2009, Mr. Kouzoukas was Principal Associate Deputy Secretary of the U.S. Department of Health and Human Services (HHS), with responsibility for regulatory policy across HHS, and Deputy General Counsel. In 2014, Mr. Kouzoukas was appointed a Public Member of the Administrative Conference of the United States. Mr. Kouzoukas holds a B.A. in Political Science and Public Policy from The George Washington University and a J.D. from the University of Illinois College of Law.

We believe that Mr. Kouzoukas is qualified to serve as a member of our board of directors because of his in depth regulatory healthcare background, his experience as general counsel of a division of a health insurance company and his knowledge of our industry.

William G. Robinson, Jr. William G. Robinson, Jr. has served as a member of our board of directors since March 25, 2021. Mr. Robinson has served as the President of Broadgate Human Capital, LLC, a management consulting firm, since October 2018. Prior to Broadgate, Mr. Robinson served as the Executive Vice President and Chief Human Resources Officer for Sabre Corporation, a travel technology company, from December 2013 to September 2017. Prior to Sabre, Mr. Robinson served as the Senior Vice President and Chief Human Resources Officer at Coventry Health Care, a diversified managed health care company from 2012 to 2013. From 2010 to 2011, Mr. Robinson served as Senior Vice President for human resources at Outcomes Health Information Solutions, a healthcare analytics and information company specializing in the optimization and acquisition of medical records. Prior to that, from 1990 to 2010, he worked for General Electric, where he held several human resources leadership roles in diverse industries including information technology, healthcare, energy, security and industrial. Mr. Robinson has served as a member of the board of directors of American Public Education, Inc. since June 2016 and Must Ministries since June 2019. He has also served as a member of the board of trustees for the American Public University System since May 2020. Mr. Robinson holds a B.A. in communications from Wake Forest University and an M.A. in human resources from Bowie State University.

We believe that Mr. Robinson is qualified to serve as a member of our board of directors because of his extensive experience as an executive officer in technology and healthcare companies, his experience as a director of a public company, and his knowledge of our industry.

Lee A. Shapiro. Lee A. Shapiro has served as a member of our board of directors since the Closing. Mr. Shapiro co-founded and has served as the Managing Partner at 7Wire Ventures, an early-stage healthcare venture fund, since June 2013. Mr. Shapiro previously served as Chief Financial Officer of Livongo Health, Inc., a mobile health monitoring technology company, from December 2018 to November 2020. Mr. Shapiro served as a director from August 2013 until April 2019. Mr. Shapiro joined Allscripts Healthcare Solutions, Inc., a provider of electronic prescribing, practice management and electronic health record technology, in April 2000 and served as President from April 2002 to December 2012. He previously served as a director of Tivity Health, Inc., a provider of fitness and health improvement programs, from May 2015 to May 2020 and a director of Medidata Solutions, Inc., a global provider of cloud-based solutions for life sciences, from June 2011 to October 2019. He also serves as a director of some of the 7Wire Ventures portfolio companies. He serves on the National Board of the American Heart Association and the advisory board of the Gastro-Intestinal Research Foundation. Mr. Shapiro holds a B.S. in accountancy from the University of Illinois Urbana-Champaign and a J.D. from The University of Chicago Law School.

We believe that Mr. Shapiro is qualified to serve as a member of our board of directors because of his extensive finance background, including service as a chief financial officer of a public company, his experience as a director of a public company, and his knowledge of our industry.

Nathaniel S. Turner. Nathaniel S. Turner has served as a member of our board of directors since the Closing and previously held the same position with Clover since April 2015. Mr. Turner co-founded and has served as the Chief Executive Officer of Flatiron Health, Inc., a cancer research and data collection software company, since June 2012. From June 2010 to June 2012, Mr. Turner served as a Product Manager at Google Inc. Mr. Turner holds a B.S. in economics from the Wharton School of the University of Pennsylvania.

We believe that Mr. Turner is qualified to serve as a member of our board of directors because of his extensive experience as an investor in many technology, high-growth, healthcare companies, his experience as an executive at a healthcare company, and his knowledge of our industry.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Composition of Our Board of Directors

The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required. Our board of directors currently consists of five directors.

Classified board of directors

Our amended and restated certificate of incorporation and our amended and restated bylaws divide our board of directors into three classes, with staggered three-year terms:

•	Class I directors, whose initial term will expire at the annual meeting of stockholders expected to be held in 2022;

•	Class II directors, whose initial term will expire at the annual meeting of stockholders expected to be held in 2023; and

•	Class III directors, whose initial term will expire at the annual meeting of stockholders expected to be held in 2024.

At each annual meeting of stockholders after the initial classification, the successors to directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following election. Upon the completion of this offering, the Class I directors will consist of Mr. Shapiro; the Class II directors will of Mr. Kouzoukas, Mr. Toy and Mr. Turner; and the Class III directors will consist of Ms. Clinton and Mr. Garipalli. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

In addition, our amended and restated bylaws provide that only the board of directors may fill vacancies, including newly created seats, on the board of directors until the next annual meeting of stockholders, subject to limited exceptions. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

This classification of the board of directors and the provisions described above may have the effect of delaying or preventing changes in our control or management. Our amended and restated certificate of incorporation further provide for the removal of a director only for cause and by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of our directors. See “Description of Securities— Anti-takeover Effects of Delaware Law and Our Charter and Bylaws.”

Director Independence

The Nasdaq listing rules generally require that a majority of the members of a listed company’s board of directors be independent within specified periods following the completion of an initial public offering. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries. Compensation committee members must also satisfy the independence criteria as required by Rule 10C-1 under the Exchange Act.

Our board of directors has determined that none of the members of our board of directors other than Messrs. Garipalli and Toy has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the members of our board of directors other than Messrs. Garipalli and Toy is “independent” as that term is defined under the Nasdaq rules.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available on the investor relations portion of our website, www.cloverhealth.com. Members serve on these committees until their resignations or until otherwise determined by the board of directors.

Audit Committee

Our audit committee consists of Demetrios Kouzoukas, William G. Robinson, Jr., and, Lee A. Shapiro, with Mr. Shapiro serving as the chair of the committee. The composition of our audit committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Shapiro is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act. Our audit committee is responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to anonymously submit concerns about questionable accounting or audit matters; and

•	considering the adequacy of our internal accounting controls and audit procedures.

All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by the audit committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Chelsea Clinton and Lee A. Shapiro, with Mr. Shapiro serving as chair of the committee. The composition of our nominating and governance committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and recommending nominees to our board of directors and its committees;

•	conducting searches for appropriate directors;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of the board and its committees;

•	reviewing developments in our corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	making recommendations to our board of directors concerning corporate governance matters.

Compensation Committee

Our compensation committee consists of Chelsea Clinton, and William G. Robinson, Jr. with Mr. Robinson serving as chair of the committee. The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. At least two members of this committee are also non-employee directors, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of the compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee is responsible for, among other things:

•	reviewing and determining the compensation of our executive officers and recommending to our board of directors the compensation for our directors;

•	administering our stock and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	establishing and reviewing general policies relating to compensation and benefits of our employees.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of our board of directors or compensation committee of any entity, other than Clover, that has one or more executive officers serving as a member of our board of directors.

Code of Ethics

Our board of directors has adopted a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our website, www.investors.cloverhealth.com. In addition, we intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

Director Compensation

Historically, we have neither had a formal compensation policy for our non-employee directors, nor have we had a formal policy of reimbursing expenses incurred by its non-employee directors in connection with their board service. However, we reimbursed our non-employee directors for reasonable expenses incurred in connection with their attendance at board of directors or committee meetings and occasionally granted stock options.

We did not provide our non-employee directors with any cash, equity or other compensation in 2020. As of December 31, 2020, none of our non-employee directors held any equity awards other than Ms. Clinton who held 685,690 shares subject to outstanding stock options that were granted in February 2017 and October 2020. Neither Mr. Garipalli nor Mr. Toy received any additional compensation for service as a director for 2020. The compensation of Mr. Garipalli and Mr. Toy as named executive officers is set forth in the section titled “Executive Compensation—2020 Summary Compensation Table.”

Non-Employee Director Compensation Policy

In connection with the Business Combination, we adopted a new non-employee director compensation policy that became effective as of the Closing. Our non-employee director compensation policy is designed to align the interests of the non-employee directors with the interests of stockholders through equity awards and to attract and retain high quality non-employee directors by providing competitive compensation.

The policy provides for the following annual cash retainers, which are payable quarterly in arrears and pro-rated for partial quarters of service:

Annual Board Member Service Retainer

•	All Outside Directors: $50,000

•	Outside Director serving as Chairperson: $50,000 (in addition to above)

•	Outside Director serving as Lead Independent Director: $30,000 (in addition to above)

Annual Committee Member Service Retainer

•	Member of the Audit Committee: $10,000

•	Member of the Compensation Committee: $7,500

•	Member of the Nominating and Corporate Governance Committee: $5,000

Annual Committee Chair Service Retainer (in lieu of the Annual Committee Member Service Retainer)

•	Chairperson of the Audit Committee: $25,000

•	Chairperson of the Compensation Committee: $20,000

•	Chairperson of the Nominating and Corporate Governance Committee: $15,000

The policy also provides for equity awards of RSUs under the 2020 Plan covering shares of our Class A common stock to be granted to the non-employee directors upon their initial election or appointment to our board of directors and annually during their continued service thereafter.

Equity Grants Prior to 2022 Annual Meeting

Prior to the 2022 annual meeting of stockholders (the “2022 Annual Meeting”), non-employee directors will receive transitional RSU grants upon the following terms, which will vest, subject to continuous service through the applicable vesting dates:

•

Non-employee directors who are initially elected or appointed on or after the Closing Date but before April 1, 2021 will be granted RSUs valued at $400,000, which will vest as to 50% of the RSUs on the first anniversary of the Closing and as to the remaining RSUs on the date of the 2022 Annual Meeting.

•

Non-employee directors who are initially elected or appointed on or after April 1, 2021 but before the 2022 Annual Meeting will be granted RSUs valued at $200,000, which will vest in full on the date of the 2022 Annual Meeting.

•

Non-employee directors who served as members of the board of directors of Clover prior to the Business Combination and continue to serve as members of the board of directors of Clover Health after the Closing Date will be granted RSUs valued at $400,000 multiplied by the anticipated number of whole months from the Closing Date until the 2022 Annual Meeting divided by 24, which will vest in full on the date of the 2022 Annual Meeting.

•

These transitional RSUs will be granted on the latest to occur of (i) the non-employee director’s election or appointment, (ii) the Closing Date and (iii) the effectiveness of our Registration Statement on Form S-8 for the 2020 Plan.

•

We granted 54,200 transitional RSUs to each of Mr. Robinson and Mr. Shapiro, and 38,392 transitional RSUs to each of Mr. Turner and Ms. Clinton effective April 1, 2021, and 25,608 transitional RSUs to Mr. Kouzoukas effective April 13, 2021.

Equity Grants Beginning at 2022 Annual Meeting

Beginning at the 2022 Annual Meeting, non-employee directors will receive RSU grants upon the following terms, which will vest, subject to continuous service through the applicable vesting dates:

•

Non-employee directors who are initially elected or appointed on or after the 2022 Annual Meeting will be granted RSUs valued at $200,000, which will vest in full on the one-year anniversary of the director’s election or appointment.

•

In addition, at the close of business on each annual meeting of the shareholders beginning with the 2022 Annual Meeting, each non-employee director who has served at least three full months prior to such annual meeting will be granted RSUs valued at $200,000, which will vest in full on the earlier to occur of the next annual meeting of the shareholders or the one-year anniversary of the date of grant.

Our policy also provides that we will reimburse our non-employee directors for reasonable expenses incurred in connection with their attendance at board of directors or committee meetings.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which they derived an improper personal benefit.

Our amended and restated bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify our employees or agents. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

We maintain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

We entered into indemnification agreements with each of our directors and executive officers that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning certain compensation awarded to, earned by or paid to our Chief Executive Officer and each of our two other most highly compensated officers, whom we collectively refer to as “named executive officers,” during the years ended December 31, 2019 and 2020.

Name and Principal Position	Fiscal Year	Salary		Option Awards (2)	All Other Compensation		Total ($)
Vivek Garipalli	2020	$—	(1)	$—	$—		$—
Chief Executive Officer	2019	—	(1)	—	—		—

Andrew Toy	2020	415,385		8,190,695	11,805	(3)	8,617,885
President and Chief Technology Officer	2019	400,000		—	23,593	(4)	423,593

Gia Lee	2020	415,385		978,250	10,577	(5)	1,404,212
General Counsel and Secretary	2019	331,731		346,500	—		678,231

(1)	At his own recommendation to our board of directors, Mr. Garipalli elected to forego any compensation for 2019 and 2020.
(2)

The amount reported in this column represents the aggregate grant date fair value of stock options granted under our 2014 Equity Incentive Plan as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the stock option awards reported in this column are set forth in Note 18 to our consolidated financial statements included elsewhere in this prospectus. Note that the amount reported in this column reflects the accounting value for the stock option awards and may not correspond to the actual economic value that may be received by the named executive officer from the equity award.

(3)	The amounts reported consist of (i) car services and related transportation costs of $3,805 and (ii) matching 401(k) contributions of $8,000.
(4)	The amounts reported consist of (i) car services and related transportation costs of $17,516 and (ii) matching 401(k) contributions of $6,077.
(5)	The amounts reported consist of matching 401(k) contributions.

Executive Compensation Arrangements in Effect Prior to the Closing

Executive Compensation Arrangements

Clover previously entered into offer letters with Mr. Toy and Ms. Lee. Both of these arrangements provide for at will employment and generally include the named executive officer’s initial base salary and an initial equity award grant. In addition, Mr. Garipalli, Mr. Toy and Ms. Lee have each executed a confidential information and invention assignment agreement with Clover. Mr. Toy’s offer letter and all the benefits provided therein was superseded by the employment agreement that he entered into with Clover in connection with the Closing, which is described in more detail below.

Ms. Lee’s offer letter provides that if she is terminated by us without cause or if she resigns for good reason upon the consummation of or within 24 months following a change in control transaction, then 100% of the then unvested shares subject to her equity awards will immediately vest and become exercisable upon the date of such termination.

Potential Payments upon Termination or Change in Control

Clover has provided in the offer letter with Ms. Lee that if she is terminated by us without cause or if she resigns for good reason upon the consummation of or within 24 months following a change in control transaction, then 100% of the then unvested shares subject to her equity awards will immediately vest and become exercisable upon the date of such termination.

2020 Pension Benefits/Nonqualified Deferred Compensation Table

None of Clover’s named executive officers participated in any defined benefit pension plans or any non-qualified deferred compensation plans in 2020.

Other Elements of Compensation

Clover’s named executive officers are eligible to participate in Clover’s employee benefit plans, including Clover’s medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case, on the same basis as all of Clover’s other employees. Clover provides a 401(k) plan to its employees, including its current named executive officers, as discussed in the section below entitled “—401(k) Plan.” Clover generally does not provide perquisites or personal benefits to Clover’s named executive officers, except in limited circumstances.

401(k) Plan. Clover maintains a 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Code limits. Employees are immediately and fully vested in their contributions. The 401(k) plan permits Clover to make matching contributions and profit-sharing contributions to eligible participants. Clover intends for its 401(k) plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and earnings on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides information regarding outstanding stock options held by certain of the named executive officers as of December 31, 2020 on an as converted basis.

			Number of Securities Underlying Unexercised Options(1)		Option Awards
	Grant Date		Exercisable	Unexercisable	Exercise Price	Expiration Date
Name
Vivek Garipalli	—		—	—	$—	—

Andrew Toy	07/22/2018	(2)	631,033	0	1.67	07/21/2028
	07/22/2018	(3)	3,155,168	0	1.67	07/21/2028
	02/04/2020	(4)	5,344,515	0	2.23	02/03/2030
	02/04/2020	(5)	3,669,607	0	5.45	02/03/2030

Gia Lee	03/26/2019	(6)(7)	393,364	175,356	1.94	03/25/2029
	02/04/2020	(7)(8)	232,441	103,261	2.23	02/03/2030
	02/04/2020	(7)(9)	504,093	504,093	2.23	02/03/2030

(1)	All of the outstanding equity awards were granted under our 2014 Plan.
(2)

1/12th of the shares subject to the option vested on February 5, 2018, and on each month thereafter, subject to continued service to us as of each vesting date, except as otherwise provided in the named executive officer’s employment agreement.

(3)

1/5th of the shares subject to the option vested on February 5, 2019, and an additional 1/48th of the remaining shares vest monthly thereafter, subject to continued service to us as of each vesting date, except as otherwise provided in the named executive officer’s employment agreement.

(4)

1/60th of the shares subject to the option vested on July 1, 2019 and an additional 1/60th of the remaining shares vest monthly thereafter, subject to continued service to us as of each vesting date, except as otherwise provided in the name executive’s offer letter.

(5)

1/60th of the shares subject to the option vested on July 1, 2019 and an additional 1/60th of the remaining shares vest monthly thereafter, subject to continued service to us as of each vesting date, except as otherwise provided in the name executive’s offer letter. The shares subject to the option are fully vested as of January 7, 2021.

(6)

1/5th of the shares subject to the option vested on January 14, 2020, and an additional 1/48th of the remaining shares vest monthly thereafter, subject to continued service to us as of each vesting date, except as otherwise provided in the named executive officer’s offer letter.

(7)	50% of the option grant is early exercisable, while the other 50% becomes exercisable once vested, except as otherwise provided in the named executive officer’s offer letter.
(8)

1/60th of the shares subject to the option vested on February 14, 2019 and an additional 1/60th of the remaining shares vest monthly thereafter, subject to continued service to us as of each vesting date, except as otherwise provided in the name executive’s offer letter.

(9)

24/60th of the shares subject to the option vest on January 1, 2022 and an additional 1/60th of the remaining shares vest monthly thereafter, subject to continued service to us as of each vesting date, except as otherwise provided in the name executive’s offer letter.

2014 Plan

General. Clover’s board of directors adopted the 2014 Equity Incentive Plan (the “2014 Plan”) in July 2014, and Clover’s stockholders approved the 2014 Plan in October 2014. The 2014 Plan was last amended in September 2018. Effective as of the Closing Date, the 2014 Plan terminated at which time the outstanding awards previously granted thereunder were assumed by us, and no new awards are available for grant under the 2014 Plan. The 2014 Plan provided for incentive and nonstatutory stock options to purchase shares of Clover common stock, restricted stock awards and restricted stock unit awards. Previously granted awards under the 2014 Plan continue to be subject to the terms and conditions of the 2014 Plan and the stock award agreements pursuant to which such awards were granted.

Equity Awards Under the 2014 Plan Granted in Connection with the Business Combination

Clover’s board of directors granted the following stock awards under the 2014 Plan effective immediately prior to the Closing to Mr. Garipalli and Mr. Toy (the “Pre-Closing Founder Grants”).

•

Garipalli Performance-Based Award –Clover granted Mr. Garipalli, a performance-based RSU award covering 7,164,581 shares of Class B common stock, which will vest and become settled by satisfying each of the following two conditions:

(1)	Service - 20% will vest on each anniversary of the Closing, subject to Mr. Garipalli’s continued service to us as our CEO, Co-CEO or Executive Chairman through each vesting date; and

(2)

Performance - Measured beginning after the first anniversary of the Closing, 50% will vest upon our volume-weighted average stock closing price reaching $20 for 90 consecutive calendar days, and the remaining 50% will vest upon our volume-weighted average stock closing price reaching $25 for 90 consecutive calendar days; provided all such vesting occurs within 5 years of the Closing.

•

Toy Performance-Based Award - Clover granted Mr. Toy, a performance-based RSU award covering 3,582,291 shares of Class B common stock, which will vest and become settled by satisfying each of the following two conditions:

(1)	Service - 20% will vest on each anniversary of the Closing, subject to Mr. Toy’s continued service to us through each vesting date; and

(2)

Performance - Measured beginning after the first anniversary of the Closing, 100% will vest upon our volume-weighted average stock closing price reaching $20 for 90 consecutive calendar days; provided such vesting occurs on or within 5 years of the Closing.

In addition, upon a change in control as defined in the 2014 Plan (which did not include the Business Combination), the Pre-Closing Founder Grants will fully vest as to their service conditions, and if the per share value in the change in control equals or exceeds the required stock closing price under their performance conditions, the awards will also fully vest as to the applicable performance conditions. Any portion of the awards unvested at the consummation of the change in control will be forfeited. The Pre-Closing Founder Grants will also be subject to the terms and conditions of the employment agreements that Mr. Garipalli and Mr. Toy entered into with Clover Health as discussed in the section below entitled “—Executive Compensation Arrangements in Effect as of the Closing.”

Executive Compensation Arrangements in Effect as of the Closing

Employment Agreements

Vivek Garipalli

In connection with the Closing, on December 31, 2020, Clover entered into an employment agreement with Mr. Garipalli, which was assumed by Clover Health, pursuant to which Mr. Garipalli serves as Clover Health’s Chief Executive Officer and will report directly to Clover Health’s board of directors. Mr. Garipalli’s employment under the employment agreement is at-will.

Under his employment agreement, Mr. Garipalli is not initially entitled to an annual base salary or incentive cash bonus, but such cash compensation may be provided to him in the future at the discretion of the board of directors or compensation committee. Mr. Garipalli is eligible to participate in the health, welfare and fringe benefit plans provided by us to our employees.

Pursuant to his employment agreement, we granted Mr. Garipalli two RSU awards as of the date of the Closing, which collectively covers 22,284,655 shares of our Class B common stock that represent four percent (4%) of the number of shares of all classes of our common stock as of the Closing (together, the “Garipalli Management Plan RSUs”). The vesting schedule and other terms of the Garipalli Management Plan RSUs are described in the below sections entitled “—Management Incentive Plan—Garipalli Time-Based Award” and “—Management Incentive Plan—Garipalli Performance-Based Award.”

If Mr. Garipalli’s employment is terminated by the company without cause, or by Mr. Garipalli for good reason (each term as defined in his employment agreement) during the period beginning one month prior to and ending 12 months following a change in control (as defined in the 2020 Plan) subject to his execution and non-revocation of a general release of claims in our favor and continued compliance with customary confidentiality and non-solicitation requirements, then, in addition to any accrued amounts, Mr. Garipalli will be entitled to receive full accelerated vesting of all his outstanding and unvested equity awards.

For purposes of Mr. Garipalli’s employment agreement:

“Cause” is generally defined to mean, subject to certain notice requirements and cure rights, Mr. Garipalli’s: (i) gross negligence or willful misconduct in the performance of his duties or violation of any written company policy, (ii) commission of any act of fraud, theft, embezzlement, financial dishonesty, misappropriation or other willful misconduct that has caused or is reasonably expected to result in injury to the company, (iii) conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude, (iv) unlawful use (including being under the influence) or possession of illegal drugs on the premises of the company or while performing his duties, (v) unauthorized use or disclosure of any proprietary information or trade secrets of the company or any party to whom he owes an obligation of nondisclosure from his relationship with the company, or (vi) his material breach of any obligations under any written agreement with the company.

“Good reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a material reduction of his duties, authority or responsibilities relative to immediately prior to such reduction, provided that a reduction solely by virtue of the company being acquired and made part of a larger entity will not constitute “good reason,” (ii) a material reduction in base salary (except where applicable to all similarly situated executive officers), provided, that a reduction of less than 10 percent will not be considered material, (iii) a material change in the geographic location of his primary work facility or location, provided, that a relocation of less than 50 miles from his then-present work location will not be considered material, or (v) a material breach by the company of a material provision of his employment agreement.

Andrew Toy

In connection with the Closing, on December 31, 2020, Clover entered into an employment agreement with Mr. Toy, which was assumed by Clover Health, pursuant to which Mr. Toy serves as Clover Health’s President and Chief Technology Officer and will report directly to Mr. Garipalli. Mr. Toy’s employment under the employment agreement is at-will.

Under his employment agreement, Mr. Toy will receive an initial annual base salary of $450,000 and will be eligible to receive an annual cash incentive bonus targeted at 100 percent (100%) of Mr. Toy’s then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable Clover Health and/or individual performance objectives, as determined by the board of directors or compensation committee. Mr. Toy’s annual base salary and cash incentive bonus target percentage may be adjusted in the future at the discretion of the board of directors or compensation committee. Mr. Toy is also eligible to participate in the health, welfare and fringe benefit plans provided by us to our employees.

Pursuant to the employment agreement, we granted Mr. Toy, an RSU award under the Management Incentive Plan as of the date of the Closing that covers 11,142,328 shares of our Class B common stock (the “Toy Management Plan RSUs”). The vesting schedule and other terms of the Toy Management Plan RSUs are described in the below section entitled “—Management Incentive Plan—Toy Performance-Based Award.” Mr. Toy will also be eligible for future equity awards from us under the 2020 Plan as determined by the board of directors or the compensation committee in their discretion.

Effective as of the Closing Date, Mr. Toy also received vesting in full of his option granted on February 4, 2020 for 3,669,607 shares of Clover common stock (on an as-converted basis) under the 2014 Plan.

If Mr. Toy’s employment is terminated by us without cause, or by Mr. Toy for good reason (each term as defined in his employment agreement), subject to his execution and non-revocation of a general release of claims in our favor and continued compliance with customary confidentiality and non-solicitation requirements, then, in addition to any accrued amounts, Mr. Toy will be entitled to receive the following severance payments and benefits: (i) an amount equal to Mr. Toy’s annual base salary then in effect and (ii) continued health care coverage for 12 months after the termination date. In addition, if Mr. Toy terminates his employment due to the failure to promote him to Chief Executive Officer immediately following the resignation or termination of Mr. Garipalli as our Chief Executive Officer, he will receive full accelerated vesting of all outstanding and unvested equity awards of Clover Health.

However, if either such termination of employment occurs during the period beginning one month prior to and ending 12 months following a change in control (as defined in the 2020 Plan), subject to his execution and non-revocation a general release of claims in our favor and continued compliance with restrictive covenants, then, in addition to any accrued amounts, Mr. Toy instead will be entitled to receive the following severance payments and benefits: (i) an amount equal to one and one-half times Mr. Toy’s annual base salary then in effect, (ii) continued health care coverage for 18 months after the termination date and (iii) full accelerated vesting of all outstanding and unvested equity awards of Clover Health.

In Mr. Toy’s employment agreement, “cause” has the same definition as Mr. Garipalli’s described above. “Good reason,” for purposes of Mr. Toy’s employment agreement is defined as follows:

“Good reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) the failure to promote or appoint him, in good faith, to Chief Executive Officer, immediately after the resignation or termination of Mr. Garipalli as Chief Executive Officer, (ii) a material reduction of his duties, authority or responsibilities relative to immediately prior to such reduction, (iii) any change of title (unless to Chief Executive Officer following the resignation of Mr. Garipalli), including a title change related to an acquisition by a larger entity, (iv) a material reduction in his base salary (except where applicable to all similarly situated executive officers), provided, that a reduction of less than ten percent will not be considered material, (v) any requirement for him to report to a work facility or location other than his home office or required business travel, or (iv) a material breach by the company of a material provision of his employment agreement.

Mr. Garapalli’s and Mr. Toy’s employment agreements both require customary confidentiality, invention assignment and non-solicitation agreements, and include “best pay” provisions under Section 280G of the Code, pursuant to which any parachute payments that become payable to Mr. Garipalli or Mr. Toy will either be paid in full or reduced such that the payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment.

Gia Lee

We expect to enter into an employment agreement with Ms. Lee, pursuant to which Ms. Lee will serve as our General Counsel and will report directly to our Chief Executive Officer. We anticipate her agreement will establish, among other things, her base salary, target bonus opportunity, and standard employee benefits. Until then, the terms of Ms. Lee’s current offer letter as described above in “—Executive Compensation Arrangements in Effect Prior to the Closing” will continue to apply.

Equity Incentive Plans

2020 Equity Incentive Plan

On October 5, 2020, SCH’s board of directors adopted, and on January 6, 2021, our stockholders approved the 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan became effective on January 6, 2021.

Purpose

The 2020 Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our shareholders, and (iii) promote the success of our business. The 2020 Plan is intended to replace the 2014 Plan. Clover board of directors terminated the 2014 Plan, effective as of the Closing Date. No additional stock awards will be granted under the 2014 Plan, although all outstanding stock awards granted under the 2014 Plan immediately prior to the Closing were assumed by us and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2014 Plan.

Types of Stock Awards

The 2020 Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, and stock bonus awards (all such types of awards, collectively, “stock awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2020 Plan, the maximum aggregate number of shares of our Class A common stock that may be issued under the 2020 Plan is 30,641,401 shares. The shares may be authorized, but unissued, or reacquired Class A common stock. Furthermore, subject to adjustments as set forth in the 2020 Plan, in no event will the maximum aggregate number of shares that may be issued under the 2020 Plan pursuant to incentive stock options exceed the number set forth above.

The number of shares available for issuance under the 2020 Plan will be increased on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the lessor of (i) seven percent (7%) of the outstanding shares on the last day of the immediately preceding fiscal year and (ii) such number of shares determined by the board of directors; provided that for each fiscal year beginning with the 2025 fiscal year through the fiscal year that includes the expiration date of the 2020 Plan, each such increase shall be reduced to the lessor of five percent (5%) of the outstanding shares on the last day of the immediately preceding fiscal year or such number of shares determined by our board of directors.

Lapsed Awards

If all or any part of a stock award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, or cancelled without having been fully exercised or forfeited, in any case, in a manner that results in us acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2020 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, the unused shares covered by the stock award will, as applicable, become or again be available for stock award grants under the 2020 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding stock awards shall not count against the share limit set forth in the 2020 Plan. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under the 2020 Plan and shall not be available for future grants of stock awards: (i) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (ii) shares purchased on the open market with the cash proceeds from the exercise of stock options; and (iii) shares delivered (either by actual delivery or attestation) to us by a participant to satisfy the applicable exercise or purchase price of a stock award and/or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares retained by us from the stock award being exercised or purchased and/or creating the tax obligation).

Assumption or Substitution of Awards by the Company

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, in connection with an acquisition, merger or consolidation of such other company, by either: (a) assuming such award under the 2020 Plan or (b) granting an award under the 2020 Plan in substitution of such other company’s award. Any awards that are assumed or substituted under the 2020 Plan will not reduce the number of shares authorized for grant under the Plan or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2020 Plan. Incentive stock options may only be granted to employees.

Administration

The 2020 Plan must be administered by our board of directors or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Plan Administrator”). Awards granted to an officer or director of Clover Health or any other person whose transactions in our Class A common stock are subject to Section 16 of the Exchange Act (each, an “Insider”) must be approved by two or more “non-employee directors” of the board of directors (as defined in the regulations promulgated under Section 16 of the Exchange Act). Currently, our compensation committee serves as the Plan Administrator.

Subject to the terms of the 2020 Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the 2020 Plan; (ii) select the service providers to whom stock awards may be granted under the 2020 Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2020 Plan; (iv) approve forms of stock award agreements for use under the 2020 Plan; (v) determine the terms and conditions, not inconsistent with the terms of the 2020 Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2020 Plan (subject to shareholder approval); (vii) construe and interpret the terms of the 2020 Plan and stock awards granted pursuant to the 2020 Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the 2020 Plan, any stock award or any stock award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the 2020 Plan; (x) modify or amend each stock award (subject to the terms of the 2020 Plan); (xi) adjust performance goals applicable to a participant with respect to a stock award to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary events or circumstances; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2020 Plan; (xiii) authorize any person to execute on our behalf any instrument required to effect the grant of a stock award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xv) make all other determinations deemed necessary or advisable for administering the 2020 Plan.

However, to the extent permitted by applicable law and listing requirements, our board of directors or a committee thereof may delegate to one or more of our officers who may be (but are not required to be) Insiders, the authority to (a) designate employees who are not Insiders to be recipients of stock awards and determine the number of shares subject to stock awards granted to such designated employees, subject to certain restrictions that are set forth in the 2020 Plan and (b) take any and all actions on behalf of our board of directors or a committee thereof other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to us or our affiliates.

Stock Options

Each stock option must be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options must be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

The term of each stock option must be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant, or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in, and in a manner consistent with, Section 424(a) of the Code.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Plan Administrator will determine the acceptable form of consideration at the time of grant.

If a participant ceases to be a service provider other than for “Cause” (as defined in the 2020 Plan), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or “Disability” (as defined in the 2020 Plan), and three months following a termination for any other reason. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause and the participant will be prohibited from exercising his or her stock option from and after the date of such termination.

Stock Appreciation Rights (SARs)

The Plan Administrator determines the terms and conditions of each SAR, provided that the exercise price for each SAR must be no less than 100% of the fair market value of the underlying shares of our Class A common stock on the date of grant. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash, in shares of equivalent value, or in some combination thereof, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of our Class A common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of our Class A common stock. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Plan Administrator in the form of cash, shares, or a combination of both.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate.

During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the Plan Administrator determines otherwise. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the shares of restricted stock with respect to which they were paid.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.

Stock Bonus Awards

A stock bonus award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award. A stock bonus award may be paid in cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Plan Administrator.

Performance Awards

The Plan Administrator may grant stock options, SARs, restricted stock and RSUs that are subject to the satisfaction of specified performance criteria. The Plan Administrator determines the terms surrounding performance awards, including the required levels of performance with respect to specified business criteria (including any adjustment(s) thereto that will be applied in determining the achievement of such performance criteria), the corresponding amounts payable upon achievement of such levels of performance, and the termination and forfeiture provisions; provided that all performance criteria must be determined when the achievement of such criteria remains substantially uncertain.

The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Plan Administrator’s discretion, one or more of the following performance goals may apply: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets, return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share; (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects; and (27) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).

Performance goals may differ from participant to participant, performance period to performance period and from stock award to stock award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to us), (iii) on a per share and/or share per capita basis, (iv) against the performance of us as a whole or against any of our affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of us or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.

Outside Director Limitations

Stock awards granted during a single fiscal year under the 2020 Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the board of directors, will not exceed $1,000,000 in total value for any outside director serving as the lead director of the board of directors or chair of the board of directors and $750,000 in total value for any other outside director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an outside director will not count for purposes of these limits.

Leaves of Absence / Transfer Between Locations

The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards will be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any of our affiliates. If an employee holds an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee will be deemed terminated on the first day following such three month period and the incentive stock option will thereafter automatically treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.

Clawback/Recovery

The Plan Administrator may specify in a stock award agreement that the participant’s rights, payments, and/or benefits with respect to a stock award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a stock award. Notwithstanding any provisions to the contrary under the 2020 Plan, a stock award granted under the 2020 Plan will be subject to any clawback policy as may be established and/or amended from time to time by us. The Plan Administrator may require a participant to forfeit or return to and/or reimburse us for all or a portion of the stock award and/or shares issued under the stock award, any amounts paid under the stock award, and any payments or proceeds paid or provided upon disposition of the shares issued under the stock award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of our capital stock or other securities of us or other significant corporate transaction, or other change affecting our capital stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2020 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2020 Plan and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Internal Revenue Code (“Section 409A”).

Dissolution or Liquidation

In the event of the proposed winding up, dissolution or liquidation of us, the Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, a stock award will terminate immediately prior to the consummation of such proposed action.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock, or (iv) a “Change in Control” (as defined in the 2020 Plan) each outstanding stock award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding stock awards (if we are the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards; provided, that, if the exercise price or purchase price for such stock awards equals or exceeds the fair market value of the shares subject to such stock awards, then the stock awards may be terminated without payment (provided further, that such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding stock award and lapse of our right to repurchase or re-acquire shares acquired under a stock award or lapse of forfeiture rights with respect to shares acquired under a stock award; or (f) the opportunity for participants to exercise their stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto.

Change in Control

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the 2020 Plan) as may be provided in the stock award agreement for such stock award or as may be provided in any other written agreement between us or any of our affiliates and the participant, but in the absence of such provision, no such acceleration will occur.

Amendment, Termination and Duration of the 2020 Plan

The 2020 Plan will continue in effect for a term of 10 years measured from the board approval date, unless terminated earlier under the terms of the 2020 Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2020 Plan pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as otherwise required by applicable law.

Management Incentive Plan

On October 5, 2021, SCH’s board of directors adopted, and on January 6, 2021, our stockholders approved the 2020 Management Incentive Plan (the “Management Incentive Plan”). The Management Incentive Plan became effective on January 6, 2021.

Purpose

The Management Incentive Plan is intended to (i) incentivize the Vivek Garipalli and Andrew Toy (the “MIP Participants”) with long-term equity-based compensation to align their interests with our shareholders and (ii) promote the success of our business.

Type of Stock Award

The Management Incentive Plan only permits the grant of RSUs to MIP Participants in the amounts and pursuant to the terms set forth in the New Plan Benefits section of this prospectus. The 2020 Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance units and performance shares (all such types of awards, collectively, “stock awards”).

Share Reserve

Maximum Number of Shares

Subject to adjustments as set forth in the Management Incentive Plan, the maximum aggregate number of shares of our Class B common stock that may be issued under the Management Incentive Plan is 33,426,983 shares. The shares may be authorized, but unissued, or reacquired our Class B common stock.

Lapsed Awards

Once an RSU award is granted under the Management Incentive Plan, the shares underlying such award reduce the pool available for issuance under the Management Incentive Plan and, once granted pursuant to a RSU Award, such shares will never be available for future issuance under the Management Incentive Plan under any circumstance.

Eligibility

Only the MIP Participants are eligible to receive RSUs under the Management Incentive Plan.

Administration

The Management Incentive Plan must administered by our board of directors or a committee thereof, which committee will be constituted to satisfy applicable laws (the “MIP Plan Administrator”). Currently, our compensation committee serves as the MIP Plan Administrator.

Subject to the terms of the Management Incentive Plan, the MIP Plan Administrator has the authority to (i) grant RSUs to MIP Participants in the amounts and pursuant to the terms set forth in the New Plan Benefits section of this prospectus; (ii) approve forms of RSU award agreements for use under the Management Incentive Plan, provided such forms of RSU award agreements are consistent with the terms of the Management Incentive Plan; (iii) construe and interpret the terms of the Management Incentive Plan and RSU awards granted pursuant to the Management Incentive Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in the Management Incentive Plan, any RSU award or any RSU award agreement; (v) prescribe, amend and rescind rules and regulations relating to the Management Incentive Plan; (vi) modify or amend each RSU award (subject to the terms of the Management Incentive Plan), including but not limited to the discretionary authority to accelerate vesting; (vii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the Management Incentive Plan; (viii) authorize any person to execute on our behalf any instrument required to effect the grant of a RSU award previously granted by the MIP Plan Administrator; (ix) allow a participant to defer the receipt of the delivery of shares that would otherwise be due to such participant under a RSU award; and (x) make all other determinations deemed necessary or advisable for administering the Management Incentive Plan.

RSUs

Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of our Class B common stock. Upon meeting the applicable vesting criteria, the MIP Participants will be entitled to receive a payout upon the date(s) determined by the MIP Plan Administrator and set forth in their RSU award agreement for his earned RSUs in the form of shares.

The RSU awards were granted to the MIP Participants on the Closing Date. Each RSU award will vest pursuant to the criteria set forth in the New Plan Benefits section of this prospectus.

During the vesting period, each MIP Participant holding RSUs will hold no voting rights by virtue of such RSUs. The MIP Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.

Performance-Based RSUs

Certain RSU awards granted under the Management Incentive Plan are performance-based awards that will only vest upon the achievement of pre-established stock price goals set forth in the New Plan Benefits section of this prospectus. The MIP Plan Administrator will determine and approve the extent to which such stock price goals have been timely achieved and the extent to which the shares subject to such RSU award have thereby been earned.

Leaves of Absence/Transfer Between Locations

The MIP Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of RSU awards will be suspended during any leave of absence; provided that in the absence of such determination, vesting of RSU awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). An RSU award will not cease to vest in the case of (i) any leave of absence approved by the MIP Plan Administrator or (ii) transfers between our locations or between us and any of our affiliates.

Nontransferability of RSU Awards

Unless determined otherwise by the MIP Plan Administrator, an RSU award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner.

Clawback/Recovery

The MIP Plan Administrator may specify in a RSU award agreement that the participant’s rights, payments, and/or benefits with respect to a RSU award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a RSU award. Notwithstanding any provisions to the contrary under the Management Incentive Plan, an RSU award granted under the Management Incentive Plan will be subject to any clawback policy as may be established and/or amended from time to time by us. The MIP Plan Administrator may require a participant to forfeit or return to and/or reimburse us for all or a portion of the RSU award and/or shares issued under the RSU award, any amounts paid under the RSU award, and any payments or proceeds paid or provided upon disposition of the shares issued under the RSU award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

Adjustments

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of our common stock or other securities of us or other significant corporate transaction, or other change affecting our capital stock occurs, the MIP Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Management Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Management Incentive Plan and/or the number, class, kind and price of securities covered by each outstanding RSU award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Internal Revenue Code (“Section 409A”).

Dissolution or Liquidation

In the event of the proposed winding up, dissolution or liquidation of us, the MIP Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously settled, an RSU award will terminate immediately prior to the consummation of such proposed action.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock, or (iv) a “change in control” (as defined in the Management Incentive Plan) each outstanding RSU award (vested or unvested) will be treated as the MIP Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding RSU awards (if we are the surviving corporation); (b) the assumption of such outstanding RSU awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such RSU awards; (d) the cancellation of such RSU awards in exchange for a payment to the participants equal to the fair market value of the shares subject to such RSU awards as of the Closing Date of such corporate transaction (provided that such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); or (e) the full or partial acceleration of vesting and accelerated expiration of an outstanding RSU award.

Change in Control

An RSU award may be subject to additional acceleration of vesting upon or after a change in control (as defined in the Management Incentive Plan) as may be provided in any other written agreement between us or any of our affiliates and the participant, but in the absence of such provision, no such acceleration will occur. In connection with the Business Combination, we entered into an employment agreement with each MIP Participant, effective as of the Closing Date, which provides for among other things, certain severance payments and benefits and the accelerated vesting of equity in connection with each named executive officer’s termination of employment or resignation for good reason under various circumstances, including in connection with a change in control of Clover Health. See the above section entitled “—Executive Compensation Arrangements in Effect as of the Closing” for more information.

Amendment, Termination and Duration of the Management Incentive Plan

The Management Incentive Plan will continue in effect until all the RSU awards granted thereunder are no longer outstanding. The MIP Plan Administrator may at any time amend, alter, suspend or terminate the Management Incentive Plan.

We made the following grants described below, effective as of the Closing Date, under the Management Incentive Plan:

Garipalli Time-Based Award

Vivek Garipalli received an RSU award under the MIP (the “Garipalli Time-Based Award”) covering 16,713,491 shares of Class B common stock. The Garipalli Time-Based Award shall become vested as to twenty percent (20%) of the RSUs subject to the Garipalli Time-Based Award on each of the first five (5) anniversaries of the Closing Date, subject to Mr. Garipalli’s continuous service as Clover Health’s CEO, Co-CEO or Executive Chairman through each vesting date. Except as set forth in Mr. Garipalli’s employment agreement with us, if Mr. Garipalli is terminated for any reason prior to any applicable vesting date, any then unvested RSUs will be forfeited for no consideration. The RSUs shall settle as set forth in the RSU award agreement.

Garipalli Performance-Based Award

Mr. Garipalli received an RSU award under the Management Incentive Plan (the, “Garipalli Performance-Based Award”) covering 5,571,164 shares of Class B common stock, which will vest and become settled by satisfying two conditions, as set forth below:

•

Service requirement—the service requirement will be satisfied at a rate of twenty percent (20%) of the RSUs subject to the Garipalli Performance-Based Award on each of the first five anniversaries of the Closing Date, subject to Mr. Garipalli’s continuous service as Clover Health’s CEO, Co-CEO or Executive Chairman through each service-based vesting date. Except as set forth in Mr. Garipalli’s employment agreement with us, if Mr. Garipalli is terminated for any reason prior to any applicable vesting date, any then unvested RSUs will be forfeited for no consideration. The RSUs shall settle as set forth in the RSU award agreement.

•

Performance requirement—the performance requirement will be satisfied if we achieve a volume-weighted average stock price above a threshold of $30, for a period of ninety (90) consecutive calendar days; provided that the performance metrics will not be measured nor may be satisfied prior to the one year anniversary of the Closing Date.

Toy Performance-Based Award

Andrew Toy received an RSU award under the Management Incentive Plan (the “Toy Performance-Based Award”) covering 11,142,328 shares of Class B common stock, which will vest and become settled by satisfying two conditions, as set forth below:

•

Service requirement—the service requirement will be satisfied at a rate of twenty percent (20%) of the RSUs subject to the Toy Performance-Based Award on each of the first five anniversaries of the Closing Date, subject to Mr. Toy’s continuous service as a service provider to Clover Health through each service-based vesting date. Except as set forth in Mr. Toy’s employment agreement with us, if Mr. Toy is terminated for any reason prior to any applicable vesting date, any then unvested RSUs will be forfeited for no consideration. The RSUs shall settle as set forth in the RSU award agreement.

•

Performance requirement—the performance requirement will be satisfied if we achieve a volume-weighted average stock price above a threshold broken out into two equal tranches as set forth in the below table, for a period of ninety (90) consecutive calendar days; provided that the performance metrics will not be measured nor may be satisfied prior to the one year anniversary of the Closing Date.

Tranche	Number of Shares of Class B Common Stock	Stock Price Hurdle
1	5,571,164	$25
2	5,571,164	$30

General Terms

Each of the Garipalli Performance-Based Award and the Toy Performance-Based Award (collectively, the “Performance-Based Awards”) will include the following general terms:

•

The performance requirement must be satisfied within five (5) years of the Closing Date (the “Performance Deadline”). Any portion of a Performance-Based Award that is unvested as of the Performance Deadline will be forfeited for no consideration.

•

Upon a change in control (as defined in the Management Incentive Plan), if the per share value in the change in control is above the stock price hurdle set forth in the above table or, if the stock price hurdle was satisfied at any time prior to a change in control, then that tranche will vest in connection with the change in control. Any portion of a Performance-Based Award that is unvested as of the consummation of such change in control will be forfeited for no consideration. For the avoidance of doubt, the transaction contemplated by the Merger Agreement, shall not constitute a change in control for purposes of these Performance-Based Awards.

2020 Employee Stock Purchase Plan

On October 5, 2020, SCH’s board of directors adopted, and on January 6, 2021, our stockholders approved the 2020 Employee Stock Purchase Plan (the “ESPP”). The ESPP became effective on January 6, 2021.

Purpose

The ESPP provides a means by which eligible employees and/or eligible service providers of either our company or designated related corporations and affiliates (“Designated Companies”) may be given an opportunity to purchase shares of our Class A common stock. The ESPP permits us to grant a series of purchase rights to eligible employees and eligible service providers. By means of the ESPP, we seek to (i) retain and assist our related corporations and affiliates in retaining the services of such eligible employees and eligible service providers, (ii) secure and retain the services of new eligible employees and eligible service providers and (iii) provide incentives for such persons to exert maximum efforts for our success and that of our related corporations and affiliates.

Qualified and Non-Qualified Offerings Permitted

The ESPP includes two components: a “423 Component” and a “Non-423 Component.” We intend for the 423 Component to qualify as an Employee Stock Purchase Plan pursuant to Section 423 of the Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation, to extend and limit ESPP participation in a uniform and non-discriminating basis. In addition, the ESPP authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the ESPP Administrator (as defined below), the Non-423 Component will be operated and administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or Non-423 Component of the ESPP. Eligible service providers (who may or may not be eligible employees) will only be able to participate in the Non-423 Component of the ESPP.

Administration

Our board of directors has the power to delegate administration of the ESPP to a committee composed of not fewer than one member of our board of directors. The ESPP is administered by our board of directors or a committee thereof (the “ESPP Administrator”). The ESPP Administrator has the final power to construe and interpret both the ESPP and the rights granted under it. The ESPP Administrator has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase our Class A common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the 423 Component or Non-423 Component of the ESPP. Whether or not our board of directors has delegated administration of the ESPP to a committee, the board of directors will have the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP. Currently, our compensation committee serves as the ESPP Plan Administrator.

Stock Subject to ESPP

Subject to adjustments as provided in the ESPP, the maximum number of shares of our Class A common stock that may be issued under the ESPP will not exceed 2,785,582, plus the number of shares of our Class A common stock that are automatically added on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2030 fiscal year in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of our Class A common stock outstanding on the last day of the calendar month prior to the date of such automatic increase, and (ii) such number of shares of our Class A common stock as determined by the ESPP Administrator; provided that the maximum number of shares of our Class A common stock reserved under the ESPP shall not exceed 10% of the total outstanding capital stock of the combined company (inclusive of the shares reserved under the ESPP) as of the Closing Date on an as-converted basis. Notwithstanding the foregoing, the ESPP Administrator may act prior to the first day of any fiscal year to provide that there will be no increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year will be a lesser number of shares of our Class A common stock than would otherwise occur pursuant to the preceding sentence. If any purchase right granted under the ESPP terminates without having been exercised in full, the shares of our Class A common stock not purchased under such purchase right will again become available for issuance under the ESPP.

Offerings

The ESPP is implemented by offerings of rights to all eligible employees and eligible service providers from time to time. Offerings may be comprised of one or more purchase periods. The maximum length for an offering under the ESPP is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of our Class A common stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of our Class A common stock, subject to certain limitations.

Eligibility

Purchase rights may be granted only to our employees, employees of designated related corporations or, solely with respect to the Non-423 Component, employees of an affiliate (other than a designated related corporation) or eligible service providers. The ESPP Administrator may provide that employees will not be eligible to be granted purchase rights under the ESPP if, on the offering date, the employee (i) has not completed at least 2 years of service since the employee’s last hire date (or such lesser period as the ESPP Administrator may determine), (ii) customarily works not more than 20 hours per week (or such lesser period as the ESPP Administrator may determine), (iii) customarily works not more than 5 months per calendar year (or such lesser period as the ESPP Administrator may determine), (iv) is a highly compensated employee within the meaning of the Code, or (v) has not satisfied such other criteria as the ESPP Administrator may determine consistent with

Section 423 of the Code. Unless otherwise determined by the ESPP Administrator for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee customarily works more than 20 hours per week and more than 5 months per calendar year.

No employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any related corporation. An eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all our and any related corporations’ Employee Stock Purchase Plans, do not permit such eligible employee’s rights to purchase stock to accrue in excess of $25,000 worth of stock in any calendar year.

Participation in the ESPP

On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares of our Class A common stock purchasable either with a percentage or with a maximum dollar amount, as designated by the ESPP Administrator; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 15% of such employee’s earnings during the period that begins on the offering date (or such later date as the ESPP Administrator determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.

Purchase Price

The purchase price of shares of our Class A common stock acquired pursuant to purchase rights will be not less than the lesser of (i) 85% of the fair market value of the shares of our Class A common stock on the offering date; or (ii) 85% of the fair market value of the shares of our Class A common stock on the applicable purchase date (i.e., the last day of the applicable purchase period).

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with our general funds. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or regulations or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner we direct.

Purchase of Stock

The ESPP Administrator will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of our Class A common stock will be purchased in accordance with such offering. In connection with each offering, the ESPP Administrator may specify a maximum number of shares of our Class A common stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of our Class A common stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any ESPP Administrator action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of our Class A common stock available will be made in as nearly a uniform manner as will be practicable and equitable.

Withdrawal

During an offering, a participant may cease making contributions and withdraw from the offering by delivering to us or any third party designated by us a company provided withdrawal form. We may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.

Termination of Eligibility

Purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (i) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. We will have the exclusive discretion to determine when a participant is no longer actively providing services and the date of the termination of employment or service for purposes of the ESPP. As soon as practicable, we will distribute to such individual all of his or her accumulated but unused contributions without interest.

Leave of Absence

A participant will not be deemed to have terminated employment or failed to remain continuously employed by us or a Designated Company in the case of sick leave, military leave, or any other leave of absence approved by us; provided that such leave is for a period of not more than three months or reemployment upon the expiration of such leave is guaranteed by contract or statute. We will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment, regardless of any notice period or garden leave required under local law.

Employment Transfers

Unless otherwise determined by the ESPP Administrator, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between us and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the ESPP or an offering; however, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. In the event that a participant’s purchase right is terminated under the ESPP, we will distribute as soon as practicable to such individual all of his or her accumulated but unused contributions.

Restrictions on Transfer

During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if we so permit, by a beneficiary designation.

Exercise of Purchase Rights

On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of our Class A common stock, up to the maximum number of shares of our Class A common stock permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the offering, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of our Class A common stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.

No purchase rights may be exercised to any extent unless and until the shares of our Class A common stock to be issued on such exercise under the ESPP are covered by an effective registration statement pursuant to the U.S. Securities Act of 1933, as amended, and the ESPP is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control, and other laws applicable to the ESPP. If, on the purchase date, as delayed to the maximum extent permissible, the shares of our Class A common stock are not registered and the ESPP is not in material compliance with all applicable laws or regulations, as determined by us in our sole discretion, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest.

Capitalization Adjustments

In the event of a capitalization adjustment, the ESPP Administrator will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the ESPP, (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to the ESPP, (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding offerings and purchase rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing offering.

Dissolution or Liquidation

In the event of our company’s dissolution or liquidation, the ESPP Administrator will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The ESPP Administrator will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.

Effect of Certain Corporate Transactions

In the event of:

•	a transfer of all or substantially all of our company’s assets;

•	a merger, consolidation or other capital reorganization or business combination transaction of our company with or into another corporation, entity or person; or

•	the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding capital stock;

then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of our Class A common stock prior to the corporate transaction under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The ESPP Administrator will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.

Spin-Off

In the event of a spin-off or similar transaction involving us, the ESPP Administrator may take actions deemed necessary or appropriate in connection with an ongoing offering and subject to compliance with applicable laws (including the assumption of purchase rights under an ongoing offering by the spun-off company, or shortening an offering and scheduling a new purchase date prior to the closing of such transaction). In the absence of any such action by the ESPP Administrator, a participant in an ongoing offering whose employer ceases to qualify as a related corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the participant had terminated employment.

Amendment, Termination or Suspension of the ESPP

The ESPP Administrator may amend the ESPP at any time in any respect the ESPP Administrator deems necessary or advisable. However, except with respect to capitalization adjustments described above, shareholder approval will be required for any amendment of the ESPP for which shareholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (i) increases the number of shares of our Class A common stock available for issuance under the ESPP, (ii) expands the class of individuals eligible to become participants and receive purchase rights, (iii) materially increases the benefits accruing to participants under the ESPP or reduces the price at which shares of our Class A common stock may be purchased under the ESPP, (iv) extends the term of the ESPP, or (v) expands the types of awards available for issuance under the ESPP, but in each case only to the extent shareholder approval is required by applicable laws.

The ESPP Administrator may suspend or terminate the ESPP at any time. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.

Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the ESPP will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment.

Executive Incentive Bonus Plan

On January 7, 2021, our board of directors approved the Executive Incentive Bonus Plan (the “Bonus Plan”).

General

The purpose of the Bonus Plan is to motivate and reward eligible officers and employees of Clover Health, including the named executive officers, for their contributions toward the achievement of certain performance goals. The Bonus Plan is administered by the compensation committee of Clover Health’s board of directors, which shall have the discretionary authority to interpret the provisions of the Bonus Plan, including all decisions on eligibility to participate, the establishment of performance goals, the number of awards payable under the plan, and the payment of awards. The compensation committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Bonus Plan to one or more directors and/or officers of Clover Health. The compensation committee may terminate the Bonus Plan at any time, provided such termination shall not affect the payment of any awards accrued under the Bonus Plan prior to the date of the termination. The compensation committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Bonus Plan in whole or in part.

Targets and Performance Criteria

The compensation committee may establish cash bonus targets and corporate performance metrics for a specific performance period or fiscal year pursuant to the Bonus Plan. Corporate performance goals may be based on wide-ranging criteria and metrics described in the plan. However, awards issued to participants may also take into account other factors, including subjective factors. Performance goals may differ from participant to participant, performance period to performance period, and from award to award.

Eligibility and Clawback

Unless otherwise determined by the compensation committee, a participant must be actively employed and in good standing with Clover Health on the date the award is paid. The compensation committee may make exceptions to this requirement in the case of retirement, death or disability, an unqualified leave of absence or under other circumstances, as determined by the compensation committee in its sole discretion.

Awards granted under the Bonus Plan are subject to applicable laws and clawback policies requiring forfeiture or repayment of amounts paid under the plan. The compensation committee may require a participant to forfeit or return to and/or reimburse Clover Health for any amounts paid with respect to an award, pursuant to the terms of any Clover Health clawback policy or as necessary or appropriate to comply with applicable laws.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following describes transactions since January 1, 2018, and each currently proposed transaction in which:

•	we, SCH or Clover have been or are to be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Registration Rights Agreement

In connection with the Closing, we, the Sponsor, SCH’s independent directors, certain stockholders of Clover, including entities affiliated with Mr. Garipalli, our Chief Executive Officer, entities affiliated with Greenoaks Capital, a holder of more than 5% of our outstanding capital stock, and entities affiliated with our director, Nathaniel Turner, and the other parties thereto entered into an Amended and Restated Registration Rights Agreement dated as of January 7, 2021 (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are obligated to file a registration statement to register the resale of shares of our Class A common stock held by the parties thereto and the private placement warrants held by the Sponsor and shares of our Class A common stock issuable upon the exercise of the private placement warrants. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, including with respect to the shares of our common stock held by the Sponsor and certain stockholders of Clover immediately following the Closing (not including the PIPE shares issued in the PIPE Investment pursuant to the terms of the subscription agreements) (the “Lock-up Shares”), including a lock-up of such shares in each case ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) (a) for 33.33% of the Lock-up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of our common stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 31 days after the Closing Date and (b) for an additional 50% of the Lock-up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of our common stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 31 days after the Closing Date. The lock-up set forth in the Registration Rights Agreement supersedes the lock-up provisions set forth in Section 7 of that certain letter agreement, dated as of April 21, 2020, by and among SCH, the Sponsor and each of the other parties thereto (the “Insider Letter”) which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of the Registration Rights Agreement. The Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the date of the Registration Rights Agreement or (ii) with respect to any party thereto, on the date that such party no longer holds any registrable securities.

Pre-Business Combination Related Party Transactions of Clover

Series D Preferred Stock Financing

In multiple closings between May 2017 and December 2018, Clover sold an aggregate of 25,547,782 shares of its Series D preferred stock at a purchase price of $9.3778 per share for an aggregate purchase price of approximately $239.6 million. The following table summarizes the Series D preferred stock purchased by beneficial owners of more than 5% of our capital stock. The terms of these purchases were the same for all purchasers of Clover’s Series D preferred stock.

Name of stockholder	Shares of Series D	Total Purchase Price
Entities affiliated with Greenoaks Capital(1)	3,199,044	$29,999,994

(1)	Entities affiliated with Greenoaks Capital are collectively a greater than 5% stockholder.

Bridge Loan Financing

In December 2018, Clover issued non-convertible promissory notes in an aggregate principal amount of $30.0 million to accredited investors. The non-convertible promissory notes accrued interest at a rate of 10%. All outstanding principal amount and accrued interest under the non-convertible promissory notes were cancelled in consideration for convertible securities upon the closing of Clover’s convertible securities financing in February 2019. The following table summarizes the non-convertible promissory notes purchased by our directors, executive officers and beneficial owners of more than 5% of our capital stock. The terms of these purchases were the same for all purchasers of non-convertible promissory notes.

Name of holder	Aggregate Principal Amount
Entities affiliated with Greenoaks Capital(1)	$10,000,000
Caesar Clover, LLC(2)	$10,000,000

(1)	Entities affiliated with Greenoaks Capital are collectively a greater than 5% stockholder.
(2)

Caesar Clover, LLC, together with other entities affiliated with NJ Healthcare Investments, LLC, are a greater than 5% stockholder, and Mr. Garipalli, our Chief Executive Officer, is the sole manager of Caesar Clover, LLC and the other entities affiliated with NJ Healthcare Investments, LLC.

Convertible Securities Financing

In February, May and August 2019, Clover issued and sold convertible securities, in an aggregate principal amount of $373.8 million to accredited investors. Until the first anniversary of the issue date, interest on the convertible securities accrued at a rate of 6.5% per annum and is compounded semi-annually in kind. Thereafter, for each successive six-month period after the first anniversary and until the third anniversary of issue date, the per annum interest rate on the convertible securities increases by 1.5%. From the third anniversary to the maturity date, interest accrues at 13.5% per annum and is compounded semi-annually in kind. The convertible securities initially mature on April 1, 2023, which may be extended under certain circumstances by Clover. At any time prior to maturity, Clover may repurchase or redeem up to 40% of the initial principal amount under the convertible securities prior to the maturity date at the redemption prices set forth in the convertible securities purchase agreement, provided that Clover also issue their holders warrants to purchase shares of Clover capital stock on the amount and on the terms set forth in the agreement. At maturity, Clover may not repay principal and accrued interest under the convertible securities in cash without providing their holders the opportunity to convert such amount into shares of Clover capital stock. Pursuant to the convertible security amendment and conversion agreement entered in to in connection with the Business Combination, the convertible securities were mandatorily converted into a number of shares of Clover Class Z common stock immediately prior to the First Merger equal to the product of (i) the outstanding principal and accrued interest balance thereunder on the date of that is at most five days prior to the date of conversion of the convertible security at a discount to the price (the “Merger Price”) obtained by multiplying the Per Share Merger Consideration (as defined in the Merger Agreement) by a fraction, the numerator of which is the Aggregate Fully Diluted Company Common Shares (as defined in the Merger Agreement) and the denominator of which is the number of shares of common stock outstanding as of immediately prior to the First Merger on an as-converted, as-exercised basis and (ii) 1.0935, which represents a factor that is intended to result in the convertible securities converting into a number of shares of Clover Class Z common stock with a relative fully diluted ownership percentage that is equivalent to the relative fully diluted ownership percentage that such convertible securities would represent upon the consummation of an initial public offering. The conversion price was calculated as the lesser of (i) the Merger Price multiplied by 28.5% for the convertible promissory securities issued in May and August of 2019 or 32% for the convertible promissory securities issued in February and March 2019 (assuming the Mergers had occurred on September 30, 2020), and (ii) a price per share equal to (x) $2.5 billion, divided by (y) the number of shares of common stock outstanding or reserved for issuance under our equity plans as of the closing of this offering on an as-converted, as-exercised basis as defined in the convertible securities purchase agreement.

The following table summarizes the aggregate principal amounts and amounts outstanding as of September 30, 2020, for the contingently convertible securities purchased by our directors, executive officers and beneficial owners of more than 5% of our capital stock. The terms of these purchases were the same for all purchasers of the contingently promissory securities.

Name of stockholder	Principal Aggregate Amount	Amount outstanding as of the Closing Date
Entities affiliated with Greenoaks Capital(1)	$338,898,889.89	$383,353,794.41
Caesar Clover, LLC(2)	$10,138,888.89	$11,650,329.59

(1)	Entities affiliated with Greenoaks Capital are collectively a greater than 5% stockholder.
(2)

Caesar Clover, LLC, together with other entities affiliated with NJ Healthcare Investments, LLC, are a greater than 5% stockholder, and Mr. Garipalli, our Chief Executive Officer, is the sole manager of Caesar Clover, LLC and the other entities affiliated with NJ Healthcare Investments, LLC.

As of the Closing Date, the amount outstanding under these securities have converted into 69,921,040 shares of our Class B common stock.

Stock Transfers

In July 2018, entities affiliated with Nathaniel S. Turner, a member of our board of directors, purchased an aggregate of 38,835 shares of Clover outstanding common stock from a stockholder, at a purchase price of $6.00 per share, for an aggregate purchase price of approximately $0.2 million.

In November 2018, entities affiliated with Mr. Garipalli and NJ Healthcare Investments, LLC purchased an aggregate of 88,102 shares of Clover outstanding common stock from three different stockholders, at a purchase price of $6.00 per share, for an aggregate purchase price of approximately $0.5 million.

In August 2020, entities affiliated with Mr. Garipalli purchased an aggregate of 81,612 shares of Clover outstanding common stock from a stockholder, at a purchase price of $5.70 per share, for an aggregate purchase price of approximately $0.5 million.

Hospital Contracts

We have various contracts with IJKG Opco LLC (d/b/a CarePoint Health—Bayonne Medical Center), Hudson Hospital Opco LLC (d/b/a CarePoint Health—Christ Hospital) and Hoboken University Medical Center Opco LLC (d/b/a CarePoint Health—Hoboken University Medical Center), which collectively do business as CarePoint Health System and are in-network Clover providers in New Jersey. CarePoint Health System is ultimately held and controlled by Mr. Garipalli, our Chief Executive Officer, and who, through his affiliated entities, owns greater than 5% of our capital stock. We have entered into contracts, similar to those with many of our other in-network hospitals, with CarePoint Health System for the provision of inpatient and hospital-based outpatient services. Expenses and fees incurred related to these contracts, recorded in net medical claims incurred, in 2018, 2019 and 2020 were $12.6 million, $9.7 million, and $11.1 million, respectively.

Service contracts

We have a contract with Medical Records Exchange, LLC (d/b/a ChartFast) pursuant to which we receive administrative services related to medical records via ChartFast’s electronic applications and web portal platform. ChartFast is 76% owned and controlled by entities affiliated with Mr. Garipalli, our Chief Executive Officer, and who, through his affiliated entities, owns at least 5% of the capital stock. Expenses and fees incurred related to this agreement, in 2018 and 2020, were $0.5 million and $0.1 million, respectively. The expenses and fees incurred under this agreement in 2019 were insignificant.

We have various contracts with Rogue Trading, LLC pursuant to which Rogue Trading provides marketing and consulting services to us. Rogue Trading is ultimately held and controlled by Chris Toy, the brother of Andrew Toy, our President and Chief Technology Officer. Expenses and fees incurred related to this contract in 2018 and 2019 were $0.325 million and $0.1 million. There were no expenses or fees paid in 2020.

Investors’ Rights Agreement

Clover is party to the Fifth Amended and Restated Investors’ Rights Agreement, dated as of February 21, 2019, which grants registration rights and information rights, among other things, to certain holders of its capital stock, including (i) entities affiliated with Greenoaks Capital, who collectively own more than 5% our capital stock, (ii) entities affiliated with NJ Healthcare Investments, LLC, which is affiliated with our Chief Executive Officer, Vivek Garipalli, and (iii) entities affiliated with our director, Nathaniel Turner. All of these rights terminated upon the Closing.

Right of First Refusal

Pursuant to certain agreements with its stockholders, including the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 21, 2019 (the “ROFR Agreement”), Clover or its assignees have the right to purchase shares of Clover capital stock which certain stockholders propose to sell to other parties. Certain holders of Clover capital stock, including (i) entities affiliated with Greenoaks Capital, who collectively own more than 5% our capital stock, (ii) entities affiliated with NJ Healthcare Investments, LLC, which is affiliated with our Chief Executive Officer, Vivek Garipalli, and (iii) entities affiliated with our director, Nathaniel Turner have rights of first refusal and co-sale under the ROFR Agreement. All of these rights and this agreement terminated upon the Closing.

Voting Agreement

Clover is a party to the Fourth Amended and Restated Voting Agreement, dated as of February 21, 2019, pursuant to which certain holders of its capital stock, including (i) entities affiliated with Greenoaks Capital, who collectively own more than 5% our capital stock, (ii) entities affiliated with NJ Healthcare Investments, LLC, which is affiliated with our Chief Executive Officer, Vivek Garipalli, and (iii) entities affiliated with our director, Nathaniel Turner, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. This agreement terminated upon the Closing.

Executive Compensation and Employment Arrangements

See “Clover’s Executive Compensation” for information on compensation arrangements with our executive officers and directors, which include, among other things, stock awards, agreements with executive officers and certain other benefits, and for information on termination arrangements with executive officers.

Director and Officer Indemnification

See the section entitled “Management—Limitation of Liability and Indemnification of Directors and Officers” for information on our indemnification arrangements with our directors and executive officers.

Pre-Business Combination Related Party Transactions of SCH

Founder Shares

In January 2020, the Sponsor purchased 17,250,000 SCH Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.001 per share (after a subsequent share capitalization on April 21, 2020) (the “founder shares”). In March 2020, the Sponsor transferred 100,000 founder shares to each of Dr. James

Ryans and Jacqueline D. Reses (two of SCH’s independent directors) at their original per-share purchase price. On April 21, 2020, SCH effected a pro rata share capitalization resulting in an increase in the total number of founder shares outstanding from 17,250,000 to 20,700,000 in order to maintain the ownership of founder shares at 20% of the issued and outstanding ordinary shares of SCH upon consummation of its initial public offering. The Sponsor received 3,450,000 founder shares in the share capitalization as a result of SCH’s independent directors waiving their right to receive shares in the share capitalization.

These founder shares are identical to the SCH Class A ordinary shares included in the units sold in SCH’s initial public offering, except that (i) only the holders of the founder shares have the right to vote on the election of directors prior to the initial business combination (as defined in SCH’s organizational documents), (ii) the founder shares are subject to certain transfer restrictions, (iii) the holders of the founder shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the founder shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any founder shares and public shares held by them in connection with a shareholder vote to amend the SCH’s organizational documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by April 24, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the founder shares if SCH fails to complete a business combination by April 24, 2022, (iv) the founder shares are automatically convertible into SCH Class A ordinary shares at the time of the initial business combination and (v) the founder shares are entitled to registration rights.

In connection with the Business Combination, upon the Domestication, 20,700,000 founder shares automatically converted, on a one-for-one basis, into a share of our Class A common stock.

Private Placement Warrants

Simultaneously with the consummation of the initial public offering of SCH, the Sponsor purchased 10,933,333 private placement warrants to purchase one SCH Class A ordinary share at an exercise price of $11.50 at a price of $1.50 per warrant, or $16.4 million in the aggregate, in a private placement. Each private placement warrant entitled the holder to purchase one SCH Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account of SCH. In connection with the Business Combination, upon the Domestication, each of the 10,933,333 private placement warrants automatically converted into a warrant to acquire one share of our Class A common stock.

The private placement warrants are identical to the public warrants included in the units sold in the initial public offering of SCH except that so long as the private placement warrants are held by the Sponsor or its permitted transferees: (i) they are not redeemable by us, (ii) (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the Closing; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

Registration Rights

The holders of the founder shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any SCH Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement signed April 21, 2020 requiring SCH to register such securities for resale (in the case of the founder shares, only after conversion to SCH Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that SCH register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of

SCH’s initial business combination and rights to require SCH to register for resale such securities pursuant to Rule 415 under the Securities Act. SCH will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement was amended and restated. For additional information, see the section above entitled “—Registration Rights Agreement.”

Subscription Agreements

Concurrently with the execution of the Merger Agreement, we entered into subscription agreements with the PIPE investors that are existing directors, officers or equityholders of the Sponsor and its affiliates (together with their permitted transferees) (collectively, the “Sponsor Related PIPE Investors”), pursuant to which the Sponsor Related PIPE Investors have subscribed for shares of our Class A common stock in connection with the PIPE Investment. Certain of the Sponsor Related PIPE Investors are expected to fund $152,000,000 of the PIPE Investment, for which they will receive 15,200,000 shares of our Class A common stock. Specifically, (i) CHACHACHA SPAC C LLC, an entity affiliated with Chamath Palihapitiya (SCH’s Chairman and Chief Executive Officer), subscribed for 10,000,000 shares of our Class A common stock, (ii) Hedosophia Group Limited, an entity affiliated with Ian Osborne (SCH’s President and director), subscribed for 5,000,000 shares of our Class A common stock and (iii) Jacqueline D. Reses subscribed for 200,000 shares of our Class A common stock.

The PIPE Investment was consummated concurrently with the Closing.

Related Party Note and Advances

The Sponsor advanced SCH an aggregate of $17,631 to cover expenses related to the initial public offering. The advances were noninterest bearing and due on demand. Advances in the aggregate amount of $17,631 were repaid in February 2020.

On January 21, 2020, SCH issued an unsecured promissory note to the Sponsor, pursuant to which SCH borrowed an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) June 30, 2020 and (ii) the completion of the initial public offering. The borrowings outstanding under the note in the amount of $300,000 were repaid upon the consummation of the initial public offering on April 24, 2020.

On October 19, 2020, SCH issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which SCH may borrow up to an aggregate principal amount of $2,500,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) April 24, 2022 and (ii) the completion of the Business Combination. On October 19, 2020, SCH borrowed $806,208 under the Promissory Note.

Administrative Services Agreement

SCH entered into an agreement whereby, commencing on April 21, 2020 through the earlier of the consummation of a business combination or SCH’s liquidation, SCH agreed to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space and administrative and support services. For the three and nine months ended September 30, 2020, SCH incurred $30,000 and $50,000 of such fees. As of September 30, 2020, $50,000 is included in accrued expenses in the accompanying condensed balance sheets.

Financial Advisor Fees Related to Public Offering

In connection with SCH’s initial public offering, the underwriters of SCH’s initial public offering agreed to reimburse SCH for amounts paid by SCH to Connaught (UK) Limited for financial advisory services in an amount equal to 10% of the discount paid to the underwriters, of which $1,440,000 was paid at the closing of SCH’s initial public offering and up to $2,898,000 was paid at the time of the closing of SCH’s initial business combination. Connaught (UK) Limited is an affiliate of SCH, the Sponsor and certain of SCH’s directors and officers.

Related Person Transactions Policy

In connection with the Closing, our board of directors adopted a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any members of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our board of directors. Our board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to our company and in the best interest of all of our stockholders.

PRINCIPAL AND SELLING SECURITYHOLDERS

The following table sets forth:

•

certain information with respect to the beneficial ownership of our common stock as of March 31, 2021, for: (i) each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock; (ii) each of our current named executive officers and directors; and (iii) all of our current executive officers and directors, as a group.

•	certain information concerning the shares of Class A common stock and private placement warrants that may be offered from time to time by each Selling Stockholder under this prospectus.

This prospectus relates to the resale of (A) up to 314,837,535 shares of Class A common stock, consisting of (i) up to 40,000,000 PIPE shares; (ii) up to 20,700,000 founder shares; (iii) up to 182,481,835 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock held by certain of our affiliates, including our officers, directors and greater than 10% stockholders, and their affiliated entities; (iv) up to 16,548,512 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon exercise of options to purchase Class B common stock; (v) up to 44,173,855 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon settlement of restricted stock units; and (vi) up to 10,933,333 shares of Class A common stock upon exercise of the private placement warrants, and (B) up to 10,933,333 private placement warrants.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock and private placement warrants that the Selling Securityholders may offer pursuant to this prospectus. The table does not include the issuance by us of up to 27,599,938 shares of common stock upon the exercise of the public warrants, each of which is also covered by this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

The beneficial ownership percentages set forth in the table below are based on 148,279,247 shares of our Class A common stock and 259,821,838 shares of our Class B common stock issued and outstanding as of March 31, 2021. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed all shares subject to options or warrants that are currently exercisable, or exercisable within 60 days of March 31, 2021 and all shares of our common stock issuable pursuant to RSUs that will vest within 60 days of March 31, 2021 to be outstanding and to be beneficially owned by the person holding the options, warrants or RSUs for the purpose of computing the percentage ownership of that person. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Clover Health Investments, Corp., 725 Cool Springs Boulevard, Suite 320, Franklin, Tennessee 37067.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned Prior to Offering					% of Total Voting Power Prior to Offering**	Number of shares of Class A Common Stock Registered for Sale Hereby	Common Stock Beneficially Owned After Offering				% of Total Voting Power After Offering**	Private Placement Warrants
	Class A			Class B				Class A		Class B			Number Beneficially Owned Prior to Offering	% Beneficially Owned Prior to Offering	Number of Warrants Registered for Sale Hereby	Number Beneficially Owned After Offering	% Beneficially Owned After Offering
	Shares(2)%			Shares	%			Shares	%	Shares	%
5% Holders
SCH Sponsor III LLC(1)	20,500,000	13.8%		—	—	*	20,500,000	—	—	—	—	—	10,933,333	100%	10,933,333	—	—
ChaChaCha SPAC C LLC(2)	10,000,000	6.7%		—	—	*	10,000,000	—	—	—	—	—	—	—	—	—	—
Greenoaks Capital and affiliated entities(3)	—	—		96,331,338	37.1%	35.1%	96,331,338	—	—	—	—	—	—	—	—	—	—
Entities affiliated with Vivek Garipalli(4)	—	—		83,584,543	32.2%	30.4%	83,584,543	—	—	—	—	—	—	—	—	—	—
Executive Officers and Directors													—	—	—	—	—
Vivek Garipalli(4)				83,584,543	32.2%	30.4%	83,584,543	—	—	—	—	—	—	—	—	—	—
Andrew Toy(5)				12,790,323	4.7%	4.4%	12,790,323			—	—	—	—	—	—	—	—
Gia Lee(5)	—	—		1,167,598	*	*	1,167,598	—	—	—	—	—	—	—	—	—	—
Joe Wagner(5)	—	—		642,514	*	*	642,514	—	—	—	—	—	—	—	—	—	—
Jamie Reynoso(5)	—	—		517,017	*	*	517,017	—	—	—	—	—	—	—	—	—	—
Chelsea Clinton(5)	—	—		536,648	*	*	536,648	—	—	—	—	—	—	—	—	—	—
Demetrios Kouzoukas		—		—	—	—	—	—	—	—	—	—	—	—	—	—	—
William G. Robinson, Jr.	—	—		—	—	—	—	—	—	—	—	—	—	—	—	—	—
Lee Shapiro	—	—		—	—	—	—	—	—	—	—	—	—	—	—	—	—
Nat Turner(6)	—	—		2,565,954	1.0%	*	2,565,954	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (10 individuals)(7)	—	—		101,953,639	37.0%	35.1%	101,953,639	—	—	—	—	—	—	—	—	—	—
Other Selling Securityholders													—	—	—	—	—
Alberta Investment Management Corporation(8)	400,000		*	—	—	*	400,000	—	—	—	—	—	—	—	—	—	—
Alfred DeCarolis, Trustee of The DeCarolis 2017 Trust, dated 12/6/2017	50,000		*	—	—	*	50,000	—	—	—	—	—	—	—	—	—	—

Name and Address of Beneficial Owner	Common Stock Beneficially Owned Prior to Offering					% of Total Voting Power Prior to Offering**		Number of shares of Class A Common Stock Registered for Sale Hereby	Common Stock Beneficially Owned After Offering					% of Total Voting Power After Offering**		Private Placement Warrants
	Class A		Class B						Class A			Class B				Number Beneficially Owned Prior to Offering	% Beneficially Owned Prior to Offering	Number of Warrants Registered for Sale Hereby	Number Beneficially Owned After Offering	% Beneficially Owned After Offering
	Shares(2)%		Shares	%					Shares	%		Shares	%
Alyeska Master Fund, L.P.(9)	2,185,318	1.5%	—	—			*	400,000	1,785,318	*		—	—		*	—	—	—	—	—
Baron Funds(10)	2,000,000	1.3%	—	—			*	2,000,000	—	—		—	—	—		—	—	—	—	—
Casdin Partners Master Fund, L.P. (11)	1,000,000	*	726,511		*		*	1,000,000	—	—		726,511	1.2		*	—	—	—	—	—
CH Capital SPV LLC(12)	500,000	*	—	—			*	500,000	—	—		—	—	—		—	—	—	—	—
Dr. James Ryans	100,000	*	—	—			*	100,000	—	—		—	—	—		—	—	—	—	—
Entities affiliated with Davidson Kempner(13)	500,000	*	—	—			*	500,000	—	—		—	—	—		—	—	—	—	—
Entities affiliated with Polar Asset Management Partners Inc.(14)	500,000	*	—	—			*	500,000	—	—		—	—	—		—	—	—	—	—
Entities managed by FMR LLC(15)	2,500,000	1.7%	3,887,482	1.5%		1.5%		2,500,000	—	—		3,887,482	6.3%	4.0%		—	—	—	—	—
Funds managed by Weiss Asset Management LP(16)	1,750,000	1.2%	—	—			*	1,000,000	750,000		*	—	—		*	—	—	—	—	—
Gundy Co ITF HGC Arbitrage Fund LP A/C: 515-0049	400,000	*	—	—			*	400,000	—	—		—	—	—		—	—	—	—	—
Healthcare of Ontario Pension Plan Trust Fund	1,000,000	*	—	—			*	1,000,000	—	—		—	—	—		—	—	—	—	—
Hedosophia Public Investments Limited(17)	5,000,000	3.4%	—	—			*	5,000,000	—	—		—	—	—		—	—	—	—	—
Integrated Core Strategies (US) LLC(18)	1,012,937	*	—	—			*	1,000,000	12,937		*	—	—		*	—	—	—	—	—
Jacqueline D. Reses	300,000	*	—	—			*	300,000	—	—		—	—	—		—	—	—	—	—
Entities managed by Jennison Associates LLC(19)	1,000,000	*	—	—			*	1,000,000	—	—		—	—	—		—	—	—	—	—
Linden Capital L.P. and affiliates(20)	769,165	*	—	—			*	400,000	369,165		*	—	—		*	—	—	—	—	—
Millais Limited	750,000	*	—	—			*	750,000	—	—		—	—	—		—	—	—	—	—
MMF LT, LLC(21)	400,000	*	—	—			*	400,000	—	—		—	—	—		—	—	—	—	—
Entities managed by UBS O’Connor LLC(22)	500,000	*	—	—			*	500,000	—	—		—	—	—		—	—	—	—	—

Name and Address of Beneficial Owner	Common Stock Beneficially Owned Prior to Offering				% of Total Voting Power Prior to Offering**		Number of shares of Class A Common Stock Registered for Sale Hereby	Common Stock Beneficially Owned After Offering					% of Total Voting Power After Offering**		Private Placement Warrants
	Class A		Class B					Class A			Class B				Number Beneficially Owned Prior to Offering	% Beneficially Owned Prior to Offering	Number of Warrants Registered for Sale Hereby	Number Beneficially Owned After Offering	% Beneficially Owned After Offering
	Shares(2)%		Shares	%				Shares	%		Shares	%
Park West Asset Management LLC and affiliates(23)	500,000	*	—	—		*	500,000	—	—		—	—	—		—	—	—	—	—
Perceptive Life Sciences Master Fund, Ltd.	1,500,000	1.0%	—	—		*	1,500,000	—	—		—	—	—		—	—	—	—	—
Schonfeld Strategic 460 Fund LLC(24)	940,249	*	—	—		*	500,000	440,249		*	—	—		*	—	—	—	—	—
Senator Global Opportunity Master Fund LP(25)	4,200,000	2.8%	—	—		*	3,600,000	600,000		*	—	—		*	—	—	—	—	—
Entities Managed by Suvretta Capital Management, LLC(26)	6,000	*	—	—		*	6,000	—	—		—	—	—		—	—	—	—	—
The Bain Revocable Trust DTD 4/3/13	300,000	*	—	—		*	300,000	—	—		—	—	—		—	—	—	—	—

*	Less than one percent.
**

Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. Each share of Class B common stock is entitled to ten votes per share and each share of Class A common stock is entitled to one vote per share. For more information about the voting rights of Common Stock, see the section below titled “Description of Securities.”

(1)

Chamath Palihapitiya and Ian Osborne may be deemed to beneficially own shares held by SCH Sponsor III LLC by virtue of their shared voting and investment control over SCH Sponsor III LLC. The address of SCH Sponsor III LLC is 317 University Ave, Suite 200, Palo Alto, CA 94301.

(2)

Mr. Palihapitiya beneficially owns shares held by ChaChaCha SPAC C LLC by virtue of his voting and investment control over ChaChaCha SPAC C LLC. All shares held by ChaChaCha SPAC C LLC are subject to a pledge in favor of Credit Suisse AG, New York Branch as collateral with respect to a loan agreement. The address of ChaChaCha SPAC C LLC is 317 University Ave, Suite 200, Palo Alto, CA 94301.

(3)

Consists of (i) 4,018,431 shares of Class B common stock held of record by an affiliate of Greenoaks Capital Partners LLC (“Greenoaks Capital”), (ii) 3,085,306 shares of Class B common stock held of record by an affiliate of Greenoaks Capital, (iii) 8,678,540 shares of Class B common stock held of record by an affiliate of Greenoaks Capital, (iv) 2,716,239 shares of Class B common stock held of record by an affiliate of Greenoaks Capital, (v) 12,036,311 shares of Class B common stock held of record by an affiliate of Greenoaks Capital, (vi) 26,058,782 shares of Class B common stock held of record by an affiliate of Greenoaks Capital, (vii) 29,803,297 shares of Class B common stock held of record by an affiliate of Greenoaks Capital, and (viii) 9,934,432 shares of Class B common stock held of record by an affiliate of Greenoaks Capital. Benjamin Peretz is a Managing Member of the general partner of each of the entities affiliated with Greenoaks Capital. Therefore, Mr. Peretz may be deemed to share voting power and dispositive power over the shares held by these entities. The principal business address of each of these entities is 535 Pacific Avenue, 4th Floor, San Francisco, California 94133.

(4)

Consists of (i) 5,645,934 shares of Class B common stock held by Caesar Ventures, LLC (“Caesar Ventures”), (ii) 2,062,265 shares of Class B common stock held by Caesar Clover, LLC (“Caesar Clover”), (iii) 75,694,143 shares of Class B common stock held by NJ Healthcare Investments, LLC (“NJ Healthcare”), and (iv) 182,201 shares of Class B common stock held by Titus Ventures, LLC (“Titus Ventures”). Mr. Garipalli serves as the sole manager of Caesar Ventures, Caesar Clover, NJ Healthcare and Titus Ventures, respectively. Therefore, Mr. Garipalli may be deemed to share voting power and dispositive power over the shares held by these entities. The address of each of these entities is 11 Colts Gait Lane, Colts Neck, NJ 07722.

(5)	Consists of Class B common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2021.
(6)

Consists of 2,565,954 shares of Class B common stock held by Multiple Holdings, LLC. Nat Turner is a partner in Multiple Holdings, LLC and may be deemed to share voting power and dispositive power over the shares held by Multiple Holdings, LLC. The address of Multiple Holdings, LLC is 139 Reade Street, apartment 5A, New York, NY 10013.

(7)	Includes 15,803,142 shares of Class B common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2021.
(8)

Alberta Investment Management Corporation is established as an agent of the Crown in right of the Province of Alberta and manages funds on behalf of a diverse set of Alberta public sector clients for which it serves as investment manager. The address of Alberta Investment Management Corporation is 1600-10250, 101 Street SW, Edmonton, AB T5J 3P4.

(9)

Alyeska Investment Group, L.P. is the investment manager of Alyeska Master Fund, L.P. and as such, has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P.

(10)

Consists of (i) 938,000 shares of Class A common stock held by Baron Asset Fund, (ii) 675,000 shares of Class A common stock held by Baron Global Advantage Fund, (iii) 12,000 shares of Class A common stock held by Baron Health Care Fund, and (iv) 375,000 shares of Class A common stock held by Baron Opportunity Fund (collectively, the “Baron Funds”). This Selling Securityholder has represented to us that it is an affiliate of a limited-purpose broker-dealer but that its shares were purchased in the ordinary course of business and that at the time of its purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(11)

Casdin Capital, LLC is the investment adviser to Casdin Partners Master Fund, L.P., and Casdin Partners GP, LLC is the general partner of Casdin Partners Master Fund L.P. Eli Casdin is the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. As such, each of Casdin Capital, LLC, Casdin Partners GP, LLC and Eli Casdin may be deemed to beneficially own the securities held by Casdin Partners Master Fund, L.P. by virtue of their shared voting and investment control over Casdin Partners Master Fund, L.P. Each of Casdin Capital, LLC, Casdin Partners GP, LLC and Mr. Casdin disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein.

(12)	Jeff Lo has voting and investment control over the shares held by CH Capital SPV LLC and as such, may be deemed to beneficially own the shares held by CH Capital SPV LLC.
(13)

Consists of (i) 178,450 shares of Class A common stock held by Davidson Kempner Institutional Partners, L.P., (ii) 217,000 shares of Class A common stock held by Davidson Kempner International, Ltd., (iii) 89,950 shares of Class A common stock held by Davidson Kempner Partners. and (iv) 14,600 shares of Class A common stock held by M.H. Davidson & Co. (collectively, the “Davidson Kempner Entities”). Davidson Kempner Capital Management LP (“DKCM”) holds voting and dispositive power over the securities held by the Davidson Kempner Entities. Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons, through DKCM, are responsible for the voting and investment decisions relating to the securities held by the Davidson Kempner Entities. Each of the aforementioned entities and individuals disclaims beneficial ownership of securities held by any other entity or individual names in this footnote except to the extent of such entity’s or individual’s pecuniary interest therein, if any.

(14)

Consists of (i) 291,650 shares of Class A common stock held by Polar Long/Short Master Fund (“PLSMF”) and (ii) 208,350 shares of Class A common stock held Polar Multi Strategy Master Fund (“PMSMF”). Polar Asset Management Partners Inc. is the investment advisor to PLSMF and PMSMF with respect to the shares directly held by PLSMF and PMSMF, respectively. Paul Sabourin, as Chief Investment Officer of Polar Asset Management Partners Inc., has the power to vote or dispose of the shares beneficially owned by Polar Asset Management Partners Inc. and therefore may also be deemed the beneficial owner of such shares held by PLSMF and PMSMF, respectively.

(15)

Consists of (i) 268,500 shares of Class A common stock and 544,383 shares of Class B common stock held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, (ii) 40,700 shares of Class A common stock and 126,670 shares of Class B common stock held by Variable Insurance Products Fund III: Growth Opportunities Portfolio, (iii) 11,000 shares of Class A common stock and 131,124 shares of Class B common stock held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, (iv) 2,400 shares of Class A common stock held by Fidelity U.S. Growth Opportunities Investment Trust, (v) 40,000 shares of Class A common stock held Fidelity NorthStar Fund, (vi) 202,600 shares of Class A common stock and 509,299 shares of Class B common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (vii) 952,500 shares of Class A common stock and 1,665,851 shares of Class B common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (viii) 873,600 shares of Class A common stock and 910,155 shares of Class B common stock held by Fidelity Growth Company Commingled Pool, and (ix) 108,700 shares of Class A common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund (collectively, the “Fidelity Entities”). Direct or indirect subsidiaries of FMR LLC manage the Fidelity Entities. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, LLC (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company, LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(16)

Consists of (i) 577,500 shares of Class A common stock held by Brookdale Global Opportunity Fund (“BGO”) and (ii) 1,172,500 shares of Class A common stock held by Brookdale International Partners, L.P. (“BIP”). Andrew Weiss is the Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of BGO and BIP. WAM GP LLC is also the Manager of BIP GP LLC, the general partner of BIP. Mr. Weiss has voting and dispositive power with respect to the securities held by the BGO and BIP. Mr. Weiss, WAM GP LLC, Weiss Asset Management LP and BIP GP LLC each disclaim beneficial ownership of the shares held by BGO and BIP, except to the extent of their respective pecuniary interests therein.

(17)

Ian Osborne, Iain Stokes and Rob King each serve as a member of the board of directors of Hedosophia Public Investments Limited and as such, each have shared voting and dispositive power with respect to the shares held by Hedosophia Public Investments Limited and may be deemed to beneficially own the shares held by Hedosophia Public Investments Limited.

(18)

Consists of (i) 1,012,933 shares of the Class A common stock held by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and (ii) 4 shares of the Class A common stock and 465,000 warrants to purchase shares of Class A common stock held by ICS Opportunities, Ltd (“ICS Opportunities”). Millennium International Management LP (“Millennium International Management”) is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities.

(19)

Consists of (i) 8,368 shares of Class A common stock held by PGIM Jennison Technology Fund, (ii) 867,282 shares of Class A common stock held by PGIM Jennison Health Sciences Fund, (iii) 43,485 shares of Class A common stock held by Jenop Global Healthcare Fund Limited, and (iv) 80,865 shares of Class A common stock held by Jennison Global Healthcare Master Fund, Ltd. (collectively, the “Jennison Funds”). Jennison Associates LLC (“Jennison”), the Jennison Funds’ investment manager, has voting and investment control over the securities held by the Jennison Funds and as such, may be deemed to beneficially own the securities. Jennison is an indirect wholly owned subsidiary of Prudential Financial Inc. (“PFI”), and Jennison, PFI and the portfolio managers of the Jennison Funds expressly disclaim any beneficial interest of such shares.

(20)

The securities directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P.

(21)

Moore Capital Management, LP is the investment manager of MMF LT, LLC, and Louis M. Bacon controls the general partner of Moore Capital Management, LP and as such may be deemed to beneficially own these shares. Mr. Bacon is also the indirect majority owner of MMF LT, LLC.

(22)

Consists of (i) 230,750 shares of Class A common stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited, (ii) 38,500 shares of Class A common stock held by Nineteen77 Global Merger Arbitrage Opportunity Fund, and (iii) 230,750 shares of Class A common stock held by Nineteen77 Global Merger Arbitrage Master Limited (collectively, the “UBS Entities”). UBS O’Connor LLC (“UBS”) is the investment manager and discretionary investment advisor for the UBS Entities. Kevin Russell, the Chief Investment Officer of UBS, is deemed to have power to vote or dispose of the securities held by the UBS Entities.

(23)

Consists of (i) 454,500 shares of the Class A common stock held by Park West Investors Master Fund, Limited (“PWIMF”) and (ii) 45,500 shares of the Class A common stock held by Park West Partners International, Limited (“PWPI” and, together with PWIMF, the “PW Funds”). Park West Asset Management LLC (“PWAM”) is the investment manager to the PW Funds and may be deemed to beneficially own the shares held by the PW Funds. Peter S. Park is the sole member and manager of PWAM and may also be deemed to beneficially own the shares held by the PW Funds.

(24)

Schonfeld Strategic Advisors LLC is a Registered Investment Advisor and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Schonfeld Strategic 460 Fund LLC as a general partner or investment manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or Schonfeld Strategic 460 Fund LLC that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any other purpose.

(25)

Senator Investment Group LP, or Senator, is investment manager of the selling securityholder and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Silverman disclaims beneficial ownership of the shares held by the selling securityholder.

(26)

Consists of (i) 994,000 shares of Class A common stock held by Suvretta Master Fund, Ltd. and (ii) 6,000 shares of Class A common stock held by Suvretta Long Master Fund, Ltd. (collectively, the “Suvretta Funds”). Suvretta Capital Management, LLC is the investment manager of the Suvretta Funds, and Aaron Cowen is a control person of Suvretta Capital Management, LLC and as such may be deemed to beneficially own these shares.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the amended and restated certificate of incorporation (for purposes of this section, the “charter”), the amended and restated bylaws (for purposes of this section, the “bylaws”), the Registration Rights Agreement and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the charter, the bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capitalization

General

The total amount of our authorized capital stock consists of:

•	2,500,000,000 shares of our Class A common stock, par value $0.0001 per share;

•	500,000,000 shares of our Class B common stock, par value $0.0001 per share

•	25,000,000 shares of our preferred stock, par value $0.0001 per share.

As of March 31, 2021, there were 148,279,247 shares of our Class A common stock, 259,821,838 shares of our Class B common stock and no shares of our preferred stock outstanding.

Preferred Stock

Our board of directors has authority to issue shares of our preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of the Company.

Common Stock

We have two classes of authorized common stock, Class A common stock and Class B common stock. Unless our board of directors determines otherwise, all of our capital stock will be issued in uncertificated form.

Voting Rights

Holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share, on each matter submitted to a vote of stockholders, as provided by the charter. The holders of Class A common stock and Class B common stock will generally vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders, unless otherwise required by Delaware law or the charter. Delaware law could require either holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend the charter to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend the charter in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected such holders adversely, then that class would be required to vote separately to approve the proposed amendment.

The charter and bylaws provide for a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of Clover Health’s stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

The bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the bylaws or the charter, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Conversion

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers, described in the paragraph that immediately follows this paragraph and further described in the charter. Once converted into Class A common stock, the Class B common stock will not be reissued. In addition, all the outstanding shares of Class B common stock will convert automatically into one share of Class A common stock upon the earliest of (i) January 7, 2031 (ii) the separation date of the last to separate of Vivek Garipalli and Andrew Toy (the “Founders”), (iii) the date that is one (1) year after the death or permanent disability Founders of the last to die or become disabled of the Founders and (iv) the date specified by the affirmative vote of the holders of our Class B common stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of our Class B common stock, voting separately as a single class.

A transfer of Class B common stock will not trigger an automatic conversion of such stock to Class A common stock if it is a permitted transfer. A permitted transfer is a transfer by a holder of Class B common stock to any of the persons or entities listed in clauses (i) through (v) below, each referred to herein as a Permitted Transferee, and from any such Permitted Transferee back to such holder of Class B common stock and/or any other Permitted Transferee established by or for such holder of Class B common stock: (i) to a trust for the benefit of the holder of Class B common stock and for the benefit of no other person; (ii) to a trust for the benefit of the holder of Class B common stock and persons other than the holder of Class B common stock so long as the holder of Class B common stock retains sole dispositive power and voting control; (iii) to a trust under the terms of which such holder of Class B common stock has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as the holder of Class B common stock retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held by such trust; (iv) to an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus, or other type of plan or trust of which such holder of Class B common stock is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, so long as such holder of Class B common stock retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held in such account, plan, or trust; (v) to a corporation, partnership, or limited liability company in which such holder of Class B common stock directly, or indirectly, retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held by such corporation, partnership, or limited liability company; (vi) solely with respect to a holder of Class B common stock that is a venture capital, private equity or similar private investment fund, any general partner, managing member, officer or director of such holder of Class B common stock or an affiliated investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such holder of Class B common stock; (vii) any other corporation, partnership, limited liability company or trust approved by our Board of Directors; (viii) a trust or private non-operating organization that is tax-exempt under Section 501(c)(3) of the Code so long as such holder of Class B common stock has dispositive power and voting control with respect to the shares of Class B Common Stock held by such trust or organization and the transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such holder of Class B common stock; and (ix) any immediate family member of such holder of Class B common stock for estate planning purposes.

Dividend Rights

Each holder of shares of our common stock is entitled to the payment of dividends and other distributions as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Other Rights

Each holder of our Class A common stock and Class B common stock is subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future. Our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption, or sinking fund provisions.

Liquidation Rights

If we are involved in voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, or a similar event, each holder of our Class A common stock and Class B common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.

Warrants

As of March 31, 2021, there were public warrants outstanding to purchase an aggregate of 27,599,938 shares of Class A common stock and private placement warrants outstanding to purchase an aggregate of 10,933,333 shares of Class A common stock. Each whole warrant entitles the registered holder to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on April 24, 2021, except as provided below. The warrants will expire at 5:00 p.m., New York City time, on January 7, 2026, or earlier upon redemption or liquidation (the “Expiration Date”).

Public Warrants

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to us having satisfied our obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue shares of Class A common stock upon exercise of a public warrant, unless the issuance of the shares upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless.

We agreed to maintain the effectiveness of a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the public warrants, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A common stock is, at the time of any exercise of a public warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash.

Once the public warrants become exercisable, we may call the public warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per public warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sales price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like).

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise its public warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Class A Common Stock.

Once the public warrants become exercisable, we may redeem the outstanding public warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive a number of shares based on the redemption date and the “fair market value” of our Class A common stock except as otherwise described below;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The number of shares of Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume weighted average price of for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the public warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, subject in each case to anti-dilution adjustments. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The “fair market value” of our Class A common stock shall mean the volume weighted average price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants.

If the fair market value is between two values in the table or the redemption date is between two redemption dates, the number of shares of Class A common stock to be issued for each public warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the public warrants is $11.00 per share, and at such time there are 60 months until the expiration of the public warrants, we may choose to, pursuant to this redemption feature, redeem the public warrants at a “redemption price” of 0.280 shares of Class A common stock for each whole public warrant. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the public warrants is $13.50 per share, and at such time there are 38 months until the expiration of the public warrants, we may choose to, pursuant to this redemption feature, redeem the public warrants at a “redemption price” of 0.298 Class A common stock for each whole public warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment). Finally, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A common stock.

This redemption feature is structured to allow for all of the outstanding public warrants to be redeemed when the shares of Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants for Cash.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of April 24, 2020. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders

As stated above, we can redeem the warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of  $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such Class A ordinary shares were trading at a price higher than the exercise price of  $11.50.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of issued and outstanding Class A common stock is increased by a capitalization or stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such capitalization or stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of  (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (2) one minus the quotient of  (x) the price per shares of Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Class A common stock during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share.

If the number of issued and outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of our the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their public warrants and receive Class A common stock. After the issuance of shares of Class A common stock upon exercise of the public warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) are transferable, assignable or salable and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

Except as described under “—Public Warrants—Redemption of Warrants for Class A Common Stock,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Anti-takeover Effects of Delaware Law and our Charter and Bylaws

The charter and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage mergers that some of our stockholders may favor.

Dual Class Common Stock

The charter provides for a dual class common stock structure pursuant to which holders of our Class B common stock will have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of us or our assets. Current investors, executives, and employees will have the ability to exercise significant influence over those matters.

Special Meetings of Stockholders

The charter provides that a special meeting of stockholders may be called by (a) the chairperson of our board of directors, (b) our Chief Executive Officer, (c) our lead independent director or (d) our board of directors pursuant to a resolution adopted by a majority of the board.

Action by Written Consent

The charter provides that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Staggered Board

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Our board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two-thirds of the voting power of all of our then outstanding shares of voting stock entitled to vote at an election of directors.

Stockholders Not Entitled to Cumulative Voting

The charter does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of our outstanding shares of Class A common stock and Class B common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.

Issuance of undesignated preferred stock

Our board of directors have the authority, without further action by the stockholders, to issue up to 25,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Choice of Forum

Our charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees, or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware or our charter or bylaws; (4) any action to interpret, apply, enforce, or determine the validity of our charter or bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our charter provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Lock-Up Restrictions

Pursuant to the Registration Rights Agreement and the bylaws, subject to certain exceptions, the Sponsor and the former Clover stockholders are contractually restricted from selling or transferring any of their shares of common stock (not including any PIPE Shares issued in the PIPE Investment) (the “Lock-up Shares”). Such restrictions began at Closing and end on the earlier of (i) July 6, 2021 and (ii)(a) for 33.33% of the Lock-up Shares, the date on which the last reported sale price of our Class A common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing on or after February 7, 2021 and (b) for an additional 50% of the Lock-up Shares, the date on which the last reported sale price of our Class A common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing on or after February 7, 2021.

Transfer Agent

The transfer agent, warrant agent and registrar for our Class A common stock and warrants is Continental Stock Transfer & Trust Company. The transfer agent, warrant agent and registrar’s telephone number and address is (212) 509-4000 and 1 State Street, 30th Floor, New York, NY 10004.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned our restricted common stock or our private placement warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period the issuer was required to file reports) preceding the sale.

Persons who have beneficially owned our restricted common stock shares or our private placement warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing, we ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A common stock or warrants or interests in our Class A common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A common stock or warrants or interests in our Class A common stock or warrants on any stock exchange, market or trading facility on which shares of our Class A common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•

block trades in which the broker-dealer will attempt to sell the shares of Class A common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of Class A common stock or warrants at a stipulated price per share or warrant; and

•	a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our Class A common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A common stock or warrants or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Class A common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our Class A common stock or warrants offered by them will be the purchase price of such shares of our Class A common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our Class A common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our Class A common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Class A common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A common stock or warrants by bidding for or purchasing shares of Class A common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Secuirtyholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our Class A common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Class A common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our Class A common stock or warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A common stock or warrants pursuant to the distribution through a registration statement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Clover Health Investments, Corp. and subsidiaries as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 appearing in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock and warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Class A common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.cloverhealth.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Clover Health Investments, Corp.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Clover Health Investments, Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Clover Health Investments, Corp. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes and schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018

New York, New York

March 31, 2021, except for the effects of the reverse recapitalization described in Note 3 and subsequent events described in Note 26, as to which the date is June 9, 2021

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	December 31,
	2020	2019
Assets:
Current assets
Cash and cash equivalents	$92,348	$67,598
Short-term investments	4,098	138,638
Investment securities, held-to-maturity (Fair value: 2020: $266; 2019: $0)	265	—
Accrued retrospective premiums	34,829	13,225
Other receivables	11,368	5,503
Reinsurance recoverable	—	481
Healthcare receivables	38,745	25,819
Other assets, current	8,129	1,692

Total current assets	189,782	252,956
Investment securities, available-for-sale, at fair value (Amortized cost: 2020: $53,953; 2019: $56,382)	53,963	56,428
Investment securities, held-to-maturity (Fair value: 2020: $471; 2019: $685)	429	663
Other assets	8,885	9,704
Property and equipment, net	2,078	1,940
Operating lease right-of-use assets	7,882	11,097
Goodwill	1,243	1,243
Other intangible assets	2,990	2,990

Total assets	$267,252	$337,021

Liabilities and stockholders’ deficit
Liabilities:
Current liabilities
Unpaid claims	$103,976	$77,886
Accounts payable and accrued expenses	30,671	19,826
Accrued salaries and benefits	3,978	3,792
Operating lease liabilities	4,795	4,761
Current portion of notes and securities payable	20,803	18,481
Premium deficiency reserve	—	17,128
Other liabilities, current	5	14

Total current liabilities	164,228	141,888
Other liabilities	13,116	11,729
Notes and securities payable, net of discount and deferred issuance costs	106,413	57,917
Derivative liabilities	44,810	138,561
Warrants payable	97,782	17,672
Long-term operating lease liabilities	6,349	10,044

Total liabilities	432,698	377,811

Commitments and contingencies (Note 22)
Convertible Preferred stock (Series Seed A, A-1, B, C, and D), $0.0001 par value; 155,387,025 shares authorized as of December 31, 2020 and 2019; 139,444,346 shares; after reverse capitalization, issued and outstanding as of December 31, 2020 and 2019; aggregate liquidation preference of $470,256 as of December 31, 2020	447,747	447,747
Stockholders’ deficit:
Common stock, $0.0001 par value, 351,572,668 shares authorized; 89,972,184 and 88,674,206 issued; and 89,206,266 and 88,279,119 shares outstanding; after reverse capitalization as of December 31, 2020 and December 31, 2019, respectively	9	9
Additional paid-in capital	411,867	403,041
Accumulated other comprehensive income	10	46
Accumulated deficit	(1,028,982)	(891,633)

Clover shareholders’ deficit	(617,096)	(488,537)
Non-controlling interest	3,903	—

Total stockholders’ deficit	(613,193)	(488,537)

Total liabilities, convertible preferred stock and stockholders’ deficit	$267,252	$337,021

See accompanying notes to the consolidated financial statements

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in thousands)

	For the years ended December 31,
	2020	2019
Revenues:
Premiums earned, net (Net of ceded premiums: 2020: $599; 2019: $832)	$665,698	$456,926
Other income	4,214	801
Investment income, net	2,976	4,539

Total revenues	672,888	462,266

Expenses:
Net medical claims incurred	590,468	450,645
Salaries and benefits	71,256	91,626
General and administrative expenses	120,444	94,757
Premium deficiency reserve (benefit) expense	(17,128)	7,523
Depreciation and amortization	555	551
Other expense	—	363

Total expenses	765,595	645,465

Loss from operations	(92,707)	(183,199)
Change in fair value of warrants expense	80,328	2,909
Interest expense	35,990	23,155
Amortization of notes and securities discount	21,118	15,913
(Gain) loss on derivative	(93,751)	138,561

Net loss	$(136,392)	$(363,737)

Per share data:
Net loss per share attributable to common shareholders – basic and diluted, after reverse capitalization	$(1.54)	$(4.14)
Weighted average number of common shares outstanding:
Basic and diluted weighted average number of common shares and common share equivalents outstanding, after reverse capitalization	88,691,582	87,829,419

Unrealized (loss) gain on available-for-sale investments	(36)	46

Comprehensive loss	$(136,428)	$(363,691)

See accompanying notes to the consolidated financial statements

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE

PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Dollars in thousands)

	Convertible Preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Noncontrolling interest	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2018	67,427,138	$447,747	42,243,445	$4	$25,318	$ (527,896)	$—	$—	$(502,574)
Retroactive application of reverse capitalization	72,017,208	—	45,119,147	5	(5)	—	—	—	—

Adjusted balance, beginning of period	139,444,346	447,747	87,362,592	9	25,313	(527,896)	—	—	(502,574)
Stock issuance for exercise of stock options, net of early exercise liability	—	—	443,179	—	601	—	—	—	601
Retroactive application of reverse capitalization	—	—	473,348	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	3,301	—	—	—	3,301
Unrealized holdings gain on investments securities, available-for-sale	—	—	—	—	—	—	46	—	46
Beneficial conversion feature	—	—	—	—	373,826	—	—	—	373,826
Net loss	—	—	—	—	—	(363,737)	—	—	(363,737)

Balance December 31, 2019	139,444,346	447,747	88,279,119	9	$403,041	$(891,633)	$46	—	$(488,537)

Balance December 31, 2019	67,427,138	$447,747	42,686,624	4	$403,046	$(891,633)	$46	$—	$(488,537)
Retroactive application of reverse capitalization	72,017,208	—	45,592,495	5	(5)	—	—	—	—

Adjusted balance, beginning of period	139,444,346	447,747	88,279,119	9	403,041	(891,633)	46	—	(488,537)
Stock issuance for exercise of stock options, net of early exercise liability	—	—	627,626	—	1,748	—	—	—	1,748
Retroactive application of reverse capitalization	—	—	670,351	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	7,078	—	—	—	7,078
Buyback and subsequent cancellation of common shares	—	—	(179,312)	—	—	(957)	—	—	(957)
Retroactive application of reverse capitalization	—	—	(191,518)	—	—	—	—	—	—
Unrealized holdings loss on investment securities, available for sale	—	—	—	—	—	—	(36)	—	(36)
Interests issued	—	—	—	—	—	—	—	3,903	3,903
Net loss	—	—	—	—	—	(136,392)	—	—	(136,392)

Balance December 31, 2020	139,444,346	$447,747	89,206,266	$9	$411,867	$(1,028,982)	$10	$3,903	$(613,193)

See accompanying notes to the consolidated financial statements

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(136,392)	$(363,737)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	555	551
Amortization of notes and securities discount	21,084	15,807
Loss on disposal of property and equipment	—	23
Stock-based compensation expense	7,078	3,301
Paid in kind interest	28,334	11,633
Change in fair value of warrants expense	80,110	2,836
Change in derivative liabilities	(93,751)	138,561
Accretion, net of amortization	(195)	(2,857)
Net realized gains on investment securities	(1,114)	(107)
Amortization of warrants	218	73
Amortization of debt issuance costs	34	506
Asset impairment charges	—	1,632
Changes in operating assets and liabilities:
Accrued retrospective premiums	(21,604)	7,546
Other receivables	(5,865)	4,115
Reinsurance recoverable	481	63,610
Other assets	(5,470)	(274)
Healthcare receivables	(12,926)	(14,511)
Operating lease right-of-use assets	3,257	(11,933)
Unpaid claims	26,090	23,882
Accounts payable and accrued expenses	10,845	6,298
Accrued salaries and benefits	186	(2,235)
Premium deficiency (benefit) reserve	(17,128)	7,523
Reinsurance premium payable	—	(64,414)
Deferred rent	—	(2,677)
Other liabilities	1,378	168
Operating lease liabilities	(3,703)	14,805

Net cash used in operating activities	(118,498)	(159,875)

Cash flows from investing activities
Purchases of available-for-sale securities	(174,318)	(505,545)
Proceeds from sales of available-for-sale securities	248,664	269,205
Proceeds from maturities of available-for-sale securities	63,751	46,415
Proceeds from maturities of held-to-maturity securities	—	9,220
Acquisition of business, net of cash acquired	—	(1,180)
Purchases of property and equipment	(693)	(23)

Net cash provided by (used in) investing activities	137,404	(181,908)

Cash flows from financing activities
Proceeds from issuance of convertible securities	20,000	343,410
Deferred financing costs	(98)	(363)
Payment of notes payable principal	(18,752)	(9,670)
Issuance of common stock, net of early exercise liability	1,748	601
Buyback and subsequent cancellation of common stock	(957)	—
Issuance of noncontrolling interest	3,903	—

Net cash provided by financing activities	5,844	333,978

Net increase (decrease) in cash and cash equivalents	24,750	(7,805)
Cash and cash equivalents, beginning of year	67,598	75,403

Cash and cash equivalents, end of year	$92,348	$67,598

Supplemental cash flow disclosures
Cash paid during the year for interest	$4,578	$6,257
Cash paid during the year for health insurance industry fee	$8,022	$—
Supplemental disclosure of non-cash investing and financing activities
Fair value of warrants issued in connection with notes payable	$—	$17,672
Settlement of bridge loan in connection with convertible securities	$—	$30,416
Right-of-use assets obtained in exchange for lease liabilities	$42	$459

See accompanying notes to the consolidated financial statements

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Organization and operations

Clover Health Investments, Corp., incorporated on July 17, 2014 in the state of Delaware, together with its affiliates and subsidiaries (collectively, the “Corporation” or “Clover”), provides affordable, high-quality Medicare Advantage (“MA”) plans, including Preferred Provider Organization (“PPO”) and Health Maintenance Organization (“HMO”) plans through its regulated insurance subsidiaries. The Corporation’s regulated insurance subsidiaries consist of Clover Insurance Company and Clover HMO of New Jersey Inc., which operate the PPO and HMO health plans, respectively. Medical Service Professionals of NJ, LLC, houses Clover’s employed physicians and the related support staff for Clover’s in-home care program. Clover’s administrative functions and insurance operations are primarily operated by its Clover Health, LLC and Clover Health Labs, LLC subsidiaries.

Clover’s approach combines technology, data analytics and preventive care to lower costs and increase the quality of health and life of its members. Clover’s technology platform uses machine learning-powered systems to deliver data and insights to physicians at the point of care in order to improve outcomes for members and drive down costs. Clover provides access to a wide network of primary care physicians, specialists, and hospitals, enabling its members to see any doctor participating in Medicare willing to accept them. Clover focuses on keeping out-of-pocket costs for its members to a minimum and allows members to pay the same low cost-sharing regardless of whether their doctor is in- or out-of-network.

On October 5, 2020, Clover entered into a Merger Agreement (“Merger Agreement”) with Social Capital Hedosophia Holdings Corp. III (“SCH”), a special purpose acquisition company (“SPAC”). The Business Combination is accounted for as a reverse capitalization in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Under the guidance in Accounting Standards Codification (“ASC”) 805, Clover Health Investments, Corp. is treated as the “acquirer” for financial reporting purposes. The Corporation is deemed the accounting predecessor of the combined business, and the parent company of the combined business is the successor SEC registrant, meaning that the Corporation’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. As a result of the merger event, there were simultaneous changes to the Corporation’s convertible securities agreement and certain of the warrant agreements. See Note 13 “Notes and securities payable,” and Note 14 “Warrants payable,” for additional information regarding these changes to the respective agreements. See also Note 26 “Subsequent events,” for additional information related to the merger event.

2. Summary of significant accounting policies

Basis of presentation

The Corporation has prepared these Consolidated Financial Statements in accordance with U.S. GAAP, which differs materially from the statutory accounting practices prescribed by various insurance regulatory authorities. The Consolidated Financial Statements include the accounts of the Corporation and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidating these financial statements.

Use of estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes.

The areas involving the most significant use of estimates are the amounts incurred but not reported (“IBNR”) claims, recoveries from third parties for coordination of benefits, and final determination of medical cost adjustment pools. Many factors can cause actual outcomes to deviate from these assumptions and estimates, such as changes in economic conditions, changes in government healthcare policy, advances in medical technology, changes in treatment patterns, and changes in average lifespan. Accordingly, the Corporation cannot determine with precision the ultimate amounts that it will pay for, or the timing of payment of actual claims, or whether the assets supporting the liabilities will grow to the level the Corporation assumes prior to payment of claims. The assumptions and estimates are based on the Corporation’s knowledge of current events and anticipated future events; however, actual results may differ from the amounts recorded in the Consolidated Financial Statements, and the Corporation would incur a charge to operations in the period in which it determines a shortfall exists. Other areas involving significant estimates include risk adjustment provisions related to Medicare contracts and the valuation of investment securities, goodwill and other intangible assets, warrants, the embedded derivative related to the convertible securities, and stock-based compensation.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Reclassifications

Certain amounts in the prior years’ Consolidated Statements of Cash Flows have been reclassified to conform to the current year’s presentation, primarily related to the amortization of warrants, amortization of debt issuance costs, and paid in kind interest. These reclassifications had no effect on the previously reported Consolidated Financial Statements.

Segment information

The Corporation’s chief operating decision maker is the Chief Executive Officer. The chief operating decision maker manages operations, allocates resources, and evaluates financial performance on a company-wide basis. The Corporation operates in one reporting segment.

COVID-19

The temporary deferral of non-essential care resulting from stay-at-home and physical distancing orders and other restrictions on movement and economic activity implemented throughout the country beginning in the second half of March 2020 to reduce the spread of the novel coronavirus (“COVID-19”) has impacted the Corporation’s business. Beginning in late March 2020 and trending throughout 2020, utilization of healthcare services began to experience reductions as a result of the stay-at-home orders and the closure of certain provider facilities, with some recovery in utilization taking place during times of more eased restrictions. The impact of the deferral of non-essential care was partially offset by additional costs incurred as a result of care for those members who have contracted COVID-19 as well as costs incurred for efforts related to the Corporation’s pandemic response efforts.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, money market instruments and other highly liquid investments with original maturities of 90 days or less. The carrying values of these instruments approximate their respective fair value due to the short-term maturity of these investments.

At December 31, 2020 and 2019, the Corporation had cash and cash equivalents at financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”). At times, balances may exceed the FDIC insured limits. Management believes that credit risk related to those balances is minimal.

Investment securities

Short-term investments

Short-term investments consist of investments which the Corporation expects to convert into cash within one year of the balance sheet date, including time deposits and debt securities, which have original maturities greater than 90 days. Short-term investments are measured at their amortized cost. The carrying value of these instruments approximate their respective fair value due to the short-term maturity of these investments.

Investment securities, available-for-sale

Investment securities, which consist entirely of debt securities with fixed or determinable payments and fixed maturity dates, that the Corporation purchases with the intent and ability to sell before maturity, are classified as available-for-sale financial assets. The Corporation’s available-for-sale investments are U.S. Treasury fixed maturity securities.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Available-for-sale investments are measured at fair value, and unrealized gains and losses, if any, are recorded in other comprehensive income, net of applicable income taxes, until realized from a sale or other-than-temporary impairment.

Investment securities, held-to-maturity

Investment securities, which consist entirely of debt securities with fixed or determinable payments and fixed maturity dates, where the Corporation has a positive intent and ability to hold to maturity, are classified as held-to-maturity financial assets. The Corporation’s held-to-maturity investments are comprised of U.S. Treasury fixed maturity securities. Subsequent to initial measurement, held-to-maturity investments are measured at amortized cost using the effective interest method less impairment. Unrealized holding gains or losses are not recognized.

Other-than-temporary impairment

The Corporation has a process in place to identify securities that could potentially have an impairment that is other-than-temporary. This process involves monitoring market events that could impact issuers’ credit ratings, business climate, management changes, litigation and government actions, and other similar factors. This process also involves monitoring late payments, downgrades by rating agencies, key financial ratios, financial statements, revenue forecasts and cash flow projections as indicators of credit risks. The Corporation considers relevant facts and circumstances in evaluating whether the impairment of a security is other-than-temporary. Relevant facts and circumstances considered include (1) the length of time and extent to which the fair value has been below cost or amortized cost, (2) adverse conditions specifically to the financial condition of the issuer or related to the industry, (3) geographic area of the issuer, or the underlying collateral of a security including the current and future impact of any specific events, (4) the payment structure of the security, (5) changes in credit rating of the security by the rating agencies, (6) the volatility of the fair value changes, and (7) changes in fair value of the security after the balance sheet date and whether it is more likely than not that the Corporation will not be required to sell the security until maturity or until it recovers in value. There are a number of significant risks and uncertainties inherent in the process of monitoring impairments and determining if an impairment is other-than-temporary. These risks and uncertainties include (1) the risk that management’s assessment of an issuer’s ability to meet all of its contractual obligations will change based on changes in the credit characteristics of that issuer, (2) the risk that the economic outlook will be worse than expected or have more of an impact on the issuer than anticipated, (3) erroneous information or fraudulent financial statements could be provided to the Corporation’s management to determine the fair value estimates and other-than-temporary impairments, and (4) the risk that new information obtained by the Corporation, or changes in other facts and circumstances lead the Corporation to change its intent to hold the security to maturity or until it recovers in value. Any of these situations could result in a charge to operations in a future period.

For a debt security in an unrealized loss position that the Corporation has the intent to sell, or it is more likely than not that the Corporation will have to sell the debt security before recovery of its amortized cost basis, the decline in value is deemed to be other-than-temporary and is recorded to other-than-temporary impairment losses, recognized in investment income, net in the Consolidated Statements of Operations and Comprehensive Loss.

For impaired debt securities that the Corporation does not intend to sell or it is more likely than not that it will not have to sell such securities, but the Corporation expects that it will not fully recover the amortized cost basis, the credit component of the other-than-temporary impairment is recognized in other-than-temporary impairment losses, recognized in investment income, net in the Consolidated Statements of Operations and Comprehensive Loss, and the non-credit component of the other-than-temporary impairment is recognized in other comprehensive income.

Expected cash flows to be received are evaluated as compared to amortized cost to determine if a credit loss has occurred. The amount of the credit loss component of the security is estimated as the difference between the amortized cost and the present value of the expected cash flows of the security. In developing the expected recovery analysis for debt securities, the Corporation reviews business prospects, credit ratings and available information from asset managers and rating agencies for individual securities. The present value is determined using the best estimate of future cash flows discounted at the implicit interest rate at the date of purchase. For the years ended December 31, 2020 and 2019, respectively, there has been no impairment loss reported.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Allowance for uncollectible receivables

The Corporation assesses outstanding receivables at each period for collection risk. The majority of collections are from the Center for Medicare and Medicaid Services (“CMS”), a United States government entity that presents very limited credit risk.

Investment income, net

Investment income includes interest, dividends received or accrued on investments, and realized gains or losses. Investment income is reported as earned and is presented net of related investment expenses and other-than-temporary impairment. Realized gains or losses are recognized based on the specific identification method. Purchases and sales are recorded on a trade-date basis.

Fair value measurements

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between willing, able and knowledgeable market participants at the measurement date. Fair value measurements are not adjusted for transaction costs.

To determine the fair value of its investments, the Corporation utilizes third-party valuation service providers to gather, analyze and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments. Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of widely accepted valuation models, provide a single fair value measurement for individual securities for which a fair value has been requested under the terms of service agreements. The inputs used by the valuation service providers include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, currency rates and other market observable information, as applicable. The valuation models consider, among other things, observable market information as of the measurement date as well as the specific attributes of the security being valued including its term, interest rate, credit rating, industry sector and, when applicable, collateral quality and other issue or issuer specific information. When market transactions or other observable market data is limited, the extent to which judgment is applied in determining fair value is greatly increased.

Assets and liabilities measured at fair value are categorized into a fair value hierarchy based on whether the inputs to valuation techniques are observable or unobservable. Observable inputs are those that market participants operating within the same marketplace as the Corporation would use in pricing the Corporation’s assets or liabilities based on independently derived and observable market data. Unobservable inputs are inputs that cannot be sourced from a broad active market in which assets or liabilities identical or similar to those of the Corporation are traded.

The fair value hierarchy includes three levels of inputs based on the degree to which the exit price is independently observable or determinable that may be used to measure fair value as described below:

Level 1 – Valuations are based on quoted (unadjusted) market prices in active markets for identical assets or liabilities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis;

Level 2 – Valuations are based on observable inputs other than Level 1 prices such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3 – Valuations are based on techniques that use significant inputs that are unobservable and reflect management’s best estimate of what market participants would use when pricing the asset or liability, including assumptions about risk. The valuation of Level 3 assets and liabilities requires the greatest degree of judgment. These measurements may be made under circumstances in which there is little, if any, market activity for the asset or liability. The Corporation’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, the Corporation considers factors specific to the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement is classified is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Fair values of actively traded investments securities are based on quoted market prices. Fair values of other investment securities are based on quoted market prices of identical or similar securities or based on observable inputs, like interest rates generally using a market valuation approach, or, less frequently, an income valuation approach, and are generally classified as Level 2. Clover obtains at least one price for each security from a third-party pricing service. These prices are generally derived from recently reported trades for identical or similar securities, including adjustments through the reporting date based upon observable market information. When quoted prices are not available, the third-party pricing service may use quoted market prices of comparable securities or a discounted cash flow analysis, incorporating inputs that are currently observable in the markets for similar securities. Inputs that are often used in the valuation methodologies include benchmark yields, reported trades, credit spreads, broker quotes, default rates, and prepayment speeds.

Fair values of warrants and derivative liabilities related to convertible securities are estimated using a probability-weighted expected return method, where the values of various instruments are estimated based on an analysis of future values for the Corporation, assuming various future outcomes. The resulting instruments’ values are based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to the Corporation, as well as the economic benefits attributable to each class of instruments. The expected future investment returns are estimated using a variety of methodologies, including both the market approach and the income approach, where an observable quoted market does not exist, and are generally classified as Level 3. Such methodologies include reviewing values ascribed to the most recent financing by the Corporation, comparing the subject instrument with similar instruments of publicly traded companies in similar lines of business, and reviewing the underlying financial performance of the Corporation and subject instrument, including estimating discounted cash flows. To estimate the fair value attributable to the derivative liabilities, the with and without approach is used. An evaluation of multiple scenarios for future payoffs for the underlying convertible securities is performed using option pricing models, and probability-weighted average value indications are used to arrive at the estimated fair values.

Concentrations of credit risk

Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of cash and cash equivalents. Cash and cash equivalents are held with financial institutions of high quality. Balances may exceed the amount of insurance provided on such balances.

The ceding of insurance does not legally discharge the Corporation from its primary liability for the full amount of the policy coverage, and therefore the Corporation will be required to pay the loss and bear collection risk if the reinsurer fails to meet its obligations under the reinsurance agreement. To minimize exposure to significant losses from reinsurance insolvencies, the Corporation evaluates the financial condition of its reinsurers and monitors concentrations of credit risk.

Acquisition costs

Acquisition costs that vary with and are directly related to the acquisition of new and renewal business, including commissions, are deferred and subsequently amortized. Deferred acquisition costs are recorded as other assets on the Consolidated Balance Sheets and are amortized over the estimated life of the related contracts. The amortization of deferred acquisition costs is recorded in general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

To the extent that a premium deficiency is identified after writing down unamortized deferred acquisition costs, a liability for premium deficiency reserve is established and reported on the Consolidated Balance Sheets.

Property and equipment, net

Property and equipment, net is reported at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets, which are generally three to seven years. Leasehold improvements are amortized over the shorter of the remaining lease term or estimated useful life of the leasehold improvement. Repairs and maintenance costs are expensed as incurred. Costs related to the development of internal-use software that do not meet capitalization criteria are expensed as incurred. Gains and losses on sales or disposals of property and equipment are included in other income (loss).

Property and equipment is reviewed for impairment periodically whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. Losses are recognized in operations when the undiscounted future cash flows expected to result from the use of the asset are less than its carrying value. An impairment loss is recognized based on the excess of the carrying value over the fair value of the asset.

Goodwill and other intangible assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. Goodwill is not amortized but is tested for impairment on an annual basis at a level of reporting referred to as the reporting unit, and more frequently if adverse events or changes in circumstances indicate that the asset may be impaired. A component is considered a reporting unit if the component constitutes a business for which discrete financial information is available that is regularly reviewed by management. Management aggregates components into one reporting unit if they have similar economic characteristics.

Goodwill is assigned to the reporting units that are expected to benefit from the specific synergies of the business combination. Management reviews goodwill for impairment to determine both the existence and amount of goodwill impairment, if any. Impairment tests are performed, at a minimum, in the fourth quarter of each year. Management first uses a qualitative assessment to determine if it is more likely than not that a reporting unit is impaired. The qualitative test is used as a screening to help determine if it is necessary to perform the quantitative test. If there are indicators that the fair value is less than the carrying amount of any reporting unit, management performs a quantitative assessment where management allocates the fair value of the reporting units to the assets and liabilities with the unallocated fair value representing an implied fair value of goodwill which is then compared to the carrying amount of goodwill. The impairment review requires management to make judgments in determining various assumptions with respect to changes in economic conditions, revenues, operating margins, growth rates and discount rates. There was no impairment of goodwill during the years ended December 31, 2020 and 2019, respectively.

Other intangible assets arising from business combinations are initially recognized at fair value at the date of acquisition. Other intangible assets with indefinite useful lives are tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that the assets may be impaired. The annual impairment test for indefinite-lived intangible assets may be completed through a qualitative assessment to determine if the fair value of the indefinite-lived intangible assets is more likely than not greater than the carrying amount. The Corporation may elect to bypass a qualitative assessment, or if a qualitative assessment indicates it is more likely than not that the estimated carrying value exceeds the fair value, the Corporation will test for impairment using a quantitative process. If the Corporation determines that impairment of its intangible assets may exist, the amount of impairment loss is measured as the excess of carrying value over fair value. The estimates in the determination of the fair value of indefinite-lived intangible assets include the anticipated future revenues of the Corporation and the resulting cash flows. As of December 31, 2020 and 2019, respectively, there were no circumstances that indicate that the carrying amount of intangible assets deemed to have an indefinite useful life may not be recoverable.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Reinsurance

In the normal course of business, the Corporation seeks to reduce losses by reinsuring certain levels of risk in areas of exposure with other insurance enterprises or reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. To minimize exposure to losses related to a reinsurer’s inability to pay, the financial condition of such reinsurer is evaluated initially upon placement of the reinsurance and periodically thereafter. In addition to considering the financial condition of a reinsurer, the collectability of the reinsurance recoverable is evaluated based upon a number of factors. Such factors include the amounts outstanding, length of collection periods, disputes, any collateral or letters of credit held and other relevant factors. To the extent that an allowance for uncollectible reinsurance recoverable is established, amounts deemed to be uncollectible would be written off against the allowance for estimated uncollectible reinsurance recoverable. The Corporation had no allowances for uncollectible reinsurance recoverable as of December 31, 2020 and 2019, respectively. Amounts recoverable from reinsurers are estimated in a manner consistent with the liability associated with the reinsured business and consistent with the terms of the underlying contracts. Although reinsurance agreements contractually obligate reinsurers to reimburse the Corporation for their share of losses, they do not discharge the primary liability of the Corporation. The Corporation remains liable for unpaid claims and claims adjustment expenses associated with ceded insured risks in the event the assuming reinsurers fail to meet their contractual obligations. The costs of the reinsurance are recognized over the life of the contract in a manner consistent with the earning of premiums on the underlying policies subject to the reinsurance contracts.

Unpaid claims

Unpaid claims and unpaid claims adjustment expenses include reported claims and IBNR, as well as the estimated expense of processing these claims. Management develops an estimate for IBNR using actuarial methodologies and assumptions, primarily based upon historical claim experience.

Although there is considerable variability in such estimates, management believes that the unpaid claims and unpaid claims adjustment expense liability is adequate and represents management’s best estimate of the ultimate cost of all reported and unreported claims incurred through the balance sheet date. The estimates are continually reviewed and adjusted as experience develops or new information becomes known. Changes in estimates are reflected in current consolidated operating results.

Liabilities for both reported claims and IBNR not yet processed through the Corporation’s systems are determined in the aggregate, employing actuarial methods that are commonly used by health insurance actuaries and meet Actuarial Standards of Practice. Actuarial Standards of Practice require that the claim liabilities be appropriate under moderately adverse circumstances. Clover determines the amount of the liability for incurred but not paid claims by following a detailed actuarial process that uses both historical claim payment patterns as well as emerging medical cost trends to project the best estimate of claim liabilities. Under this process, historical paid claims data is formatted into “claim triangles,” which compare claim incurred dates to the dates of claim payments. This information is analyzed to create “completion factors” that represent the average percentage of total incurred claims that have been paid through a given date after being incurred. Completion factors are applied to claims paid through the period-end date to estimate the ultimate claim expense incurred for the period. Actuarial estimates of incurred but not paid claim liabilities are then determined by subtracting the actual paid claims from the estimate of the ultimate incurred claims. The Corporation’s reserving practice is to consistently recognize an actuarial best estimate inclusive of a provision for moderately adverse conditions. This provision is reported as part of incurred claims.

Medical claims incurred

The Corporation recognizes the cost of medical claims in the period in which services are provided, including an estimate of the cost of medical claims IBNR. Medical claim expense reported in the Consolidated Statements of Operations and Comprehensive Loss includes direct medical expenses.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Direct medical expenses include amounts paid or payable to hospitals, physicians, pharmacy benefit managers, providers of ancillary services, mandatory supplemental benefits, and is inclusive of the medical expense related to the Corporation’s employed clinicians providing in-home care. Recorded direct medical expenses are reduced by the amount of pharmacy rebates earned, which are estimated based on historical utilization of specific pharmaceuticals, current utilization and contract terms. Pharmacy rebates earned but not yet received from pharmaceutical manufacturers are included in healthcare receivable in the Consolidated Balance Sheets. Overpayments to providers are recognized as a contra medical expense and reported as other receivables in the Consolidated Balance Sheets.

Premium deficiency reserve

A liability for premium deficiency reserves is an actuarial estimate for anticipated losses on the Corporation’s Medicare Advantage and Medicare Advantage Part D (“MAPD”) business.

Management reassesses the profitability of contracts for providing insurance coverage to members when operating results or forecasts indicate probable future losses. Management establishes a premium deficiency reserve in current operations to the extent that the sum of expected future costs, claim adjustment expenses, and maintenance costs exceeds related future premiums under contracts without consideration of investment income.

For purposes of calculating premium deficiency reserves, management groups contracts in a manner consistent with the method of acquiring, servicing, and measuring the profitability of such contracts.

Losses recognized as a premium deficiency are recorded in the period in which such losses were identified and reflected in the Consolidated Statements of Operations and Comprehensive Loss. Losses recognized as a premium deficiency result in a beneficial effect in subsequent periods as operating losses under these contracts are charged to the liability previously established.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010 (the “Health Care Reform Law”) enacted significant reforms to various aspects of the U.S. health insurance industry. As part of the Health Care Reform Law insurance industry assessments were established, including an annual health insurance industry fee (“HIF”), which became effective in 2014. The HIF was applicable in 2018, suspended in 2019, and resumed for calendar year 2020. The HIF is not deductible for income tax purposes. The 2019 premium deficiency reserve is inclusive of the 2020 HIF. The Corporation estimates a liability for the HIF and records it in full once qualifying insurance coverage is provided in the applicable calendar year in which the fee is payable, with a corresponding deferred cost that is amortized ratably to expense over the same calendar year. The deferred cost is recorded in other assets on the Consolidated Balance Sheets. The Corporation paid the federal government approximately $8.0 million for the HIF in 2020, which is reflected in the Consolidated Statements of Operations and Comprehensive Loss.

Notes and securities payable

Debt issuance costs

Costs incurred in connection with Corporation’s debt financings are capitalized and amortized to interest expense over the life of the related debt using the effective interest method. Debt issuance costs are presented as a direct deduction from the carrying amount of the related debt liability, consistent with the presentation of debt discounts.

Non-convertible notes

The Corporation records the non-convertible notes at carrying value, net of discounts on the Consolidated Balance Sheets.

Convertible securities

The Corporation accounts for convertible securities in accordance with the accounting guidance for debt with conversion and other options, after determining whether embedded conversion options should be bifurcated from their host instruments.

Conversion options that are not bifurcated as a derivative and not accounted for as a separate equity component are evaluated to determine whether they are beneficial to the investor at inception, a beneficial conversion feature (“BCF”), or may become beneficial in the future due to potential adjustments. A BCF is defined as a nondetachable conversion feature that is in the money at the commitment date and the applicable accounting guidance requires recognition of the conversion option’s intrinsic value in equity, with an offsetting reduction to the carrying amount of the instrument. The Corporation accretes the resulting discount using the effective interest method over the life of the instrument.

The Corporation records, as applicable, discounts to convertible securities for the intrinsic value of conversion options embedded in debt instruments. Discounts on the debt are amortized over the term of the notes, using the effective interest method.

Convertible securities are recorded at carrying value, net of discounts on the Consolidated Balance Sheets. The fair value of convertible securities is calculated for the purposes of determining the fair value of the related derivative liabilities.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Warrants payable

For warrants issued in connection with notes payable, the Corporation determines whether the warrants are considered freestanding instruments. The warrants are considered to be freestanding instruments if they meet either of the following conditions: (1) they are entered into separately and apart from any of the Corporation’s other financial instruments or equity transactions or (2) they are entered into in conjunction with some other transaction and are legally detachable and separately exercisable. The Corporation considers its warrants to be legally detachable and separately exercisable from the simultaneous notes payable transactions they were issued with, and therefore accounts for them separately.

To determine the balance sheet classification for these warrants, the Corporation evaluates whether they qualify as liabilities per the debt accounting guidance. Financial instruments that do not qualify as liabilities under the debt accounting guidance may still be classified as liabilities if they do not meet the derivative guidance requirements for equity classification. Changes in the fair value of the warrant liability are recognized as changes in fair value of warrants in the Consolidated Statements of Operations and Comprehensive Loss.

Derivative liabilities

The Corporation evaluates the embedded features of its convertible securities by applying the derivatives accounting guidance. Derivatives embedded within non-derivative instruments, such as convertible securities, are bifurcated from the host instrument when the embedded derivative is not clearly and closely related to the host instrument. The Corporation’s embedded derivatives associated with its convertible securities are recognized as derivative liabilities and recorded at fair value.

Revenue recognition

Premiums earned, net

Premiums revenue is recognized as income in the period members are entitled to receive services, and is net of estimated uncollectible amounts, retroactive membership adjustments, and any adjustments to recognize rebates under the minimum benefit ratios required under the Health Care Reform Law. Premiums received in advance of the service period are reported as other liabilities on the Consolidated Balance Sheets and recognized as revenue when earned.

Premiums anticipated to be received within twelve months based on the documented diagnostic criteria of the Corporation’s enrollees are estimated and included in revenue for the period including the member months for which the payment is designated by CMS.

CMS uses a risk-adjustment model which adjusts premiums paid to MA contracts, based on risk scores that are compared with the overall average risk scores for the relevant state and market pool. Generally, if a risk score is below the average risk score the Corporation is required to make a risk adjustment payment into the risk pool, and if a risk score is above the average risk score the Corporation receives a risk adjustment payment from the risk pool. Risk adjustments can have a positive or negative retroactive impact to rates. Under this model, rates paid to MA plans are based on actuarially determined bids, which include a process whereby prospective payments are based on the Corporation’s estimated cost of providing standard Medicare-covered benefits to a member with an average risk profile. That baseline payment amount is adjusted to reflect the health status of enrolled membership. Under the risk-adjustment methodology, all MA plans must collect and submit the necessary diagnosis code information to CMS within prescribed deadlines. Estimated audit settlements are recorded as a reduction of premiums revenue in the Corporation’s Consolidated Statements of Operations and Comprehensive Loss, based upon available information.

Retrospective premiums involve the evaluation of past claims experience for the purpose of determining the actual cost of providing insurance for the customer. This evaluation is performed once every year and retrospective premiums are recognized in the year earned.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

MAPD revenue

Payments received from CMS and members from Clover’s participation in the MAPD program are determined from the Corporation’s annual bid and represent amounts for providing prescription drug insurance coverage and are recognized as premium revenue ratably over the term of the annual contract. Such CMS payments are subject to risk sharing through risk corridor provisions. The risk corridor provisions compare costs targeted in bids to actual prescription drug costs, limited to actual costs that would have been incurred under the standard coverage as defined by CMS. Variances exceeding certain thresholds may result in CMS making additional payments to the Corporation or require the Corporation to refund to CMS a portion of the premiums received. As risk corridor provisions are considered in the overall annual bid process, management estimates and recognizes an adjustment to premiums revenue related to these provisions based upon pharmacy claims experience. Management records a receivable or payable at the contract level on the Consolidated Balance Sheets.

Reinsurance and low-income cost subsidies represent funding from CMS in connection with the MAPD program for which Clover assumes no risk. Reinsurance subsidies represent funding from CMS for its portion of prescription drug costs which exceed the member’s out-of-pocket threshold, or the catastrophic coverage level. Low-income cost subsidies represent funding from CMS for all or a portion of the deductible, the coinsurance and co-payment amounts above the out-of-pocket threshold for low-income beneficiaries.

Payments from CMS for reinsurance and low-income cost subsidies are based on assumptions submitted with the annual bid. A reconciliation and related settlement of CMS’s prospective subsidies against actual prescription drug costs paid is made after the end of the year. Consumer discounts of 50% on brand name prescription drugs for participants in the coverage gap are funded by CMS and pharmaceutical manufacturers. The Corporation accounts for these subsidies and discounts in other assets in the Consolidated Balance Sheets and as an operating activity in the Consolidated Statements of Cash Flows. The Corporation does not recognize premiums revenue or claim expenses for these subsidies or discounts.

Leases

At the inception of an arrangement, the Corporation determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and the Corporation’s control over the use of that identified asset. The Corporation does not recognize leases with a lease term of one year or less on its balance sheet. Leases with a term greater than one year are recognized on the balance sheet as right-of-use (“ROU”) assets and lease liabilities. The Corporation has sublease arrangements and recognizes sublease income from leasing excess space. Sublease income is recognized on a straight-line basis over the sublease term. As of December 31, 2020 and 2019, respectively, the Corporation does not have any financing leases.

Lease liabilities and their corresponding ROU assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the ROU asset may be required for items such as incentives received or initial direct costs. When an option to extend the lease exists, a determination is made whether that option is reasonably certain of exercise based on economic factors present at the measurement date and as circumstances may change. As of December 31, 2020 and 2019, respectively, the Corporation has not included optional extension periods in the measurement of its leases as they are not reasonably certain of exercise. The Corporation monitors its plans to renew its material leases on a quarterly basis.

Where the rates implicit in the Corporation’s leases are not readily determinable, the Corporation utilizes the appropriate incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment over the lease term. Historically, the rate implicit in the leases has not been readily determinable and the appropriate incremental borrowing rate has been utilized. To estimate the appropriate incremental borrowing rate, a credit rating applicable to the Corporation is estimated using a synthetic credit rating analysis since the Corporation does not currently have a rating agency-based credit rating.

Components of a lease are split into three categories: lease components, non-lease components, and non-components. The fixed and in-substance fixed contract consideration (including any consideration related to non-components) are allocated, based on the respective relative fair values, to the lease components and non-lease components. The Corporation has elected to account for lease and non-lease components together as a single lease component for all underlying assets and allocate all of the contract consideration to the lease component only.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In determining the classification of a lease as operating or finance, ASC 842, Leases, allows for the use of judgment in determining whether the assumed lease term is for a major part of the remaining economic life of the underlying asset and whether the present value of lease payments represents substantially all of the fair value of the underlying asset. The Corporation applies the bright line thresholds referenced in the lease guidance of 75 percent to represent “a major part” and 90 percent to represent “substantially all” as allowed in ASC 842 in evaluating leases for appropriate classification. These are applied consistently to the Corporation’s entire portfolio of leases.

Stock-based compensation

The Corporation accounts for all stock-based payment awards granted to employees and non-employees as stock-based compensation expense at fair value. The Corporation’s stock-based payments include stock options and grants of common stock, including common stock subject to vesting. The measurement date for employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the employees’ requisite service period, which is the vesting period, on a straight-line basis. The measurement date for non-employee awards is the date of grant without changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period on a straight-line basis. Stock-based compensation expense is classified in the accompanying Consolidated Statements of Operations and Comprehensive Loss in salaries and benefits. The Corporation recognizes stock-based compensation expense for the portion of awards that have vested. Forfeitures are recorded as they occur.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. As of December 31, 2020, the Corporation is a private entity and lacks entity-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. The expected term of the Corporation’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Corporation has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

For warrants issued to non-employees as payments for services, the Corporation considers the warrants to be in scope of stock-based compensation guidance to non-employees. To determine whether the warrants should be classified as liabilities or equity awards, the Corporation evaluates the criteria for debt accounting guidance because share-based payments classified as liabilities under this guidance would also be classified as liabilities under the stock-based accounting guidance. As these warrants do not meet any of the criteria to be accounted for as debt, they are classified as equity awards. On the grant date, these warrants are measured by estimating the fair value of the equity instruments to be issued. Stock-based compensation expense is recorded for the vested portion of the warrants.

Comprehensive income

Comprehensive income is a measurement of certain changes in stockholders’ deficit that results from transactions and other economic events other than transactions with the stockholders. The cumulative amount of these changes is reported on the Consolidated Balance Sheets.

Contingent liabilities

The Corporation records a provision for a contingent liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Federal income taxes

The Corporation recognizes an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the Consolidated Financial Statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The Corporation also recognizes the future tax benefits such as net operating and capital loss carryforwards as deferred tax assets. A valuation allowance is provided against these deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Future years’ tax expense may be increased or decreased by adjustments to the valuation allowance or to the estimated accrual for income taxes. Deferred tax assets and deferred tax liabilities are further adjusted for changes in the enacted tax rates. As of December 31, 2020 and 2019, respectively, sufficient doubt existed over the Corporation’s ability to generate sufficient taxable income to realize its deferred income tax assets, and accordingly, the Corporation has provided a full valuation allowance against its deferred tax assets.

The Corporation records tax benefits when it is more likely than not that the tax return position taken with respect to a particular transaction will be sustained. A liability for an uncertain tax position, if recorded, is not considered resolved until the statute of limitations for the relevant taxing authority to examine and challenge the tax position has expired, or the tax position is ultimately settled through examination, negotiation, or litigation. The Corporation did not have any material uncertain tax positions during the years ended December 31, 2020 and 2019, respectively. The Corporation classifies interest and penalties associated with uncertain tax positions in its provision for income taxes. The Corporation did not incur or record any interest and penalties related to uncertain tax positions as of or during the years ended December 31, 2020 and 2019, respectively.

General and administrative expenses

General and administrative expenses include professional service fees, outside legal, tax and accounting service fees, insurance, software application and system expenses, advertising and marketing, lease and occupancy costs and other overhead costs. General and administrative expenses also include claim adjudication and processing costs.

Net loss per share

The Corporation follows the two-class method when computing net loss per share as the Corporation has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding stock options, convertible preferred stock and warrants to purchase shares of convertible preferred stock are considered potential dilutive common shares.

The Corporation’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Corporation. Accordingly, in periods in which the Corporation reports a net loss attributable to common stockholders, such losses are not allocated to such participating securities.

In periods in which the Corporation reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Corporation reported a net loss attributable to common stockholders for the years ended December 31, 2020 and 2019.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Recent accounting pronouncements

Recently adopted accounting pronouncements

Emerging Growth Company

The Corporation has elected to be treated as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Accordingly, the Corporation is provided the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies.

The Corporation has elected to adopt new or revised accounting guidance within the same time period as private companies, unless, as indicated below, management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance.

Revenue recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), as modified by subsequently issued ASU’s 2015-14, 2016-08, 2016-10, 2016-12 and 2016-20 (collectively, ASU 2014-09). ASU 2014-09 superseded existing revenue recognition standards with a single model unless those contracts are within the scope of other standards (e.g., an insurance entity’s insurance contracts). The revenue recognition principle in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Adoption of ASU 2014-09 did not have a material impact on the Corporation’s Consolidated Financial Statements.

Leases

In February 2016, the FASB issued ASU 2016-02, ASC 842, as amended, which superseded the lease accounting requirements in ASC 840 and created ASC 842. The Corporation elected to early adopt ASC 842, using the required modified retrospective approach and utilizing the effective date of January 1, 2019 as its date of initial application.

The Corporation elected the short-term lease expedient for leases with a term of one year or less, which permits a lessee to not recognize lease assets and lease liabilities for those leases. Lessees continue to differentiate between finance leases (previously referred to as capital leases) and operating leases using classification criteria that are substantially similar to the previous guidance. In addition, the Corporation elected to utilize the package of practical expedients which allowed it to not reassess the following: (i) whether any expired or existing contracts contained leases; (ii) the lease classification for any expired or existing leases; and (iii) the treatment of initial direct costs for any existing leases.

In transition, the Corporation elected to utilize the remaining lease term of its leases, as of the effective date, in determining the appropriate incremental borrowing rate. Lease cost for operating leases is recognized on a straight-line basis over the lease term as an operating expense. Variable lease costs are expensed as incurred as an operating expense.

The adoption of this standard resulted in the recognition of operating lease ROU assets of approximately $14.3 million and lease liabilities of approximately $17.4 million, on the Corporation’s Consolidated Balance Sheets at adoption relating to its office leases in New Jersey and San Francisco. The difference between the ROU assets and lease liabilities was due to previously recorded net deferred rent liabilities and incentives that were de-recognized and reclassified into the ROU assets. The adoption of ASU 2016-02 did not have a material impact on the Corporation’s liquidity or the Consolidated Statements of Operations and Comprehensive Loss.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Statement of cash flows

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified. ASU 2016-15 is effective for nonpublic entities in fiscal years beginning after December 15, 2018. The Corporation adopted this ASU effective January 1, 2019. Adoption of ASU 2016-15 did not have a material impact on the Corporation’s Consolidated Financial Statements.

Restricted cash

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 is intended to clarify how entities present restricted cash in the statement of cash flows. The guidance requires entities to show the changes in the total of cash and cash equivalents and restricted cash in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash in the statement of cash flows. When cash and cash equivalents and restricted cash are presented in more than one line-item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. This reconciliation can be presented either on the face of the statement of cash flows or in the notes to the financial statements. ASU 2016-18 is effective for nonpublic entities in fiscal years beginning after December 15, 2018 and is to be applied retrospectively. The Corporation adopted ASU 2016-18 effective January 1, 2019. Adoption of ASU 2016-18 did not have a material impact on the Corporation’s Consolidated Financial Statements.

Fair value measurements

In August 2018, the FASB issued ASU 2018-13, Changes to Disclosure Requirements for Fair Value Measurements, which improves the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for all entities in fiscal years beginning after December 15, 2019. This standard became effective for the Corporation on January 1, 2020 and did not have a material impact on the Corporation’s disclosures.

Accounting pronouncements effective in future periods

Credit losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which was subsequently modified by several ASUs issued in 2018 and 2019. This standard introduces a new current expected credit loss (“CECL”) model for measuring expected credit losses for certain types of financial instruments measured at amortized cost and replaces the incurred loss model. The CECL model requires an entity to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount the entity expects to collect over the instrument’s contractual life after consideration of historical experience, current conditions, and reasonable and supportable forecasts. This standard also introduces targeted changes to the available-for-sale debt securities impairment model. It eliminates the concept of other-than-temporary impairment and requires an entity to determine whether any impairment is the result of a credit loss or other factors. ASU 2016-13 is effective for nonpublic entities in fiscal years beginning after December 15, 2022. Early adoption is permitted. The Corporation has evaluated the impact of ASU 2016-13 on the Consolidated Financial Statements and determined the impact to be immaterial.

Goodwill and other intangible assets

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This update removes Step 2 of the goodwill impairment test under current guidance, which requires a hypothetical purchase price allocation. The new guidance requires an impairment charge to be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. Upon adoption, the guidance is to be applied prospectively. ASU 2017-04 is effective for nonpublic entities in fiscal years beginning after December 15, 2021, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Corporation is currently evaluating the impact of the adoption of ASU 2017-04 on the Consolidated Financial Statements.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Cloud computing arrangements

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other (Topic 350) – Internal Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This update changes the accounting guidance for cloud computing arrangements. If a cloud computing arrangement includes a license to internal-use software, then the software license is accounted for by the customer by recognizing an intangible asset for the software license and, to the extent that the payments attributable to the software license are made over time, recognizing a corresponding liability. If a cloud computing arrangement does not include a software license, the entity should account for the arrangement as a service contract and should expense any fees associated with the hosting element (service) of the arrangement as incurred. ASU 2018-15 is effective for nonpublic entities for fiscal years beginning after December 15, 2020, with early adoption permitted. The Corporation is currently evaluating the impact of the adoption of ASU 2018-15 on the Consolidated Financial Statements.

Income taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in ASU 2019-12 remove certain exceptions to the general principles in ASC Topic 740. The amendments also clarify and amend existing guidance to improve consistent application. The amendments are effective for nonpublic entities in fiscal years beginning after December 15, 2021, with early adoption permitted. The transition method (retrospective, modified retrospective, or prospective basis) related to the amendments depends on the applicable guidance, and all amendments for which there is no transition guidance specified are to be applied on a prospective basis. The Corporation is currently evaluating the impact of the adoption of ASU 2019-12 on the Consolidated Financial Statements.

Accounting for convertible instruments and contracts in an entity’s own equity

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). The amendments in ASU 2020-06 simplify the accounting for convertible instruments by removing certain separation models for convertible instruments. Under the amendments in ASU 2020-06, the embedded conversion features no longer are separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives, or that do not result in substantial premiums accounted for as paid-in capital. Consequently, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and a convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no other features require bifurcation and recognition as derivatives. ASU 2020-06 is effective for nonpublic entities for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Corporation is currently evaluating the impact of the adoption of ASU 2020-06 on the Consolidated Financial Statements.

3. Reverse capitalization

The Corporation entered into the Merger Agreement with SCH, a SPAC, on October 5, 2020. Pursuant to the Merger Agreement, and a favorable vote of SCH’s stockholders on January 6, 2021, Asclepius Merger Sub Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of SCH (“Merger Sub”), was merged with and into the Corporation. Upon consummation of the business combination, the separate corporate existence of Merger Sub ceased, the Corporation survived and merged with and into SCH, with SCH as the surviving corporation, and SCH was renamed Clover Health Investments, Corp. (the “Business Combination”).

The Business Combination was accounted for as a reverse capitalization in accordance with U.S. GAAP. Under the guidance in ASC 805, Clover Health Investments, Corp. is treated as the “acquirer” for financial reporting purposes. As such, Clover is deemed the accounting predecessor of the combined business, and Clover, as the parent company of the combined business, is the successor SEC registrant, meaning that the Clover financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

Pursuant to U.S. GAAP, the Corporation retroactively applied the reverse capitalization to our equity structure for the years ended December 31, 2020 and 2019, as summarized below and reflected in the Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive Loss, and Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit.

Unless otherwise indicated, all of the Corporation’s common stock as well as previously issued stock options presented in the accompanying retroactively revised Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit or in the related notes are presented on an as- or as if-converted basis, converted at the ratio of approximately 2.0681 and presented as shares or awards of our common stock:

Retroactive application of reverse capitalization to Consolidated Balance Sheets

Date	Description	As previously reported	1/7/21 conversion ratio	Reverse capitalized shares
12/31/2019	Convertible preferred shares authorized	75,136,086	2.0681	155,387,025
12/31/2019	Convertible preferred shares issued and outstanding	67,427,138	2.0681	139,444,346
12/31/2019	Common shares authorized	170,000,000	2.0681	351,572,668
12/31/2019	Common shares issued	42,877,665	2.0681	88,674,206
12/31/2019	Common shares outstanding	42,686,624	2.0681	88,279,119
12/31/2020	Convertible preferred shares authorized	75,136,086	2.0681	155,387,025
12/31/2020	Convertible preferred shares issued and outstanding	67,427,138	2.0681	139,444,346
12/31/2020	Common shares authorized	170,000,000	2.0681	351,572,668
12/31/2020	Common shares issued	43,505,291	2.0681	89,972,184
12/31/2020	Common shares outstanding	43,134,938	2.0681	89,206,266

The following table summarizes the weighted-average outstanding shares, basic and diluted for the years ended December 31, 2020 and 2019 after factoring all retroactive application of capitalization.

Retroactive application of reverse capitalization to Consolidated Statements of Operations and Comprehensive Loss

Date	Description	As previously reported	1/7/21 conversion ratio	Reverse capitalized amounts
12/31/2019	Net loss per share attributable to common shareholders - basic and diluted	$(8.56)	2.0681	$(4.14)
12/31/2019	Basic and diluted weighted average number of common shares and common shares equivalents outstanding	42,469,175	2.0681	87,829,419
12/31/2020	Net loss per share attributable to common shareholders - basic and diluted	$(3.18)	2.0681	$(1.54)
12/31/2020	Basic and diluted weighted average number of common shares and common shares equivalents outstanding	42,886,067	2.0681	88,691,582

Retroactive application of reverse capitalization to Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit

Date	Description	As previously reported	1/7/21 conversion ratio	Reverse capitalized amounts
12/31/2018	Convertible preferred stock - shares	67,427,138	2.0681	139,444,346
12/31/2018	Common stock - shares	42,243,445	2.0681	87,362,592
12/31/2018	Common stock - amount	$4	2.0681	$9

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

4. Investment securities

The following tables present cost or amortized cost and fair values of investments as of December 31, 2020 and 2019, respectively:

December 31, 2020
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities, held-to-maturity:
U.S. government and government agencies and authorities	$694	$43	$—	$737
Investment securities, available-for-sale:
U.S. government and government agencies and authorities	53,953	51	(41)	53,963

Total investment securities	$54,647	$94	$(41)	$54,700

December 31, 2019
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities, held-to-maturity:
U.S. government and government agencies and authorities	$663	$22	$—	$685
Investment securities, available-for-sale:
U.S. government and government agencies and authorities	56,382	46	—	56,428

Total investment securities	$57,045	$68	$—	$57,113

The following tables present the amortized cost and fair value of debt securities as of December 31, 2020, by contractual maturity:

December 31, 2020
	Held-to-maturity		Available-for-sale
	Amortized cost	Fair value	Amortized cost	Fair value
	(in thousands)
Due within one year	$265	$266	$—	$—
Due after one year through five years	319	328	43,382	43,431
Due after five years through ten years	—	—	10,571	10,532
Due after ten years	110	143	—	—

Total	$694	$737	$53,953	$53,963

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019, respectively, net investment income was derived from the following sources:

December 31,	2020	2019
	(in thousands)
Cash and cash equivalents	$108	$1,249
Short-term investments	1,722	2,904
Investment securities	1,146	386

Net investment income	$2,976	$4,539

The Corporation has a process in place to identify securities that could potentially have an impairment that is other-than-temporary. This process involves monitoring market events that could impact issuers’ credit ratings, business climate, management changes, litigation and government actions, and other similar factors. This process also involves monitoring late payments, downgrades by rating agencies, key financial ratios, financial statements, revenue forecasts and cash flow projections as indicators of credit issues.

There was an immaterial amount of investment securities in an unrealized loss position as of December 31, 2020 and no investment securities in an unrealized loss position as of December 31, 2019.

As of December 31, 2020 and 2019, all securities were investment grade, with credit ratings of AA+ or higher by S&P. Unrealized losses on investment grade securities are principally related to changes in interest rates or changes in issuer or sector related credit spreads since the securities were acquired.

Proceeds from sales and maturities of investment securities and related gross realized gains (losses) included within net investment income were as follows for the years ended December 31, 2020 and 2019, respectively:

December 31,	2020	2019
	(in thousands)
Proceeds from sales of investment securities	$248,664	$269,205
Proceeds from maturities of investment securities	63,751	55,635

Gross realized gains	$1,117	$114
Gross realized losses	(3)	(3)

Net realized gains (losses)	$1,114	$111

As of December 31, 2020 and 2019, the Corporation had $7.5 million and $3.7 million, respectively, in deposits with various states and regulatory bodies.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5. Fair value measurements

The following table presents a summary of fair value measurements for items that are measured at fair value on a recurring basis as of December 31, 2020 and 2019, respectively:

December 31, 2020	Level 1	Level 2	Level 3	Total fair value
	(in thousands)
U.S. government and government agencies	$—	$53,963	$—	$53,963

Total assets at fair value	$—	$53,963	$—	$53,963

Derivative liabilities	—	—	44,810	44,810
Warrants payable	—	—	97,782	97,782

Total liabilities at fair value	$—	$—	$142,592	$142,592

December 31, 2019	Level 1	Level 2	Level 3	Total fair value
	(in thousands)
U.S. government and government agencies	$—	$56,428	$—	$56,428

Total assets at fair value	$—	$56,428	$—	$56,428

Derivative liabilities	—	—	138,561	138,561
Warrants payable	—	—	17,672	17,672

Total liabilities at fair value	$—	$—	$156,233	$156,233

See Note 13 “Notes and securities payable,” Note 14 “Warrants payable,” and Note 15 “Derivative liabilities,” for additional information regarding liabilities.

The fair value of convertible securities is based on level 3 inputs. The estimated fair value of the convertible securities was $949.6 million at December 31, 2020 and $251.9 million at December 31, 2019. The estimated fair value of the convertible securities and derivative liabilities at December 31, 2020 were calculated as the product of (i) the number of conversion shares under the valuation date and (ii) the marketable value per common share at the valuation date. The significant unobservable inputs used in the Black-Scholes model to measure the convertible securities and derivative liabilities as of December 31, 2019, are as follows (the stock price and strike price are presented in thousands):

December 31, 2019	Convertible securities	Derivative liabilities
Beginning stock price (total value)	$305,132 - $357,802	$305,132 - $357,802
Strike price (total value)	$462,012 - $531,315	$462,012 - $965,184
Expected volatility	45% - 49%	45% - 49%
Expected term	2-3 years	2-3 years
Risk-free interest rate	1.58% -1.62%	1.58% - 1.62%
Discount factor	15%	15%

The stock price and strike price were used in multiple scenarios as part of the with and without approach to determine the fair value of convertible securities and the derivative liabilities were calculated on a total value basis. The stock price at December 31, 2019 was calculated as the product of (i) the estimated number of conversion shares under the scenarios and (ii) the value per Series D preferred share at the valuation date. The strike price at December 31, 2019 was equal to the effective value received by the holder upon the conversion of the convertible securities under the scenarios, calculated as the product of (i) principal and accrued interest at the conversion date and (ii) 1 / discount factor.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The significant unobservable inputs used in the Black-Scholes model to measure the warrants payable that are categorized within Level 3 of the fair value hierarchy, as of the years ended December 31, 2020 and 2019, respectively, are as follows:

December 31, 2020	Preferred stock purchase warrants	Common stock purchase warrants
Beginning stock price	N/A	$30.14
Strike price	N/A	$1.04
Expected volatility	N/A	56.0%
Expected term	N/A	0.02 years
Risk-free interest rate	N/A	0.09%
Discount factor	N/A	13%

December 31, 2019	Preferred stock purchase warrants	Common stock purchase warrants
Beginning stock price	$10.27	$7.19
Strike price	$17.27	$1.04
Expected volatility	45% - 49%	81.1% - 84.6%
Expected term	2-3 years	2-3 years
Risk-free interest rate	1.58% - 1.62%	1.58% - 1.62%
Discount factor	15%	15%

The changes in balances of Level 3 financial liabilities during 2020 and 2019, respectively, were as follows:

December 31, 2020	Convertible securities	Derivative liabilities	Warrants payable	Total
	(in thousands)
Beginning balance	$251,885	$138,561	$17,672	$408,118
Issuances	—	—	—	—
Settlements	—	—	—	—
Transfers in	—	—	—	—
Transfers out	—	—	—	—
Total recognized losses (gains)	697,667	(93,751)	80,110	684,026

Ending balance	$949,552	$44,810	$97,782	$1,092,144

December 31, 2019	Convertible securities	Derivative liabilities	Warrants payable	Total
	(in thousands)
Beginning balance	$—	$—	$14,836	$14,836
Issuances	237,362	—	—	237,362
Settlements	—	—	—	—
Transfers in	—	—	—	—
Transfers out	—	—	—	—
Total recognized losses	14,523	138,561	2,836	155,920

Ending balance	$251,885	$138,561	$17,672	$408,118

In addition to the Level 3 financial liabilities in the table above, on September 25, 2020, the Corporation issued the 2020 Convertible Note (see Note 13 “Notes and securities payable,” for further details) with the carrying value approximating the fair value of $20.0 million. As of December 31, 2020, the carrying value and the fair value of the 2020 Convertible Note was $20.4 million and was considered a Level 3 financial liability.

There were no transfers in and out of Level 3 financial assets or liabilities during the years ended December 31, 2020 or 2019.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

6. Acquisition

On February 28, 2019, the Corporation entered into a securities purchase agreement with Censeo Health, LLC to acquire 100% of the outstanding equity interests of Principium Health, LLC (“Principium”) and Medical Service Professionals of NJ, LLC (“MSPNJ”), providers of in-home chronic care management services, for a total purchase price of approximately $1.4 million. The goodwill resulting from the transaction that was recorded by the Corporation was approximately $1.2 million.

7. Healthcare receivables

Included within healthcare receivables are pharmaceutical rebates which are accrued as they are earned and estimated based on contracted rebate rates, eligible amounts submitted to the manufacturers by the Corporation’s pharmacy manager, pharmacy utilization volume and historical collection patterns. As of December 31, 2020 and 2019, the Corporation recognized rebate receivables of approximately $26.6 million and $17.5 million, respectively. In addition to pharmaceutical rebates, Medicare Part D settlement receivables, member premium receivables and other CMS receivables included in the balance totaled $12.1 million and $8.3 million at December 31, 2020 and 2019, respectively.

8. Related party transactions

Related party agreements

The Corporation has various contracts with IJKG Opco LLC (d/b/a CarePoint Health - Bayonne Medical Center), Hudson Hospital Opco LLC (d/b/a CarePoint Health - Christ Hospital) and Hoboken University Medical Center (“HUMC”) Opco LLC (d/b/a CarePoint Health - Hoboken University Medical Center), which collectively do business as the CarePoint Health System (“CarePoint Health”). CarePoint Health is ultimately held and controlled by Mr. Vivek Garipalli, the Chief Executive Officer and stockholder of the Corporation. The Corporation contracts with CarePoint Health for the provision of inpatient and hospital-based outpatient services. Expenses and fees incurred related to these contracts, recorded in net medical claims incurred, were $11.1 million and $9.7 million for the years ended December 31, 2020 and 2019, respectively.

Securities payable to related parties

The Corporation has entered into various securities payable arrangements with certain related parties as further discussed in Note 12 “Notes and securities payable”.

9. Property and equipment, net

Property and equipment, net consists of the following:

As of December 31,	2020	2019
	(in thousands)
Capitalized software	$693	$—
Leasehold improvements	3,088	3,088
Office furniture and fixtures	29	29
Equipment	104	104

Property and equipment, gross	3,914	3,221
Less: accumulated depreciation and amortization	(1,836)	(1,281)

Property and equipment, net	$2,078	$1,940

Depreciation expense recorded by the Corporation was approximately $0.5 million and $0.6 million for the years ended December 31, 2020 and 2019, respectively. Amortization expense recorded by the Corporation was approximately $0.1 million and $0 million for the years ended December 31, 2020 and 2019, respectively.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

10. Goodwill and other intangible assets

Other intangible assets were $3.0 million and $3.0 million as of December 31, 2020 and 2019, respectively. The other intangible assets consist of licenses with indefinite useful lives that are related to Certificates of Operating Authority in 45 states and the District of Columbia. Goodwill was $1.2 million and $1.2 million as of December 31, 2020 and 2019, respectively. Intangible assets with indefinite useful lives and goodwill are not amortized but are tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that the assets may be impaired. As of December 31, 2020 and 2019, respectively, there were no circumstances that indicate that the carrying amount of goodwill and intangible assets deemed to have an indefinite useful life may not be recoverable. No impairment was recorded during the years ended December 31, 2020 and 2019, respectively.

11. Unpaid claims

Activity in the liability for unpaid claims, including claims adjustment expenses, is summarized as follows:

Year ended December 31,	2020	2019
	(in thousands)
Gross balance, beginning of year	$77,886	$54,004
Less: reinsurance recoverable, beginning of year	—	(12,344)

Net balance, beginning of year	77,886	41,660
Incurred related to:
Current year	604,183	453,423
Prior years	(13,715)	(2,778)

Total incurred	590,468	450,645

Paid related to:
Current year	501,339	376,677
Prior years	63,039	37,742

Total paid	564,378	414,419

Net balance, end of year	103,976	77,886

Plus: reinsurance recoverable, end of year	—	—

Gross balance, end of year	$103,976	$77,886

Unpaid claims as of December 31, 2020 were $104.0 million. As of December 31, 2020, $63.0 million has been paid for incurred claims and claims adjustment expenses attributable to insured events of prior years. The favorable development recognized in 2020 resulted from the actual experience developing differently from estimates as of December 31, 2019, partially attributable to the deferral of healthcare services as a result of the stay-at-home orders and closure of certain provider facilities throughout the year due to COVID-19 restrictions. Original estimates are increased or decreased, as additional information becomes known regarding individual claims. The ratio of current year medical claims paid as a percent of current year net medical claims incurred was 83.0% for 2020 and 83.1% for 2019.

The Corporation did not have any significant changes in methodologies or assumptions used in the calculation of the liability for unpaid claims or claims adjustment expenses.

The Corporation uses a variety of standard actuarial techniques to establish unpaid claims reserves. Management estimates are supported by the Corporation’s annual actuarial analysis. The Corporation utilized an in-house actuary to review the adequacy of unpaid claim and unpaid claim adjustment expense. Management believes that the reserves are adequate based on the available information. The estimation of claim costs is inherently difficult and requires significant judgement. The estimation has considerable inherent variability can vary significantly depending upon several factors, including medical cost trends and claim payment patterns, general economic conditions, regulatory changes, and known outbreaks of disease, including COVID-19. Only time and the eventual resolution of each claim will determine whether the claim reserves will ultimately prove to be adequate.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following is information about incurred and paid claims development for medical claims, as well as cumulative claim frequency and the total of incurred but not reported liabilities as of December 31, 2020, respectively.

Cumulative incurred claims for the years ended December 31,
(in thousands)				(in thousands, except for number of reported claims)
Incurred year	2018*	2019*	2020	Total IBNR	Number of reported claims
2018 and prior	$552,456	$549,678	$549,649	$2	1,737,684
2019		412,695	399,009	1,130	1,188,472
2020			604,183	102,844	1,433,049

Total	$552,456	$962,373	$1,552,841	$103,976	4,359,205

Cumulative net paid claims through December 31,
(in thousands)
Paid year	2018*	2019*	2020
Incurred year
2018 and prior	$511,459	$550,974	$549,647
2019		343,903	397,879
2020			501,339

Total	$511,459	$894,877	$1,448,865

*	Unaudited supplemental information

The reconciliation of net incurred and paid claims development tables to unpaid claims and claims adjustment expenses on the Consolidated Balance Sheets is as follows:

December 31, 2020
(in thousands)
Cumulative incurred claims, net	$1,552,841
Less: cumulative paid claims, net	1,448,865

Net unpaid claims, including claims adjustment expenses	$103,976

The time value of money is not taken into account for the purposes of calculating the liability for unpaid claims.

The Corporation counts a claim when either a claim or claim adjustment expense amount has been paid, or at any period end, when the Corporation has recorded a medical unpaid claim reserve. The cumulative number of reported claims for each claim year has been developed using historical data captured by claim systems. As such, the cumulative number of reported claims may not be comparable to similar measures reported by other companies.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

12. Reinsurance

Effective January 1, 2018, the Corporation entered into a specific excess loss reinsurance agreement to reinsure liabilities in excess of approximately $0.5 million per covered person per agreement term for the years ended December 31, 2020 and 2019.

The effects of the reinsurance agreements on the accompanying Consolidated Financial Statements for the years ended December 31, 2020 and 2019, respectively, are as follows:

December 31,	2020	2019
	(in thousands)
Premiums earned, gross	$666,297	$457,758
Premiums earned, ceded	(599)	(832)

Net premiums earned	$665,698	$456,926

December 31,	2020	2019
	(in thousands)
Claims incurred, gross	$590,951	$452,261
Claims incurred, ceded	(483)	(1,616)

Net claims incurred and claims adjustment expense	$590,468	$450,645

Reinsurance recoverable and reinsurance premium payable as of December 31, 2020 and 2019, respectively, were comprised of the following:

December 31,	2020	2019
	(in thousands)
Reinsurance recoverable on paid claims	$—	$481
Reinsurance recoverable on unpaid claims	—	—
Reinsurance premium payable	—	—

Reinsurance recoverable, net	$—	$481

Reinsurance recoverable represents the portion of paid claims and unpaid claims that are covered by reinsurance. Amounts recoverable from reinsurers are estimated in a manner consistent with the methods used to determine unpaid claims as detailed in Note 2 “Summary of significant accounting policies.”

Clover acquired certain policies and related reinsurance agreements with the purchase of stock of Union Life Labor Insurance Company (“Ullico”) in April 2016. Ullico originally underwrote those policies which are primarily life policies and annuity contracts, prior to entering “run-off”. All of the underwriting risk related to those policies and contracts has been ceded to third party reinsurers. A large portion of these cessions are in the form of 100% coinsurance where, in addition to the underwriting risk, administrative responsibilities, including premium collections and claim payments, are ceded to third party reinsurers.

Approximately $5.3 million and $5.2 million of life insurance reserves, as of December 31, 2020 and 2019, respectively, related to life insurance policies originally issued by Ullico are 100% coinsured with Southern Financial Life Insurance Company (“SFLIC”), a Louisiana domestic company, in full transfer of risk related to these policies. The life reserves are computed principally in accordance with Net Level Premium Method using mortality and persistency assumptions based upon the Corporation’s experience and industry data. Interest rate assumptions used in establishing such reserves range from less than 1% to 4.5%. Under the arrangement, SFLIC is required to hold in trust 100% of the outstanding liabilities as of the reporting date.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Approximately $0.9 million and $0.9 million of annuity reserves as of December 31, 2020 and 2019, respectively, related to annuity contracts originally issued by Ullico, are 100% ceded to Sagicor Life Insurance Company (“SLIC”), a Texas domestic company, in full transfer of risk related to these contracts. The annuity reserves are computed principally using assumptions based on the Corporation’s experience and industry data. Interest rate assumptions used in establishing such reserves range from less than 1% to 5.5%. Ceded life insurance and annuity reserves are included in other assets and gross life insurance and annuity reserves are included in other liabilities on the Consolidated Balance Sheets, respectively.

A reinsurance agreement between two entities transfers the underwriting risk and liabilities to the reinsurer while the insurer retains the contractual relationship with the ultimate insured. As such, these reinsurance agreements do not completely relieve the Corporation of its potential liability to the ultimate insured. However, given the transfer of underwriting risk, such potential liability is limited to the credit exposure which exists should the reinsurer be unable to meet its obligations under these reinsurance agreements. The Corporation evaluates its reinsurers on a regular basis including their ratings and financial conditions.

13. Notes and securities payable

Non-convertible notes

On March 21, 2017, the Corporation entered into a loan facility (the “Loan Facility”) for an aggregate principal amount of $60.0 million. In March 2017, the Corporation drew down $40.0 million under the Loan Facility. The proceeds were used to pay all obligations under a $30.0 million 2015 senior secured note, and to provide additional working capital for the Corporation’s subsidiaries. The Loan Facility is secured by the assets of the Corporation. The initial obligation has a maturity date of March 1, 2022 and is subject to an interest rate of 11%, payable monthly, with the majority of principal payments commencing 36 months prior to the maturity date. In October 2017, the Corporation drew down the remaining $20.0 million under the Loan Facility. The additional obligation has a maturity date of October 1, 2022, and is subject to an interest rate of 11.25%, payable monthly, with the majority of principal payments commencing 36 months prior to the maturity date. In conjunction with the Loan Facility, the Corporation issued warrants. See Note 14 “Warrants payable,” for additional information.

The Corporation capitalized approximately $0.3 million of debt issuance costs associated with the Loan Facility, which are being amortized using the effective interest method over the term of the Loan Facility.

The carrying amount of the Loan Facility was approximately $30.8 million and $49.3 million at December 31, 2020 and 2019, respectively. Amortization of debt discounts associated with the warrants and debt issuance costs was approximately $0.3 million and $0.4 million during the years ended December 31, 2020 and 2019, respectively. Interest expense was approximately $4.4 million and $6.2 million during the years ended December 31, 2020 and 2019, respectively. The effective interest rate was 11.78% and 11.77% during the years ended December 30, 2020 and 2019, respectively.

Bridge loan

In connection with the Convertible Securities Purchase Agreement (the “Convertible Agreement”) effective December 27, 2018, discussed in the “Convertible securities” section below, the Corporation entered into a series of non-convertible promissory notes agreements (“Bridge Loan”) with qualified institutional buyers for an aggregate principal amount of $30.0 million for the purpose of providing additional working capital for the Corporation’s subsidiaries. The Bridge Loan was issued to the Corporation on a bridge basis upon execution of the Convertible Agreement and accrued interest at a rate of 10%. The outstanding Bridge Loan balance at February 21, 2019 of approximately $30.4 million, inclusive of accrued interest, was settled through the issuance of convertible securities under the first tranche of the Convertible Agreement. There was no interest expense for the year ended December 31, 2020 and interest expense of approximately $0.4 million for the year ended December 31, 2019.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Convertible securities

On December 27, 2018, the Corporation entered into a Convertible Agreement with qualified institutional buyers, including entities affiliated with the Corporation, for an aggregate principal amount of up to $500.0 million to support the Corporation’s growth in the MA market. The convertible securities were issued during 2019 in multiple tranches and at December 31, 2019, the Corporation’s principal balance of borrowings under the Convertible Agreement was approximately $373.8 million, consisting of $343.4 million proceeds and $30.4 million related to the settlement of the Bridge Loan. The convertible securities bear a yield (“interest”) at the increasing rates noted below which compound semi-annually, and mature April 1, 2023 (“End Date”), unless earlier converted, repurchased, or extended, as discussed below.

The interest rate and embedded feature discount factor vary based on the length of time elapsed from the issue date of the securities. The interest rates begin at 6.5% for the first twelve-month period through the first anniversary of the security issue date, increasing ratably on a semi-annual basis, to 13.5% at the third anniversary of the security issue date until the convertible securities cease to be outstanding. The embedded feature discount factors begin at 75% for the first twelve-month period through the first anniversary of the security issue date, decreasing ratably on a semi-annual basis, to 55% at the forty-two month anniversary of the security issue date until the convertible securities cease to be outstanding.

The securities issued as part of the Convertible Agreement contain the following embedded features, some of which contain components of both conversion and redemption features: mandatory conversion in a qualified public offering (“QPO”), financing conversion (security holder election), extraordinary event conversion (security holder election), end date conversion (security holder election), redemption upon default, Corporation repurchase (Corporation election), and extended end date conversion (Corporation election).

In the mandatory conversion in a QPO, financing conversion, and extraordinary event conversion, the outstanding principal and accrued interest will convert into capital or preferred stock, pursuant to the terms of the Convertible Agreement based on a conversion price calculated as the lesser of (i) the price per share at which the Corporation’s equity securities are issued to the public in the applicable transaction multiplied by the discount factor in effect and (ii) a price per share equal to (x) $2.5 billion, divided by (y) the number of shares of common stock outstanding as of the closing of the applicable transaction on an as-converted, as-exercised basis as defined in the Convertible Agreement.

In the end date conversion, the outstanding principal and accrued interest will convert into shares of senior preferred stock or most recent preferred stock. Shares are calculated as principal and accrued interest divided by the applicable conversion price. Conversion price is the lowest of (i) the product obtained by multiplying (x) the lowest price per share at which the Corporation issued applicable preferred stock, by (y) the discount factor, and (ii) the lowest price per share at which the Corporation issued its most recently authorized series of preferred stock and (iii) a price per share equal to (x) $2.5 billion, divided by (y) the number of shares of common stock outstanding as of the conversion on an as-converted, as-exercised basis as defined in the Convertible Agreement.

Upon the occurrence of any event of default, all accrued but unpaid expenses, and the principal and accrued interest will be immediately due and payable in full. In the event of Corporation repurchase, the Corporation would pay the security holders an amount equal to the portion being repurchased, divided by the discount factor and issuing to the security holders a warrant for a number of repurchase warrant shares equal to the repurchase amount divided by the repurchase warrant share price, with the warrant having an exercise price equal to the repurchase warrant share price. Repurchase warrant share price is calculated as the lower of (a) lowest price at which the repurchase warrant shares were originally issued and (b) the quotient obtained by dividing (x) $2.5 billion, divided by (y) the number of shares of common stock outstanding as of the date of issuance of the applicable repurchase warrant on an as-converted, as-exercised basis as defined in the Convertible Agreement.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Corporation may elect to extend the end date until the earlier of (i) a deemed liquidation event and (ii) the end of a period designated by the Corporation of not less than 15 days and not more than 180 days (if the security holder is an original security holder or an affiliate of the original security holder), or otherwise 365 days (if the security holder is not an original security holder or an affiliate of such security holder), following the original end date.

On October 5, 2020, the Corporation entered into the Merger Agreement with SCH and simultaneously amended the Convertible Agreement whereby, the convertible securities convert into Class Z common stock upon the merger event with SCH (see Note 26 “Subsequent events” for additional information on the merger event). Additionally, the conversion will incur a 9.35% charge to account for dilution after the merger event to convert the securities as if they had been converted under the mandatory QPO conversion.

Certain conversion features were determined to be share-settled redemption features. The Corporation analyzed the embedded features for derivative accounting consideration and determined the following:

•

The redemption feature in the mandatory conversion in a QPO, financing conversion and extraordinary event conversion features meet the requirements to be accounted for separately from the debt host as a derivative because the feature is not clearly and closely related to the debt host, the debt host. See Note 15 “Derivative liabilities,” for additional information.

•	The extended end date feature requires separate accounting as a derivative. See Note 15 “Derivative liabilities,” for additional information.

•

The end date conversion feature represents a BCF with an intrinsic value that exceeded the approximately $373.8 million principal balance of the convertible securities. The BCF was recorded within equity in additional-paid-in-capital and as a discount to the convertible securities in an amount equal to the full principal amount of the securities, thus reducing the carrying value of the convertible securities to zero. The discount of $373.8 million is being accreted to the principal amount over the term of the securities, assuming a maturity of April 1, 2023, using the effective interest method. The accretion is recognized in amortization of notes and securities discounts on the Consolidated Statements of Operations and Comprehensive Loss.

•	The other embedded features are clearly and closely related to the debt host and do not require separate accounting as a derivative.

Since the carrying amount of the convertible securities was initially recognized as $0, debt issuance costs incurred in the amount of approximately $0.4 million were expensed on the Consolidated Statements of Operations and Comprehensive Loss during the year ended December 31, 2019. The carrying amount of the convertible securities and unamortized discount were approximately $76.5 million and $337.3 million respectively, at December 31, 2020. Amortization of the debt discount and interest expense on the convertible securities were approximately $21.1 million and $31.1 million, respectively, during the year ended December 31, 2020. The effective interest rate, inclusive of amortization of the discount and the contractual rate, was in excess of 100% during the year ended December 31, 2019, as a result of the beginning convertible securities carrying value of $0. The end date conversion feature represents a BCF with an intrinsic value of $2.3 billion.

2020 Convertible Note

On September 25, 2020, Seek Insurance Services, Inc. (“Seek”), the Corporation’s wholly-owned subsidiary, entered into a note purchase agreement (the “Seek Convertible Note Agreement”) with a third party investor, and issued a note in a principal amount of $20.0 million. The outstanding principal as of December 31, 2020, was $20.0 million. The note bears simple interest at an annual rate of 8% and matures on September 25, 2023, unless earlier accelerated, converted, or paid in full, as discussed below.

The outstanding principal and any accrued but unpaid interest will become immediately due and payable at the election of the note holder upon the occurrence of any Event of Default as defined in the note.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The outstanding principal and accrued but unpaid interest will convert into a minority equity interest in Seek if prior to maturity, repayment or conversion of the note: (1) the note holder elects to convert the note, (2) upon the closing of Seek’s next equity financing; or (3) upon consummation of an initial public offering of Seek’s common stock or a SPAC or reverse merger transaction with Seek.

The Corporation analyzed the embedded features for derivative accounting consideration and determined that the features are clearly and closely related to the debt host and do not require separate accounting as a derivative.

The carrying amount of the note was $19.9 million and $0 million at December 31, 2020 and 2019, respectively. The Corporation capitalized $0.1 million of issuance costs which are being amortized using the effective interest method over the term of the note. Unamortized debt issue costs were $0.1 million and $0 million at December 31, 2020 and 2019, respectively. Amortization of the debt issue costs and interest expense on the note were immaterial and $0 million during the years ended December 31, 2020 and 2019, respectively.

The below table summarizes maturities of the Corporation’s securities payable over the next five years as of December 31, 2020:

Year ended December 31,
(in thousands)
2021	$20,939
2022	9,986
2023	393,827
2024	—
2025	—

Total	$424,752

The Corporation was in compliance with all applicable financial and non-financial covenants under its financing arrangements for the year ended December 31, 2020 and 2019, respectively.

14. Warrants payable

In conjunction with the Loan Facility effective March 21, 2017, the Corporation issued warrants to purchase 2,618,770 shares of the Corporation’s Series D preferred stock at an exercise price of $4.5346 per share, which expire on September 30, 2027. The warrants are exercisable at any time and up to the expiration date. Per the original terms, in the event of an automatic conversion of the preferred stock prior to the exercise of the warrants, the warrants shall be exercisable in common stock. On October 5, 2020, the Corporation entered into the Merger Agreement with SCH and simultaneously amended the warrants to be exercisable in common stock based on the merger event with SCH (see Note 26 “Subsequent events,” for additional information on the merger event). Additionally, the original strike price of the warrants changed from $4.5346 per share to $0.

The warrants were accounted for as derivative instruments and the initial fair value of approximately $1.2 million, which was calculated using a Black-Scholes based valuation model, was recorded as a discount to the carrying amount of the Loan Facility. This discount is being amortized using the effective interest method over the term of the Loan Facility. The warrants were recorded as liabilities and are being marked to market at each reporting period.

In September 2015, the Corporation issued warrants to purchase 4,342,956 shares of the Corporation’s common stock at an exercise price of $0.5039 per share which expire on September 2, 2022. The warrants are exercisable at any time up to the expiration date. The warrants are also contingently exercisable for an additional 4,342,956 shares based proportionally on the aggregate principal amounts of additional notes borrowed by the Corporation. As a result of the Merger Agreement, the warrants automatically convert into common stock based on the merger event with SCH. The warrants are being recorded at fair value and are reflected as liabilities on the Corporation’s Consolidated Balance Sheets at each reporting period. See Note 5 “Fair value measurements,” for additional information.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

15. Derivative liabilities

In connection with the $373.8 million convertible securities issued in 2019, the Corporation determined that certain of the conversion and redemption features were embedded derivatives which have been bifurcated from the host instrument and accounted for as embedded derivative instruments. The Corporation recognized a $93.8 million gain during the year ended December 31, 2020 and a $138.6 million loss related to derivative liabilities during the year ended December 31, 2019. The aggregate loss was recognized in (gain) loss on derivative in the Consolidated Statements of Operations and Comprehensive Loss. The fair value of embedded derivatives was $44.8 million at December 31, 2020 and $138.6 million at December 31, 2019 and is included as derivative liabilities in the Corporation’s Consolidated Balance Sheets. See Note 5 “Fair value measurements” and Note 13 “Notes and securities payable,” for additional information.

16. Letter of credit

On April 19, 2018, the Corporation entered into a secured letter of credit agreement (“the Letter”) for an amount up to an aggregate of $2.5 million with a commercial lender that renews on an annual basis. The Letter bears an interest rate of 0.75%. There was an unused balance of $2.5 million and $2.5 million as of December 31, 2020 and 2019, respectively.

17. Leases

Operating leases

The Corporation leases office space in New Jersey, Minnesota, Tennessee, and San Francisco under non-cancelable operating leases, further described below. For each lease the Corporation recorded a ROU asset and lease liability at the earlier of the ASC 842 effective date or lease commencement date. The Corporation utilizes the straight-line method of recognizing lease expense. However, the Corporation is required to pay certain variable executory costs including common area maintenance, real estate taxes, and insurance that are expensed as incurred. These variable costs are excluded from the measurement of leases. Certain of our leases include options to renew, with renewal terms that can extend the lease term. The exercise of lease renewal options is at our sole discretion. The Corporation is not reasonably certain that it will exercise the renewal options described in the individual lease descriptions below. Therefore, these options are not recognized as part of the ROU asset and lease liability.

The Corporation subleases certain of its leases to third parties for which it receives rental income to manage occupancy costs. These subleases are classified as operating and are further described below.

Tennessee lease (principal executive office):

On May 7, 2019, the Corporation entered into an agreement to lease office space for its corporate headquarters in Franklin, Tennessee. The initial lease term ended on August 31, 2020 and became a month-to-month lease that commenced on September 1, 2020 and is treated as a short-term lease.

Montgomery leases:

On September 28, 2016, the Corporation entered into an agreement to lease office space in Jersey City, New Jersey (the “Montgomery Lease”). The lease expires March 31, 2028 with one option to renew for 5 years. There was an amendment that expires August 31, 2023 with one option to renew for 5 years. The Corporation entered into an agreement to sublease (“The Montgomery Sublease”), which commenced October 4, 2019. The Corporation receives rental income for this sublease which has a lease term through March 31, 2021.

The Corporation uses the long-lived assets impairment to determine when to test ROU assets (or asset groups that contain one or more ROU assets) for impairment, assess whether ROU assets are impaired, and if so, the amount of the impairment loss to recognize. The sublease income expected to be received under the Montgomery Sublease is less than the amount to be paid under the Montgomery Lease for the sublease term, which indicated that the Montgomery Lease may not be recoverable. Upon execution of the sublease agreement, the Corporation reassessed

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

the asset group and determined that the lowest level of identifiable cash flows pertaining to the Montgomery Sublease was at the individual lease level. The asset group, comprised of both the ROU asset and corresponding leasehold improvements related to the 14th floor of the Montgomery Lease, were determined to not be recoverable and were written down to their respective fair values with an impairment charge of $1.6 million recorded to general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2019.

The Corporation is currently in default with respect to the Montgomery Lease for not paying rent owed to the lessor. The Corporation has accrued for all interest owed and is reducing its security deposit asset in lieu of recording rental payments. The Corporation is currently in discussions with the lessor to resolve this default and related lease issues.

San Francisco leases:

During 2015 and 2016, the Corporation entered into agreements to lease two floors of office space in San Francisco, California through April 30, 2022. In 2019, the Corporation subleased the two floors beginning in June and October 2019, respectively. The sublease terms also expire on April 30, 2022.

Lyndhurst lease:

On February 28, 2019, the Corporation completed its acquisition of Principium and assumed its office lease in Lyndhurst, New Jersey. The lease expires May 31, 2022 and has one option to renew for 5 years. The renewal option is not included in the measurement of the lease.

Minnesota lease:

On October 8, 2020, the Corporation entered into an agreement to lease office space for its Seek subsidiary in Edina, Minnesota, which expires on September 30, 2022.

Summary of lease costs recognized under ASC 842:

The following table contains a summary of the lease costs recognized under ASC 842 and other information pertaining to the Corporation’s operating leases for the years ended December 31, 2020 and 2019:

Year ended December 31, 2020
(in thousands)
Operating lease cost	$4,533
Variable lease cost	632
Short-term lease cost	20
Sublease income	(3,098)

Total lease cost	$2,087

Other information
Cash paid for amounts included in the measurement of lease liabilities	$4,979
Weighted-average remaining lease term (in years)	4.4
Weighted-average discount rate	10.17%

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Year ended December 31, 2019
(in thousands)
Operating lease cost	$4,552
Variable lease cost	654
Short-term lease cost	58
Sublease income	(989)

Total lease cost	$4,275

Other information
Cash paid for amounts included in the measurement of lease liabilities	$4,804
Weighted-average remaining lease term (in years)	4.8
Weighted-average discount rate	10.05%

Pursuant to the terms of the Corporation’s non-cancelable lease agreements in effect at December 31, 2020, the following table summarizes the Corporation’s maturities of lease liabilities as of December 31, 2020:

Year ended December 31, 2020
(in thousands)
2021	$5,017
2022	2,747
2023	1,408
2024	1,089
2025	1,121
Thereafter	2,649
Total lease payments	$14,031

Less: imputed interest	(2,887)

Total	$11,144

18. Preferred stock

During 2015, the Corporation issued 10,907,025 shares of Series A and 14,888,068 shares of Series A-1 preferred stock at $0.50394 per share for total proceeds of approximately $13.0 million. During 2015, the Corporation issued 21,381,822 shares of Series B preferred stock at $1.63679 per share for total proceeds of approximately $35.0 million.

During 2016, the Corporation issued 39,431,977 shares of Series C preferred stock at $4.06185 per share for total proceeds of approximately $160.2 million. Issuance costs totaled approximately $0.4 million.

During 2017, the Corporation issued 42,910,925 shares of Series D preferred stock at $4.53456 per share for total proceeds of approximately $194.6 million. Issuance costs totaled approximately $0.3 million.

During 2018, the Corporation issued 9,923,792 additional shares of Series D preferred stock at $4.53456 per share for total proceeds of approximately $45.0 million. Issuance costs totaled approximately $0.5 million.

During 2020 and 2019, the Corporation did not issue any additional shares of preferred stock. As of each balance sheet date, preferred stock consisted of the following ($ in millions, except for share amounts):

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019, after recapitalization
	Preferred Stock Authorized (1)	Preferred Stock Issued and Outstanding (1)	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion (1)
Series A Preferred stock	10,907,025	10,907,025	$5.5	$5.5	10,907,025
Series A-1 Preferred stock	14,888,068	14,888,068	7.5	30.0	14,888,068
Series B Preferred stock	21,381,822	21,381,822	35.0	35.0	21,381,822
Series C Preferred stock	39,431,977	39,431,977	160.2	160.2	39,431,977
Series D Preferred stock	68,777,954	52,835,168	239.6	239.6	52,835,168

	155,386,846	139,444,060	447.8	470.3	139,444,060

(1)

Amounts in the above table have been adjusted to reflect the exchange of Legacy Clover’s common stock at an exchange ratio of approximately 2.0681 in January 2021 as a result of the application of reverse capitalization. See Note 3, “Reverse Capitalization,” for details.

The holders of the preferred stock have rights, preferences and privileges as follows:

Dividends

The Series A and Series A-1 dividend rate is $0.04032 per share of Series A preferred stock per annum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A and Series A-1 preferred stock. The Series B rate is $0.1309 per share of Series B preferred stock per annum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Series B preferred stock. The Series C rate is $0.32495 per share of Series C preferred stock per annum, subject to appropriate adjustment in the event of any stock split, combination or other similar recapitalization with respect to the Series C preferred stock. The Series D rate is $0.362764 per share of Series D preferred stock per annum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D preferred stock.

The Corporation cannot declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the outstanding preferred stock will first receive (on a pari passu basis), or simultaneously receive, a dividend on each outstanding share of preferred stock in an amount equal to the greater of (a) the applicable dividend rate (as listed above) or (b) an amount that such holders of the preferred stock would receive on a pari passu basis with the holders of common stock if such shares of preferred stock had been converted to common stock. The holders of the outstanding preferred stock can waive any dividend preference that the holders are entitled to receive upon the affirmative vote or written consent of the holders of a majority of the shares of outstanding preferred stock (voting together as a single class and on as-converted to common stock basis).

Voting

Each holder of the outstanding share of preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Unless provided by law or any other provisions of the Certificate of Incorporation, holders of preferred stock can vote together with the holders of common stock as a single class on all matters presented to the stockholders of the Corporation.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Conversion

Each share of preferred stock can be converted at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into a number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable original issue price by the applicable common conversion price (as defined below) in effect at the time of conversion. The “Series A conversion price” will initially be equal to the Series A-1 original issue price. The “Series B conversion price” will initially be equal to the Series B original issue price. The “Series C conversion price” will initially be equal to the Series C original issue price. The “Series D conversion price” will initially be equal to the Series D original issue price. The “applicable conversion price” is defined as the Series A conversion price with respect to the Series A preferred stock, the Series A-1 conversion price with respect to the Series A-1 preferred stock, the Series B conversion price with respect to the Series B preferred stock, the Series C conversion price with respect to the Series C preferred stock, and the Series D conversion price with respect to the Series D preferred stock. Each applicable conversion price, and the rate at which shares of preferred stock may be converted into shares of common stock, is subject to adjustment as provided below.

In the event of liquidation, dissolution or winding up of the Corporation or a deemed liquidation event, the conversion rights will terminate at the close of business on the last full day preceding the date fixed for the payment of such amounts distributable on such event to the holders of preferred stock.

No fractional shares of common stock can be issued upon conversion of the preferred stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation will pay cash equal to such fraction multiplied by the fair value of a share of common stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion will be determined on the basis of the total number of shares of preferred stock the holder is at the time converting into common stock and the aggregate number of shares of common stock issuable upon conversion.

The preferred stock of the Corporation is subject to broad based weighted-average anti-dilution subject to customary carveouts.

Redemption

The preferred stock is not mandatorily redeemable. Any shares of preferred stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries will be automatically and immediately cancelled and retired and will not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of preferred stock following redemption.

19. Employee benefit plans

Employee savings plan

The Corporation has a defined contribution retirement savings plan (“the 401(k) Plan”) covering eligible employees, which includes matching contributions based on the amount of employees’ contributions to this plan. The Corporation contributes to the 401(k) Plan annually 100% of the first 4% of compensation that is contributed by the employee up to 4% of eligible annual compensation. The Corporation’s service contributions to the 401(k) Plan amounted to approximately $1.2 million in 2020, and $1.3 million in 2019 and are included in salaries and benefits on the Consolidated Statements of Operations and Comprehensive Loss. The Corporation’s cash match is invested pursuant to the participant’s contribution direction. Employee contributions are immediately 100% vested.

Stock-based compensation

The Corporation’s 2014 Equity Incentive Plan (“the Plan”) grants options of common stock, par value $0.0001 per share, to employees, directors, officers and consultants of the Corporation. The maximum number of common shares reserved for issuance over the term of the Plan may not exceed 54,402,264 as of December 31, 2020, and 37,055,557 shares as of December 31, 2019. Shares that are expired, terminated, surrendered or canceled under the Plan without having been fully exercised will be available for future awards. As of December 31, 2020 and 2019, there were 36,557,759 and 28,189,475, respectively, outstanding options and common stock issued under the Plan, leaving 17,844,505 and 8,886,082 shares, respectively, remaining for future grants, assuming all stock options were granted. Shares may be issued from authorized but unissued Corporation stock.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Plan is administered by the Board. The options will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable stock option grant agreement. The exercise prices, vesting and other restrictions are determined at the discretion of the Board, except that the exercise price per share of incentive stock options may not be less than 100% of the fair value of the common stock on the date of grant. Stock options awarded under the Plan expire ten years after the grant date. Vesting periods for awards under the Plan are determined at the discretion of the Board. Incentive stock options and non-statutory options granted to employees, directors, officers and consultants of the Corporation typically vest over five years. The stock options are presented on an as converted basis at the ratio of approximately 2.0681.

The Corporation granted options to purchase 14,386,426 and 8,828,538 shares of common stock during the years ended December 31, 2020 and 2019, respectively. The Corporation recorded stock-based compensation expense for options granted of $7.1 million and $3.3 million during years ended December 31, 2020 and 2019, respectively, presented in salaries and benefits in the accompanying Consolidated Statements of Operations and Comprehensive Loss. During the years ended December 31, 2020 and 2019, the Corporation granted no shares of restricted stock.

Stock option valuation

The assumptions that the Corporation used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted for the years ended December 31, 2020 and 2019, respectively, were as follows:

Year ended December 31,	2020	2019
Weighted-average risk-free interest rate	0.84%	1.95%
Expected term (in years)	4.68	6.29
Expected volatility	34.66%	28.37%
Expected dividend yield	0.00%	0.00%

A summary of option activity under the Plan, after reverse capitalization, during the years ended December 31, 2020 and 2019, respectively, is as follows:

	Number of options(1)	Weighted-average exercise price(1)
Outstanding, January 1, 2019	27,046,177	$1.31
Granted during 2019	8,828,538	1.99
Exercised	(916,527)	0.74
Forfeited	(6,768,713)	1.57

Outstanding, December 31, 2019	28,189,475	1.48

Granted during 2020	14,386,426	3.59
Exercised	(1,297,977)	1.53
Forfeited	(4,720,165)	1.88

Outstanding, December 31, 2020	36,557,759	$2.25

(1)

Amounts in the above table have been adjusted to reflect the exchange of Legacy Clover’s common stock at an exchange ratio of approximately 2.0681 in January 2021 as a result of the application of reverse capitalization. See Note 3, “Reverse Capitalization,” for details.

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Corporation’s common stock for those stock options that had exercise prices lower than the fair value of the Corporation’s common stock.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In February 2020, the Corporation granted 3,669,608 of non-qualified stock options which were determined to have implied market conditions attached to their vesting schedule. As such, these options are valued using a Monte Carlo valuation model to estimate each share’s fair value as of the grant date. The Monte Carlo valuation model uses multiple simulations to evaluate the probability of achieving certain stock prices, the outputs of which are utilized to determine the grant date fair value of these options. Based on the Monte Carlo simulation, the grant date fair value of these options was determined to be $1.18, and the Corporation recognized approximately $1.8 million in related stock compensation expense for the year ended December 31, 2020.

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2020 and 2019 was $1.04 and $0.62 per share, respectively. As of December 31, 2020 and 2019, there was approximately $14.9 million and $9.0 million, respectively, of unrecognized stock-based compensation expense related to unvested stock options. The unrecognized stock-based compensation expense is estimated to be recognized over a period of 2.5 years as of December 31, 2020.

The total fair value of options vested during each of the years ended December 31, 2020 and 2019, was approximately $5.5 million and $3.5 million, respectively.

As of December 31, 2020, outstanding stock options, substantially all of which are expected to vest, had an aggregate intrinsic value of $445.3 million, and a weighted-average remaining contractual term of 7.75 years. As of December 31, 2020, there were 19,333,153 options exercisable under the Plan, with an aggregate intrinsic value of $246.2 million, a weighted-average exercise price of $1.62, and a weighted-average remaining contractual term of 6.85 years. The total intrinsic value of stock options exercised during the years ended December 31, 2020 and 2019 was $5.8 million and $1.3 million, respectively. Cash received from stock option exercises during the years ended December 31, 2020 and 2019 totaled $2.1 million and $0.7 million, respectively.

Pursuant to the Plan agreement, employees may exercise options at any time while maintaining the original vesting period. The proceeds from exercise of unvested options are recorded as a liability until the option vests at which time the liability is reclassified to equity. If the employee terminates or otherwise forfeits an unvested option that has been exercised, the Corporation must redeem those shares at the original exercise price and remit payment of the forfeited portion of shares back to the employee.

Equity warrants

The Corporation entered into two separate scopes of work with a service provider to provide services to the Corporation. As part of the payment for the services, the Corporation issued warrants in November 2016 and December 2017. The warrants were issued to purchase 139,629 shares of common stock at an exercise price of $2.61 per share, and 122,052 shares of common stock at an exercise price of $3.45 per share. The warrants are exercisable comprising the vesting portion at any time up to and including the earlier of (a) the consummation of an Initial Public Offering (“IPO”); (b) the consummation of a transaction or series of related transactions that is deemed to constitute a liquidation, dissolution or winding up of the Corporation including a change in control or (c) on the 10 year anniversary of the date of issuance (the expiration date). The warrants are being recorded as equity awards, and compensation expense was recognized over the vesting period.

As of December 31, 2020, there were 261,681 warrants exercisable under the Plan, substantially all of which are expected to vest, with an aggregate intrinsic value of $4.6 million, a weighted-average exercise price of $3.00 and a weighted-average remaining contractual term of 6.34 years. The total fair value of warrants vested during each of the years ended December 31, 2020 and 2019, was approximately $7.0 million and $0.9 million, respectively. As a result of the Merger Agreement, the warrants automatically convert into common stock based on the merger event with SCH. See Note 26 “Subsequent events,” for additional information related to the Merger Agreement.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

A summary of warrant activity during the years ended December 31, 2020 and 2019, respectively, is as follows:

	Number of warrants	Weighted-average exercise price
Outstanding, January 1, 2019	261,681	$3.00
Granted during 2019	—
Exercised	—
Forfeited	—

Outstanding, December 31, 2019	261,681	3.00

Granted during 2020	—
Exercised	—
Forfeited	—

Outstanding, December 31, 2020	261,681	$3.00

20. Income taxes

The provision for income taxes consisted of the following for the years ended December 31, 2020 and 2019, respectively:

Year ended December 31,	2020	2019
	(in thousands)
Current provision	$(2)	$(2)
Deferred expense	2	2

Provision for income taxes	$—	$—

The provision for income taxes was different from the amount computed using the federal statutory rate of 21% for the years ended December 31, 2020 and 2019, respectively, due to the following:

Year ended December 31,	2020	2019
	(in thousands)
Income tax provision at federal statutory rate (21%)	($28,642)	$(76,385)
Interest on convertible securities	6,537	3,505
Interest on convertible securities discount	4,423	3,257
Debt issuance cost related to convertible securities	—	76
Derivative liability related to convertible securities	(19,688)	29,098
Warrant expense	16,823	596
Meals and entertainment	13	210
Health insurance industry fee	2,715	—
Other, net	(766)	—
Valuation allowance	18,585	39,643

Provision for income taxes	$—	$—

The Corporation issued convertible securities for which the interest expense recorded in 2020 and 2019 of approximately $31.1 million and $16.7 million, respectively, is not deductible for tax purposes.

Deferred income tax balances reflect the impact of temporary differences between the tax bases of assets or liabilities and their reported amounts in the Consolidated Financial Statements and are stated at enacted tax rates expected to be in effect when the reported amounts are actually recovered or settled.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Principal components of net deferred tax balances at December 31, 2020 and 2019, respectively, were as follows:

Year ended December 31,	2020	2019
	(in thousands)
Deferred income tax assets:
Net operating loss carryforward (NOL)	$152,423	$133,564
Unpaid claim reserve discounting	335	269
Start-up costs amortization	408	464
Charitable contributions carryforward	154	146
Bonus accrual	52	52
Stock based compensation	2,568	1,554
Convertible securities issuance costs	1	1
Tax credits (AMT)	—	2
Prepaid and accrued expenses	568	683
Property and equipment	1,318	1,779
Capital loss carryforward	—	49
Operating lease liability	2,340	3,109
Premium deficiency reserve	—	3,597
Acquisition costs amortization	60	66
Interest expense carryforward	2,318	1,675
Bad debt reserves	2,363	—

Total deferred income tax assets	164,908	147,010
Less: valuation allowance	(163,204)	(144,619)

Total deferred income tax assets, net of valuation allowance	1,704	2,391

Deferred income tax liabilities:
TCJA Transition Adj. IRC 846	(49)	(58)
Market discount	—	(1)
Operating lease right of use asset	(1,655)	(2,330)

Total deferred income tax liabilities	(1,704)	(2,389)

Net deferred income tax asset	$—	$2

Operating loss and tax credit carryforwards and protective tax deposits

The Corporation has unused operating loss carryforwards available of approximately $725.8 million and $636.0 million as of December 31, 2020 and 2019, respectively, that may be applied against future taxable income. Losses incurred before 2018 in the amount of approximately $295.1 million begin to expire in 2033. The total net operating losses (“NOL”) is made up of NOLs generated by the consolidated group and NOLs obtained with the 2014 reorganization. A portion of the pre-consolidated NOLs may be limited by special rules known as Separate Return Limitation Year (“SRLY”) rules. SRLY NOLs can only be used in years that both the consolidated group and the entity that created the SRLY NOLs have taxable income. Due to these limitations and uncertainty regarding the Corporation’s ability to use the loss carryforwards and other deferred tax assets, a valuation allowance of approximately $163.2 million and $144.6 million was established in 2020 and 2019, respectively.

The Corporation does not have deposits admitted under Section 6603 of the Internal Revenue Code.

Impact of tax planning strategies

The Corporation does not have any tax planning strategies that include the use of reinsurance and there are no deferred tax liabilities not recognized.

The Corporation files income tax returns in the United States. The U.S. Internal Revenue Service (“IRS”), is not currently conducting any income tax audits. The Corporation’s federal income tax returns filed related to tax years subsequent to 2016 remain subject to examination by the IRS. The Corporation is not aware of any material adjustments that may be proposed as a result of any ongoing or future examinations and does not have material uncertain tax positions reflected in the Consolidated Balance Sheets.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in the U.S. to provide certain relief as a result of the COVID-19 pandemic. In addition, governments around the world have enacted or implemented various forms of tax relief measures in response to the economic conditions in the wake of COVID-19. On December 27, 2020, the “Consolidated Appropriations Act, 2021” was signed into law in the U.S. to amend or extend several significant COVID related relief provisions of the CARES Act. As of December 31, 2020, the Corporation has determined that neither the CARES Act and Consolidated Appropriations Act nor changes to income tax laws or regulations in other jurisdictions had a significant impact on our effective tax rate.

21. Net loss per share

Net loss per share

Basic and diluted net loss per share attributable to common stockholders, after reverse capitalization, was calculated as follows(1):

	Year ended December 31,
	2020	2019
Net loss	$(136,392)	$(363,737)
Net loss attributable to common stockholders	$(136,392)	$(363,737)
Weighted average common shares outstanding—basic and diluted	88,691,582	87,829,419

Net loss per share attributable to common stockholders— basic and diluted	$(1.54)	$(4.14)

(1)

Amounts in the above table have been adjusted to reflect the exchange of Legacy Clover’s common stock at an exchange ratio of approximately 2.0681 in January 2021 as a result of the application of reverse capitalization. See Note 3, “Reverse Capitalization,” for details.

The Corporation’s potentially dilutiv

e securities, which include stock options, preferred stock and warrants to purchase shares of preferred stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Corporation excluded the following potential common shares, presented based on amounts outstanding at each period end, after reverse capitalization, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect(1):

	Year ended December 31,
	2020	2019
Options to purchase common stock	36,557,759	24,344,848
Convertible preferred stock (as converted to common stock)	139,444,346	139,444,346
Warrants to purchase common stock (as converted to common stock)	7,502,902	4,884,132
Warrants to purchase convertible preferred stock (as converted to common stock)	—	2,618,770

	183,505,007	171,292,096

(1)

Amounts in the above table have been adjusted to reflect the exchange of Legacy Clover’s common stock at an exchange ratio of approximately 2.0681 in January 2021 as a result of the application of reverse capitalization. See Note 3, “Reverse Capitalization,” for details.

22. Commitments and contingencies

Litigation

Various lawsuits against the Corporation may arise in the ordinary course of the Corporation’s business. Contingent liabilities arising from ordinary course litigation, income taxes, and other matters are not expected to be material in relation to the financial position of the Corporation. At December 31, 2020 and 2019, respectively, there were no material known contingent liabilities arising outside the normal course of business.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Guaranty assessments

Under state guaranty assessment laws, including those related to state cooperative failures in the industry, the Corporation may be assessed, up to prescribed limits, for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the Corporation.

23. Dividend restrictions

The Corporation’s regulated insurance subsidiaries are subject to regulations and standards in their respective jurisdictions. These standards, among other things, require these subsidiaries to maintain specified levels of statutory capital and limit the timing and amount of dividends and other distributions that may be paid to their parent companies. Therefore, the Corporation’s regulated insurance subsidiaries ability to declare and pay dividends is limited by state regulations. Although such regulations do not specifically restrict the regulated insurance subsidiaries from paying dividends, they require the regulated insurance subsidiaries to be financially sound as determined by the New Jersey Department of Banking and Insurance (“DOBI”). As of December 31, 2020 and 2019, neither of the regulated insurance subsidiaries paid any dividends and may not do so until they meet those requirements and are granted permission to do so by DOBI.

24. Statutory equity and income

Applicable insurance department regulations require that the Corporation’s regulated insurance subsidiaries prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the department of insurance of the respective state of domicile. These practices vary in some aspects from U.S. GAAP, with significant differences including that (a) certain assets are not included in statutory surplus, (b) certain statutory reserves are established by a direct charge to surplus, and (c) certain charges are reported as charges to capital and surplus, rather than as a component of net income.

Aggregate statutory capital and surplus as per the statutory financial statements of the Corporation’s regulated insurance subsidiaries for the years ended December 31, 2020 and 2019, was $79.4 million and $73.3 million, respectively.

The regulated insurance subsidiaries are subject to certain Risk-Based Capital (“RBC”) requirements specified by the National Association of Insurance Commissioners (“NAIC”). Under those requirements, the amount of capital and surplus maintained by the Corporation’s regulated insurance subsidiaries is to be determined based on various risk factors, such as (a) asset quality, (b) asset and liability matching, (c) loss reserve adequacy, and other business factors. Regulatory compliance is determined by a ratio of the Corporation’s regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Generally, a ratio in excess of the regulatory threshold requires no corrective actions by the Corporation or regulators. As of December 31, 2020 and 2019, the regulated insurance subsidiaries’ capital and surplus exceeded the minimum RBC requirements of their applicable governmental regulator. The statutory RBC necessary to satisfy regulatory requirements of our statutory basis subsidiaries was approximately $75.8 million and $60.8 million as of December 31, 2020 and 2019, respectively.

25. Regulatory matters

The Corporation operates in a highly regulated environment. It is regulated by federal and state of New Jersey regulators. The Corporation’s regulated insurance subsidiaries must be licensed by and are subject to regulation by DOBI, which requires periodic financial reports and enforces minimum capital and/or reserve requirements.

The laws and regulations governing the Corporation’s business and interpretations of those laws and regulations are subject to frequent change. Legislative, administrative, and public policy changes to the Health Care Reform Law continue to be debated, and the Corporation cannot predict if the Health Care Reform Law will be further modified, repealed, or replaced. The broad latitude given to the agencies administering, interpreting and enforcing current and future regulations governing the Corporation’s business could require the Corporation to change how it conducts its business, restrict revenue and enrollment growth, increase health care and administrative costs and capital requirements, or expose the Corporation to increased liability in the courts for coverage determinations, contract interpretation and other actions.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The health care industry is also regularly subject to negative publicity, including as a result of governmental investigations, adverse media coverage and political debate surrounding industry regulation. Negative publicity may adversely affect the Corporation’s financial position, results of operations and cash flows and damage its reputation.

26. Subsequent events

The Corporation entered into the Merger Agreement with SCH on October 5, 2020. Pursuant to the Merger Agreement, Asclepius Merger Sub Inc. was merged with and into the Corporation. Upon consummation of the business combination, the separate corporate existence of Merger Sub ceased, the Corporation survived and merged with and into SCH, and SCH was renamed Clover Health Investments, Corp.

The Business Combination will have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant change in Clover’s future reported financial position and results is an estimated net increase in cash (as compared to our consolidated balance sheet at December 31, 2020) of approximately $670.0 million. This redemption includes approximately $400.0 million in proceeds from a private placement (“PIPE Investment”) that was consummated substantially simultaneously with the Business Combination, offset by additional transaction costs incurred in connection with the Business Combination. The estimated transaction costs for the Business Combination are approximately $61.8 million, of which $29.0 million represents deferred underwriter fees related to SCH’s initial public offering.

The transaction closed on January 7, 2021, and the following day the Class A common stock and public warrants were listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “CLOV” and “CLOVW” for trading in the public market.

The Corporation’s management has evaluated subsequent events for recognition and measurement purposes through June 9, 2021, which is the date the Consolidated Financial Statements were available to be issued. The Corporation has concluded that no additional events or transactions have occurred that may require adjustment to the Consolidated Financial Statements or disclosures.

Schedule I

CLOVER HEALTH INVESTMENTS, CORP.

CONDENSED BALANCE SHEETS (PARENT COMPANY)

(Dollars in thousands, except share amounts)

	As of December 31,
	2020	2019
Assets:
Cash and cash equivalents	$5,432	$4,569
Other assets	102	342
Intercompany interest receivable	4,958	3,750
Intercompany note receivable	40,000	40,000
Investments in consolidated subsidiaries	77,212	158,159

Total assets	$127,704	$206,820

Liabilities and stockholders’ deficit
Liabilities:
Accounts payable and accrued expenses	$13,140	$5,471
Accrued salaries and benefits	229	—
Intercompany payable	27,251	4,093
Notes payable, net of discount and deferred issuance costs	107,674	76,758
Derivative liabilities	44,810	138,561
Warrants payable	97,782	17,672

Total liabilities	290,886	242,555

Convertible Preferred stock (Series Seed A, A-1, B, C, and D), $0.0001 par value; 155,387,025 shares authorized as of December 31, 2020 and 2019; 139,444,346 shares; after reverse capitalization, issued and outstanding as of December 31, 2020 and 2019; aggregate liquidation preference of $470,256 as of December 31, 2020	447,747	447,747
Stockholders’ deficit:
Common stock, $0.0001 par value, 351,572,668 shares authorized; 89,972,184 and 88,674,206 issued; and 89,206,266 and 88,279,119; after reverse capitalization, outstanding as of December 31, 2020 and 2019, respectively	9	9
Additional paid-in capital	411,843	403,041
Accumulated deficit	(1,022,781)	(886,532)

Total stockholders’ deficit	(610,929)	(483,482)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$127,704	$206,820

CLOVER HEALTH INVESTMENTS, CORP.

CONDENSED STATEMENTS OF OPERATIONS (PARENT COMPANY)

(Dollars in thousands, except share amounts)

	Years ended December 31,
	2020	2019
Revenues:
Other income	$3,685	$3,396
Investment income, net	—	46

Total revenues	3,685	3,442

Expenses:
General and administrative expenses	4,831	79
Other expense	—	363

Total expenses	4,831	442

Loss from operations	(1,146)	3,000
Change in fair value of warrants expense	80,328	2,909
Interest expense	35,556	23,155
Amortization of notes discount	21,118	15,913
(Gain) loss on derivative	(93,751)	138,561
Equity in net losses of consolidated subsidiaries	91,995	186,199

Net loss	$(136,392)	$(363,737)

CLOVER HEALTH INVESTMENTS, CORP.

CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY)

(Dollars in thousands, except share amounts)

	Years ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(136,392)	$(363,737)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of notes discount	21,084	15,807
Stock-based compensation expense	7,078	3,301
Paid in kind interest	28,334	11,633
Change in fair value of warrants	80,110	2,836
Change in derivative liabilities	(93,751)	138,561
Amortization of warrants	218	73
Amortization of debt issuance costs	34	506
Changes in operating assets and liabilities:
Other assets	214	(391)
Accounts payable and accrued expenses	7,669	5,728
Accrued salaries and benefits	229	(169)
Intercompany interest receivable	(1,208)	(1,200)
Intercompany payable	23,158	(23,921)

Net cash used in operating activities	(63,223)	(210,973)

Cash flows from investing activities:
Investments in consolidated subsidiaries	82,047	(154,469)

Net cash provided (used in) by investing activities	82,047	(154,469)

Cash flows from financing activities:
Proceeds from issuance of convertible securities	—	343,410
Deferred financing costs	—	(363)
Payment of notes payable principal	(18,752)	(9,670)
Issuance of common stock, net of early exercise liability	1,748	601
Buyback and subsequent cancellation of common stock	(957)	—

Net cash (used in) provided by financing activities	(17,961)	333,978

Net increase (decrease) in cash and cash equivalents	863	(31,464)
Cash and cash equivalents, beginning of year	4,569	36,033

Cash and cash equivalents, end of year	$5,432	$4,569

CLOVER HEALTH INVESTMENTS, CORP.

Notes to Condensed Financial Statements (Parent Company)

1. Organization and operations

Clover Health Investments, Corp. (the “Corporation) is a holding company incorporated on July 17, 2014 in the state of Delaware.

2. Summary of significant accounting policies

The accompanying condensed financial statements have been prepared using the equity method. Under the equity method, the investment in consolidated subsidiaries is stated at cost plus equity in undistributed earnings of consolidated subsidiaries since the date of acquisition. These condensed financial statements should be read in conjunction with the Corporation’s consolidated financial statements.

Use of estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Those estimates are inherently subject to change, and actual results may ultimately differ from those estimates.

Reclassifications

Certain amounts in the prior years’ Condensed Statements of Cash Flows have been reclassified to conform to the current year’s presentation, primarily related to the amortization of warrants, amortization of debt issuance costs, and paid in kind interest. These reclassifications had no effect on the previously reported Condensed Financial Statements.

3. Insurance Subsidiaries

Investments in consolidated subsidiaries include regulated insurance subsidiaries and unregulated subsidiaries. The Corporation holds $50.0 million and $156.0 million of cash, cash equivalents, short term investments and investment securities at the parent and unregulated subsidiaries as of December 31, 2020 and 2019, respectively. The Corporation holds $101.1 million and $107.3 million of cash, cash equivalents, short term investments and investment securities in regulated insurance subsidiaries as of December 31, 2020 and 2019, respectively.

4. Surplus Note

Effective December 22, 2016, the Corporation contributed $40.0 million to Clover Health Insurance Company, a wholly owned subsidiary, in exchange for a surplus note. The outstanding balance, including accrued interest, was due and payable on December 31, 2020 but remains unpaid with the payment terms under review for extension until December 31, 2024. The Commissioner of Banking and Insurance of the State of New Jersey must approve any interest and principal payments associated with the note before they are paid.

SCHEDULE II

CLOVER HEALTH INVESTMENTS, CORP.

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)		Additions
	Balance at beginning of period	Charged to costs and expenses	Charge to other accounts	(Deductions)	Balance at end of period
Year ended December 31, 2019
Valuation allowance for deferred tax assets	$104,976	$39,643	$—	$—	$144,619
Year ended December 31, 2020
Valuation allowance for deferred tax assets	$144,619	$18,585	$—	$—	$163,204

CLOVER HEALTH INVESTMENTS, CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except share amounts)

	March 31, 2021 (Unaudited)	December 31, 2020
Assets:
Current assets
Cash and cash equivalents	$404,507	$92,348
Short-term investments	279,066	4,098
Investment securities, available-for sale (Amortized cost: 2021: $1,001; 2020: $0)	1,001	—
Investment securities, held-to-maturity (Fair value: 2021: $0; 2020: $266)	—	265
Accrued retrospective premiums	54,179	34,829
Other receivables	19,211	11,368
Healthcare receivable	30,225	38,745
Other assets, current	21,260	8,129

Total current assets	809,449	189,782

Investment securities, available-for sale (Amortized cost: 2021: $35,281; 2020: $53,953)	34,798	53,963
Investment securities, held-to-maturity (Fair value: 2021: $703; 2020: $471)	695	429
Property and equipment, net	2,024	2,078
Operating lease right-of-use assets	7,102	7,882
Goodwill and other intangible assets	4,233	4,233
Other assets, non-current	8,641	8,885

Total assets	$866,942	$267,252

Liabilities, convertible preferred stock and stockholders’ equity:
Liabilities
Current liabilities
Unpaid claims	$117,582	$103,976
Accounts payable and accrued expenses	18,320	30,671
Accrued salaries and benefits	10,852	3,978
Operating lease liabilities	4,841	4,795
Current portion of notes and securities payable	21,425	20,803
Other liabilities, current	5	5

Total current liabilities	173,025	164,228

Notes and securities payable, net of discounts and deferred issuance costs	24,285	106,413
Derivative liabilities	—	44,810
Warrants payable	62,039	97,782
Long-term operating lease liabilities	5,391	6,349
Other liabilities, non-current	13,267	13,116

Total liabilities	278,007	432,698

Commitments and Contingencies (Note 18)
Convertible Preferred stock (Series Seed A, A-1, B, C, and D), $0.0001 par value; 0 and 155,387,025 shares authorized as of March 31, 2021 and December 31, 2020, respectively; 0 and 139,444,346 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $0 and $470,256 as of March 31, 2021 and December 31, 2020 (1)	—	447,747
Stockholders’ equity
Class A Common Stock, $0.0001 par value; 2,500,000,000 and 0 shares authorized as of March 31, 2021, and December 31, 2020, respectively; 148,279,247 and 0 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	15	—
Class B Common Stock, $0.0001 par value; 500,000,000 and 351,572,668 shares authorized; 259,821,838 and 89,206,266 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively (1)	26	4
Additional paid-in capital	1,662,873	411,872
Accumulated other comprehensive (income) loss	(483)	10
Accumulated deficit	(1,077,399)	(1,028,982)

Clover stockholders’ equity (deficit)	585,032	(617,096)
Non-controlling interest	3,903	3,903

Total stockholders’ equity (deficit)	588,935	(613,193)

Total liabilities, convertible preferred stock and stockholders’ equity	$866,942	$267,252

(1)

Prior period results have been adjusted to reflect the exchange of Legacy Clover’s common stock for Clover Class B Common Stock at an exchange ratio of approximately 2.0681 in January 2021 as a result of the Business Combination. See Note 3, “Business combination,” for details.

The accompanying notes are an integral part of these condensed consolidated financial statements.

CLOVER HEALTH INVESTMENTS, CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

(Dollars in thousands, except per share and share amounts)

	Three Months Ended
	March 31,
	2021	2020
Revenues:
Premiums earned, net (Net of ceded premiums of $124 and $129 for the three months ended March 31, 2021 and 2020, respectively)	$199,376	$163,710
Other income (1)	949	1,795

Total revenues	200,325	165,505

Operating expenses:
Net medical claims incurred	214,432	146,328
Salaries and benefits	66,024	21,484
General and administrative expenses	38,606	28,483
Premium deficiency reserve benefit	—	(4,282)
Depreciation and amortization	160	122
Other expense	191	—

Total operating expenses	319,413	192,135

Loss from operations	(119,088)	(26,630)
Change in fair value of warrants payable	(85,506)	2,237
Interest expense	1,175	7,815
Amortization of notes and securities discounts	13,660	5,712
Gain on derivative	—	(14,232)

Net loss	$(48,417)	$(28,162)

Per share data:
Net loss per share attributable to common stockholders – basic and diluted (2)	$(0.13)	$(0.32)
Weighted average number of common shares outstanding
Basic and diluted weighted average number of common shares and common share equivalents outstanding (2)	376,170,545	88,330,996

Unrealized (gain) loss on available-for-sale investments	(493)	1,723

Comprehensive loss	$(48,910)	$(26,439)

(1)

In the first quarter of 2021, other income and investment income, net, were combined into a single line item for other income. Prior period balances have been revised to conform to the current period presentation.

(2)

Prior period results have been adjusted to reflect the exchange of Legacy Clover’s common stock for Clover Class B Common Stock at an exchange ratio of approximately 2.0681 in January 2021 as a result of the Business Combination. See Note 3, “Business combination,” for details. Because the Corporation had a net loss in the three months ended March 31, 2021 and 2020, the Corporation’s potentially dilutive securities, which include stock options, restricted stock, preferred stock and warrants to purchase shares of common stock and preferred stock, have been excluded from the computation of diluted net loss per share, as the effect would be anti-dilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders for these periods is the same.

The accompanying notes are an integral part of these condensed consolidated financial statements.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Unaudited)

(Dollars in thousands, except share amounts)

	Convertible Preferred stock		Class A Common Stock		Class B Common Stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Noncontrolling interest	Total stockholders’ equity (deficit)
	Shares (1)	Amount	Shares	Amount	Shares (1)	Amount
Balance, December 31, 2019	139,444,346	$447,747	—	$—	88,279,119	$4	$403,046	$(891,633)	$46	$—	$(488,537)

Stock issuance for exercise of stock options, net of early exercise liability	—	—	—	—	74,587	—	155	—	—	—	155
Stock-based compensation	—	—	—	—	—	—	1,977	—	—	—	1,977
Unrealized holdings gain on investment securities, available-for-sale	—	—	—	—	—	—	—	—	1,723	—	1,723
Beneficial conversion feature	—	—	—	—	—	—	—	—	—	—	—
Interests issued	—	—	—	—	—	—	—	—	—	3,903	3,903
Net loss	—	—	—	—	—	—	—	(28,162)	—	—	(28,162)

Balance, March 31, 2020	139,444,346	$447,747	—	$—	88,353,707	$4	$405,178	$(919,795)	$1,769	$3,903	$(508,941)

Balance, December 31, 2020	139,444,346	$447,747	—	$—	89,206,266	$4	$411,872	$(1,028,982)	$10	$3,903	$(613,193)
Stock issuance for exercise of stock options, net of early exercise liability	—	—	761,480	—	—	—	1,282	—	—	—	1,282
Stock-based compensation	—	—	—	—	—	—	42,713	—	—	—	42,713
Unrealized holdings loss on investment securities, available-for-sale	—	—	—	—	—	—	—	—	(493)	—	(493)
Preferred stock conversion	(139,444,346)	(447,747)	—	—	139,444,346	14	447,733	—	—	—	447,747
Common stock issued related to warrants exercised	—	—	—	—	7,205,490	1	97,781	—	—		97,782
Convertible debt conversion and other issuances	—	—	—	—	75,084,703	7	16,052	—	—	—	16,059
Issuance of Common Stock in connection with Business Combination and PIPE offering	—	—	146,373,904	15	(49,975,104)	—	666,227	—	—	—	666,242
Conversion from Class B Common Stock to Class A Common Stock	—	—	1,143,863	—	(1,143,863)	—	—	—	—	—	—
Capital contribution for extinguishment of debt	—	—	—	—	—	—	126,795	—	—	—	126,795
Acquisition of Public and Private Placement Warrants	—	—	—	—	—	—	(147,582)	—	—	—	(147,582)
Net loss	—	—	—	—	—	—	—	(48,417)	—	—	(48,417)

Balance, March 31, 2021	—	$—	148,279,247	$15	259,821,838	$26	$1,662,873	$(1,077,399)	$(483)	$3,903	$588,935

(1)

Prior period results have been adjusted to reflect the exchange of Legacy Clover’s common stock for Clover Class B Common Stock at an exchange ratio of approximately 2.0681 in January 2021 as a result of the Business Combination. See Note 3, “Business combination,” for details.

The accompanying notes are an integral part of these condensed consolidated financial statements.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(48,417)	$(28,162)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	160	122
Amortization of notes and securities discounts	13,654	5,678
Stock-based compensation expense	42,713	1,977
Paid in kind interest	—	5,001
Change in fair value of warrants payable	(85,543)	2,173
Change in derivative liabilities	—	(14,232)
Accretion, net of amortization	52	(369)
Net realized losses (gains) on investment securities	75	(35)
Amortization of warrants	38	64
Amortization of debt issuance costs	6	34
Changes in operating assets and liabilities:
Accrued retrospective premiums	(19,350)	(14,344)
Other receivables	(7,843)	(865)
Other assets	(12,931)	(591)
Healthcare receivables	8,520	762
Operating lease right-of-use assets	881	797
Unpaid claims	13,606	12,467
Accounts payable and accrued expenses	(4,502)	(4,820)
Accrued salaries and benefits	6,874	271
Premium deficiency reserve	—	(4,282)
Other liabilities	151	2,066
Operating lease liabilities	(1,013)	(888)

Net cash used in operating activities	(92,869)	(37,176)

Cash flows from investing activities:
Purchases of available-for-sale securities	(274,909)	(19,326)
Proceeds from sales of available-for-sale securities	17,267	69,977
Proceeds from maturities of available-for-sale securities	265	32,101
Purchases of property and equipment	(99)	(242)

Net cash (used in) provided by investing activities	(257,476)	82,510

Cash flows from financing activities:
Payment of notes payable principal	(5,020)	(4,496)
Issuance of common stock, net of early exercise liability	1,282	155
Proceeds from reverse capitalization, net of transaction costs	666,242	—
Acquisition of noncontrolling interest	—	3,903

Net cash provided by (used in) financing activities	662,504	(438)

Net increase in cash and cash equivalents	312,159	44,896
Cash and cash equivalents, beginning of period	92,348	67,598

Cash and cash equivalents, end of period	$404,507	$112,494

Supplemental cash flow disclosures
Cash paid during the period for interest	$812	$1,306
Supplemental disclosure of non-cash investing and financing activities
Conversion of preferred stock to common stock	$447,747	$—
Issuance of common stock related to convertible debt	$16,059	$—
Capital contribution for extinguishment of debt	$126,795	$—
Issuance of common stock related to warrants exercised	$97,782	$—
Acquisition of Public and Private Warrants	$147,582	$—
Right-of-use assets obtained in exchange for lease liabilities	$101	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

1. Organization and operations

Clover Health Investments, Corp. (collectively with its affiliates and subsidiaries, “Clover” or the “Corporation”) is singularly focused on creating great, sustainable healthcare to improve every life. Clover has centered its strategy on building and deploying technology that it believes will enable it to solve a significant data problem while avoiding the limitations of legacy approaches. Clover leverages its flagship software platform, the Clover Assistant, to help America’s seniors receive better care at lower costs.

Clover provides affordable, high-quality Medicare Advantage (“MA”) plans, including Preferred Provider Organization (“PPO”) and Health Maintenance Organization (“HMO”) plans through its regulated insurance subsidiaries. The Corporation’s regulated insurance subsidiaries consist of Clover Insurance Company and Clover HMO of New Jersey Inc., which operate the Corporation’s PPO and HMO health plans, respectively. On April 8, 2021, the Centers for Medicare and Medicaid Services (“CMS”), an agency of the United States Department of Health and Human Services, announced that the Corporation’s subsidiary Clover Health Partners, LLC, began participating as a Direct Contracting Entity in the CMS’s Global and Professional Direct Contracting Model on April 1, 2021. Medical Service Professionals of NJ, LLC, houses Clover’s employed physicians and the related support staff for Clover’s in-home care program. Clover’s administrative functions and insurance operations are primarily operated by its Clover Health, LLC and Clover Health Labs, LLC subsidiaries.

Clover’s approach is to combine technology, data analytics and preventive care to lower costs and increase the quality of health and life of Medicare beneficiaries. Clover’s technology platform uses machine learning-powered systems to deliver data and insights to physicians at the point of care in order to improve outcomes for beneficiaries and drive down costs. Clover’s MA plans generally provide access to a wide network of primary care physicians, specialists, and hospitals, enabling its members to see any doctor participating in Medicare willing to accept them. Clover focuses on minimizing members’ out-of-pocket costs and offers many plans that allow members to pay the same co-pays for physician visits regardless of whether their physician is in- or out-of-network. Clover’s Direct Contracting Entity, which assumes full risk (i.e., 100% shared savings and shared losses) for the total cost of care of aligned Original Medicare beneficiaries, also focuses on its technology platform to enhance health care delivery, reduce expenditures, and improve care for Original Medicare beneficiaries.

Clover was originally incorporated as a Cayman Islands exempted company on October 18, 2020, as a special purpose acquisition company (“SPAC”) under the name Social Capital Hedosophia Holdings Corp. III (“SCH”). On October 5, 2020, SCH entered into a Merger Agreement (the “Merger Agreement”) with Clover Health Investments, Inc., a corporation originally incorporated on July 17, 2014, in the state of Delaware (“Legacy Clover”). Pursuant to the Merger Agreement, and a favorable vote of SCH’s stockholders on January 6, 2021, Asclepius Merger Sub Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of SCH (“Merger Sub”), was merged with and into Legacy Clover. Upon consummation of the business combination, the separate corporate existence of Merger Sub ceased, the Corporation survived and merged with and into SCH, with SCH as the surviving corporation, and SCH was redomesticated as a Delaware corporation and renamed Clover Health Investments, Corp. (the “Business Combination”). The Business Combination is accounted for as a reverse recapitalization in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Under the guidance in Accounting Standards Codification (“ASC”) 805, Legacy Clover is treated as the “acquirer” for financial reporting purposes. Legacy Clover is deemed the accounting predecessor of the combined business, and Clover, as the parent company of the combined business, is the successor SEC registrant, meaning that Legacy Clover’s financial statements for previous periods will be disclosed in the registrant’s periodic reports filed with the SEC from here forward. As a result of the Business Combination, there were simultaneous changes to Legacy Clover’s convertible securities, warrants, and convertible preferred stock. See Note 9, “Notes and securities payable,” Note 10, “Warrants payable,” and Note 14, “Convertible preferred stock” for additional information regarding these changes. See also Note 3, “Business combination” for additional information related to the Business Combination.

2. Summary of significant accounting policies

Basis of presentation

The Corporation’s interim Condensed Consolidated Financial Statements have been prepared in conformity with U.S. GAAP and include the accounts of the Corporation and its wholly owned subsidiaries. In the opinion of management, the Corporation has made all necessary adjustments, which include normal recurring adjustments necessary for a fair presentation of its financial position and its results of operations for the interim periods presented. All material intercompany balances and transactions have been eliminated in consolidating these financial statements. These interim Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements as of and for the years ended December 31, 2020 and 2019 included in Exhibit 99.5 of Amendment No. 1 to the Current Report on Form 8-K (the “Form 8-K/A”) filed with the Securities and Exchange Commission (“SEC”) on April 1, 2021.

Unaudited interim financial information

In the opinion of the Corporation, the accompanying unaudited Condensed Consolidated Financial Statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in convertible preferred stock and stockholders’ equity (deficit) and cash flows. The Condensed Consolidated Balance Sheet at December 31, 2020, was derived from the Corporation’s Audited Annual Financial Statements but does not contain all of the footnote disclosures from the annual financial statements.

Use of estimates

The preparation of the Condensed Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Condensed Consolidated Financial Statements and accompanying notes.

The areas involving the most significant use of estimates are the amounts of incurred but not reported (“IBNR”) claims. Many factors can cause actual outcomes to deviate from these assumptions and estimates, such as changes in economic conditions, changes in government healthcare policy, advances in medical technology, changes in treatment patterns, and changes in average lifespan. Accordingly, the Corporation cannot determine with precision the ultimate amounts that it will pay for, or the timing of payment of actual claims, or whether the assets supporting the liabilities will grow to the level the Corporation assumes prior to payment of claims. If the Corporation’s actual experience is different from its assumptions or estimates, the Corporation’s reserves may prove inadequate. As a result, the Corporation would incur a charge to operations in the period in which it determines such a shortfall exists, which could have a material adverse effect on the Corporation’s business, results of operations, and financial condition. Other areas involving significant estimates include risk adjustment provisions related to Medicare contracts and the valuation of the Corporation’s investment securities, goodwill and other intangible assets, warrants, the embedded derivative related to the convertible securities, stock-based compensation, recoveries from third parties for coordination of benefits, and final determination of medical cost adjustment pools.

Capitalized Software Development Costs - Cloud Computing Arrangements

The Corporation’s cloud computing arrangements primarily comprise hosting arrangements which are service contracts, whereby the Corporation gains remote access to use enterprise software hosted by the vendor or another third party on an as-needed basis for a period of time in exchange for a subscription fee. Implementation costs for cloud computing arrangements are capitalized if certain criteria are met and consist of internal and external costs directly attributable to developing and configuring cloud computing software for its intended use. These capitalized implementation costs are presented in the Condensed Consolidated Balance Sheet in other assets, and are generally amortized over the fixed, non-cancelable term of the associated hosting arrangement on a straight-line basis.

Acquisition costs

Acquisition costs directly related to the successful acquisition of new business, which is primarily made up of commissions costs, are deferred and subsequently amortized. Deferred acquisition costs are recorded as other assets on the Condensed Consolidated Balance Sheet and are amortized over the estimated life of the related contracts. The amortization of deferred acquisition costs is recorded in general and administrative expenses in the Condensed Consolidated Statement of Operations and Comprehensive Loss. As of March 31, 2021, deferred acquisition costs net of accumulated amortization had a balance of $5.7 million. For the three months ended March 31, 2021, amortization of deferred acquisition costs of $1.8 million were recognized in general and administrative expenses.

To the extent that a premium deficiency is identified after writing down unamortized deferred acquisition costs, a liability for premium deficiency reserve is established and reported on the Consolidated Balance Sheets.

COVID-19

The societal and economic impact of the novel coronavirus (“COVID-19”) pandemic is continuing to evolve, and the ultimate impact on our business, results of operations, financial condition and cash flows is uncertain and difficult to predict. The global pandemic has severely impacted businesses worldwide, including many in the health insurance sector. In response to the pandemic, we have implemented additional steps related to our care delivery, our member support, and our internal policies and operations.

Recent accounting pronouncements

Recently adopted accounting pronouncements

Emerging Growth Company

The Corporation currently qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Accordingly, the Corporation has the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods applicable to private companies. The Corporation has elected to adopt new or revised accounting guidance within the same time period as private companies, unless, as indicated below, management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance.

Fair value measurements

In August 2018, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standard Update (“ASU”) 2018-13, Changes to Disclosure Requirements for Fair Value Measurements, the purpose of which is to improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements and is in effect for all entities in fiscal years beginning after December 15, 2019. This standard became effective for the Corporation on January 1, 2020 and did not have a material impact on the Corporation’s disclosures.

Cloud computing arrangements

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other (Topic 350) – Internal Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This update changes the accounting guidance for cloud computing arrangements. If a cloud computing arrangement includes a license to internal-use software, the software license is accounted for by the customer by recognizing an intangible asset for the software license and, to the extent that the payments attributable to the software license are made over time, recognizing a corresponding liability. If a cloud computing arrangement does not include a software license, the entity should account for the arrangement as a service contract and should expense any fees associated with the hosting element (service) of the arrangement as incurred. ASU 2018-15 is effective for nonpublic entities for fiscal years beginning after December 15, 2020, with early adoption permitted. The Corporation adopted ASU 2018-15 on January 1, 2021 on a prospective basis. The Corporation’s cloud computing arrangements relate to the set-up of various platforms, including but not limited to clinical data repositories and other system integrations. The capitalized implementation costs are presented in the Condensed Consolidated Balance Sheet in other assets, current and are amortized on a straight-line basis over the term of the underlying cloud computing hosting contract, which is the noncancelable term of the arrangement plus any reasonably certain renewal periods. As of March 31, 2021, $0.9 million was recorded in other assets, current, as deferred implementation costs. No amortization expense associated with the Corporation’s cloud computing arrangements has been recognized during the three months ended March 31, 2021. No impairment has been recognized during the three months ended March 31, 2021, as there were no events or changes in circumstances to indicate that the carrying amount of the Corporation’s cloud computing arrangements may not be recoverable.

Accounting pronouncements effective in future periods

Credit losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which was subsequently modified by several ASUs issued in 2018 and 2019. This standard introduces a new current expected credit loss (“CECL”) model for measuring expected credit losses for certain types of financial instruments measured at amortized cost and replaces the incurred loss model. The CECL model requires an entity to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount the entity expects to collect over the instrument’s contractual life after consideration of historical experience, current conditions, and reasonable and supportable forecasts.

This standard also introduces targeted changes to the available-for-sale debt securities impairment model. It eliminates the concept of other-than-temporary impairment and requires an entity to determine whether any impairment is the result of a credit loss or other factors. ASU 2016-13 is effective for nonpublic entities in fiscal years beginning after December 15, 2022 and public entities beginning after December 15, 2019. Early adoption is permitted. The Corporation has evaluated the impact of ASU 2016-13 on the Condensed Consolidated Financial Statements and determined the impact to be immaterial.

Goodwill and other intangible assets

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This update removes Step 2 of the goodwill impairment test under current guidance, which requires a hypothetical purchase price allocation. The new guidance requires an impairment charge to be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. Upon adoption, the guidance is to be applied prospectively. ASU 2017-04 is effective for nonpublic entities in fiscal years beginning after December 15, 2021 and public entities beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Corporation is currently evaluating the impact of the adoption of ASU 2017-04 on the Condensed Consolidated Financial Statements, but does not expect for this to have a material impact on the Condensed Consolidated Financial Statements.

Income taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in ASU 2019-12 remove certain exceptions to the general principles in ASC Topic 740. The amendments also clarify and amend existing guidance to improve consistent application. The amendments are effective for nonpublic entities in fiscal years beginning after December 15, 2021 and public entities beginning after December 15, 2020. Early adoption is permitted. The transition method (retrospective, modified retrospective, or prospective basis) related to the amendments depends on the applicable guidance, and all amendments for which there is no transition guidance specified are to be applied on a prospective basis. The Corporation is currently evaluating the impact of ASU 2019-12 on the Condensed Consolidated Financial Statements, but does not expect for this to have a material impact on the Condensed Consolidated Financial Statements.

Accounting for convertible instruments and contracts in an entity’s own equity

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). The amendments in ASU 2020-06 simplify the accounting for convertible instruments by removing certain separation models for convertible instruments. Under the amendments in ASU 2020-06, the embedded conversion features no longer are separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives, or that do not result in substantial premiums accounted for as paid-in capital. Consequently, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost, and a convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no other features require bifurcation and recognition as derivatives. ASU 2020-06 is effective for nonpublic entities for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020 and public entities beginning after December 15, 2021. The Corporation is currently evaluating the impact of the adoption of ASU 2020-06 on the Condensed Consolidated Financial Statements, but does not expect for this to have a material impact on the Condensed Consolidated Financial Statements.

3. Business combination

On October 5, 2020, Legacy Clover entered into a Merger Agreement with SCH, a SPAC, and Merger Sub. On January 7, 2021, as contemplated by the Merger Agreement and following approval by SCH’s shareholders at an extraordinary general meeting held January 6, 2021 (the “Special Meeting”):

•

SCH filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SCH was domesticated and continued as a Delaware corporation (the “Domestication”); and

•

Merger Sub merged with and into Legacy Clover, the separate corporate existence of Merger Sub ceased and Legacy Clover became the surviving corporation and a wholly owned subsidiary of SCH (the “First Merger”) and Legacy Clover merged with and into SCH, the separate corporate existence of Legacy Clover ceased and SCH became the surviving corporation, changing its name to “Clover Health Investments, Corp.” (together with the First Merger, the “Mergers”, and collectively with the Domestication, the Business Combination).

As a result of the Mergers, among other things, (i) all outstanding shares of common stock of Legacy Clover immediately prior to the effective time of the First Merger were cancelled in exchange for the right to receive, at the election of the holders thereof (except with respect to the shares held by entities controlled by Vivek Garipalli and the holders of convertible securities previously issued by Legacy Clover to certain holders who received only shares of Class B Common Stock, par value $0.0001 per share, of Clover (“Class B Common Stock”), which are entitled to 10 votes per share), an amount in cash, shares of Class B Common Stock, or a combination thereof, as adjusted in accordance with the Merger Agreement, which equaled in the aggregate $499.8 million in cash and 260,965,701 shares of Class B Common Stock (at a deemed value of $10.00 per share); (ii) shares of Legacy Clover held by entities controlled by Vivek Garipalli and the holders of the convertible securities immediately prior to the effective time of the First Merger were cancelled in exchange for the right to receive shares of Class B Common Stock based on an Exchange Ratio (as defined in the Merger Agreement) of approximately 2.0681; and (iii) all shares of common stock of Legacy Clover reserved in respect of Legacy Clover stock options and restricted stock units (“RSUs”) outstanding as of immediately prior to the effective time of the First Merger, were converted, based on the Exchange Ratio, into awards based on shares of Class B Common Stock. The consideration that a Clover stockholder received was subject to pro rata adjustment depending on the election made by such stockholder, if any, in accordance with the terms of the Merger Agreement. The pro rata adjustments were made based on an Actual Cash/Stock Ratio (as defined in the Merger Agreement) of 32.3%.

In connection with the consummation of the Business Combination (the “Closing”), (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of SCH (“SCH Class A ordinary shares”) converted automatically, on a one-for-one basis, into a share of Class A Common Stock, par value $0.0001 per share, of Clover (the “Class A Common Stock”, and together with the Class B Common Stock, the “Common Stock”), which will be entitled to one vote per share, (ii) each of the issued and outstanding Class B ordinary shares, par value $0.0001 per share, of SCH, converted automatically, on a one-for-one basis, into a share of Class A Common Stock, (iii) each issued and outstanding warrant of SCH converted automatically into a warrant to acquire one share of Class A Common Stock (“Warrant”), pursuant to the Warrant Agreement, dated April 21, 2020, between SCH and Continental Stock Transfer & Trust Company, as warrant agent, and (iv) each issued and outstanding unit of SCH (“SCH unit”) that has not been previously separated into the underlying Class A ordinary share and underlying warrant of SCH upon the request of the holder thereof, was cancelled and the holder thereof is entitled to one share of Class A Common Stock and one-third of one Warrant. As of January 7, 2021, there were public Warrants outstanding to purchase an aggregate of 27,599,938 shares of Class A Common Stock (the “Public Warrants”) and private placement Warrants outstanding to purchase an aggregate of 10,933,333 shares of Class A Common Stock (the “Private Placement Warrants”). Each whole Warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment at any time commencing on April 24, 2021, which is 12 months from the closing of SCH’s initial public offering.

Pursuant to the subscription agreements (the “Subscription Agreements”) entered into on October 5, 2020, by and among SCH and certain investors (collectively, the “PIPE Investors”), Clover issued and sold to the PIPE Investors (substantially concurrently with the consummation of the Mergers) an aggregate of 40,000,000 shares of Class A Common Stock for an aggregate purchase price equal to $400.0 million (the “PIPE Investment”), of which 15,200,000 shares were purchased by affiliates of SCH Sponsor III LLC (the “Sponsor”, and collectively, the “Sponsor Related PIPE Investors”).

The Business Combination and PIPE Investment were approved by the SCH shareholders at the “Special Meeting”. Prior to and in connection with the Special Meeting, holders of 24,892 shares of SCH Class A ordinary shares (including those that underlie the SCH units) that were registered pursuant to the Registration Statements on Form S-1 (333-236776 and 333-237777) and the shares of Class A Common Stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication (the “Public Shares”) exercised their right to redeem those shares for cash at a price of $10.00 per share, for an aggregate of $0.2 million. The per share redemption price of $10.00 for public shareholders electing redemption was paid out of the SCH Trust Account, which after taking into account the redemptions, had a balance immediately prior to the Closing of $827.9 million, which cash balance was used to pay the $499.8 million cash component of the merger consideration.

Immediately after giving effect to the Business Combination and the PIPE Investment, there were 143,475,108 shares of Class A Common Stock, 260,965,701 shares of Class B Common Stock and 38,533,271 Warrants outstanding, equaling 404,440,809 total shares of common stock outstanding and 38,533,271 Warrants outstanding.

The Corporation is authorized to issue 25,000,000 shares of preferred stock having a par value of $0.0001 per share, and the Corporation’s board of directors has the authority to determine the rights, preferences, privileges and restrictions, including voting rights, of those shares. As of March 31, 2021, there were no shares of preferred stock issued and outstanding.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, Legacy Clover is treated as the “acquirer” for financial reporting purposes. As such, Legacy Clover is deemed the accounting predecessor of the combined business, and Clover, as the parent company of the combined business, is the successor SEC registrant, meaning that Legacy Clover’s financial statements for previous periods will be disclosed in the registrant’s periodic reports filed with the SEC from here forward. The Business Combination will have a significant impact on the Corporation’s future reported financial position and results as a consequence of the reverse recapitalization. The most significant change in Clover’s future reported financial position and results is an estimated net increase in cash (as compared to the Corporation’s consolidated balance sheet at December 31, 2020) of approximately $670.0 million. The redemption included approximately $400.0 million in proceeds from the PIPE Investment that was consummated substantially simultaneously with the Business Combination, offset by additional transaction costs incurred in connection with the Business Combination. The estimated transaction costs for the Business Combination were approximately $61.0 million, of which $29.0 million represents deferred underwriter fees related to SCH’s initial public offering.

The transaction closed on January 7, 2021, and on the following day the Corporation’s Class A Common Stock and Public Warrants were listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “CLOV” and “CLOVW”, respectively, for trading in the public market.

See also Note 9, “Notes and securities payable,” Note 10, “Warrants payable,” and Note 14, “Convertible preferred stock” for additional information regarding changes to the instruments as a result of the Business Combination.

4. Investment securities

The following tables present cost or amortized cost and fair values of investments as of March 31, 2021 and December 31, 2020, respectively:

March 31, 2021	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities, held-to-maturity
U.S. government and government agencies and authorities	$695	$21	$(13)	$703

Investment securities, available-for-sale

U.S. government and government agencies and authorities	36,282	23	(506)	35,799

Total investment securities	$36,977	$44	$(519)	$36,502

December 31, 2020	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Investment securities, held-to-maturity
U.S. government and government agencies and authorities	$694	$43	$—	$737

Investment securities, available-for-sale

U.S. government and government agencies and authorities	53,953	51	(41)	53,963

Total investment securities	$54,647	$94	$(41)	$54,700

The following table presents the amortized cost and fair value of debt securities as of March 31, 2021 by contractual maturity:

March 31, 2021	Held-to-maturity		Available-for-sale
	Amortized cost	Fair value	Amortized Cost	Fair value
	(in thousands)
Due within one year	$—	$—	$1,001	$1,001
Due after one year through five years	319	327	27,222	26,990
Due after five years through ten years	265	253	8,059	7,808
Due after ten years	111	123	—	—

Total	$695	$703	$36,282	$35,799

For the three months ended March 31, 2021 and 2020, respectively, net investment income, which is included within other income in the Condensed Consolidated Statements of Operations and Comprehensive Loss, was derived from the following sources:

Three Months Ended March 31,	2021	2020
	(in thousands)
Cash and cash equivalents	$—	$89
Short-term investments	37	452
Investment securities	47	360

Investment income, net	$84	$901

Gross unrealized losses and fair values aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position were as follows at March 31, 2021:

March 31, 2021	Less than 12 months		Greater than 12 months		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(in thousands, except number of positions)
U.S. government and government agencies	$—	$—	$30,516	$(519)	$30,516	$(519)

Total	$—	$—	$30,516	$(519)	$30,516	$(519)

Number of positions		—		7		7

As of March 31, 2021, all securities were investment grade, with credit ratings of AA+ or higher by S&P. Unrealized losses on investment grade securities are principally related to changes in interest rates or changes in issuer or sector related credit spreads since the securities were acquired. The gross unrealized investment losses as of March 31, 2021, were deemed to be temporary, based on, among other things:

•	The duration of time and the relative magnitude to which fair values of these securities have been below their amortized cost was not indicative of an other-than-temporary impairment (“OTTI”) loss;

•	The absence of compelling evidence that would cause the Corporation to call into question the financial condition or near-term prospects of the issuer of the applicable security; and

•	The Corporation’s ability and intent to hold the applicable security for a period of time sufficient to allow for any anticipated recovery.

The Corporation may ultimately record a realized loss after having originally concluded that the decline in value was temporary. Risks and uncertainties are inherent in the methodology the Corporation uses to assess other-than-temporary declines in value. Risks and uncertainties could include, but are not limited to, incorrect assumptions about financial condition, liquidity or future prospects, inadequacy of any underlying collateral, and unfavorable changes in economic conditions or social trends, interest rates or credit ratings.

Proceeds from sales and maturities of investment securities and related gross realized gains (losses), which are included within other income in the Condensed Consolidated Statements of Operations and Comprehensive Loss, were as follows for the three months ended March 31, 2021 and 2020, respectively:

Three Months Ended March 31,	2021	2020
	(in thousands)
Proceeds from sales of investment securities	$17,267	$69,977
Proceeds from maturities of investment securities	265	32,101

Gross realized gains	16	7
Gross realized losses	(77)	—

Net realized (losses) gains	$(61)	$7

As of March 31, 2021 and December 31, 2020, the Corporation had $7.5 million and $7.5 million, respectively, in deposits with various states and regulatory bodies that are included as part of the Corporation’s investment balances.

5. Fair value measurements

The following table presents a summary of fair value measurements for items as of March 31, 2021 and December 31, 2020, respectively:

March 31, 2021	Level 1	Level 2	Level 3	Total fair value
	(in thousands)
U.S. government and government agencies	$—	$35,799	$—	$35,799

Total assets at fair value	$—	$35,799	$—	$35,799

Public Warrants	$44,436	$—	$—	$44,436
Private Placement Warrants		$17,603	$—	$17,603

Total liabilities at fair value	$44,436	$17,603	$—	$62,039

December 31, 2020	Level 1	Level 2	Level 3	Total fair value
	(in thousands)
U.S. government and government agencies	$—	$53,963	$—	$53,963

Total assets at fair value	$—	$53,963	$—	$53,963

Derivative liabilities	$—	$—	$44,810	$44,810
Warrants payable	—	—	97,782	97,782

Total liabilities at fair value	$—	$—	$142,592	$142,592

See Note 9, “Notes and securities payable,” Note 10, “Warrants payable,” and Note 11, “Derivative liabilities” for additional information regarding liabilities.

The fair value of the convertible securities is based on Level 3 inputs. There was no fair value associated with the convertible securities at March 31, 2021, and the estimated fair value of the convertible securities was $949.6 million at December 31, 2020. The estimated fair value of the convertible securities and derivative liabilities at December 31, 2020, was calculated as the product of (i) the number of conversion shares at the valuation date and (ii) the marketable value per common share at the valuation date.

The significant unobservable inputs used in the Black-Scholes model to measure the warrants payable that are categorized within Level 3 of the fair value hierarchy, as of the year ended December 31, 2020, are as follows:

December 31, 2020	Preferred stock purchase warrants	Common stock purchase warrants
Beginning stock price	N/A	$30.14
Strike price	N/A	$1.04
Expected volatility	N/A	56.0%
Expected term	N/A	0.02 years
Risk-free interest rate	N/A	0.09%
Discount factor	N/A	13%

The changes in balances of Level 3 financial liabilities during the three months ended March 31, 2021 and 2020 were as follows:

	Convertible securities	Derivative liabilities	Warrants payable	Total
(in thousands)
Balance, December 31, 2020	$949,553	$44,810	$97,782	$1,092,145
Issuances	—	—	—	$—
Settlements	(949,553)	(44,810)	(97,782)	$(1,092,145)
Transfers in	—	—	—	—
Transfers out	—	—	—	—
Total realized gains	—	—	—	$—

Balance, March 31, 2021	$—	$—	$—	$—

	Convertible securities	Derivative liabilities	Warrants payable	Total
	(in thousands)
Balance, December 31, 2019	$251,885	$138,561	$17,672	$408,118
Issuances	—	—	—	—
Settlements	—	—	—	—
Transfers in	—	—	—	—
Transfers out	—	—	—	—
Total realized losses (gains)	20,816	(14,232)	2,173	8,757

Balance, March 31, 2020	$272,701	$124,329	$19,845	$416,875

In addition to the Level 3 financial liabilities in the table above, on September 25, 2020, the Corporation issued the 2020 Convertible Note with the carrying value approximating the fair value of $20.0 million. For additional information, see Note 9, “Notes and securities payable.” As of March 31, 2021, and December 31, 2020, both the carrying values and the fair values of the 2020 Convertible Note were $19.9 million and $20.4 million, respectively, and these were considered Level 3 financial liabilities.

There were no transfers in or out of Level 3 financial assets or liabilities for the three months ended March 31, 2021 or 2020.

Warrants

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrants payable on the Consolidated Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants payable in the Consolidated Statement of Operations and Comprehensive Loss.

Liability Measurement

The Warrants are measured at fair value on a recurring basis. The measurement of the Warrants as of March 31, 2021 was $62.0 million. The Corporation has classified the Warrants as a liability due to certain settlement terms and provisions related to certain tender offers and indexation characteristics following a business combination and has accounted for them as liability instruments in accordance with ASC 815, adjusting the fair value at the end of each reporting period. Additionally, the Corporation has determined that the Public Warrants are classified within Level 1 of the fair value hierarchy as the fair value is equal to the publicly traded price of the Public Warrants, and the Private Placement Warrants are classified within Level 2 of the fair value hierarchy as the fair value is estimated using the price of the Public Warrants.

The following table presents the changes in the fair value of warrants payable:

March 31, 2021	Public and Private Placement Warrants
Initial measurement, January 7, 2021	$147,582
Mark-to-market adjustment	(85,543)

Warrants payable balance, March 31, 2021	$62,039

6. Healthcare receivables

Included within healthcare receivables are pharmaceutical rebates which are accrued as they are earned and estimated based on contracted rebate rates, eligible amounts submitted to the manufacturers by the Corporation’s pharmacy manager, pharmacy utilization volume and historical collection patterns. As of March 31, 2021 and December 31, 2020, the Corporation recognized rebate receivables of approximately $27.6 million and $26.6 million, respectively. In addition to pharmaceutical rebates, Medicare Part D settlement receivables, member premium receivables and other CMS receivables included in healthcare receivables totaled $2.6 million and $12.1 million at March 31, 2021 and December 31, 2020, respectively.

7. Related party transactions

Related party agreements

The Corporation has various contracts with IJKG Opco LLC (d/b/a CarePoint Health - Bayonne Medical Center), Hudson Hospital Opco LLC (d/b/a CarePoint Health - Christ Hospital) and Hoboken University Medical Center (“HUMC”) Opco LLC (d/b/a CarePoint Health - Hoboken University Medical Center), which collectively do business as the CarePoint Health System (“CarePoint Health”). CarePoint Health is ultimately held and controlled by Mr. Vivek Garipalli, the Chief Executive Officer and stockholder of the Corporation. The Corporation contracts with CarePoint Health for the provision of inpatient and hospital-based outpatient services. Expenses and fees incurred related to these contracts, recorded in net medical claims incurred, were $3.2 million and $2.7 million for the three months ended March 31, 2021 and 2020, respectively.

Securities payable to related parties

The Corporation has entered into various securities payable with certain related parties as further discussed in Note 9, “Notes and securities payable.”

8. Unpaid claims

Activity in the liability for unpaid claims, including claims adjustment expenses, for the three months ended March 31, 2021 and 2020, is summarized as follows:

Three Months Ended March 31,	2021	2020
	(in thousands)
Beginning of period balance - gross and net	$103,976	$77,886
Incurred related to:
Current year	213,147	146,440
Prior years	1,285	(112)

Total incurred	214,432	146,328
Paid related to:
Current year	130,459	74,502
Prior years	70,367	59,359

Total paid	200,826	133,861

End of period balance - gross and net	$117,582	$90,353

Unpaid claims as of March 31, 2021 were $117.6 million. During the three months ended March 31, 2021, $70.4 million was paid for incurred claims attributable to insured events of prior years. An unfavorable development of $1.3 million was recognized during the three months ended March 31, 2021, resulting from the Corporation’s actual experience with claims developing differently as compared to the Corporation’s estimates as of December 31, 2020. Original estimates are increased or decreased, as additional information becomes known regarding individual claims. The ratio of current year medical claims paid as a percentage of current year net medical claims incurred was 61.2% for the three months ended March 31, 2021 and 50.9% for three months ended March 31, 2020. This ratio serves as an indicator of claims processing speed, indicating that claims were processed at a faster rate during the three months ended March 31, 2021 than during the three months ended March 31, 2020.

The Corporation uses a variety of standard actuarial techniques to establish unpaid claims reserves. Management estimates are supported by the Corporation’s annual actuarial analysis. The Corporation utilizes an actuary to review the adequacy of unpaid claim and unpaid claim adjustment expense. The estimation of claim costs is inherently difficult and requires significant judgement. The estimation has considerable inherent variability and can vary significantly depending upon several factors, including medical cost trends and claim payment patterns, general economic conditions and regulatory changes. The time value of money is not taken into account for the purposes of calculating the liability for unpaid claims. Management believes that the current reserves are adequate based on currently available information.

9. Notes and securities payable

Non-convertible notes

On March 21, 2017, the Corporation entered into a loan facility (the “Loan Facility”) for an aggregate principal amount of $60.0 million with the proceeds used to pay all obligations under a $30.0 million 2015 senior secured note, and to provide additional working capital for the Corporation’s subsidiaries. The Loan Facility is secured by the assets of the Corporation. The initial obligation of $40.0 million has a maturity date of March 1, 2022 and is subject to an interest rate of 11.0%, payable monthly, with the majority of principal payments commencing 36 months prior to the maturity date. The additional $20.0 million obligation has a maturity date of October 1, 2022 and is subject to an interest rate of 11.3%, payable monthly, with the majority of principal payments commencing 36 months prior to the maturity date. In conjunction with the Loan Facility, the Corporation issued warrants. See Note 10 “Warrants payable” for additional information.

The Corporation capitalized approximately $0.3 million of debt issuance costs associated with the Loan Facility, which are being amortized using the effective interest method over the term of the Loan Facility.

The carrying amount of the Loan Facility was approximately $25.8 million and $30.8 million at March 31, 2021, and December 31, 2020, respectively. Interest expense was approximately $0.8 million and $1.3 million during the three months ended March 31, 2021 and 2020, respectively. The effective interest rate was 11.8% during the three months ended March 31, 2021 and 2020.

Convertible securities

Pursuant to that certain Convertible Agreement, dated December 27, 2018, between the Corporation and certain qualified institutional buyers, including entities affiliated with the Corporation, for an aggregate principal amount of up to $500.0 million (the “Convertible Agreement”), the Corporation issued convertible securities during 2019 in multiple tranches. On October 5, 2020, the Corporation entered into the Merger Agreement with SCH and simultaneously amended the Convertible Agreement, pursuant to which the convertible securities of Legacy Clover converted into Class Z common stock in connection with the Business Combination. All Class Z common stock converted into Class B Common Stock as of the Closing. Additionally, the conversion incurred a 9.4% charge to account for dilution after the Business Combination to convert the securities as if they had been converted under the mandatory qualified public offering (“QPO”) conversion. On January 7, 2021, the Business Combination was completed and the convertible securities were redeemed or converted into a total of 36,117,708 shares of Class Z common stock depending on whether each tranche’s conversion price was a conversion or share-settled redemption feature as follows:

•

Redemption: The February, March, and May 2019 tranches were redeemed for 34,806,921 shares of Class Z common stock pursuant to the share-settled redemption feature. The redemption of the convertible securities was accounted for as a debt extinguishment as they contained a beneficial conversion feature (“BCF”), and were redeemed prior to the stated maturity date. As the extinguishment date intrinsic value of the BCF was in excess of the fair value of the shares issued to settle the convertible securities, the full amount of the settlement consideration was treated as the price of reacquiring the BCF. As there was no remaining consideration available to allocate to the reacquisition of the convertible securities, the extinguishment resulted in a gain equal to the full carrying value of the convertible securities of $126.8 million. This gain was treated as a capital contribution and was recorded as an increase in additional paid in capital as the convertible securities were issued to affiliates of the Corporation. The $126.8 million is comprised of: (a) the carrying value of the tranches of $74.6 million, (b) accrued interest of $7.4 million, and (c) the fair value of the embedded derivative of $44.8 million.

•

Conversion: The August 2019 tranche converted into 1,310,787 shares of Class Z common stock pursuant to the conversion feature. Prior to the conversion, the carrying value of the tranche was $2.6 million and accrued interest was $0.4 million. As the converted securities contained a BCF, the $13.0 million unamortized debt discount remaining at the date of conversion was recognized in amortization of notes and securities discount in the Consolidated Statements of Operations and Comprehensive Loss.

After giving effect to the Exchange Ratio, pursuant to the terms of the Merger Agreement, these shares of Class Z common stock were converted into 74,694,107 shares of Class B Common Stock upon the closing of the Business Combination. See Note 3, “Business combination” for additional information on the Business Combination.

The convertible securities bear a yield (“interest”) at the increasing rates noted below which compound semi-annually, and mature April 1, 2023 (“End Date”), unless earlier converted, repurchased, or extended. The interest rate and embedded feature discount factor vary based on the length of time elapsed from the issue date of the securities. The interest rates begin at 6.5% for the first twelve-month period through the first anniversary of the security issue date, increasing ratably on a semi-annual basis, to 13.5% at the third anniversary of the security issue date until the convertible securities cease to be outstanding. The embedded feature discount factors begin at 75.0% for the first twelve-month period through the first anniversary of the security issue date, decreasing ratably on a semi-annual basis, to 55.0% at the forty-two month anniversary of the security issue date until the convertible securities cease to be outstanding.

The carrying amount of the convertible securities was immaterial and $76.5 million at March 31, 2021 and December 31, 2020, respectively. The unamortized discount was immaterial and $337.3 million at March 31, 2021 and December 31, 2020, respectively. Amortization of the debt discount was approximately $13.7 million and $5.7 million during the three months ended March 31, 2021 and 2020, respectively. Interest expense on the convertible securities was immaterial and $6.5 million during the three months ended March 31, 2021 and 2020, respectively. The effective interest rate, inclusive of amortization of the discount and the contractual rate, was in excess of 100% and 90.07% during the three months ended March 31, 2021 and 2020, respectively, as a result of the convertible securities having a carrying value at inception of $0. The results presented as of and for the three months ended March 31, 2021 above, reflect the impact of the conversion of the convertible securities into common stock in connection with the Business Combination.

Seek Convertible Note

On September 25, 2020, Seek Insurance Services, Inc. (“Seek”), a field marketing organization and an indirect wholly-owned subsidiary of the Corporation, entered into a note purchase agreement (the “Seek Convertible Note Agreement”) with a third-party investor, and issued a note for a principal amount of $20.0 million. The principal borrowed as of September 30, 2020, was $20.0 million. The note bears simple interest at an annual rate of 8.0% and matures on September 25, 2023, unless earlier accelerated, converted, or paid in full, as discussed below.

The outstanding principal and any accrued but unpaid interest will become immediately due and payable at the election of the note holder upon the occurrence of any event of default as defined in the note.

The outstanding principal and accrued but unpaid interest will convert into an equity interest in Seek if prior to maturity, repayment or conversion of the note: (1) the note holder elects to convert the note, (2) upon the closing of Seek’s next equity financing; or (3) upon consummation of an initial public offering of Seek’s common stock or a SPAC or reverse merger transaction with Seek.

The Corporation analyzed the embedded features for derivative accounting consideration and determined that the features are clearly and closely related to the debt host and do not require separate accounting as a derivative.

The carrying amount of the note was $19.9 million at each March 31, 2021, and December 31, 2020. The Corporation capitalized $0.1 million of issuance costs which are being amortized using the effective interest method over the term of the note. Unamortized debt issuance costs were $0.1 million at both March 31, 2021, and December 31, 2020. Amortization of the debt issuance costs and interest expense on the note was $0.4 million during the three months ended March 31, 2021. There was no amortization of debt issuance costs and interest expense on the note during the three months ended March 31, 2020.

The effective interest rate was 8.1% and 0.0% during the three months ended March 31, 2021 and 2020, respectively.

The Corporation was in compliance with all applicable financial and non-financial covenants under its financing arrangements for all periods presented.

10. Warrants payable

In conjunction with the Loan Facility effective March 21, 2017, the Corporation issued warrants to purchase 1,266,284 shares of the Corporation’s Series D preferred stock at an exercise price of $9.38 per share, which expire on September 30, 2027. The warrants are exercisable at any time up to the expiration date. Per the original terms, in the event of an automatic conversion of the preferred stock prior to the exercise of the warrants, the warrants shall be exercisable in common stock. On October 5, 2020, the Corporation entered into the Merger Agreement with SCH and simultaneously amended the warrants to be automatically exercisable for common stock in connection with the Business Combination. Additionally, the original strike price of the warrants changed from $9.38 per share to $0.

The warrants were accounted for as derivative instruments and the initial fair value of approximately $1.2 million, which was calculated using a Black-Scholes based valuation model, was recorded as a discount to the carrying amount of the Loan Facility. This discount was being amortized using the effective interest method over the term of the Loan Facility. The warrants were recorded as liabilities and were being marked to market at each reporting period.

In September 2015, the Corporation issued warrants to purchase 2,100,000 shares of the Corporation’s common stock at an exercise price of $1.04 per share which expire on September 2, 2022. The warrants were exercisable at any time up to the expiration date. The warrants were also contingently exercisable for an additional 2,100,000 shares based proportionally on the aggregate principal amounts of additional notes borrowed by the Corporation.

Pursuant to the Merger Agreement, the warrants automatically converted into 3,484,154 shares of Legacy Clover common stock and, after giving effect to the Exchange Ratio converted into 7,205,490 shares of Class B Common Stock upon the closing of the Business Combination.

Public Warrants and Private Placement Warrants

As a result of the Business Combination, the Corporation acquired from SCH, as of January 7, 2021, Public Warrants outstanding to purchase an aggregate of 27,599,938 shares of the Corporation’s Class A Common Stock and Private Placement Warrants outstanding to purchase an aggregate of 10,933,333 shares of the Corporation’s Class A Common Stock. Each whole Warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, at any time commencing on April 24, 2021.

Redemption of Warrants for Cash

Once the Public Warrants become exercisable, the Corporation may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Corporation sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like).

If and when the Public Warrants become redeemable, the Corporation may exercise the redemption right even if the Corporation is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants for Class A Common Stock

Once the Public Warrants become exercisable, the Corporation may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive a number of shares based on the redemption date and the “fair market value” of the Corporation’s Class A Common Stock;

•	if, and only if, the value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•

if the Reference Value (closing stock price for 20 out of 30 trading days) is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable except as described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Corporation and exercisable by such holders on the same basis as the Public Warrants. Except as described above, if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing the product of the number of shares of Class A Common Stock underlying the warrants multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants, by the historical fair market value (a “Make-Whole Exercise”). For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

As of March 31, 2021, the aggregate values of the Public Warrants and the Private Placement Warrants were $44.4 million and $17.6 million, respectively, representing Warrants outstanding to purchase 27,599,938 shares and 10,933,333 shares, respectively, of the Corporation’s Class A Common Stock. The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrants payable on the Condensed Consolidated Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants payable in the Condensed Consolidated Statement of Operations and Comprehensive Loss. See Note 5, “Fair value measurements” for additional information.

11. Derivative liabilities

In connection with the $373.8 million of convertible securities issued in 2019, the Corporation determined that certain of the conversion and redemption features were embedded derivatives and were bifurcated from the host instrument and accounted for as embedded derivative instruments. In connection with the convertible securities, the Corporation recognized a capital contribution of $44.8 million during the three months ended March 31, 2021. This capital contribution of $44.8 million was recorded as an increase in additional paid in capital as the notes were issued to affiliates of the Corporation. The Corporation recognized a gain of $14.2 million from activity related to derivative liabilities in connection with the convertible securities during the three months ended March 31, 2020, which was recognized in gain on derivative in the Condensed Consolidated Statements of Operations and Comprehensive Loss. Upon the completion of the Business Combination with SCH on January 7, 2021, the derivative balance was extinguished as of January 7, 2021. See Note 3, “Business combination,” Note 5, “Fair value measurements,” and Note 9, “Notes and securities payable” for additional information.

12. Letter of credit

On April 19, 2018, the Corporation entered into a secured letter of credit agreement (“the Letter”) for up to an aggregate amount of $2.5 million with a commercial lender that renews on an annual basis. The Letter bears an interest rate of 0.75%. There was an unused balance of $2.5 million at both March 31, 2021 and December 31, 2020.

13. Leases

Operating leases

The Corporation leases office space in New Jersey, Minnesota, Tennessee, and San Francisco under non-cancelable operating leases, further described below. For each lease the Corporation recorded a right-of-use (ROU) asset and lease liability at the earlier of the ASC 842 effective date or lease commencement date. The Corporation utilizes the straight-line method of recognizing lease expense. However, the Corporation is required to pay certain variable executory costs including common area maintenance, real estate taxes, and insurance that are expensed as incurred. These variable costs are excluded from the measurement of leases. Certain of our leases include options to renew, with renewal terms that can extend the lease term. The exercise of lease renewal options is at our sole discretion. The Corporation is not reasonably certain that it will exercise the renewal options described in the individual lease descriptions below. Therefore, these options are not recognized as part of the ROU asset and lease liability.

The Corporation subleases certain of its leases to third parties for which it receives rental income to manage occupancy costs. These subleases are classified as operating leases.

Montgomery leases:

From May 2020 through April 9, 2021, the Corporation was in default with respect to its agreement to lease office space in Jersey City, New Jersey (the “Montgomery Lease”), for not paying rent owed to the lessor. The Corporation accrued for all interest owed and began reducing its security deposit asset in lieu of recording rental payments. On April 9, 2021, the Corporation replenished its security deposit. In addition, the landlord waived the accrued interest and any late fees. Therefore, as of April 9, 2021, the Corporation was no longer in default with respect to the Montgomery Lease.

Summary of lease costs recognized under ASC 842:

The following table contains a summary of the lease costs recognized under ASC 842 and other information pertaining to the Corporation’s operating leases for the three months ended March 31, 2021:

Three Months Ended March 31, 2021
(in thousands)
Operating lease cost	$1,135
Variable lease cost	152
Short-term lease cost	15
Sublease income	(774)

Total lease cost	$528

Other information
Cash paid for amounts included in the measurement of lease liabilities	$1,270
Weighted-average remaining lease term (in years)	4.4 years
Weighted-average discount rate	10.22%

Pursuant to the terms of the Corporation’s non-cancelable lease agreements in effect at December 31, 2020, the following table summarizes the Corporation’s maturities of lease liabilities as of March 31, 2021:

Three Months Ended March 31, 2021
(in thousands)
2021	$3,795
2022	2,768
2023	1,429
2024	1,110
2025	1,125
Thereafter	2,641

Total lease payments	12,868
Less: imputed interest	(2,636)

Total	$10,232

14. Convertible preferred stock

Each share of Legacy Clover’s preferred stock was convertible at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into a number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable original issue price by the applicable conversion price (as described in Note 17, “Preferred stock,” to financial statements in the Form 8-K/A) in effect at the time of conversion.

Pursuant to the Merger Agreement, all outstanding shares of Legacy Clover’s preferred stock automatically converted into 139,444,346 shares of Class B Common Stock after giving effect to the Exchange Ratio upon the closing of the Business Combination. See Note 3, “Business combination” for additional information on the Business Combination.

15. Employee benefit plans

Employee savings plan

The Corporation has a defined contribution retirement savings plan (“the 401(k) Plan”) covering eligible employees, which includes matching contributions based on the amount of employees’ contributions to this plan. The Corporation contributes to the 401(k) Plan annually 100% of the first 4% compensation that is contributed by the employee up to 4% of eligible annual compensation. The Corporation’s service contributions to the 401(k) Plan amounted to approximately $0.3 million and $0.4 million for the three months ended March 31, 2021, and 2020, respectively, and are included in salaries and benefits on the Condensed Consolidated Statements of Operations and Comprehensive Loss. The Corporation’s cash match is invested pursuant to the participant’s contribution direction. Employer contributions are immediately 100% vested.

Stock-based compensation

The Corporation’s 2020 Equity Incentive Plan (the “2020 Plan”), 2014 Equity Incentive Plan (the “2014 Plan”), and the 2020 Management Incentive Plan (collectively with the 2020 Plan and the 2014 Plan, the “Plan”), provide for grants to acquire shares of the Corporation’s common stock, par value $0.0001 per share, to employees, directors, officers, and consultants of the Corporation. During the three months ended March 31, 2021, the Corporation approved the 2020 Plan and the 2020 Management Incentive Plan. The maximum number of shares of the Corporation’s common stock reserved for issuance over the term of the Plan, shares outstanding, and shares remaining under the Plan, after giving effect to the Exchange Ratio, as of March 31, 2021 and December 31, 2020 were as follows:

March 31, 2021	Shares Authorized Under Plan	Shares Outstanding Under Plan	Shares Remaining Under Plan
2014 Plan	54,402,264	46,231,470	N/A
2020 Plan	30,641,401	1,924,526	28,716,875
2020 Management Incentive Plan	33,426,983	33,426,983	—

December 31, 2020	Shares Authorized Under Plan	Shares Outstanding Under Plan	Shares Remaining Under Plan
2014 Plan	54,402,264	36,557,759	17,844,505

Effective as of the closing of the Business Combination, the 2014 Plan terminated at which time the outstanding awards previously granted thereunder were assumed by the Corporation, and no new awards are available for grant under the 2014 Plan. Shares that are expired, terminated, surrendered or canceled under the Plan without having been fully exercised will be available for future awards under the 2020 Plan. Shares may be issued from authorized but unissued Corporation stock.

The Plan is administered by the Board. The options are subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable stock option grant agreement. The exercise prices, vesting and other restrictions are determined at the discretion of the Board, except that the exercise price per share of incentive stock options may not be less than 100% of the fair value of a share of common stock on the date of grant. Stock options awarded under the Plan expire ten years after the grant date. Vesting periods for awards under the Plan are determined at the discretion of the Board. Incentive stock options and non-statutory options granted to employees, directors, officers and consultants of the Corporation typically vest over four years. The fair value of each restricted stock award is determined based on the fair value of the Corporation’s common shares on the date of grant. The total estimated fair value is amortized as an expense over the requisite service period as approved by the Board.

The Corporation granted options to purchase 1,937,968 shares of common stock during the three months ended March 31, 2021. The Corporation recorded stock-based compensation expense for options, RSUs, and performance restricted stock units (“PRSUs”) granted of $42.7 million during the three months ended March 31, 2021, presented in salaries and benefits in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss. Compensation cost presented in salaries and benefits in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss were as follows:

Three Months Ended March 31,	2021	2020
	(in thousands)
Stock options	$3,694	$1,977
RSUs	14,052	—
PRSUs	24,967	—

Total compensation cost recognized for stock-based compensation plans	$42,713	$1,977

As of March 31, 2021, there was approximately $511.5 million of unrecognized stock-based compensation expense related to unvested stock options, RSUs, and PRSUs, estimated to be recognized over a period of 4.78 years. As of December 31, 2020, there was approximately $14.9 million of unrecognized stock-based compensation expense related to unvested stock options.

Stock options

The assumptions that the Corporation used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted for the three months ended March 31, 2021 and 2020, respectively, were as follows:

Three Months Ended March 31, 2021	2021	2020
Weighted-average risk-free interest rate	1.06%	1.47%
Expected term (in years)	6.06	6.30
Expected volatility	37.74%	29.63%
Expected dividend yield	—%	—%

A summary of option activity under the 2020 Plan during the three months ended March 31, 2021 is as follows:

	Number of options	Weighted- average exercise price
Outstanding, January 1, 2021	—	$—
Granted during 2021	1,937,968	8.88
Exercised	—	—
Forfeited	(13,442)	8.88

Outstanding, March 31, 2021	1,924,526	$8.87

A summary of option activity under the 2014 Plan during the three months ended March 31, 2021 is as follows:

	Number of options	Weighted- average exercise price
Outstanding, January 1, 2021	36,513,193	$2.26
Granted during 2021	—	—
Exercised	(761,480)	1.63
Forfeited	(267,115)	2.43

Outstanding, March 31, 2021	35,484,598	$2.27

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Corporation’s common stock for those stock options that had exercise prices lower than the fair value of the Corporation’s common stock.

The weighted-average grant date fair value of stock options granted during the three months ended March 31, 2021 and 2020 was $3.36 per share and $1.82 per share, respectively.

As of March 31, 2021, outstanding stock options, substantially all of which are expected to vest, had an aggregate intrinsic value of $187.8 million, and a weighted-average remaining contractual term of 7.3 years. As of March 31, 2021, there were 21,957,416 options exercisable under the Plan, with an aggregate intrinsic value of $120.1 million, a weighted-average exercise price of $2.09 per share, and a weighted-average remaining contractual term of 6.43 years. The total intrinsic value of stock options exercised during the three months ended March 31, 2021 and 2020 was $6.5 million and $0.1 million, respectively. Cash received from stock option exercises during the three months ended March 31, 2021 and 2020 totaled $1.2 million and $0.1 million, respectively.

Pursuant to the Plan agreement, employees may exercise options at any time while maintaining the original vesting period. The proceeds from exercise of unvested options are recorded as a liability until the option vests at which time the liability is reclassified to equity. If the employee terminates or otherwise forfeits an unvested option that has been exercised, the Corporation must redeem those shares at the original exercise price and remit payment of the forfeited portion of shares back to the employee.

Restricted Stock Units

A summary of total RSU activity for the three months ended March 31, 2021 is presented below:

Three Months Ended March 31, 2021
Granted	16,844,216
Exercised	(95,834)

Outstanding, March 31, 2021	16,748,382

The grant date fair value of the RSUs was $16.02 per underlying share.

Performance Restricted Stock Units

The Corporation has granted PRSUs which become eligible to vest if prior to the vesting date the average closing price of one share of the Corporation’s common stock for ninety consecutive days equals or exceeds a specified price (the “Market PRSUs”). The grant date fair value of the Market PRSUs is recognized as expense over the vesting period under the accelerated attribution method and is not adjusted in future periods for the success or failure to achieve the specified market condition.

The weighted-average grant date fair value of Market PRSUs granted during the three months ended March 31, 2021 was $9.59 per underlying share. There were no Market PRSUs granted prior to 2021. The grant date fair value of Market PRSUs was determined using a Monte Carlo simulation model that incorporated multiple valuation assumptions, including the probability of achieving the specified market condition and the following assumptions:

Three Months Ended March 31, 2021
Expected volatility (1)	40.70%
Risk-free interest rate (2)	0.50%
Dividend yield (3)	0.00%

(1)	Expected volatility is based on a blend of peer group company historical data adjusted for the Corporation’s leverage.
(2)	Risk-free interest rate based on U.S. Treasury yields with a term equal to the remaining Performance Period as of the grant date.
(3)	Dividend yield was assumed to be zero as the Corporation does not anticipate paying dividends.

A summary of total PRSU activity for the three months ended March 31, 2021 is presented below:

Three Months Ended March 31, 2021
Granted	27,460,364

Non-vested at March 31, 2021	27,460,364

As of March 31, 2021, there was $238.3 million of unrecognized share-based compensation expense related to PRSUs, which is expected to be recognized over a period of 4.78 years.

Equity warrants

In November 2016 and December 2017, the Corporation issued warrants to purchase 139,629 shares of the Corporation’s common stock at an exercise price of $2.61 per share, and 122,052 shares of the Corporation’s common stock at an exercise price of $3.45 per share, respectively, as part of payment to certain providers for services provided to the Corporation. These warrants were automatically exercised in connection with the Business Combination. See Note 3, “Business combination” for additional information. The total fair value of warrants vested during the three months ended March 31, 2021 and 2020, was $0.0 million and $1.0 million, respectively.

A summary of activity relating to the warrants of the service providers during the three months ended March 31, 2021 and 2020, respectively, is as follows:

	Number of warrants	Weighted- average exercise price
Outstanding, December 31, 2019	261,681	$3.00
Granted during 2020	—	—
Exercised	—	—
Forfeited	—	—

Outstanding, March 31, 2020	261,681	$3.00

Outstanding, December 31, 2020	261,681	$3.00
Granted during 2021	—	—
Exercised	(261,681)	3.00
Forfeited	—	—

Outstanding, March 31, 2021	—	$—

16. Income taxes

The consolidated effective tax rate of the Corporation for the three months ended March 31, 2021 and 2020, was (0.0%) and (0.0%), respectively. The Corporation continues to be in a net operating loss and net deferred tax asset position. As a result, and in accordance with accounting standards, the Corporation recorded a valuation allowance to reduce the value of the net deferred tax assets to zero. The Corporation believes that as of March 31, 2021, it had no material uncertain tax positions. Interest and penalties related to unrecognized tax expense (benefits) are recognized in income tax expense, when applicable.

There were no material liabilities for interest and penalties accrued as of March 31, 2021 and 2020.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in the U.S. to provide certain relief in connection with the COVID-19 pandemic. In addition, governments around the world have enacted or implemented various forms of tax relief measures in response to the economic conditions in the wake of COVID-19. On December 27, 2020, the “Consolidated Appropriations Act, 2021” was signed into law in the U.S. to amend or extend several significant COVID related relief provisions of the CARES Act. The Corporation has determined that neither the CARES Act and Consolidated Appropriations Act nor changes to income tax laws or regulations in other jurisdictions had a significant impact on our effective tax rate.

17. Net loss per share

Net loss per share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Three Months Ended March 31,
	2021	2020
	(dollars in thousands)
Net loss	$(48,417)	$(28,162)
Net loss attributable to common stockholders	$(48,417)	$(28,162)
Basic and diluted weighted average number of common shares and common share equivalents outstanding (1)	376,170,545	88,330,996

Net loss per share attributable to common stockholders—basic and diluted	$(0.13)	$(0.32)

(1)

Prior period results have been adjusted to reflect the exchange of Legacy Clover’s common stock for Clover Class B Common Stock at an exchange ratio of approximately 2.0681 in January 2021 as a result of the Business Combination. See Note 3, “Business combination,” for details.

Because the Corporation had a net loss in the three months ended March 31, 2021 and 2020, the Corporation’s potentially dilutive securities, which include stock options, restricted stock, preferred stock and warrants to purchase shares of common stock and preferred stock, have been excluded from the computation of diluted net loss per share, as the effect would be anti-dilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Corporation excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Three Months Ended March 31,
	2021	2020
Options to purchase common stock (1)	37,409,124	36,353,061
RSUs	16,748,379	—
Convertible preferred stock (as converted to common stock) (1)	—	139,444,346
Warrants to purchase common stock (as converted to common stock) (1)	38,533,271	4,884,132
Warrants to purchase convertible preferred stock (as converted to common stock) (1)	—	2,618,770

	92,690,774	183,300,309

(1)

Prior period results have been adjusted to reflect the exchange of Legacy Clover’s common stock for Clover Class B Common Stock at an exchange ratio of approximately 2.0681 in January 2021 as a result of the Business Combination. See Note 3, “Business combination,” for details.

18. Commitments and contingencies

Legal Actions

Various lawsuits against the Corporation may arise in the ordinary course of the Corporation’s business. Contingent liabilities arising from ordinary course litigation, income taxes and other matters are not expected to be material in relation to the financial position of the Corporation. At March 31, 2021, and December 31, 2020, respectively, there were no material known contingent liabilities arising outside the normal course of business.

Securities Class Actions and Derivative Litigation

In February 2021, we and certain of our directors and officers were named as defendants in putative class actions filed in the United States District Court for the Middle District of Tennessee: Bond v. Clover Health Investments, Corp. et al., Case No. 3:21-cv-00096 (M.D. Tenn.); Kaul v. Clover Health Investments, Corp. et al., Case No. 3:21-cv-00101 (M.D. Tenn.); Yaniv v. Clover Health Investments, Corp. et al., Case No. 3:21-cv-00109 (M.D. Tenn.); and Tremblay v. Clover Health Investments, Corp. et al., Case No. 3:21-cv-00138 (M.D. Tenn.). The complaints assert violations of sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act. The Kaul action asserts additional claims under sections 11 and 15 of the Securities Act.

The complaints generally relate to allegations published in an article issued on February 4, 2021, by Hindenburg Research LLC. The complaints seek unspecified damages on behalf of all persons and entities who purchased or acquired Clover securities during the class period (which begins on October 6, 2020, and, depending on the complaint, ends on February 3, 2021 or February 4, 2021), as well as certain other costs.

In April 2021, the Middle District of Tennessee class actions described above were consolidated under Bond v. Clover Health Investments, Corp. et al., Case No. 3:21-cv-00096 (M.D. Tenn.) as lead case. The court appointed a lead plaintiff, approved a lead counsel and a liaison counsel, and approved the parties’ proposed schedule for filing an amended complaint and the defendants’ responses.

Parallel shareholder derivative actions have also been filed, naming Clover as a nominal defendant. The first action was filed in the United States District Court for the District of Delaware and is captioned Furman v. Garipalli et al., Case No. 1:21-cv-00191 (D. Del.). The complaint asserts violations of sections 10(b) and 21D of the Exchange Act, breach of fiduciary duty, and waste of corporate assets against our directors. It seeks unspecified damages and an order requiring Clover to take certain actions to enhance Clover’s corporate governance policies, and procedures. The second and third actions were filed in the United States District Court for the Middle District of Tennessee and are captioned Sun v. Garipalli, et al., Case No. 3:21-cv-00311 (M.D. Tenn.) and Luthra v. Garipalli, et al., Case No. 3:21-vs-00320 (M.D. Tenn.). The complaints assert violations of Section 14(a) of the Exchange Act, breach of fiduciary duty, and aiding and abetting a breach of fiduciary duty. The Sun action also asserts unjust enrichment, abuse of control, gross mismanagement, waste of corporate assets, and contribution under Section 11(f) of the Securities Act, and Sections 10(b) and 21D of the Exchange Act. The complaints name certain current and former officers and directors as defendants. They seek unspecified damages and an order requiring Clover to take certain actions to enhance Clover’s corporate governance policies, and procedures.

On May 10, 2021, the Middle District of Tennessee shareholder derivative actions described above were consolidated under Sun v. Garipalli, et al., Case No. 3:21-cv-00311 (M.D. Tenn.) as lead case. The court designated co-lead counsel and liaison counsel and ordered the parties to submit a proposed schedule for the initial stage of the case.

All of these cases remain in the preliminary stages. Given the inherent uncertainty of litigation and the legal standards that must be met, including class certification and success on the merits, the Corporation has determined that it is not probable or estimable that an unfavorable outcome or potential loss will occur. Clover intends to vigorously defend itself against the claims asserted against it.

Guaranty assessments

Under state guaranty assessment laws, including those related to state cooperative failures in the industry, the Corporation may be assessed, up to prescribed limits, for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the Corporation.

19. Dividend restrictions

The Corporation’s regulated insurance subsidiaries are subject to regulations and standards in their respective jurisdictions. These standards, among other things, require these subsidiaries to maintain specified levels of statutory capital and limit the timing and amount of dividends and other distributions that may be paid to their parent companies. Therefore, the Corporation’s regulated insurance subsidiaries’ ability to declare and pay dividends is limited by state regulations including obtaining prior approval by the New Jersey Department of Banking and Insurance (“DOBI”). As of March 31, 2021 and December 31, 2020, neither of the regulated insurance subsidiaries had paid any dividends.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$254,745.85
Legal fees and expenses		*
Accounting fees and expenses		*
Financial printing and miscellaneous expenses		*

Total		*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation that will be in effect upon the completion of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws that will be in effect upon the completion of the offering provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter into separate indemnification agreements with its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has directors’ and officers’ liability insurance for securities matters.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2018, the Registrant has issued and sold the following unregistered securities:

•

On January 21, 2020, an aggregate of 17,250,000 founder shares to SCH Sponsor III LLC, the Sponsor for an aggregate offering price of $25,000 at an average purchase price of approximately $0.001 per share;

•	On April 24, 2020, 10,933,333 private placement warrants at an exercise price of $11.50 to the Sponsor at a price of $1.50 per warrant for an aggregate purchase price of $16,400,000;

•

On January 7, 2021, 40,000,000 shares of Class A common stock to certain qualified institutional buyers and accredited investors that agreed to purchase such shares in connection with the Business Combination at a price of $10.00 per share for aggregate consideration of $400,000,000.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.		Incorporated by reference				Filed or furnished herewith
	Exhibit title	Form	File No.	Exhibit No.	Filing date

2.1†	Agreement and Plan of Merger, dated as of October 5, 2020, by and among the Registrant, Asclepius Merger Sub Inc. and Clover Health Investments, Corp.	8-K	001-39252	2.1	10/6/2020

2.1(a)	Amendment to the Agreement and Plan of Merger, dated as of December 8, 2020	8-K	001-39252	2.1	12/10/2020

3.1	Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-39252	3.1	1/12/2021

3.2	Amended and Restated Bylaws of the Registrant	8-K	001-39252	3.2	1/12/2021

4.1	Warrant Agreement, dated April 21, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	001-39252	4.1	4/24/2020

4.3	Specimen Class A Common Stock Certificate of the Registrant	S-4/A	333-249558	4.5	11/20/2020

4.4	Specimen Class B Common Stock Certificate of the Registrant	S-4/A	333-249558	4.6	11/20/2020

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP	S-1	333-252073	5.1	1/13/2021

10.1	Amended and Restated Registration Rights Agreement, dated as of January 7, 2021, by and among the Registrant, SCH Sponsor III LLC, certain former stockholders of Clover Health Investments, Corp., Dr. James Ryans, Jacqueline D. Reses and the other parties thereto	8-K	001-39252	10.1	1/12/2021

10.2	Form of Indemnification Agreement	8-K	001-39252	10.2	1/12/2021

10.3	Amended and Restated 2014 Equity Incentive Plan, and forms of agreement thereunder.	S-4	333-249558	10.15	10/20/2020

10.4	2020 Equity Incentive Plan and forms of agreement thereunder.	8-K	001-39252	10.4	1/12/2021

10.5	2020 Employee Stock Purchase Plan	8-K	001-39252	10.5	1/12/2021

10.6	Management Incentive Plan	8-K	001-39252	10.6	1/12/2021

Exhibit No.		Incorporated by reference				Filed or furnished herewith
	Exhibit title	Form	File No.	Exhibit No.	Filing date

10.7	Executive Incentive Bonus Plan	8-K	001-39252	10.7	1/12/2021

10.8	Non-Employee Director Compensation Policy	8-K	001-39252	10.8	1/12/2021

10.9	Employment Agreement dated as of December 31, 2020, by and between the Registrant and Vivek Garipalli	8-K	001-39252	10.9	1/12/2021

10.10	Employment Agreement dated as of December 31, 2020, by and between the Registrant and Andrew Toy	8-K	001-39252	10.10	1/12/2021

10.11	Offer Letter dated as of December 20, 2018 by and between the Registrant and Gia Lee	8-K	001-39252	10.11	1/12/2021

21.1	List of Subsidiaries	8-K	001-39252	21.1	1/12/2021

23.1	Consent of Ernst & Young LLP					X

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).	S-1	333-252073	5.1	1/13/2021

24.1	Power of Attorney	S-1	333-252073	24.1	1/13/2021

24.2	Power of Attorney of William G. Robinson Jr.	POSAM	333-252073	24.2	4/6/2021

24.3	Power of Attorney of Demetrios Kouzoukas					X

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

†

Schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided,however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Franklin, State of Tennessee, on June 9, 2021.

CLOVER HEALTH INVESTMENTS, CORP.

By:	/s/ Vivek Garipalli
Vivek Garipalli
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vivek Garipalli Vivek Garipalli	Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2021

* Joseph Wagner	Chief Financial Officer (Principal Financial and Accounting Officer)	June 9, 2021

* Andrew Toy	President, Chief Technology Officer and Director	June 9, 2021

* Chelsea Clinton	Director	June 9, 2021

* Demetrios Kouzoukas	Director	June 9, 2021

* William G. Robinson, Jr.	Director	June 9, 2021

* Lee A. Shapiro	Director	June 9, 2021

* Nathaniel S. Turner	Director	June 9, 2021

*By:	/s/ Vivek Garipalli
Vivek Garipalli
Attorney-in-Fact